UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Urovant Sciences Ltd.

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Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

MERGER PROPOSAL – YOUR VOTE IS VERY IMPORTANT

February 19, 2021

Dear Shareholder:

You are cordially invited to attend a special general meeting of the shareholders of Urovant Sciences Ltd., which we refer to as “Urovant,” on March 23, 2021 at 10:00 a.m. (Pacific Time). In light of the COVID-19 pandemic, for the safety of our employees, directors and shareholders, and taking into account recent federal, state, and local guidance that has been issued, the special general meeting will be held solely in a virtual meeting format via the Internet. You will be able to attend and participate in the special general meeting online by visiting www.virtualshareholdermeeting.com/UROV2021SM.

At the special general meeting, holders of our common shares, par value $0.000037453 per share, which we refer to as the “Urovant common shares,” will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 12, 2020, which, as it may be amended from time to time, we refer to as the “merger agreement” and a related statutory merger agreement, which we refer to as the “statutory merger agreement,” by and among Urovant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares, which we refer to as “Sumitovant,” Titan Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant, which we refer to as “merger sub,” and, solely with respect to Section 9.13 of the merger agreement, Sumitomo Dainippon Pharma Co., Ltd., a company organized under the laws of Japan, which we refer to as “Sumitomo Dainippon.” Pursuant to the merger agreement and the statutory merger agreement, merger sub will merge with and into Urovant, with Urovant surviving the merger as a wholly owned subsidiary of Sumitovant. We refer to this transaction as the “merger.” If the merger is completed, and upon the satisfaction of the conditions set forth in the merger agreement and the statutory merger agreement, holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act (as such term is defined below), (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) will be entitled to receive $16.25 in cash for each Urovant common share held, which we refer to as the “per share merger consideration.”

The proposed merger is a “going-private” transaction under the rules of the Securities and Exchange Commission, which we refer to as the “SEC.” Sumitovant and its affiliates own approximately 70.1% of the outstanding Urovant common shares. If the merger is completed, Urovant will become a privately held company, wholly owned by Sumitovant. Sumitovant is a wholly owned subsidiary of Sumitomo Dainippon, and Sumitomo Dainippon and Sumitovant are affiliates of Sumitomo Chemical Co., Ltd., which we refer to as “Sumitomo Chemical.”

The board of directors of Urovant, which we refer to as the “Urovant board,” formed a committee, which we refer to as the “special committee,” consisting solely of independent and disinterested directors of Urovant to, among other things, (i) determine whether to pursue a strategic transaction, including the proposed merger,

(ii) consider and negotiate the terms of any such transaction, and (iii) if deemed advisable to the special committee, approve and adopt any such transaction. Pursuant to the authority delegated by the Urovant board, the special committee has unanimously (w) determined that the per share merger consideration constitutes fair value for each Urovant common share in accordance with the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Bermuda Companies Act,” (x) determined that the terms of the merger agreement, the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement are fair to and in the best interests of Urovant and its shareholders (including unaffiliated security holders, as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended), (y) approved and declared advisable the execution, delivery and performance of the merger agreement and the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement by Urovant, and (z) subject to the conditions set forth in the merger agreement, recommended that Urovant’s shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement, at a duly held meeting of such holders for such purpose, which we refer to as the “Merger Proposal.” The special committee made these determinations after consultation with its legal and financial advisors and after consideration of a number of factors. Members of the Urovant board that are affiliated with Sumitovant or Sumitomo Dainippon did not participate in the deliberations or the vote of the special committee. The special committee recommends unanimously that you vote “FOR” the Merger Proposal, and “FOR” the adjournment of the special general meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal.

The accompanying proxy statement describes the merger agreement, the statutory merger agreement, the merger and related agreements and provides specific information concerning the special general meeting. In addition, you may obtain information about Urovant from documents filed with the SEC. We urge you to read the entire proxy statement, including the annexes, carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

In considering the recommendation of the special committee, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Urovant’s shareholders generally, as further described in the accompanying proxy statement.

Any holder of Urovant common shares who does not vote in favor of the Merger Proposal and who is not satisfied that they have been offered fair value for their Urovant common shares will, if the merger is completed, have the right to seek appraisal of the fair value of such holder’s Urovant common shares in lieu of receiving $16.25 in cash for each Urovant common share held as the per share merger consideration, but only if such holder complies with the procedures of Section 106 of the Bermuda Companies Act, which is the appraisal rights statute applicable to Bermuda companies. These appraisal rights are summarized in the accompanying proxy statement. The accompanying proxy statement constitutes notice to you from Urovant of the availability of appraisal rights under the Bermuda Companies Act.

Your vote is very important, regardless of the number of Urovant common shares you own. The affirmative vote of the holders of at least 66 2⁄3% of the issued and outstanding Urovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting is required to approve the merger agreement and the statutory merger agreement, which vote is referred to herein as the “General Shareholder Approval.” In addition, the merger agreement makes it a condition to the parties’ obligations to complete the merger that holders of at least a majority of the outstanding Urovant common shares that are not held by Sumitovant or its affiliates vote in favor of the approval of the merger agreement and the statutory merger agreement, which vote is referred to herein as the “Public Shareholder Approval.” If you fail to vote on the Merger Proposal or abstain from voting on the Merger Proposal, the effect will be the same as a vote against the Merger Proposal.

Sumitovant has agreed to vote all of the Urovant common shares held by it in favor of the Merger Proposal pursuant to a voting and support agreement that was entered into between Urovant and Sumitovant concurrently with the execution of the merger agreement, which we refer to as the “Sumitovant voting agreement.” If

Sumitovant votes in compliance with the terms of the Sumitovant voting agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Public Shareholder Approval.

If you own Urovant common shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote via the Internet or over the phone, as soon as possible so that your shares can be voted at the special general meeting in accordance with your instructions. You can revoke your proxy before the special general meeting and issue a new proxy as you deem appropriate. If you wish to revoke your proxy, you will find the procedures to follow in the accompanying proxy statement.

If you hold your Urovant common shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Urovant common shares. If you do not follow those instructions, your Urovant common shares will not be voted, which will have the same effect as voting against the Merger Proposal.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation agent:

1407 Broadway – 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

Call Toll-Free: (800) 322-2884

Email: proxy@mackenziepartners.com

Thank you for your cooperation and we look forward to the successful completion of the merger.

Sincerely yours,

James A. Robinson

Principal Executive Officer

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The obligations of Urovant, Sumitovant and merger sub to complete the merger are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying proxy statement.

The accompanying proxy statement is dated February 19, 2021 and, together with the enclosed form of proxy, is first being mailed to Urovant’s shareholders on February 19, 2021.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On: March 23, 2021

NOTICE IS HEREBY GIVEN that a Special General Meeting of Shareholders of Urovant Sciences Ltd., which we refer to as “Urovant,” will be held on March 23, 2021 at 10:00 a.m. (Pacific Time) in a virtual meeting format at www.virtualshareholdermeeting.com/UROV2021SM to consider and vote upon:

(1)

a proposal to approve and adopt an Agreement and Plan of Merger, dated as of November 12, 2020 (as it may be amended from time to time, which we refer to as the “merger agreement”) and a related statutory merger agreement, which we refer to as the “statutory merger agreement,” by and among Urovant, Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares which we refer to as “Sumitovant,” Titan Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sumitovant, referred to herein as “merger sub,” and, solely with respect to Section 9.13 of the merger agreement, Sumitomo Dainippon Pharma Co., Ltd., a company organized under the laws of Japan, referred to herein as “Sumitomo Dainippon,” and the transactions contemplated by the merger agreement and the statutory merger agreement, including a merger pursuant to which merger sub will merge with and into Urovant, with Urovant surviving the merger as a wholly owned subsidiary of Sumitovant, which merger we refer to as the “merger” and which proposal we refer to as the “Merger Proposal”; and

(2)

a proposal to approve an adjournment of the special general meeting, if necessary or appropriate (as determined in good faith by Urovant), to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal, which we refer to as the “Adjournment Proposal.”

The holders of our common shares, par value $0.000037453 per share, referred to herein as the “Urovant common shares,” registered in our records or our agents’ records at the close of business on January 26, 2021, which we refer to as the “record date,” are entitled to notice of and to vote at the special general meeting and at any adjournment or postponement thereof. All shareholders of record are invited to attend the special general meeting virtually. A quorum of shareholders representing, in person or by proxy, a majority of the issued and outstanding Urovant common shares entitled to vote at the special general meeting as of the record date is required to conduct business and vote on the proposals at the special general meeting.

The proposed merger is a “going-private” transaction under the rules of the Securities and Exchange Commission, referred to herein as the “SEC.” Sumitovant and its affiliates own approximately 70.1% of the outstanding Urovant common shares. If the merger is consummated, Urovant will become a privately held company, wholly owned by Sumitovant.

Your vote is important, regardless of the number of Urovant common shares you own. The merger cannot be completed unless holders of at least 66 2⁄3% of the issued and outstanding Urovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting vote in favor of the Merger Proposal, which vote is referred to herein as the “General Shareholder Approval.” In addition, the merger agreement makes it a condition to the parties’ obligations to complete the merger that the holders of at least a majority of the outstanding Urovant common shares held by Urovant’s shareholders other than Sumitovant or its affiliates, which shareholders are referred to herein as the “Public Shareholders,” vote in favor of the approval of the Merger Proposal, which vote is referred to herein as the “Public Shareholder Approval.” We refer to the Public Shareholder Approval and the General Shareholder Approval collectively as the “Required Shareholder Approval.” As a result of the Public Shareholder Approval, if you fail to vote on the Merger Proposal or abstain from voting on the Merger Proposal, the effect will be the same as a vote against the Merger Proposal.

Sumitovant has agreed to vote all of the Urovant common shares held by it in favor of the Merger Proposal pursuant to a voting and support agreement that was entered into between Urovant and Sumitovant concurrently with the execution of the merger agreement, which we refer to as the “Sumitovant voting agreement.” If Sumitovant votes in compliance with the terms of the Sumitovant voting agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Public Shareholder Approval.

The Adjournment Proposal will be approved if holders of a majority of the issued and outstanding Urovant common shares entitled to vote on the Adjournment Proposal and voting at the special general meeting vote in favor of the Adjournment Proposal. Approval of the Adjournment Proposal is not a condition to the completion of the merger.

A special committee of the board of directors of Urovant, consisting solely of three independent and disinterested directors of Urovant, has determined the fair value of the Urovant common shares to be the per share merger consideration, i.e., $16.25 per Urovant common share. Any holder of Urovant common shares who does not vote in favor of the Merger Proposal and who is not satisfied that they have been offered fair value for their Urovant common shares will, if the Merger is completed, have the right to seek appraisal of the fair value of such holder’s Urovant common shares by the Supreme Court of Bermuda in lieu of receiving $16.25 in cash for each Urovant common share held as the per share merger consideration but only if such holder complies with the procedures of Section 106 of the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Bermuda Companies Act,” which is the appraisal rights statute applicable to Bermuda companies (a “Dissenting Holder”). A Dissenting Holder shall receive the per share merger consideration for the Dissenting Holder’s shares if the Merger is completed prior to the appraisal (plus, if the per share merger consideration paid to the Dissenting Holder is less than the value appraised by the Supreme Court of Bermuda, the difference between the per share merger consideration for the Dissenting Holder’s shares and the value appraised), and shall otherwise be entitled to receive an amount equal to the value of the Dissenting Holder’s shares as appraised by the Supreme Court of Bermuda. These appraisal rights are summarized in the accompanying proxy statement. The accompanying proxy statement constitutes notice to you from Urovant of the availability of appraisal rights under the Bermuda Companies Act.

The special general meeting will be held solely in a virtual meeting format via the Internet. To participate, vote or submit questions during the special general meeting, enter the control number located on your proxy card or voting instruction form by accessing the special general meeting log in page at www.virtualshareholdermeeting.com/UROV2021SM. Online check-in for the virtual special general meeting will begin at 9:45 a.m. (Pacific Time), and the special general meeting webcast will begin promptly at 10:00 a.m. (Pacific Time). Please allow ample time for the check-in procedures. You will not be able to attend the special general meeting in person.

Whether or not you plan to attend the special general meeting, please sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy electronically over the Internet or by telephone. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your broker, bank or other nominee. Your broker, bank or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

You may revoke your proxy at any time before the vote at the special general meeting by following the procedures outlined in the accompanying proxy statement. If you are a shareholder of record, attend the special general meeting and vote your shares at the special general meeting, your vote will revoke any proxy or voting instructions that you have previously submitted.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

By order of the Special Committee of the Board of Directors of Urovant Sciences Ltd.

Pierre Legault

Chair of the Special Committee

Dated: February 19, 2021

WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL GENERAL MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS PROMPTLY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. ALTERNATIVELY, IF YOU RECEIVED A PAPER PROXY OR VOTING INSTRUCTION CARD, PLEASE COMPLETE, SIGN AND RETURN IT BY MAIL.

SUMMARY TERM SHEET

This proxy statement, including this Summary Term Sheet, is being furnished to our shareholders as part of the solicitation of proxies by the special committee for use at the special general meeting to be held on March 23, 2021, starting at 10:00 a.m., Pacific Time, in a virtual meeting format at www.virtualshareholdermeeting.com/UROV2021SM, or at any adjournment or postponement thereof. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on February 19, 2021.

This Summary Term Sheet, together with “Questions and Answers About the Special General Meeting and Merger” beginning on page 10, highlights certain information in this proxy statement but may not contain all of the information that may be important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. Each item in this Summary Term Sheet includes a page reference directing you to a more complete description of that topic. You may obtain any additional information referred to in this proxy statement without charge by following the instructions under the caption “Where You Can Find Additional Information” beginning on page 132.

Except as otherwise specifically noted in this proxy statement, “Urovant,” the “surviving company,” “we,” “our,” “us” and similar words refer to Urovant Sciences Ltd., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to: Sumitomo Dainippon Pharma Co., Ltd. as “Sumitomo Dainippon”; Sumitovant Biopharma Ltd. as “Sumitovant”; and Titan Ltd. as “merger sub,” and we refer to Sumitomo Dainippon, Sumitovant, and merger sub collectively as the “Sumitomo Dainippon Group,” and we refer to the Sumitomo Dainippon Group together with Sumitomo Chemical Co., Ltd., as the “Sumitomo Group.” In addition, throughout this proxy statement we also refer to the Agreement and Plan of Merger, dated November 12, 2020, by and among Urovant, Sumitovant, merger sub, and solely with respect to Section 9.13 thereof, Sumitomo Dainippon, as it may be amended from time to time, as the “merger agreement”; and we refer to the related statutory merger agreement contemplated to be executed and delivered by Urovant, Sumitovant and merger sub, as the “statutory merger agreement.”

The merger agreement provides that upon satisfaction of the conditions to closing, merger sub will merge with and into Urovant, which we refer to as the “merger,” and Urovant will continue as the surviving corporation in the merger and a wholly owned subsidiary of Sumitovant. Upon completion of the merger, Urovant will cease to be a publicly traded company, and you will cease to have any rights in Urovant as a shareholder.

The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.

Because the merger is a “going private” transaction, Urovant, Sumitovant and Sumitomo Dainippon have filed with the Securities and Exchange Commission, which we refer to as the “SEC,” a Transaction Statement on Schedule 13E-3 with respect to the merger, which, as amended from time to time, we refer to as the “Schedule 13E-3.” You may obtain additional information about the Schedule 13E-3 under the caption “Where You Can Find Additional Information” beginning on page 132.

The Parties to the Merger Agreement

Urovant Sciences Ltd.

Urovant is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions. For information about Urovant, please see the sections entitled “Important Information Regarding Urovant Sciences Ltd.—Company Background” beginning on page 107 and “Where You Can Find Additional Information” beginning on page 132.

Sumitomo Dainippon Pharma Co., Ltd.

Sumitomo Dainippon is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the United States, China, and the European Union. For information about Sumitomo Dainippon, please see the section entitled “Parties to the Merger—Sumitomo Dainippon Pharma Co., Ltd” beginning on page 81.

Sumitovant Biopharma Ltd.

Sumitovant is a global biopharmaceutical company that is a wholly owned subsidiary of Sumitomo Dainippon. Sumitovant is the majority shareholder of Urovant. For more information about Sumitovant, please see the section entitled “Parties to the Merger—Sumitovant Biopharma Ltd.” beginning on page 81.

Titan Ltd.

Titan Ltd. is a newly formed Bermuda exempted company limited by shares and a wholly owned direct subsidiary of Sumitovant and was formed solely for the purpose of engaging in the merger and other related transactions. For more information about Titan Ltd., please see the section entitled “Parties to the Merger—Titan Ltd.” beginning on page 81.

The Merger Proposal

You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement, the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement, which proposal we refer to as the “Merger Proposal.” For more information regarding the Merger Proposal, please see the section entitled “The Merger Proposal” beginning on page 87.

The merger agreement provides that subject to the terms and conditions set forth in the merger agreement and the statutory merger agreement, at the time the merger becomes effective:

•

each common share of Urovant, par value US$0.000037453 per share, referred to herein as a “Urovant common share,” that is issued and outstanding immediately prior to the effective time of the merger (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act (as such term is defined below), (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) will be cancelled and automatically cease to exist, and each holder of such Urovant common shares will cease to have any rights with respect thereto, except for the right to receive $16.25 per share, without interest and less any applicable withholding taxes, which we refer to as the “per share merger consideration”; and

•

each Urovant common share held by a holder who, as of the effective time of the merger (i) did not vote in favor of the Merger Proposal, (ii) complied with all of the provisions of the Companies Act 1981 of Bermuda, as amended, which we refer to as the “Bermuda Companies Act,” concerning the right of holders of Urovant common shares to require appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, and (iii) did not fail to exercise such appraisal rights or effectively withdraw or otherwise waive any rights to appraisal, will be cancelled and automatically cease to exist, and unless otherwise required by applicable law, the holder of such Urovant common share will cease to have any rights with respect thereto, except for (x) the right to receive the per share merger consideration and (y) in the event that the fair value of a Urovant common share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act is greater than $16.25, the right to receive such difference from the surviving company by payment made within 30 days after such appraised fair value is finally determined. Please see the section of this proxy statement entitled “Rights of Appraisal” beginning on page 117 for a more detailed description of the appraisal rights of our shareholders.

For more information regarding the merger and the merger agreement, please see the section entitled “The Merger Agreement” beginning on page 88.

Conditions to the Merger

The respective obligations of Urovant, Sumitovant and merger sub to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver, of certain customary conditions, including the receipt of the General Shareholder Approval and the Public Shareholder Approval (each as defined below), the absence of any legal prohibitions on the consummation of the merger, the accuracy of the representations and warranties of the parties, compliance in all material respects by the parties with their respective obligations under the merger agreement, and, with respect to the obligations of Sumitovant and merger sub, the absence of any circumstance, occurrence, effect, change, or development that has had or would reasonably be expected to have a Company Material Adverse Effect (as such term is defined in the merger agreement).

For more information regarding the conditions to the merger, please see the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 101.

When the Merger Becomes Effective

We anticipate completing the merger in the first quarter of 2021, subject to approval of the merger agreement and the statutory merger agreement by Urovant’s shareholders as specified herein, and the satisfaction of the other conditions to the completion of the merger.

Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger

In connection with the transactions contemplated by the merger agreement, the board of directors of Urovant, which we refer to as the “Urovant board,” formed a committee, which we refer to as the “special committee,” consisting solely of independent and disinterested directors of Urovant. The special committee, acting with the advice and assistance of its independent legal and financial advisors, unanimously (i) determined that the per share merger consideration constitutes fair value for each Urovant common share in accordance with the Bermuda Companies Act, (ii) determined that the terms of the merger agreement, the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement are fair to and in the best interests of Urovant and its shareholders (including unaffiliated security holders as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”), (iii) approved and declared advisable the execution, delivery and performance of the merger agreement and the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement by Urovant, and (iv) subject to the conditions set forth in the merger agreement, recommended that Urovant’s shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement, at a duly held meeting of such holders for such purpose.

For a more complete discussion of the factors considered by the special committee in reaching its decision to approve the merger agreement, the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement, please see the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” beginning on page 35.

Opinion of Financial Advisor to the Special Committee

In connection with the merger, the special committee’s financial advisor, Lazard Frères & Co. LLC, which we refer to as “Lazard,” rendered its oral opinion to the special committee, subsequently confirmed in writing, to the effect that, as of November 12, 2020, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in such written opinion, the $16.25 per share merger consideration to be paid to the holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act or (ii) Sumitovant), pursuant to the merger agreement was fair, from a financial point of view, to such holders.

For additional information regarding the opinion delivered by Lazard to Urovant, please see the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee” beginning on page 39.

Purposes and Reasons of the Controlling Purchaser for the Merger

For Sumitomo Dainippon, Sumitovant and merger sub, collectively referred to herein as the “Controlling Purchaser,” the purpose of the merger is to enable Sumitovant to acquire 100% ownership and control of Urovant in a transaction in which holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) will receive $16.25, without interest and less any applicable tax withholding, per Urovant common share.

For a more complete discussion of the factors considered by the Controlling Purchaser in reaching its decision to approve the merger agreement and the merger, please see the section entitled “Special Factors — Controlling Purchaser’s Purposes and Reasons for the Merger” beginning on page 56.

Position of the Controlling Purchaser as to Fairness of the Merger

The holders of Urovant common shares other than Sumitovant and its affiliates, which shareholders are referred to herein as the “Public Shareholders,” are represented by the special committee, which negotiated the terms and conditions of the merger agreement on the Public Shareholders’ behalf, with the assistance of the special committee’s independent financial and legal advisors. While the members of the Controlling Purchaser are represented by Ms. Myrtle S. Potter and Dr. Shigeyuki Nishinaka on the Urovant board, the merger was negotiated and approved by the special committee. Ms. Potter and Dr. Nishinaka were not members of the special committee and did not participate in the deliberations of the special committee regarding, or receive advice from the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the merger to the Public Shareholders. The Controlling Purchaser did not undertake any independent evaluation of the fairness of the merger or the per share merger consideration to the Public Shareholders, nor did it request or obtain any opinion or analysis with respect to the fairness of the merger or the per share merger consideration to the Public Shareholders.

The Controlling Purchaser believes, based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the special committee described in the section entitled “Special Factors — Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” (which analysis and resulting conclusions the Controlling Purchaser adopts), that the merger is substantively and procedurally fair to the Public Shareholders.

For a more complete discussion of the Controlling Purchaser’s position as to the fairness of the merger, please see the section entitled “Special Factors — Position of the Controlling Purchaser as to the Fairness of the Merger” beginning on page 58.

Treatment of Company Equity Awards

At the effective time of the merger, which we refer to as the “effective time,” certain equity awards granted under our 2017 Equity Incentive Plan will be treated as set forth below:

•

each option to purchase Urovant common shares that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Urovant common share that is less than $16.25 will be canceled, and the holder of such option will have the right to receive a cash amount for each Urovant common share that is subject to such option that is equal to the difference between $16.25 and the per share exercise price of such option (without interest and less any applicable withholding for taxes);

•

each right to receive an appreciation on Urovant common shares, which we refer to as a “SAR,” that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has a strike price per Urovant common share that is less than $16.25 will be canceled, and the holder of such SAR will have the right to receive a cash amount for each Urovant common share that is subject to such SAR that is equal to the difference between $16.25 and the strike price per Urovant common share of such SAR (without interest and less any applicable withholding for taxes); and

•

each then-outstanding time-based restricted share unit, which we refer to as an “RSU,” and each Urovant common share that is subject to a restriction on transfer that lapses at the end of a specified period or periods, which we refer to as a “restricted share,” whether vested or unvested, that has not been settled in Urovant common shares prior to the effective time will be canceled, and the holder of such RSU or restricted share will have the right to receive, in respect of each such RSU or restricted share, a single lump sum cash payment equal to $16.25 (without interest and less any applicable withholding for taxes).

For more information regarding the treatment of equity awards granted under our 2017 Equity Incentive Plan, please see the section entitled “The Merger Agreement—Treatment of Company Equity Awards” beginning on page 90.

Treatment of Company Warrants

To the extent any portion of the warrants we issued to Hercules Capital, Inc., which we refer to as “Hercules,” on February 20, 2019 and September 20, 2019 to purchase an aggregate of 99,777 Urovant common shares have not been exercised in full prior to the effective time, such warrants will be deemed to have been automatically exercised in full with respect to any remaining Urovant common shares subject to purchase thereunder immediately prior to the effective time.

For more information regarding these warrants and their treatment in connection with the merger, please see the section entitled “The Merger Agreement—Treatment of Company Warrants” beginning on page 91.

Interests of Urovant’s Directors and Executive Officers in the Merger

In considering the recommendation of the special committee that you vote to approve the Merger Proposal, you should be aware that, aside from their interests as shareholders of Urovant, our directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of Urovant generally. In particular, Ms. Myrtle S. Potter and Dr. Shigeyuki Nishinaka are members of the Urovant board who have been designated to serve by Sumitovant pursuant its right to designate such directors as set forth in our bye-laws. Ms. Potter is the Chief Executive Officer of Sumitovant, and Dr. Nishinaka is the Senior Executive Officer, Global Corporate Strategy/Global Business Development/International Business Management of Sumitomo Dainippon. Other interests of our directors and executive officers that may be different from or in addition to the interests of Urovant’s shareholders are discussed in the section entitled “Special Factors—Interests of Urovant’s Directors and Executive Officers in the Merger” beginning on page 72.

The special committee was aware of the different or additional interests described herein and considered those interests along with other matters in recommending and/or approving, as applicable, the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement.

No Solicitation; No Adverse Company Recommendation

Pursuant to the merger agreement, Urovant agreed to be subject to certain customary non-solicitation provisions, whereby, among other things, Urovant agreed to not, and agreed to cause its subsidiaries not to, solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal. However, following the date of the merger agreement and until the special general meeting contemplated by this proxy statement, Urovant will be able to respond to and engage in discussions of certain acquisition proposals, subject to certain conditions, if Urovant receives a bona fide written acquisition proposal that did not result from a material breach of Urovant’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals, and the special committee determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) that (i) such alternative acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (ii) the failure of the special committee to take such action would reasonably be likely to constitute a breach of its fiduciary duties under applicable law.

The non-solicitation provisions are described in more detail in the section entitled “The Merger Agreement—No Solicitation; No Adverse Company Recommendation” beginning on page 96.

Termination

Urovant and Sumitovant may terminate the merger agreement by mutual written consent (provided that the special committee has approved such termination) at any time before the effective time. In addition, either Urovant or Sumitovant may terminate the merger agreement if, among other situations:

•

the merger is not consummated on or before 5:00 p.m. Pacific Time on May 12, 2021, except that a party cannot terminate the merger agreement for such failure if the breach of any provision of the merger agreement or the Sumitovant voting agreement (as such term is defined below) by such party causes or results in the failure of the merger to close by such time;

•

an applicable law or judgment, order or other determination by any court or other governmental entity of valid jurisdiction in effect that prevents, makes illegal or prohibits the completion of the merger becomes final and non-appealable;

•	the Public Shareholder Approval is not obtained at a duly convened meeting of Urovant’s shareholders or at any due adjournment or postponement thereof at which a vote on the merger was taken; or

•

if the other party has breached any of its representations or warranties, or failed to perform any of its covenants or agreements, in a way that results in the failure to satisfy a condition to the completion of the merger, and such breach has not been cured within the earlier of (i) 20 business days after written notice by the other party informing the breaching party of such breach and (ii) May 12, 2021, provided that the party seeking to terminate is not then in material breach of its own obligations.

Urovant may also terminate the merger agreement if the General Shareholder Approval has not been obtained at a duly convened meeting of Urovant’s shareholders or any due adjournment or postponement thereof at which a vote on the merger was taken.

Additional information regarding the situations pursuant to which the merger agreement can be terminated are described in more detail in the section entitled “The Merger Agreement—Termination” beginning on page 102.

Termination Fee

Urovant will be required to pay to Sumitovant a termination fee of $13,620,000, which we refer to as the “Termination Fee,” if:

•	Urovant terminates the merger agreement prior to obtaining the General Shareholder Approval to enter into an agreement providing for a superior proposal;

•

Sumitovant terminates the merger agreement prior to the special general meeting of Urovant’s shareholders contemplated by this proxy statement if (i) the special committee made an adverse change to its recommendation that Urovant’s shareholders approve and adopt the merger, (ii) the special committee fails to recommend rejection of any intervening third-party tender or exchange offer, (iii) after the public disclosure of an alternative acquisition proposal, the special committee fails to publicly reaffirm its recommendation to approve and adopt the merger agreement within 10 business days of Sumitovant requesting the same (or before May 10, 2021), or (iv) there was an intentional and material breach of Urovant’s non-solicitation obligations set forth in the merger agreement; or

•

(i) after the merger agreement was signed on November 12, 2020 and prior to its termination by either party or by mutual agreement, a third party makes an alternative acquisition proposal to Urovant, the special committee or Urovant’s shareholders (prior to the special general meeting contemplated by this proxy statement), (ii) following such proposal, the merger agreement is terminated by (x) Urovant or Sumitovant because the merger has not been completed by May 12, 2021 or the Public Shareholder Approval has not been obtained, or (y) Sumitovant following a material breach by Urovant of its covenants or its representations and warranties set forth in the merger agreement, and (iii) within 12 months following such termination, Urovant enters into a definitive agreement with respect to an acquisition proposal or consummates such acquisition.

For more information regarding the Termination Fee, please see the section entitled “The Merger Agreement—Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 103.

Guaranty by Sumitomo Dainippon

In order to induce Urovant to enter into the merger agreement, Sumitomo Dainippon agreed to irrevocably guarantee to Urovant the due and punctual payment of all amounts payable by Sumitovant or merger sub under the merger agreement, in each case, as and when due.

Voting and Support Agreement

As a condition to Urovant’s willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, Sumitovant entered into a voting and support agreement with Urovant on November 12, 2020, which we refer to as the “Sumitovant voting agreement,” Pursuant to the Sumitovant voting agreement, Sumitovant agreed to be present for the purposes of quorum and to vote, or cause to be voted, each Urovant common share owned by it or its affiliates (other than Urovant and its subsidiaries) in favor of the Merger Proposal at any meeting of Urovant’s shareholders held during the term of the merger agreement and at any permitted adjournment thereof. For more information regarding the Sumitovant voting agreement, please see the section entitled “Voting and Support Agreement” beginning on page 105.

Material U.S. Federal Income Tax Consequences of the Merger

The receipt of cash in exchange for Urovant common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder (as defined below in “Special Factors-Material

U.S. Federal Income Tax Consequences of the Merger” beginning on page 75) of Urovant common shares who receives cash in the merger generally will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) such U.S. Holder’s adjusted tax basis in the Urovant common shares exchanged therefor. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of Urovant common shares for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any federal, state, local, or foreign tax laws). For more information, please see the section entitled “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75.

The Special General Meeting

The special general meeting of shareholders will be held at 10:00 a.m. (Pacific Time), on March 23, 2021, solely in a virtual meeting format via the Internet. You will be able to attend and participate in the special general meeting online by visiting www.virtualshareholdermeeting.com/UROV2021SM. At the special general meeting, shareholders will be asked to consider and vote upon:

•	the Merger Proposal; and

•

a proposal to approve an adjournment of the special general meeting, if necessary or appropriate (as determined in good faith by Urovant), to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal, which we refer to as the “Adjournment Proposal.”

Record Date and Quorum

The holders of record of the Urovant common shares as of the close of business on January 26, 2021 (the “record date”) are entitled to receive notice of and to vote at the special general meeting. On the record date, 32,738,709 Urovant common shares were issued and outstanding.

The presence at the special general meeting of holders of Urovant common shares representing, in person or by proxy, a majority of the issued and outstanding Urovant common shares entitled to vote at the meeting as of the record date will constitute a quorum, permitting Urovant to conduct its business at the special general meeting.

For more information, please see the section entitled “The Special General Meeting—Record Date and Quorum” beginning on page 82.

Required Votes

Merger Proposal

The affirmative vote of the holders of at least 66 2⁄3% of the issued and outstanding Urovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting is required to approve the Merger Proposal, which is referred to herein as the “General Shareholder Approval.” In addition, the merger agreement makes it a condition to the parties’ obligation to complete the merger that the holders of at least a majority of the outstanding Urovant common shares held by the Public Shareholders vote in favor of the approval of the Merger Proposal, which approval is referred to herein as the “Public Shareholder Approval.” We refer to the Public Shareholder Approval and the General Shareholder Approval collectively as the “Required Shareholder Approval.” As a result of the Public Shareholder Approval, if you fail to vote on the Merger Proposal or abstain from voting on the Merger Proposal, the effect will be the same as a vote against the Merger Proposal. Sumitovant has agreed in the Sumitovant voting agreement that it will cause each Urovant common share beneficially held by Sumitovant and its affiliates (other than Urovant and its subsidiaries) to vote in favor of the approval of the Merger Proposal.

Sumitovant has agreed in the Sumitovant voting agreement that it will cause each Urovant common share beneficially held by Sumitovant and its affiliates (other than Urovant and its subsidiaries) to vote in favor of the approval of the Merger Proposal. If Sumitovant votes in compliance with the terms of the Sumitovant voting agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Public Shareholder Approval.

Adjournment Proposal

The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Urovant common shares entitled to vote on such matter and voting at the special general meeting. If you fail to vote on the Adjournment Proposal or abstain from voting on the Adjournment Proposal, your Urovant common shares will not be counted in determining, and will have no effect on, the outcome of such proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special general meeting, the merger agreement, the statutory merger agreement, and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of Urovant. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	When and where will the special general meeting be held?

A:

The special general meeting of shareholders will be held at 10:00 a.m. (Pacific Time), on March 23, 2021. The special general meeting will be held solely in a virtual meeting format via the Internet. You will be able to attend and participate in the special general meeting online by visiting www.virtualshareholdermeeting.com/UROV2021SM. You will not be able to attend the special general meeting in person.

The special general meeting webcast will begin promptly at 10:00 a.m. (Pacific Time). We encourage you to access the virtual special general meeting prior to the start time. Online check-in will begin at 9:45 a.m. (Pacific Time), and you should allow ample time for the check-in procedures.

Q:	How can I attend and participate in the special general meeting?

A:

Anyone may attend the special general meeting virtually through the online virtual meeting platform at www.virtualshareholdermeeting.com/UROV2021SM, but you may vote your Urovant common shares and submit questions during the special general meeting only if you were a shareholder of record at the close of business on January 26, 2021. To participate in the special general meeting by voting or asking questions, you will need to enter the control number included on your proxy card or voting instruction form on the special general meeting login page. If you do not have your control number, you will be able to access and listen to the special general meeting, but you will not be able to vote your Urovant common shares or submit questions during the meeting.

Urovant common shares entitled to be voted at the special general meeting that are held in your name as the shareholder of record or for which you are the beneficial owner but not the shareholder of record may be voted electronically during the meeting through the online virtual meeting platform by following the instructions provided when you log in to the meeting. See “Who can vote at the special general meeting.”

During the special general meeting, questions may be submitted through the online virtual meeting platform. We will answer as many shareholder-submitted questions as time permits, and any questions that we are unable to address during the special general meeting will be published and answered on the investor relations page of our website, at https://investors.urovant.com. We will not answer any questions that are irrelevant to the purpose of the special general meeting or that contain inappropriate or derogatory references. If we receive substantially similar questions, we will group those questions together and provide a single response to avoid repetition.

We will have technicians ready to assist you with any technical difficulties that you may have in accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time or submitting questions, please call the technical support number that will be posted on the special general meeting log in page at www.virtualshareholdermeeting.com/UROV2021SM.

Q:	Who can vote at the special general meeting?

A:

Only shareholders of record at the close of business on January 26, 2021, or the record date, will be entitled to vote at the special general meeting. On the record date, there were 32,738,709 Urovant common shares issued and outstanding and entitled to vote at the special general meeting.

Shareholder of Record: Urovant common shares Registered in Your Name

If, on the record date, your Urovant common shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote at the special general meeting or vote by proxy. Whether or not you plan to attend the special general meeting, we urge you to submit your proxy or voting instructions as soon as possible. For more information, please see our response to the question “How do I vote?” below beginning on page 11.

Beneficial Owner: Urovant common shares Registered in the Name of a Broker, Bank or Other Nominee

If, on the record date, your Urovant common shares were held, not in your name, but rather through a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your Urovant common shares is considered to be the shareholder of record for purposes of voting at the special general meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend and vote your shares at the special general meeting. For more information, please see our response to the question “When and where will the special general meeting be held?” beginning on page 10.

Q:	What am I voting on?

A:	You will be asked to vote on the following proposals:

•	the Merger Proposal; and

•	the Adjournment Proposal.

For more information, please see the sections entitled “The Merger Proposal” beginning on page 87 and “Adjournment Proposal” beginning on page 120.

Q:	How do I vote?

A:	On each proposal, you may vote “For,” “Against” or “Abstain.” The procedures for voting are described below.

Shareholder of Record: Urovant Common Shares Registered in Your Name

We urge you to submit a proxy by Internet, telephone or mail to authorize how your Urovant common shares are voted at the special general meeting. This will ensure that your shares are represented and your vote is counted at the special general meeting whether or not you plan to attend the special general meeting. You may still attend and vote at the special general meeting, even if you have already submitted a proxy to authorize the voting of your shares at the special general meeting. You may submit a proxy or vote your shares by one of the following methods:

•	By Internet. You may submit a proxy over the Internet to vote your shares at the special general meeting by following the instructions on the enclosed proxy card.

•	By Telephone. You may submit a proxy by telephone to vote your shares at the special general meeting by following the instructions on the enclosed proxy card.

•	By Mail. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage-paid envelope.

•

At the Special General Meeting. To vote at the special general meeting, you must do so through the online virtual meeting platform at www.virtualshareholdermeeting.com/UROV2021SM. For more information, please see our response to the question “How can I attend and participate in the special general meeting?” beginning on page 10.

Beneficial Owner: Urovant common shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of Urovant common shares registered in the name of your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank, or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. You may also submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying postage-paid envelope.

To vote at the special general meeting, a beneficial owner of Urovant common shares must do so through the online virtual meeting platform at www.virtualshareholdermeeting.com/UROV2021SM. For more information, please see our response to the question “How can I attend and participate in the special general meeting?” beginning on page 10.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each Urovant common share you owned as of the close of business on the record date.

Q:	How many votes are needed to approve each proposal?

A:	Merger Proposal

Under our bye-laws, approval of the Merger Proposal requires the affirmative vote of the holders of at least 66 2⁄3% of the issued and outstanding Urovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting, which we refer to as the General Shareholder Approval. In addition, the merger agreement makes it a condition to the parties’ obligation to complete the merger that the holders of at least a majority of the outstanding Urovant common shares held by Public Shareholders vote in favor of the approval of the Merger Proposal, which we refer to as the Public Shareholder Approval. As a result of the Public Shareholder Approval, if you fail to vote on the Merger Proposal (including if you do not submit a valid proxy or attend the special general meeting to vote your Urovant common shares on the Merger Proposal, or if you fail to instruct your broker, bank or other nominee how to vote your Urovant common shares on the Merger Proposal) or if you abstain from voting on the Merger Proposal, the effect will be the same as a vote against the Merger Proposal. Sumitovant has agreed in the Sumitovant voting agreement that it will cause each Urovant common share beneficially held by Sumitovant and its affiliates (other than Urovant and its subsidiaries) to vote in favor of the approval of the Merger Proposal. Sumitovant has agreed in the Sumitovant voting agreement that it will cause each Urovant common share beneficially held by Sumitovant and its affiliates (other than Urovant and its subsidiaries) to vote in favor of the approval of the Merger Proposal. If Sumitovant votes in compliance with the terms of the Sumitovant voting agreement, the General Shareholder Approval will be obtained.

Adjournment Proposal

The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Urovant common shares entitled to vote on such matter and voting at the special general meeting. For the Adjournment Proposal, only votes “For” or “Against” will be counted as a vote cast. If you fail to vote on the Adjournment Proposal (including if you do not submit a valid proxy or attend the special general meeting to vote your Urovant common shares on the Adjournment Proposal, or if you fail to instruct your broker, bank or other nominee how to vote your Urovant common shares on the Adjournment Proposal) or if you abstain from voting on the Adjournment Proposal, your Urovant common shares will not be counted in determining, and will have no effect on, the outcome of such proposal.

Q:	What is the quorum requirement?

A:

A quorum of shareholders is necessary to conduct business at the special general meeting. A quorum will be present if holders of Urovant common shares representing a majority of the issued and outstanding Urovant common shares entitled to vote at the special general meeting as of the record date are present or represented by proxy at the special general meeting. Your Urovant common shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the special general meeting. Abstentions will be counted towards the quorum requirement.

Q:	What will shareholders receive in the merger?

A:

If the merger is completed, shareholders will have the right to receive $16.25 in cash, without interest and less any applicable withholding taxes, for each Urovant common share they hold immediately prior to the effective time (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)), and any such Urovant common shares will cease to exist, and each holder of such Urovant common shares will cease to have any other rights with respect thereto as of the effective time of the merger.

Q:	How does the per share merger consideration compare to the market price of the Urovant common shares prior to the announcement of the merger?

A:

The per share merger consideration represents: (i) a premium of approximately 96% over the closing price of the Urovant common shares on November 12, 2020 (the last trading day preceding the public announcement of the merger, at which date the closing price was $8.28) and (ii) a premium of approximately 92% over the 30-day volume weighted average price of the Urovant common shares ending on November 12, 2020 (which was approximately $8.48).

Q:	How does the Special Committee recommend that I vote?

A:	The special committee recommends unanimously that our shareholders vote:

•	“FOR” the Merger Proposal; and

•	“FOR” the Adjournment Proposal.

You should read the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” beginning on page 35 for a discussion of the factors that the special committee considered in deciding to recommend and approve the merger agreement and the statutory merger agreement. Please also see the section entitled “Special Factors—Interests of Urovant’s Directors and Executive Officers in the Merger” beginning on page 72.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

No. In accordance with the rules of the Nasdaq Stock Market LLC, which we refer to as “Nasdaq,” banks, brokers and other nominees who hold Urovant common shares in “street name” for their customers do not have discretionary authority to vote those shares with respect to the Merger Proposal or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special general meeting. As a result, if you hold your Urovant common shares in “street name” and you do not provide voting instructions, your Urovant common shares will (i) not be counted for purposes of determining whether a quorum is present at the special general meeting,

(ii) assuming a quorum is present, have the same effect as a vote “AGAINST” the Merger Proposal with respect to the Public Shareholder Approval requirement, and (iii) assuming a quorum is present, have no effect on the Merger Proposal with respect to the General Shareholder Approval and no effect on the Adjournment Proposal.

Q:	What will happen if the merger is not consummated?

A:

If the merger is not consummated for any reason, Urovant’s shareholders will not receive any payment for their Urovant common shares in connection with the merger. Instead, Urovant will remain a public company. The Urovant common shares will continue to be listed and traded on Nasdaq. Under certain specified circumstances, Urovant will be required to pay Sumitovant the Termination Fee if the merger agreement is terminated. For more information on the circumstances under which Urovant would be required to pay the Termination Fee, please see the section entitled “The Merger Agreement—Termination Fees and Limited Expense Reimbursement; Limitations on Liability” beginning on page 103.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its annexes and the documents to which it refers as incorporated by reference, as well as the related Schedule 13E-3, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you. For more information, please see the section entitled “Where You Can Find Additional Information” beginning on page 132. Once you have reviewed the relevant materials, please ensure that your Urovant common shares are voted at the special general meeting by following the instructions set forth in our response to the question “How do I vote?” beginning on page 11.

Q:	What is the deadline for voting my shares if I do not attend the special general meeting?

A.	Shareholder of Record: Shares Registered in Your Name

Your proxy must be received by telephone or the Internet by the time the polls close at the special general meeting in order for your shares to be voted at the special general meeting. If you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials, which must be received before the start of the special general meeting in order for your shares to be voted at the meeting.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

Please comply with the deadlines included in the voting instructions provided by the broker, bank or other nominee that holds your shares.

Q:	Can I change or revoke my vote after submitting my proxy?

A:	Shareholder of Record: Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy at any time before the polls close at the special general meeting. If you are the record holder of your Urovant common shares, you may change your vote or revoke your proxy in any one of the following ways:

•	You may properly submit a new proxy by Internet, telephone or mail. Please see our response to the question “How do I vote?” beginning on page 11.

•	You may send a written notice that you are revoking your proxy to Urovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

•	You may attend and vote at the special general meeting. However, simply attending the special general meeting will not, by itself, revoke your proxy.

Unless you attend and vote at the special general meeting, your most recently submitted proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If your Urovant common shares are held by your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to change or revoke your vote.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Urovant common shares for the per share merger consideration. If your Urovant common shares are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the per share merger consideration. Do not send in any certificate or evidence of ownership now.

Q:	What happens if I sell my Urovant common shares before completion of the merger?

A:

If you transfer your Urovant common shares, you will have transferred your right to receive the per share merger consideration in the merger. In order to receive the per share merger consideration, you must hold your Urovant common shares through completion of the merger.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

If you receive more than one set of proxy materials, your Urovant common shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card or voting instruction form in each set of proxy materials to ensure that all of your shares are voted.

Q:	How can I find out the results of the voting at the special general meeting?

A:

Preliminary voting results will be announced at the special general meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the special general meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the date of the special general meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Urovant has retained Mackenzie Partners, Inc., which we refer to as “Mackenzie Partners,” a proxy solicitation firm, to assist it in the solicitation of proxies for the special general meeting. For more information regarding Mackenzie Partners’ solicitation of proxies, please see the section entitled “The Special General Meeting—Solicitation of Proxies” beginning on page 85.

Q:	Who can help answer my other questions?

A:

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card(s), please contact Mackenzie Partners.

1407 Broadway – 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

Call Toll-Free: (800) 322-2884

Email: proxy@mackenziepartners.com

If your broker, bank or other nominee holds your shares, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS

The following, together with the summary of the merger agreement set forth under the section entitled “The Merger Agreement” beginning on page 88 is a description of the material aspects of the merger. While we believe that the following description covers the material aspects of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement. You may obtain additional information without charge by following the instructions set forth in the section entitled “Where You Can Find Additional Information” beginning on page 132.

Background of the Merger

Sumitovant has maintained a significant equity interest in, and Sumitovant, Sumitomo Dainippon and certain of their officers and directors have been involved with the management and operation of, Urovant since Sumitovant acquired a majority of Urovant’s outstanding Urovant common shares on December 27, 2019. For example, members of Urovant’s management team and representatives from Sumitovant meet periodically to discuss Urovant’s business, as well as pending and anticipated developments. These meetings and discussions have continued throughout 2020 and during the pendency of the events culminating in the execution of the merger agreement. For additional information regarding certain agreements between Urovant and its subsidiaries, on the one hand, and the Sumitomo Group and its affiliates, on the other hand, please see the section entitled “Important Information Regarding Urovant Sciences Ltd.—Transactions Between Urovant and the Controlling Purchaser” beginning on page 114.

Urovant’s management and the Urovant board, including the directors appointed by Sumitovant, regularly review Urovant’s performance, prospects and strategy in light of current business and economic conditions, as well as developments in the urology and pharmaceutical sectors. These regular reviews have, from time-to-time, included evaluation of potential financial alternatives.

On September 6, 2019, Sumitomo Dainippon entered into a non-binding memorandum of understanding, or the “MOU,” with Roivant Sciences Ltd., which we refer to as “Roivant Sciences.” Roivant Sciences held a majority of the outstanding Urovant common shares as of the execution of the MOU. The MOU related to a potential strategic alliance between Roivant Sciences and Sumitomo Dainippon that would include, among other things, Sumitomo Dainippon’s acquisition of all Urovant common shares held by Roivant Sciences. Following the execution of the MOU, Sumitomo Dainippon commenced negotiations (i) with Roivant Sciences related to a definitive transaction agreement that would effectuate the potential strategic alliance contemplated in the MOU, and (ii) with Urovant related to Sumitomo Dainippon’s potential acquisition of all Urovant common shares held by Roivant Sciences.

On October 31, 2019, Sumitomo Dainippon, Sumitovant, Roivant Sciences, and certain other parties entered into a definitive transaction agreement, which we refer to as the “Roivant transaction agreement” governing the strategic alliance between the entities, including Sumitomo Dainippon’s contemplated acquisition (through Sumitovant) of all Urovant common shares held by Roivant Sciences on the terms and subject to the conditions set forth in the Roivant transaction agreement. In connection with the execution of the Roivant transaction agreement, also on October 31, 2019, Urovant entered into a letter agreement with Sumitomo Dainippon, which we refer to as the “2019 letter agreement,” pursuant to which, among other things, the parties agreed that:

•

the Urovant board would approve (a) Sumitomo Dainippon’s (or one of its designated subsidiaries’) acquisition of the Urovant common shares held by Roivant Sciences for the purposes of exempting such acquisition from the restrictions on business combinations that were set forth in Urovant’s Amended and Restated Bye-laws, which we refer to as the “A&R Bye-laws,” and (b) an amendment to the A&R Bye-laws that would transfer Roivant Sciences’ right under the A&R Bye-laws to appoint two directors to the Urovant board (each of whom had three votes on all matters before the Urovant board) to Sumitomo Dainippon, provided, that Sumitomo Dainippon’s right to make such appointments would terminate if Sumitomo Dainippon and its affiliates ceased to hold at least a majority of the aggregate voting rights attached to our outstanding Urovant common shares;

•	Sumitomo Dainippon would provide Urovant with a $200 million low-interest, five-year term loan facility, with no principal repayments required to be made until the end of the term; and

•

Sumitomo Dainippon and Urovant would enter into an investor rights agreement that would, among other things, include certain protections for Urovant’s minority shareholders so long as Sumitomo Dainippon and its affiliates continued to hold at least a majority of the aggregate voting rights attached to the outstanding Urovant common shares.

On December 27, 2019, pursuant to the Roivant transaction agreement, Roivant Sciences contributed all of the 22,860,013 Urovant common shares held by Roivant Sciences to Sumitovant. Sumitovant was a wholly owned subsidiary of Roivant Sciences at the time of such contribution, and subsequent to such contribution, Roivant Sciences transferred all issued and outstanding equity securities of Sumitovant to Sumitomo Dainippon. Upon the completion of such transactions, Sumitovant became the record holder of a majority of the outstanding Urovant common shares, and Sumitomo Dainippon became the indirect beneficial owner of such Urovant common shares. Because Sumitomo Dainippon’s acquisition of the Urovant common shares owned by Roivant Sciences was only one component of the transaction contemplated by the Roivant transaction agreement, the parties to the Roivant transaction agreement did not indicate or assign a specific consideration amount with respect to Sumitomo Dainippon’s acquisition of the Urovant common shares from Roivant Sciences.

In connection with Sumitomo Dainippon’s acquisition of such Urovant common shares from Roivant Sciences and pursuant to the 2019 letter agreement, on December 27, 2019, Urovant entered into:

•	a $300 million unsecured revolving debt financing arrangement, which we refer to as the “Sumitomo loan agreement,” with Sumitomo Dainippon as the lender; and

•

an investor rights agreement with Sumitovant and Sumitomo Dainippon, which we refer to as the “investor rights agreement,” pursuant to which Urovant agreed to, among other things (a) comply with certain demands by Sumitovant to register for sale under the Securities Act of 1933 any Urovant common shares beneficially owned by Sumitomo Dainippon, subject to certain customary exceptions and limitations, (b) periodically provide Sumitovant certain financial statements, projections, capitalization summaries and certain other information and access to our books, records, facilities and employees during normal business hours as Sumitovant may reasonably request, and (c) for so long as Sumitomo Dainippon and its controlled affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of our directors, inform Sumitovant before issuing any new Urovant common shares and allow Sumitovant to participate in such issuances up to its pro rata share or make sufficient open market purchases to ensure its beneficial ownership percentage does not decline as a result of such issuance.

The investor rights agreement also contains certain protections for the Public Shareholders for so long as Sumitomo Dainippon and its controlled affiliates beneficially own 50% or more of the total number of votes entitled to be cast at elections of our directors, including, among other things:

•	a requirement that the Urovant board have a minimum of three independent directors; and

•

a requirement that the audit committee be composed solely of independent directors (each of whom cannot be removed by Sumitomo Dainippon or its controlled affiliates without the approval of the Public Shareholders holding a majority of the Urovant common shares not held by Sumitomo Dainippon or its controlled affiliates).

The investor rights agreement also requires that for so long as Sumitomo Dainippon and its controlled affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of our directors, among other things, the audit committee must approve any transaction between Sumitomo Dainippon or any of its controlled affiliates, on the one hand, and Urovant or any of its subsidiaries, on the other hand, that would constitute a transaction with a related person under Item 404 of Regulation S-K under the Exchange Act, subject to certain exceptions relating to, among other things: (i) acquisition transactions, which are discussed below; (ii) any action, transaction or arrangement related to the Sumitomo loan agreement; (iii) the payment of any dividends or distributions in respect of, or the repurchase or redemption of, Urovant’s outstanding equity securities in which holders of such class of securities participate pro rata; and (iv) executive compensation arrangements entered into in the ordinary course of business.

The investor rights agreement also provides that for so long as Sumitomo Dainippon and its controlled affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of our directors, then any transaction proposed by Sumitomo Dainippon or its controlled affiliates that would increase Sumitomo Dainippon’s and its controlled affiliates’ beneficial ownership to over 76% of the total votes entitled to be cast at elections of our directors must be approved by a majority of our independent directors that comprise the audit committee (if occurring prior to December 27, 2021) and, if such transaction would increase Sumitomo Dainippon’s beneficial ownership to over 80% of the total votes entitled to be cast at elections of our directors, the Public Shareholders holding a majority of the Urovant common shares not held by Sumitomo Dainippon or its controlled affiliates. Sumitomo Dainippon and its controlled affiliates are also restricted from proposing a transaction that would increase their beneficial ownership to over 76% of the total votes entitled to be cast at elections of our directors unless (i) such proposal is made on a confidential basis in a manner that would not reasonably be expected to require us to make a public announcement regarding the receipt of such a proposal (provided that Sumitomo Dainippon and its controlled affiliates are not prohibited from making any disclosure required by law), (ii) a majority of our independent directors who comprise the audit committee request such proposal or (iii) after December 27, 2021, Sumitomo Dainippon or one of its controlled affiliates has engaged in confidential discussions with the audit committee regarding such proposal for at least 15 business days prior to making such proposal.

Also on December 27, 2019 and pursuant to the 2019 letter agreement, the Urovant board approved an amendment and restatement of the A&R Bye-laws in the form attached as Exhibit 3.3 to our Annual Report on Form 10-K that we filed with the SEC on June 19, 2020, which we refer to as the “Second A&R Bye-laws,” which, among other things, transferred Roivant Sciences’ right under the A&R Bye-laws to appoint two directors to the Urovant board to Sumitomo Dainippon, so long as Sumitomo Dainippon and its affiliates continue to hold at least a majority of the aggregate voting rights attached to the outstanding Urovant common shares. The Second A&R Bye-laws were subsequently approved by a written consent of Sumitovant, as holder of greater than a majority of the outstanding Urovant common shares, and became effective on January 27, 2020.

On May 21, 2020, we entered into an Information Sharing and Cooperation Agreement, which we refer to as the “Sumitovant information sharing agreement,” with Sumitovant, pursuant to which, among other things, we agreed to deliver to Sumitovant drafts of (i) our quarterly and annual financial statements and (ii) the discussion and analysis by our management of Urovant’s financial condition and the results of our operations for such fiscal periods, prior to the applicable deadlines for filing such information with the SEC. The Sumitovant information sharing agreement also requires us to (w) coordinate with Sumitovant before releasing earnings results or any interim financial guidance, (x) notify Sumitovant before issuing any other material press releases, (y) give Sumitovant’s auditors access to our auditors and our books and records to facilitate the completion of Sumitovant’s own internal audit and their review of Urovant’s financial statements and internal accounting controls and operations, and (z) provide Sumitovant any documents or materials relating to our business and access to our senior management to discuss any matters, in each case as Sumitovant may reasonably request.

On June 16, 2020, the audit committee held a meeting with members of Urovant’s management attending. At the request of the audit committee, members of Urovant’s management discussed Urovant’s projected cash flow and capital requirements through its 2024 fiscal year. The audit committee then discussed the need for Urovant to raise additional capital to fund its operations and avoid a potential going concern qualification in the report to be delivered by Urovant’s independent registered public accounting firm, and requested that Urovant’s management provide information regarding potential alternatives for raising such capital. Pursuant to the audit committee’s request, members of Urovant’s management provided the audit committee information regarding potential sources of financing and the perspectives provided by certain investment banks regarding such alternatives. The audit committee and members of Urovant’s management then discussed various potential alternatives for equity and debt financing, including sales of shares in a marketed offering (with or without the Sumitomo Dainippon Group participating), sales of shares to the Sumitomo Dainippon Group alone, the utilization of Urovant’s at-the-market equity offering program implemented in November 2019, and a new or revised debt facility. After this discussion, the audit committee met in executive session with Urovant’s General Counsel present. The audit committee further discussed an appropriate process for any contemplated sale of additional Urovant common shares to the Sumitomo Dainippon Group and to the public.

On June 17, 2020, Urovant Sciences GmbH, or “USG,” our wholly owned subsidiary, entered into a market access services agreement, which we refer to as the “market access services agreement,” with Sunovion Pharmaceuticals Inc., or “Sunovion,” which is a subsidiary of Sumitomo Dainippon. Pursuant to the market access services agreement, among other things, USG appointed Sunovion as the exclusive distributor of vibegron in the United States, including all of its territories and possessions. For a description of the terms of the market access services agreement, please refer to the section entitled “Important Information Regarding Urovant Sciences Ltd.—Transactions Between Urovant and the Controlling Purchaser” beginning on page 114.

On July 13, 2020, Mr. Pierre Legault (Urovant’s lead independent director) and Dr. Shigeyuki Nishinaka telephonically discussed Urovant’s capital requirements, in light of potential political and economic instability resulting from the upcoming U.S. presidential election and to avoid a potential going concern qualification in the report to be delivered by Urovant’s independent registered public accounting firm. Mr. Legault and Dr. Nishinaka also discussed various potential alternatives for equity or debt financing.

On August 4, 2020, the audit committee held a meeting with members of Urovant’s management, and representatives from O’Melveny & Myers, LLP, or “O’Melveny,” which serves as outside counsel to Urovant, and a financial advisor used by Urovant in connection with a potential securities offering, which we refer to as the “Offering Financial Advisor,” attending. At the request of the audit committee, representatives from the Offering Financial Advisor discussed the status of capital markets generally and various factors impacting such markets generally and the healthcare sector specifically. After the conclusion of this discussion, at the request of the audit committee, representatives from the Offering Financial Advisor left the meeting. Urovant’s management then presented its initial budget estimations to fund its operations through 2023, which included an additional capital raise of at least $350 million necessary to commercialize, launch and market its product candidate, vibegron. The audit committee, members of Urovant’s management and representatives from O’Melveny then discussed and considered various potential alternatives for raising additional capital for Urovant (as well as certain potential risks associated with such alternatives), including, without limitation: (i) a fully marketed equity offering with or without the Sumitomo Dainippon Group participating (and the dilutive effect of such an offering on Urovant’s existing shareholders); (ii) sales of Urovant common shares solely to the Sumitomo Dainippon Group at a premium to the trading price of Urovant common shares (and the potential increase of the Sumitomo Dainippon Group’s ownership and control over Urovant as a result of such sales); (iii) borrowing additional funds from the Sumitomo Dainippon Group (as well as the potential burden on Urovant’s balance sheet as a result of such additional loans, the continued risk of receiving a “going concern” determination, and the possibility that Public Shareholders would view a higher leverage ratio more negatively, all of which could be negatively reflected in Urovant’s share price); and (iv) issuing additional debt securities to the Sumitomo Dainippon Group that would be either convertible into Urovant common shares or are subject to a put option (as well as the longer timeline required to issue more complex debt securities and the potential increase of the Sumitomo Dainippon Group’s ownership and control over Urovant as a result of such issuance).

On September 8, 2020, the audit committee held a meeting with Ms. Myrtle Potter, members of Urovant’s management and representatives from O’Melveny attending. At the request of the audit committee, members of Urovant’s management led a discussion regarding Urovant’s cash position, Urovant’s need to raise additional capital to fund its operations through 2023, and potential alternatives for financing. Members of Urovant’s management also discussed the possibility, and the potential timing, of Urovant receiving a “going concern” opinion from its auditors in the absence of securing additional financing in the near term. The audit committee asked questions regarding Urovant’s cash position and potential financing alternatives, and a discussion regarding financing alternatives ensued, including the potential risks associated with such alternatives. Following this discussion, the audit committee noted to Ms. Potter that incurring additional debt (by borrowing additional funds from the Sumitomo Dainippon Group or issuing additional debt securities to the Sumitomo Dainippon Group) was not a viable alternative for satisfying Urovant’s capital requirements due to, among other factors, the potential risks associated with debt financing discussed at the August 4, 2020 audit committee meeting. The audit committee then requested that Ms. Potter and the Sumitomo Dainippon Group consider equity financing alternatives for Urovant, including a fully marketed equity offering (with or without the Sumitomo Dainippon Group participating) and sales of Urovant common shares solely to Sumitomo Dainippon Group limited to sales up to the 80% threshold allowed by the investor rights agreement, at a premium to the trading price of Urovant common shares. Ms. Potter confirmed she would discuss the audit committee’s comments internally within the Sumitomo Dainippon Group.

On September 22, 2020, the Urovant board held a meeting with members of Urovant’s management attending. At the request of the Urovant board, members of Urovant’s management presented an update regarding Urovant’s research and development efforts, and its manufacturing efforts to support vibegron’s new drug application for treatment of overactive bladder and vibegron’s anticipated commercial launch in the first quarter of 2021, subject to approval from the FDA. In particular, members of Urovant’s management discussed with the Urovant board that due to potential delays in Urovant’s manufacturing process, the supply of vibegron samples may be limited during the first quarter of 2021, and as a result the initial commercial launch of vibegron in the first quarter of 2021 may be more limited. The Urovant board then asked various questions regarding the presentation by members of Urovant’s management, and a discussion regarding the manufacture and commercial launch of vibegron ensued. Following the conclusion of this discussion, members of Urovant’s management discussed with the Urovant board Urovant’s cash position, its projected future capital needs, and various potential financing alternatives, including the various potential financing alternatives that were discussed among the audit committee and members of Urovant’s management at the September 8, 2020 meeting of the audit committee. As part of this discussion, members of the Urovant board could not reach a consensus as to the appropriate path forward to meet Urovant’s future capital needs. Following this discussion, the Urovant board instructed Urovant’s management to continue to explore with the Offering Financial Advisor a potential marketed equity offering (with or without the Sumitomo Dainippon Group participating).

On September 28, 2020, Sumitovant delivered a letter to the audit committee, which we refer to as the “September 28 letter,” inquiring, on a confidential basis, whether the audit committee would be willing to receive a potential proposal from Sumitovant to acquire the remaining Urovant common shares that Sumitovant does not already own. The September 28 letter noted that although Sumitovant had considered the potential of making such a proposal internally and through preliminary discussions with Sumitomo Dainippon, it had not made any plans to do so. The September 28 letter further noted that since Sumitovant would need to seek internal approvals from the Sumitovant board of directors as well as the management and board of directors of Sumitomo Dainippon before making any such proposal, no proposal would be forthcoming until late October or early November of 2020, if at all. In addition, the September 28 letter indicated that any acquisition proposal made by Sumitovant would comply with the requirements set forth in the investor rights agreement with respect to such transaction, including the requirement that the Public Shareholders holding a majority of the Urovant common shares not held by Sumitomo Dainippon and its controlled affiliates approve any such transaction. The September 28 letter also informed the audit committee that Sumitovant was not interested in selling its stake in Urovant and that the members of the Urovant board who are also members of the Sumitovant and Sumitomo Dainippon executive teams (Ms. Myrtle Potter and Dr. Shigeyuki Nishinaka) would recuse themselves from any process or deliberation undertaken by the Urovant board or any of its committees relating to any potential offer. Finally, the September 28 letter noted that it was being submitted to the audit committee on a confidential basis (and would be deemed automatically withdrawn in the event of its public disclosure).

Later on September 28, 2020, the audit committee shared a copy of the September 28 letter with the remaining members of the Urovant board, other than Ms. Potter and Dr. Nishinaka, and the Urovant board subsequently held a meeting to discuss the September 28 letter. Following an introductory discussion, each of Ms. Potter and Dr. Nishinaka left the meeting. After discussion, the Urovant board determined that it would form a special committee of the Urovant board comprised of independent directors to, among other things, review, evaluate, negotiate, and approve or reject, any potential proposal from Sumitovant on behalf of the Urovant board, and, if applicable, to approve and recommend, or not approve, any such proposal to Urovant’s shareholders. The Urovant board then reviewed and confirmed the independence of each of Mr. Pierre Legault, Mr. Sef Kurstjens, MD, Ph.D., and Mr. James Hindman with respect to the Sumitomo Group and the potential transaction with Sumitovant. The Urovant board, with Ms. Potter and Dr. Nishinaka recusing themselves from voting, subsequently approved the formation of the special committee by unanimous written resolution and appointed each of Mr. Legault, Mr. Kurstjens, and Mr. Hindman, who collectively also comprised the audit committee, to serve as the members of the special committee. In accordance with Section 91 of the Bermuda Companies Act and Section 46.1 of the Second A&R Bye-laws, the Urovant board delegated to the special committee full and exclusive authority to review, evaluate, negotiate, and approve or reject any potential proposal from Sumitovant, including, to the extent permitted under Bermuda law, exercising all the power and authority of the Urovant board in its sole discretion (and where applicable, on behalf of Urovant).

Thereafter, also on September 28, 2020, the special committee held a meeting with a representative from O’Melveny, which the special committee selected and engaged as its legal advisor. After discussion and deliberation, the special committee elected Mr. Legault as the chair of the special committee. The representative from O’Melveny then discussed the roles and responsibilities of the special committee in connection with the potential transaction with Sumitovant. The special committee next discussed the retention of a financial advisor and reviewed the qualifications that the members of the special committee desired in a financial advisor. After reviewing and discussing various financial advisors, the special committee narrowed its consideration to four potential financial advisors, and the members of the special committee agreed to reach out to each such firm in connection with evaluating its potential retention. At the request of the special committee, the representative from O’Melveny also discussed the expected process and schedule for a potential transaction with Sumitovant and, at the request of the special committee, agreed to contact Jones Day, outside legal counsel to Sumitovant and Sumitomo Dainippon, to discuss the anticipated schedule related to a potential transaction and update the special committee following such discussions. The special committee and the representative from O’Melveny then reviewed the need for strict confidentiality and compliance with securities and insider trading laws in connection with a potential transaction.

Between September 28, 2020 and October 1, 2020, members of the special committee reached out to the four potential financial advisors to determine whether or not any or all of such financial advisors would be an appropriate choice to act as the financial advisor to the special committee in connection with a potential transaction with Sumitovant. After initial discussions with each firm, and after reviewing each firm’s willingness and ability to assist the special committee in connection with the potential transaction, the special committee was able to further narrow its decision to two potential firms that were willing to make a proposal to the special committee.

On October 1, 2020, representatives from O’Melveny and Jones Day met telephonically to discuss the process and timing of any potential proposal and due diligence related thereto.

On October 2, 2020, the special committee held separate meetings with representatives from the two potential financial advisors for the potential transaction (one of which was Lazard), with representatives from O’Melveny present at each meeting. Each firm made a presentation to the special committee highlighting its team’s experience and qualifications, including their history of work in the pharmaceutical and healthcare industries and on comparable transactions, and their familiarity with Urovant. The firms also provided information to the special committee regarding the results of their respective independence analyses and their proposed approach to a potential transaction. Both firms provided their proposed terms of engagement, including their proposed fees. After listening to the presentations of both firms and their responses to certain clarifying questions, the special committee met again later on October 2, 2020 with representatives from O’Melveny present to discuss its search for a financial advisor. The special committee discussed and contrasted the presentations provided by the two firms, the likely compositions of the transaction teams for each firm, the relative experience and qualifications of the members of each team, the reputation of each firm and its proposed team members, and the terms of engagement proposed by each firm. Following discussion and deliberation, the special committee selected Lazard as its financial advisor, subject to the negotiation of a mutually acceptable engagement letter and review of the firm’s written relationship disclosure. The special committee selected Lazard on the basis of the experience and qualifications of the Lazard transaction team, the quality of Lazard’s presentation and preparation for the meeting, the familiarity of the Lazard team with Urovant’s public disclosures, and the superiority of the engagement terms proposed by Lazard.

Later on October 2, 2020, Lazard sent its proposed draft engagement letter to the special committee.

Also on October 2, 2020, following approval by members of the audit committee, O’Melveny delivered a response letter from the audit committee to the September 28 letter from Sumitovant, which we refer to as the “October 2 letter.” The October 2 letter informed Sumitovant that the audit committee would (i) permit Sumitovant to make the proposal contemplated in the September 28 letter, on the timing and subject to the terms and conditions set forth in the September 28 letter, and (ii) review and consider any such proposal, if one is submitted, to determine whether it is fair to and in the best interests of Urovant and the Public Shareholders. The October 2 letter also noted the engagement of O’Melveny as a legal advisor, and the intention to engage a financial advisor. Finally, the October 2 letter requested that any further inquiries and communications be directed to the special committee.

On October 6, 2020, the special committee held a meeting with representatives from O’Melveny present. The special committee discussed Urovant’s existing three-year plan and Urovant’s management’s financial projections associated with such plan, both of which had been prepared in the ordinary course of business by Urovant’s management prior to the audit committee’s receipt of the September 28 letter. The special committee and representatives from O’Melveny then discussed certain process considerations with respect to the valuation of Urovant, including the importance of considering and, as appropriate, updating the three-year financial projections that were previously presented to the Urovant board to reflect the current status of Urovant’s business and the anticipated future financial performance of Urovant in connection with the special committee’s evaluation of potential strategic transactions. The special committee also discussed the anticipated timing of a U.S. Food and Drug Administration, which we refer to as the “FDA,” response regarding the draft label for vibegron and other product approvals and how the release of such label may impact the financial analysis to be prepared by Lazard. The special committee then scheduled its next meeting for October 9, 2020 and determined to invite representatives from O’Melveny and Lazard and certain members of Urovant’s management to attend. The special committee asked Mr. Legault to contact Urovant’s management in advance of such meeting and request that Urovant’s management review and consider whether updates to the three-year projections previously presented to the Urovant board were needed to reflect the current status of Urovant’s business and its anticipated future financial performance, and if so, to present management’s updated financial projections for the special committee to consider in its evaluation of such potential strategic alternatives. After review of the proposed terms and conditions regarding the engagement of Lazard, the special committee authorized O’Melveny to send a revised draft of the engagement letter back to Lazard.

After the special committee meeting, on October 6, 2020, Mr. Legault instructed members of Urovant’s management to review and consider whether updates to the three-year projections previously presented to the Urovant board were needed to reflect the current status of Urovant’s business and its anticipated future financial performance, and he invited them to attend the October 9, 2020 meeting of the special committee.

Also on October 6, 2020, Urovant received a request for certain financial, operational, and technical information regarding Urovant and its business from Sumitovant pursuant to the Sumitovant information sharing agreement. Urovant provided relevant information to Sumitovant in accordance with the Sumitovant information sharing agreement and continued to provide such responses to inquiries from Sumitovant until November 11, 2020. On or about October 6, 2020, Jones Day contacted O’Melveny to discuss a potential letter agreement whereby Urovant would confirm that Sumitovant is authorized to use the information provided by Urovant pursuant to the Sumitovant information sharing agreement for the purpose of performing its due diligence review in connection with a potential acquisition of the Urovant common shares held by our Public Shareholders. After discussions between Jones Day and O’Melveny regarding the content of the contemplated letter agreement and an exchange of drafts, Urovant and Sumitovant executed such letter agreement on October 12, 2020.

On October 9, 2020, the special committee held a meeting with members of Urovant’s management and representatives from Lazard, O’Melveny, and Conyers, Dill & Pearman, Bermuda outside counsel to the special committee, which we refer to as “Conyers,” present. At the meeting, representatives from O’Melveny and Conyers led a discussion of the special committee’s fiduciary duties and responsibilities with respect to the potential transaction. Representatives from Lazard noted that they would begin conducting their valuation analyses after they received financial projections approved by the special committee for Lazard’s use in connection with its fairness analysis. Representatives from Lazard offered preliminary perspectives on a valuation of Urovant, and provided an overview of various valuation methodologies they may use in their valuation analysis. In particular, representatives from Lazard discussed the relevance of the “product run-off” discounted cash flow analysis, historical stock prices, tax valuations, and premiums paid in comparable transactions, analyst price targets, and on a preliminary and illustrative basis only, a potential cost of capital analysis. Representatives from Lazard also noted some of the unique features presented by a potential transaction with Sumitovant, such as the absence of a change of control of Urovant given Sumitovant’s ownership and the limited public float for Urovant common shares. The special committee, members of Urovant’s management and representatives from Lazard also discussed a timeline for Urovant’s management to prepare the financial projection updates requested by the special committee at its October 6, 2020 meeting, and the overall timeline for the potential transaction. The special committee also discussed the timing for providing such financial projection updates to Sumitovant, and determined to do so as soon as practicable. Finally, representatives from O’Melveny led a discussion of employee compensation matters related to the potential transaction, including deferring any discussion of post-transaction compensation or employment matters until after price and deal terms have been reached. A copy of the presentation materials provided to the special committee by Lazard for the October 9, 2020 meeting is filed as Exhibit (c)(7) to the Schedule 13E-3.

On October 11, 2020, representatives from O’Melveny discussed Lazard’s engagement letter with Mr. Legault and representatives from Lazard. Based upon such discussion, the parties were able to resolve all open issues related to Lazard’s engagement letter.

On October 12, 2020, Lazard delivered its relationship disclosure to O’Melveny and the special committee, which disclosure is summarized in the section entitled “Special Factors—Opinion of the Financial Advisor to the Special Committee—Miscellaneous” beginning on page 48. After reviewing such relationship disclosure and confirming all open issues related to Lazard’s engagement had been addressed, the special committee entered into an Engagement Letter and Indemnification Agreement with Lazard on October 12, 2020.

On October 13, 2020, the special committee held a meeting with members of Urovant’s management and representatives from Lazard and O’Melveny attending. At the meeting, members of Urovant’s management presented their preliminary financial projections through fiscal year 2030 in response to the special committee’s request on October 6, 2020. Members of Urovant’s management explained certain factors and assumptions underlying their preliminary financial projections, including the current status of Urovant’s FDA approval process for its drug candidates, the co-promotion agreement between Urovant and Sunovion, the effects of the COVID-19 pandemic, and management’s expectations regarding the potential product label for vibegron. The special committee, representatives from Lazard, and members of Urovant’s management then discussed how certain business factors and assumptions, including those related to market share, discounts and pricing, could affect management’s preliminary financial projections. The special committee then discussed other negative factors that may have to be taken into account with respect to the financial projections, including the potential for new competitors, such as generic alternatives, or technologies. The special committee advised Urovant’s management that the preliminary financial projections presented should take into consideration certain of the factors discussed during the meeting. After confirming they would take such factors into consideration in the preliminary financial projections, members of Urovant’s management provided the special committee an update on Sumitovant’s ongoing diligence process related to the potential transaction.

Also on October 13, 2020 and pursuant to the Sumitovant information sharing agreement, Urovant’s management shared with Sumitovant certain net revenue projections through fiscal year 2030 that were part of the preliminary financial projections that Urovant’s management prepared and presented at the October 13, 2020 meeting of the special committee. Neither Sumitovant nor any of its respective advisors used or otherwise relied upon these net sales projections in connection with their respective analysis regarding the potential transaction.

Between October 13, 2020 and October 16, 2020, Urovant’s management revised the preliminary financial projections presented at the October 13, 2020 special committee meeting to reflect the additional considerations that the special committee had instructed Urovant’s management to consider at such meeting.

On October 16, 2020, the special committee held a meeting with members of Urovant’s management and representatives from Lazard and O’Melveny attending. At the request of the special committee, Urovant’s management, with the assistance of Lazard, discussed certain updates to the preliminary financial projections presented by Urovant’s management on October 13, 2020, and the basis for such revisions, including considerations of industry medians, benchmarking (including revenue curves for related products), analogous drug revenue growth rate curves and historical drug price increases. The special committee, representatives from Lazard and members of Urovant’s management then discussed how assumptions about the performance of each of Urovant’s products in European and other non-US markets and the performance of URO-902, Urovant’s second drug candidate, were addressed in the preliminary financial projections. Lazard then discussed, on a preliminary and illustrative basis only, and based upon the updated financial projections prepared by Urovant’s management and presented at such meeting, preliminary potential summary profit and loss results. In particular, this discussion covered marketing and research and development expenses as well as other components of the preliminary financial projections. The special committee and representatives from Lazard discussed the various assumptions underlying these models, as well as the dilutive impact and other costs that would be incurred in connection with a contemplated equity financing if Urovant remained as an independent public company and did not engage in a transaction that would result in Sumitovant owning all of the outstanding Urovant common shares. The special committee also discussed how to potentially sensitize the preliminary financial projections to account for variability in the safety and efficacy risk of each of the pipeline products and performance of each of Urovant’s products in non-US markets, for example. At the conclusion of this discussion, members of the special committee met in executive session to discuss further the information provided by Urovant’s management and representatives of Lazard. The special committee, members of Urovant’s management, and representatives from Lazard and O’Melveny then reconvened after the conclusion of the executive session. The special committee confirmed that it supported the overall approach to the revisions to the preliminary financial projections presented by Urovant’s management, but also provided additional feedback regarding additional potential factors and considerations for Urovant’s management to consider. The special committee then instructed Urovant’s management, with the assistance of Lazard, to review further the benchmarking data (including the revenue curves for related products), update their analyses related to the outer years of such preliminary financial projections, and provide the special committee additional information regarding markets for Urovant’s potential products outside of the United States and for the potential performance of URO-902. Members of Urovant’s management and representatives from Lazard confirmed the feedback of the special committee and agreed to provide updated forecasts as promptly as possible. Representatives from Lazard and O’Melveny then led a discussion regarding the status and potential timeline of a transaction if Sumitovant determined to make a proposal to acquire the Urovant common shares that it did not already own.

Also on October 16, 2020, representatives from Urovant, O’Melveny, Sumitovant, Jones Day and Foley & Lardner LLP, outside intellectual property legal counsel to Sumitovant, met telephonically to discuss diligence matters relating to intellectual property.

Between October 16, 2020 and October 23, 2020, Urovant’s management further revised the preliminary financial projections previously presented to the special committee at its October 16, 2020 meeting.

On October 19, 2020, representatives from Urovant, O’Melveny, Sumitovant and Jones Day met telephonically to discuss diligence matters related to employee benefits and executive compensation.

On October 21, 2020 and pursuant to the Sumitovant information sharing agreement, Urovant’s management shared with Sumitovant projections of certain net sales through Urovant’s 2030 fiscal year that were eventually included as part of the Management Case (as such term is defined below), with such differences from the Management Case as set forth in footnote 7 to the Management Case Forecast on page 67. Neither Sumitovant nor any of its respective advisors used or otherwise relied upon these net sales projections in connection with their respective analysis regarding the potential transaction. No other net sales forecast or other financial projections were provided by Urovant’s management or the special committee (or their respective advisors) to Sumitovant (or its advisors) after October 21, 2020.

Also on October 21, 2020, representatives from Urovant, O’Melveny, Sumitovant and Jones Day met telephonically to discuss diligence related to regulatory matters.

On October 23, 2020, the special committee held a meeting with members of Urovant’s management and representatives from Lazard and O’Melveny attending. Representatives from Lazard and the special committee discussed, on a preliminary and illustrative basis only, an overview of certain information that Lazard planned to consider in its valuation of Urovant, including the historical price of the Urovant common shares, the performance of comparable companies, the outcome of comparable transactions and the evaluation of various stock analysts. Representatives from Lazard also discussed with the special committee Lazard’s consideration, in analyzing the value of the Urovant common shares, some comparable companies and transactions, the impact of the limited public float for the Urovant common shares and the effect of Sumitovant’s majority ownership stake in Urovant. At the instruction of the special committee, members of Urovant’s management then presented the updates to the financial projections that were discussed at the October 16, 2020 meeting of the special committee, including projections regarding the commercialization of vibegron and a market opportunity assessment for URO-902 that was prepared for Urovant by an outside consultant to Urovant. The special committee then discussed with Urovant’s management various assumptions regarding pricing, market share, aggregate net sales amounts and other inputs that informed management’s projections presented at such meeting, and discussed with Urovant’s management and Lazard how changes to such assumptions could impact the financial projections. The special committee noted it would continue reviewing such financial projections. Next, representatives from Lazard offered perspectives regarding the valuation impact of a contemplated equity financing if Urovant remained as an independent public company. The special committee and representatives from Lazard discussed the impact of the limited public float of the Urovant common shares, broader market conditions, the potential participation of existing investors, the amount of capital that would be sought, and other factors affecting the share price at which Urovant would be able to raise additional capital. In particular, there was a discussion of comparable financing and the range of discounts in those transactions. Members of Urovant’s management discussed information regarding the market for the previously planned equity offering by Urovant. The special committee instructed management to continue discussions with the Offering Financial Advisor regarding the previously planned equity offering. Following such instructions, members of Urovant’s management left the meeting and the special committee convened an executive session with representatives from O’Melveny and Lazard present. The special committee then discussed its review and consideration of financial projections for Urovant with representatives from Lazard and O’Melveny. During this discussion, the special committee provided Lazard feedback regarding some potential considerations and changes to the financial projections presented by Urovant’s management at such meeting, including changes to certain assumptions regarding the pricing and market share of vibegron. The special committee then instructed Lazard to revise the Urovant management’s financial projections to reflect these considerations.

Between October 23, 2020 and October 30, 2020, Urovant’s management further revised the financial projections presented to the special committee at its October 23, 2020 meeting, and we refer to these further revised projections herein as the “Management Case.” Also between October 23, 2020 and October 30, 2020, at the instruction of the special committee, Lazard revised the financial projections presented to the special committee at its October 23, 2020 meeting to reflect the special committee’s input and other information discussed at the October 23, 2020 meeting, and we refer to these revised financial projections herein as the “Original Special Committee Case.”

On October 30, 2020, the special committee held a meeting with representatives from Lazard and O’Melveny attending. Representatives from Lazard and the special committee discussed Lazard’s preliminary benchmark analysis comparing Urovant management’s projected drug revenue growth rate curve for the launch of vibegron against comparable medication available in the market. This discussion included a consideration of various assumptions and conditions regarding pricing, market share, and other factors, as well as how those assumptions would affect projections of revenue for Urovant’s business. The special committee and representatives from Lazard then discussed the likely applicability of such assumptions and conditions to Urovant’s business. Representatives from Lazard then showed the special committee the preliminary updated, probability-adjusted financial projections that incorporated the revisions requested by the special committee at its October 23, 2020 meeting, which updated financial projections comprise the Original Special Committee Case. After reviewing and discussing the Original Special Committee Case with representatives from Lazard, the special committee noted it did not have further comments on the Original Special Committee Case. Representatives from Lazard then discussed recent follow-on offerings by biotech companies with market capitalizations that were comparable to Urovant and their historical pricing. The special committee and representatives from Lazard discussed how the Urovant common shares may be priced in a similar equity offering by Urovant, including the impact of current market conditions, Urovant’s public float, Sumitovant’s stake in Urovant, the potential for participation by existing investors in Urovant, and other potential factors, and how such projected pricing could impact Lazard’s financial valuation analysis. Representatives from Lazard then shared information obtained from the Offering Financial Advisor regarding current market conditions for an equity offering. The special committee discussed the potential valuation impact of a contemplated equity financing if Urovant remained as an independent public company. Representatives from Lazard next discussed a summary of the various assumptions that would underlie Lazard’s preliminary discounted cash-flow analysis, including assumptions regarding the potential discount to market price at which an equity offering would be conducted, the potential size of the equity offering, the appropriate discount rate for preparing a present value of future cash flows, and other components. After discussion and based on input from the Offering Financial Advisor, the special committee instructed Lazard to use an assumed offering amount of $350 million, net of an assumed 6% underwriters’ fee, to be raised at an assumed 17.5% discount to the 15-day volume weighted average price of a Urovant common share. The special committee and representatives from Lazard then discussed how changes to such assumptions could impact the results of the analysis. The special committee, and the representatives from Lazard and O’Melveny also discussed the process involved for responding to a potential offer from Sumitovant, including the various negotiating strategies that could be employed based on the content of any such offer.

After the close of trading on November 6, 2020, Sumitovant delivered a letter to the audit committee containing a non-binding proposal to acquire all of the Urovant common shares held by the Public Shareholders for $12.50 per share in cash, which the letter noted would represent a premium over the recent trading prices of the Urovant common shares, which we refer to as the “proposal letter.” The proposal letter indicated that completion of the proposed transaction would remove Urovant’s burden of obtaining the extensive and dilutive future funding necessary to execute on Urovant’s strategic plan, particularly given the resources that will be needed in connection with Urovant’s anticipated launch of vibegron. The proposal letter also noted that, for the purposes of the proposal, Sumitovant assumed that vibegron will be approved by the FDA for marketing in late December 2020, and that the consideration would not be adjusted in the event that such approval is not obtained. Sumitovant also reiterated that it was only interested in acquiring additional Urovant common shares and not interested in selling any of the Urovant common shares it owned or supporting any alternative sale, merger, or similar transaction involving Urovant. The proposal letter further noted that consistent with the investor rights agreement, the proposed transaction would be conditioned on a non-waivable condition requiring the approval of the special committee and of Public Shareholders holding a majority of the Urovant common shares that are not owned by Sumitovant or its affiliates. In addition, the proposal letter noted that Sumitomo Dainippon would guaranty payment of the consideration payable to the Public Shareholders in connection with the proposed transaction. Sumitovant also stated that in compliance with its obligations under Section 13(d) of the Exchange Act, Sumitovant would be required to file an amendment to its Schedule 13D promptly to reflect the contents of the proposal letter. The proposal letter further indicated that Jones Day would send a draft merger agreement for Urovant’s review. A copy of the proposal letter was provided to management for review.

Later in the evening on November 6, 2020, Jones Day provided initial drafts of the merger agreement, the Sumitovant voting agreement and Urovant’s disclosure letter that would be issued pursuant to the merger agreement to O’Melveny.

After receipt of the proposal letter and draft documentation, the special committee held a meeting on November 6, 2020 with representatives from Lazard and O’Melveny attending. The special committee discussed the proposal letter, including the offer price and other terms of the proposal. The special committee and representatives from Lazard and O’Melveny then discussed Sumitovant’s identification of the trading price of the Urovant common shares as one basis for Sumitovant’s offer price. The special committee and representatives from O’Melveny and Lazard discussed various factors that Sumitovant may or may not have fully considered in making its offer reflected in the proposal letter, including the limited trading volume of the Urovant common shares, that there had been perceived selling pressure on the price of the Urovant common shares as a result of sales made by what Urovant believed to be a single large shareholder, which had resulted in downward pressure on the trading price of Urovant common shares, the expectation of a near-term response from the FDA with respect to the product label for vibegron, the dilutive impact and costs of a contemplated equity financing if Urovant continued as an independent company, and other business aspects affecting Urovant’s intrinsic value. At the request of the special committee, representatives from O’Melveny and Lazard then presented an overview of certain strategic, legal and business-related considerations for responding to the proposal. Representatives from Lazard provided perspectives with respect to negotiating a price with Sumitovant and its advisors. Following this discussion, the special committee directed Lazard to contact Citigroup Global Markets Inc., which we refer to as “Citi,” financial advisor to Sumitovant with respect to the potential transaction, to pursue a revised proposal at a higher price. The special committee and representatives from O’Melveny next discussed the process for negotiation of the transaction documents and process for providing drafts to the special committee for its review. Following the conclusion of such meeting, and at the direction of the special committee, representatives from Lazard communicated with Citi and requested a revised offer at a higher price.

On November 7, 2020, representatives from Citi communicated a revised offer price of $14.25 per share to Lazard.

Later on November 7, 2020, the special committee held a meeting with representatives from Lazard and O’Melveny attending. At the request of the special committee, representatives from Lazard provided an update regarding its discussions with Citi, including that Citi represented that Sumitovant’s offer was based on its internal financial models and accounted for Urovant’s 52-week high share price, the dilutive effect of the previously planned alternative equity financing, premiums of similar comparable transactions and Sumitovant’s existing stake in Urovant. Lazard confirmed they had requested a higher offer price from Citi and informed the special committee that it received a revised offer at $14.25 per share. The special committee then engaged Lazard in a discussion regarding the new offer, including the timing of the offer, premiums in precedent transactions, analyst reports and expectations, and the preliminary and illustrative draft financial analyses being prepared by Lazard using the Original Special Committee Case. Based on the foregoing discussion, the special committee directed that Lazard promptly contact Citi to (i) request additional information on the financial analyses used in determining the current offer price, (ii) seek a higher price in connection with the potential transaction, and (iii) report that the special committee had not reached a consensus regarding price considerations at that time. The special committee and representatives from O’Melveny then discussed the draft transaction documents received from Jones Day and the material issues therein. The special committee provided guidance to representatives from O’Melveny on certain terms and conditions and asked representatives from O’Melveny to coordinate with Urovant’s management regarding certain interim operating covenants and other business-oriented aspects of the documentation. The special committee directed representatives from O’Melveny to contact Jones Day to negotiate the terms and conditions of the transaction documents based on the special committee’s instructions and management’s input. The special committee also discussed whether it would be advisable and in the best interests of the Public Shareholders to solicit other offers to acquire the outstanding shares of Urovant, other than the proposed offer from Sumitovant. Following discussion, and after considering input from representatives from O’Melveny and Lazard, the special committee concluded that obtaining an alternative proposal was not likely given that Sumitovant owned greater than a majority of the Urovant common shares and had represented in the proposal letter and in the September 28 letter that Sumitovant would not agree to sell any of its Urovant common shares or agree to any alternative transaction. Finally, at the request of the special committee, representatives from O’Melveny led a discussion regarding the treatment of employee retention matters in the transaction documents. The special committee determined to request the attendance of Urovant’s management at its next meeting to discuss employee retention matters.

Following the special committee meeting on November 7, 2020, at the request of the special committee, representatives from O’Melveny received input on various operational matters in the merger agreement from Urovant’s management.

Later on November 7, 2020, representatives from Jones Day and O’Melveny discussed various provisions of the draft merger agreement provided by Jones Day. Following such discussion, O’Melveny sent a revised draft of the merger agreement to Jones Day.

Also on November 7, 2020, representatives from Lazard and Citi discussed the offer price for the potential transaction. As instructed by the special committee, Lazard requested additional information on the financial analyses used in determining the current offer price, sought a higher price in connection with the potential transaction, and informed Citi that the special committee had not reached a consensus regarding price considerations at that time. Citi provided Lazard a general overview of Sumitovant’s valuation model without providing specific information regarding how inputs were utilized in Sumitovant’s model.

On November 8, 2020, the special committee had a conversation with representatives from Lazard to discuss the offer price proposed by Sumitovant. After considering various strategic factors (including the fact that a reputable Wall Street analyst had recently revised its price target for Urovant) and preliminary information communicated by Lazard regarding the valuation of Urovant based on a preliminary analysis, the members of the special committee directed Lazard to submit a counterproposal to Citi at a price of $18 per share.

On November 8, 2020, as instructed by the members of the special committee, representatives from Lazard communicated the special committee’s counterproposal of $18 per share to Citi.

Later on November 8, 2020, the special committee held a meeting with James Robinson, Urovant’s Principal Executive Officer and a member of the Urovant board, and with representatives from Lazard and O’Melveny attending. At the request of the special committee, representatives from O’Melveny provided an update on the negotiations of the draft transaction documents and responded to the special committee’s inquiries regarding certain terms and conditions. Representatives from O’Melveny confirmed that they would update the special committee regarding any significant substantive issues. After this discussion, representatives from Lazard provided an update on their discussions with Citi, confirming that they had communicated the special committee’s counterproposal of $18 per share to Citi earlier that day. The special committee, representatives from Lazard and O’Melveny, and Mr. Robinson then engaged in a discussion regarding Sumitovant’s possible responses to the counteroffer and corresponding strategies the special committee could utilize based on such response. Contingent on Sumitovant’s response, the special committee directed Lazard to make a counteroffer of $16.50 per share, plus contingent consideration of (i) $0.75 per share if Urovant’s fiscal annual sales reach $300 million by 2023, and (ii) an additional $0.75 per share if Urovant’s fiscal annual sales reach $400 million in the same period. At the request of the special committee, Mr. Robinson then provided an update regarding the status of the draft label for vibegron and confirmed that the label was still under FDA review. Mr. Robinson also provided an update on employee retention matters, including a draft employee retention program proposed by Urovant’s management that had been provided to the special committee in advance of the meeting. Mr. Robinson indicated that the new program was substantially similar to a previous program implemented by Urovant following Sumitovant’s acquisition of a majority of Urovant common shares from Roivant Sciences, and accounted for Urovant’s need to retain employees through critical approval, launch and development phases, particularly if a transaction with Sumitovant was to proceed.

Following the special committee meeting, also on November 8, 2020, O’Melveny provided Jones Day with a revised draft of the Sumitovant voting agreement. O’Melveny and Jones Day also discussed potential revisions to various provisions in the merger agreement.

On November 9, 2020, representatives from Citi provided representatives from Lazard with a revised offer of $15.25 per share. Later on November 9, 2020, pursuant to the authorization provided at the previous special committee meeting on November 8, 2020 and after further confirmatory discussions with Mr. Legault, Lazard submitted a counter-proposal to Citi of $16.50 per share, plus contingent consideration of (i) $0.75 per share if Urovant’s fiscal annual sales reach $300 million by 2023, and (ii) an additional $0.75 per share if fiscal annual sales reach $400 million in the same period.

Later on November 9, 2020, the special committee held a meeting with representatives from Lazard and O’Melveny attending. Representatives from Lazard provided an update on its latest discussions with Citi, including Sumitovant’s revised offer price of $15.25 per share, and Lazard’s counter-proposal that it delivered at the direction of the special committee. The special committee and Lazard then discussed Sumitovant’s possible responses to the counteroffer and corresponding strategies and next steps depending on such response. Representatives from O’Melveny then provided an update on the legal negotiations and draft documentation for the potential transaction, including their conversations with Jones Day since the previous special committee meeting. Representatives from O’Melveny informed the special committee that while no significant obstacles were anticipated in finalizing the documents, certain terms were still under negotiation, including certain terms related to certainty of closing, the interim operating covenants and the termination fee payable by Urovant to Sumitovant upon certain conditions. The special committee affirmed O’Melveny’s approach to the legal negotiations and requested that O’Melveny keep the special committee informed of any significant substantive issues.

Also on November 9, 2020, Jones Day sent revised drafts of the merger agreement and the Sumitovant voting agreement to O’Melveny, and O’Melveny, after reviewing and revising the same, sent further revised drafts of the merger agreement and the Sumitovant voting agreement back to Jones Day.

Also on November 9, 2020, representatives from Sumitovant and Urovant discussed matters relating to compensation and communication strategies in connection with the proposed transaction.

On the morning of November 10, 2020, Ms. Potter, on behalf of Sumitovant, communicated to Mr. Legault that Sumitovant had rejected Urovant’s most recent price proposal and instead provided a counter-proposal of $15.75 per share.

Following Mr. Legault’s receipt of such counterproposal, the special committee held a meeting on November 10, 2020 with representatives from Lazard and O’Melveny attending. Representatives from Lazard provided an update on its discussions with Citi and informed the special committee of the $15.75 counterproposal. The special committee then engaged representatives from Lazard and O’Melveny in a discussion regarding the revised offer, including considerations related to the increase in the offer price since Sumitovant’s initial offer of $12.50, Lazard’s analysis of Urovant’s 52-week stock price high, certain precedent transaction prices, Urovant’s intrinsic value, the potential timing of the transaction, and strategies for responding to the revised proposal. The special committee solicited advice of representatives from Lazard and O’Melveny throughout the discussion, and each member of the special committee provided such member’s views on the benefits and risks of certain potential responses and next steps. Based on the foregoing discussion, the special committee agreed to return with a counteroffer of $17.25 per share, representing the previous offer of $16.50 per share plus the first portion of the $0.75 contingent consideration. Further, the special committee discussed providing direction to Mr. Legault to guide negotiation, if required, toward a price of $16.50, if necessary. The special committee asked Mr. Legault to follow up with Sumitovant management to conduct further price negotiations.

Following such meeting of the special committee, on November 10, 2020, Mr. Legault communicated the special committee’s proposal of $17.25 per share to Ms. Potter. Ms. Potter rejected the $17.25 proposal and informed Mr. Legault that the highest price Sumitovant was then willing to offer was $16.00 per share. Mr. Legault communicated to Ms. Potter that $16.00 per share was an inadequate offer, and that while the special committee would reject any such offer, it may be willing to approve an offer at $16.50 per share.

Following this discussion, Ms. Potter provided the Sumitovant board of directors and members of Sumitomo Dainippon’s senior management with an update on the status of negotiations. The Sumitovant board of directors and members of Sumitomo Dainippon’s senior management team authorized Ms. Potter to increase Sumitovant’s offer to $16.25 per share. Substantially concurrently, Mr. Legault met telephonically with the other members of the special committee and provided an update on his discussions with Ms. Potter. Following Mr. Legault’s update, members of the special committee discussed and agreed that if Ms. Potter proposed $16.25 per share, Mr. Legault was authorized to agree to such offer, subject to satisfactory finalization of the transaction documentation and review of the presentation to be provided by Lazard regarding the fairness of the proposed price. After the conclusion of Ms. Potter’s and the special committee’s respective discussions, Ms. Potter informed Mr. Legault that Sumitovant had increased its offer to $16.25 per share, and Mr. Legault confirmed that a price of $16.25 per share was acceptable subject to the final authorization of the special committee reaching a satisfactory agreement regarding the terms of the transaction documentation and the special committee’s receipt of Lazard’s financial analysis.

Also on November 10, 2020, representatives from O’Melveny and Jones Day discussed potential revisions to certain provisions of the draft merger agreement and the Sumitovant voting agreement and exchanged drafts of each document, reaching a general agreement on terms related to certainty of closing, the interim operating covenants and the Termination Fee payable by Urovant to Sumitovant upon certain conditions.

After these discussions, the special committee held a meeting on the evening of November 10, 2020 with members of Urovant’s management and representatives from Lazard and O’Melveny attending. At such meeting, Mr. Legault provided an update on his discussions with Ms. Potter and the preliminary agreement on a price of $16.25 per share, subject to final approval of the special committee. At the request of the special committee, representatives from O’Melveny provided an update on the legal negotiations and draft transaction documents. Representatives from O’Melveny summarized the matters that had been agreed upon since the special committee’s previous meeting and reported that negotiations were ongoing with regard to certain terms, including certain termination rights, certain representations, the definition of material adverse effect, certain interim operating covenants, and obtaining a proxy in connection with the Sumitovant voting agreement. Representatives from O’Melveny confirmed that the transaction documents were in generally agreed upon form and would be finalized and in an agreed upon form by the following day. The special committee then reviewed the Original Special Committee Case, and representatives from Lazard presented a preliminary draft analysis of the proposed transaction economics from a financial perspective, based on the price of $16.25 per share. The special committee asked questions and engaged representatives from Lazard in a discussion of their assumptions and analysis throughout the presentation. The special committee then instructed Lazard to use the Original Special Committee Case to finalize its financial analysis of the fairness of the proposed merger consideration and determine whether it could provide an opinion as to the fairness of the potential transaction. A copy of the presentation materials provided to the special committee by Lazard for the November 10, 2020 meeting is filed as Exhibit (c)(8) to the Schedule 13E-3. The special committee and representatives from Lazard and O’Melveny then discussed the procedures and timeline for executing a definitive merger agreement.

On November 11, 2020, Urovant received a draft label for its drug candidate vibegron from the FDA, which we refer to herein as the “draft vibegron label.”

Also on November 11, 2020, representatives from O’Melveny and Jones Day discussed potential revisions to certain provisions of the draft merger agreement and the Sumitovant voting agreement and exchanged drafts of each document.

Later on November 11, 2020, the special committee held a meeting with members of Urovant’s management and representatives from Lazard, Conyers and O’Melveny attending. At the request of the special committee, Urovant’s management presented the draft vibegron label it had received earlier that day. The special committee and members of Urovant’s management engaged in discussions regarding the draft vibegron label, including how the content of the draft vibegron label may or may not affect the Original Special Committee Case. The special committee considered different aspects of the draft vibegron label and whether such factors had already been addressed in the Original Special Committee Case. At the request of the special committee, representatives from O’Melveny and Conyers provided a review of the special committee’s fiduciary duties. The special committee discussed, together with representatives from Lazard, that most of the financial projections included in the Original Special Committee Case were not label dependent and therefore would not be materially impacted, but that certain aspects of the projections could be impacted, the significance of which would need to be determined. After discussion with Urovant’s management, and representatives from O’Melveny, Conyers and Lazard, the special committee determined it needed to further evaluate and consider this development and its impact on the Original Special Committee Case. Following this discussion, representatives from O’Melveny presented to the special committee a summary of the terms and conditions of the draft merger agreement and the Sumitovant voting agreement. The special committee asked questions of representatives from O’Melveny regarding certain aspects of the documentation and asked O’Melveny to finalize the transaction documentation. Based on its discussions with Urovant’s management, and representatives from O’Melveny, Lazard and Conyers, the special committee determined it would need additional time to consider the draft vibegron label and its potential impact on the financial forecasts contained in the Original Special Committee Case. The special committee instructed Urovant’s management to work together to update the financial forecasts contained in the Management Case and the Original Special Committee Case and instructed Lazard to incorporate the changes to the Original Special Committee Case into the financial analysis being prepared by Lazard. The special committee asked Mr. Legault to communicate this delay in the process to Sumitovant.

Subsequently, on November 11, 2020, Mr. Legault telephonically communicated the delay in the negotiation process to Ms. Potter, and representatives from O’Melveny and Lazard provided similar messages to representatives from Jones Day and Citi, respectively.

Between the end of the November 11, 2020 meeting of the special committee and the commencement of the first special committee meeting held on November 12, 2020, at the instruction of the special committee, Urovant’s management made corresponding revisions to each of the Management Case and the Original Special Committee Case to address the impact of the draft vibegron label.

On November 12, 2020, the special committee held a meeting with members of Urovant’s management and representatives from Lazard and O’Melveny attending. At the request of the special committee, Urovant’s management discussed the draft vibegron label that was received by Urovant from the FDA on November 11, 2020 and then presented information regarding how Urovant’s management believed Urovant’s financial projections could be revised to reflect the impact of the draft vibegron label. The special committee then reviewed updated versions of each of the Management Case and the Original Special Committee Case prepared by Urovant’s management, which reflected the impact of the draft vibegron label and which we refer to herein as the “Revised Management Case” and the “Revised Special Committee Case,” respectively.1 The special committee, members of Urovant’s management, and representatives from Lazard discussed how the draft vibegron label was assumed to affect the projected market share and revenues of Urovant and the differences between the Management Case and the Revised Management Case, as well as the differences between the Original Special Committee Case and the Revised Special Committee Case, in each case reflecting the impact of the draft vibegron label. Representatives from Lazard then presented to the special committee its preliminary and illustrative valuation summary after incorporating such Revised Special Committee Case. At the request of the special committee, Urovant’s management left the meeting, and the special committee meeting continued in executive session with representatives from O’Melveny and Lazard present. The special committee, based on its

[1]

Although the Revised Management Case was prepared by Urovant’s management in the process of preparing the Revised Special Committee Case, the Revised Management Case was not provided to Sumitovant, and Urovant’s management provided the Revised Management Case to the special committee for reference purposes only in connection with evaluating the proposed transaction. In addition, for informational purposes only, Lazard performed a discounted cash flow analysis using the projections derived from the Revised Management Case. However, at the instruction of the Special Committee this analysis did not provide the basis for, and was not material to, the rendering of Lazard’s opinion. For additional information regarding this analysis, please see the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee—Financial Analyses” beginning on page 42.

discussion with representatives from Lazard, concluded that the cumulative increase in sales and market share as a result of the draft vibegron label was not material to the financial projections that were included in the Original Special Committee Case. Representatives from Lazard further stated that, based on their updated analysis, the draft vibegron label results had been materially incorporated into the financial forecasts contained in the Original Special Committee Case. The special committee then engaged representatives from Lazard and O’Melveny in a discussion of the draft vibegron label’s impact on the potential transaction with Sumitovant, including its effects on the financial analysis, whether there was a possibility that the new information would cause Sumitovant to agree to a higher price per share than $16.25, that the draft vibegron label results had been materially provided for in the previous financial projections, and the potential benefits and risks of pursuing an increased offer price. In addition, the special committee discussed various strategic alternatives for raising capital for Urovant in light of the draft vibegron label outcome and considered the potential benefits and risks that each alternative posed to the Public Shareholders, including the risk of the transaction not moving forward and the potential valuation and dilutive effects of a contemplated equity financing if Urovant remained as an independent public company. Based on the foregoing discussion, the special committee agreed to present a counteroffer to Sumitovant of $16.50 per share, representing an increase of $0.25 per share over the previously agreed upon price of $16.25. Moreover, the special committee agreed that, if Sumitovant rejected such offer, Mr. Legault was authorized on behalf of the special committee to accept any agreed-upon price greater than or equal to $16.25, as opposed to not moving forward with the transaction. A copy of the presentation materials provided to the special committee by Lazard for the November 12, 2020 meeting is filed as Exhibit (c)(9) to the Schedule 13E-3.

Mr. Legault then left the meeting, contacted Ms. Potter telephonically and presented the counteroffer of $16.50 per share. Ms. Potter informed Mr. Legault that even after taking the draft vibegron label into account (which Sumitovant had already assumed in its previous offer), Sumitovant’s best and final offer was still $16.25, and the transaction would not move forward if the special committee required additional consideration beyond $16.25. Mr. Legault then accepted the $16.25 per share offer.

Upon Mr. Legault’s return to the meeting, the special committee instructed representatives from Lazard to use the Revised Special Committee Case to finalize its financial analysis of the fairness of the proposed merger consideration. The special committee and representatives from Lazard and O’Melveny then discussed the process for final approval and execution of the merger agreement and the Sumitovant voting agreement.

Later on November 12, 2020, the special committee met again with members of Urovant’s management and representatives from Lazard and O’Melveny attending. Representatives from Lazard presented to the special committee a detailed analysis of the proposed transaction from a financial perspective, including an overview of the transaction process, the valuation of the assets to be acquired, the history of Urovant’s share price, the terms and premiums seen in precedent transactions, the range of analyst price targets, ratings and benchmarks for Urovant common shares, and Lazard’s financial analysis, underlying assumptions, and sensitivity analyses. Lazard then delivered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated November 12, 2020, to the effect that, as of that date, and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in such written opinion, the $16.25 per share that would be paid to the holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, or (ii) Sumitovant) in the Merger was fair from a financial point of view to such holders. Representatives from Lazard then summarized the terms of its written fairness opinion, which had been approved by Lazard’s opinion committee. Following such presentation, representatives from Lazard left the meeting at the request of the special committee, and the meeting continued in executive session with representatives from O’Melveny present. The special committee then engaged in a discussion of Lazard’s fairness opinion and financial analysis, as well as certain other considerations, which are described in the section below entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger,” and unanimously (a) determined that the per share merger consideration constitutes fair value for each Urovant common share in accordance with the Bermuda Companies Act, (b) determined that the terms of the merger agreement, the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement are fair to and in the best interests of Urovant and its shareholders, (including unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act) (c) approved and declared advisable the execution, delivery and performance of the merger agreement and the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement by Urovant, and (d) recommended that Urovant’s shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement, at a duly held meeting of such holders for such purpose. A copy of Lazard’s November 12, 2020 presentation materials to the special committee is filed as Exhibit (c)(9) to the Schedule 13E-3.

Following conclusion of the special committee meeting on November 12, 2020, the parties executed the merger agreement and the Sumitovant voting agreement, and Sumitovant and Urovant issued press releases announcing the transaction.

On November 24, 2020, Astellas Pharma Inc., or “Astellas,” was issued an additional patent related to Myrbetriq, Astellas’ treatment for overactive bladder, which patent we refer to herein as the “Additional Patent.”

On December 14, 2020, the special committee met with members of Urovant’s management and representatives from Lazard and O’Melveny attending. At the request of the special committee, Urovant’s management led a discussion regarding the issuance of the Additional Patent to Astellas, the potential impact of the Additional Patent on certain pending intellectual property patent litigation involving Astellas and its OAB product, Myrbetriq, which we refer to herein as the “Astellas Litigation,” and how the Additional Patent and the Astellas Litigation may impact the timing of potential generic alternatives to Myrbetriq and vibegron. Urovant’s management reviewed with the special committee a preliminary analyses of the Additional Patent and the Astellas Litigation prepared by Urovant with the assistance of outside intellectual property counsel. The special committee then discussed the impact of the Additional Patent and the Astellas Litigation on Urovant and the future sales of vibegron. The special committee also discussed other developments subsequent to its approval of the merger agreement that may impact Urovant and the future sales of vibegron, including that the primary efficacy analysis of the topline data from Urovant’s Phase 2a study of vibegron for the treatment of irritable bowel syndrome, or “IBS,” showed that the study did not meet its primary endpoint. We refer to these results as the “Phase 2a Study Results for IBS.” Following such discussion, the special committee determined, on a preliminary basis, that the impact on Urovant and the future sales of vibegron from the Phase 2a Study Results for IBS and the Additional Patent were not likely to be material; however, in an effort to gain a better understanding of the potential impact of the Additional Patent, the special committee discussed the need to obtain additional information regarding (i) the potential strengths and weaknesses of the Additional Patent, (ii) the potential outcome of the Astellas Litigation, including any settlements thereof, (iii) how such outcome may impact the timing of whether and when generic alternatives to Myrbetriq and vibegron would be brought to market, (iv) the impact of such changes to the timing of generic alternatives on the commercialization of vibegron, including the potential for increased market competition for vibegron from generic alternatives and the potential increase or decline of Myrbetriq’s market share, and (v) the potential impact of Urovant having to continue to compete with Astellas prior to the entry of generic alternatives into the marketplace. At the conclusion of the discussion, the special committee requested additional information from Urovant and its outside intellectual property legal advisors to better understand the potential impact of the Additional Patent.

On December 15, 2020, the special committee met with a representative from Urovant’s outside intellectual property counsel engaged to review the Additional Patent and its potential impact on the Astellas Litigation, which we refer to the “Outside IP Counsel,” with O’Melveny attending. At the request of the special committee, the representative from the Outside IP Counsel summarized their legal team’s background and qualifications, and then explained the scope of their review of the Additional Patent and its potential impact on the Astellas Litigation, as well as the possible outcomes thereof. The representative from the Outside IP Counsel noted that, while the litigants launching generic versions of Myrbetriq may possess certain arguments against the strength of the Additional Patent, it was the judgment of the representative from the Outside IP Counsel that Astellas had reasonably persuasive arguments in its favor. The representative from the Outside IP Counsel reported that, due to the uncertainties of litigation, it was difficult to determine how the litigation may be resolved, but such representative expected the Astellas Litigation to continue for a minimum of several additional years, which could delay the entrance of generic alternatives to Myrbetriq into the market. The representative from the Outside IP Counsel noted while this was the mostly likely outcome in their judgment, the ultimate results were uncertain and would depend on various factors related to the litigation process and Astellas’ continuing prosecution of its related patents. After this discussion, the representative from the Outside IP Counsel left the special committee meeting, and representatives from Lazard joined the meeting. The special committee then engaged representatives from Lazard and O’Melveny in a discussion regarding the Additional Patent and the Astellas Litigation in light of the Outside IP Counsel’s discussion. The special committee discussed various potential impacts the Additional Patent could have on Urovant’s business and the future sales of vibegron, including both positive and negative impacts. The special committee also discussed the potential impact of other developments occurring subsequent to its approval of the merger agreement, including the Phase 2a Study Results for IBS, on Urovant’s business. At the conclusion of these discussions, based on the information available, the special committee did not view the Additional Patent or the Phase 2a Study Results for IBS as collectively having a material impact on Urovant or the future sales of vibegron.

On December 23, 2020, consistent with the draft vibegron label received by Urovant on November 11, 2020, the FDA notified Urovant of its approval of the New Drug Application (NDA) for an oral, once-daily tablet containing 75 mg of vibegron, for the treatment of OAB with symptoms of urge urinary incontinence, urgency, and urinary frequency in adults. This approval marks the first new oral branded OAB medication approved by the FDA since 2012, and it is the first product approval for Urovant.

Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger

The special committee, pursuant to the authority delegated to the special committee by the Urovant board, and acting on behalf of Urovant, with the advice and assistance of its independent legal and financial advisors, unanimously (i) determined that the per share merger consideration constitutes fair value for each Urovant common share in accordance with the Bermuda Companies Act, (b) determined that the terms of the merger agreement, the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement are fair to and in the best interests of Urovant and its shareholders (including unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act), (c) approved and declared advisable the execution, delivery and performance of the merger agreement and the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement by Urovant, and (d) recommended that Urovant’s shareholders vote in favor of the adoption and approval of the merger agreement and the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement, at a duly held meeting of such holders for such purpose.

Reasons for the Merger; Recommendation of the Special Committee

The special committee held nineteen meetings to discuss, among other things, the proposal from Sumitovant (as it was revised from time to time), the merger agreement, and the transactions contemplated thereby, including the merger. In the course of its determination and making its recommendations, the special committee considered, in consultation with its financial and legal advisors, information with respect to Urovant’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and prospective basis, as well as current industry, economic and market conditions and trends.

The special committee considered the following factors as being generally supportive of its determination and recommendations:

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historical information regarding (i) Urovant’s business, financial performance and results of operations as a pre-revenue company, (ii) market prices, volatility and the relatively limited trading activity with respect to the Urovant common shares, including the decline in the trading price of the Urovant common shares since its 52-week high price of $15.75, and (iii) market prices with respect to other industry participants and recent increases in general market indices;

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current information regarding (i) Urovant’s business, prospects, financial condition (including its imminent need for additional capital), operations (including concerns about potential delays in Urovant’s manufacturing processes and the resulting limited supply of product samples for the initial launch of vibegron), technology, limited scope of product candidates, services, management (including its ability to retain executive leadership with the knowledge and experience necessary to commercialize its product candidates), competitive position (including against future generic competition) and strategic business goals and objectives, (ii) general economic, industry and financial market conditions, and (iii) opportunities and competitive factors within Urovant’s industry (including future competition from generics);

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the per share merger consideration provides certainty, immediate value and liquidity to the Public Shareholders, particularly in light of the relatively limited trading volume of the Urovant common shares;

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the per share merger consideration represents a 105% premium to the closing price of the Urovant common shares on November 11, 2020 (the second to last trading day preceding the public announcement of the merger, at which date the closing price was $7.91) and represents a 104% premium to the 15-day volume weighted average price of the Urovant common shares ending on November 11, 2020 (which was $7.96);

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the prospects and likelihood of realizing superior benefits through remaining an independent company, risks associated with remaining an independent company, and possible alternative business strategies;

•	the relative confidence of the special committee in the ability of Urovant to achieve its projected financial performance;

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the fact that Sumitovant communicated to the special committee in its Proposal Letter, and confirmed in subsequent discussions, that Sumitovant is interested only in acquiring Urovant common shares not already owned by Sumitovant and that Sumitovant has no interest in selling any Urovant common shares it owns and has no interest in supporting any alternative sale, merger or similar transaction involving Urovant, which could discourage the making of a competing proposal;

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the likely inability of Urovant to consummate any other strategic alternative sale, merger or other similar transaction as a result of the communication made by Sumitovant to the special committee in the Proposal Letter and in subsequent discussions;

•	the acknowledgement by the special committee that the price offered under the merger agreement represents a premium to the 52-week stock price high as of November 11, 2020;

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the timing of the merger and the risk that if Urovant does not accept Sumitovant’s offer now, it may not have another opportunity to do so or to pursue an opportunity offering the same value and certainty of closing to Urovant’s shareholders;

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the fact that, during the course of Urovant’s negotiations with Sumitovant, Sumitovant raised the value of the consideration per Urovant common share offered by Sumitovant from $12.50 to $16.25, which the special committee believes, after such negotiations with Sumitovant and its representatives, is the highest price per share that Sumitovant is willing to pay for the outstanding Urovant common shares not already owned by Sumitovant;

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the belief of the special committee that Urovant was unlikely to be able to consummate an alternative strategic transaction that would be more favorable to Urovant’s shareholders from a financial point of view than the merger, including, without limitation, as a result of the communications made by Sumitovant to the special committee in the Proposal Letter;

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that Urovant would be permitted, under certain circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a Superior Proposal (as defined in the merger agreement) after giving Sumitovant the opportunity to match the Superior Proposal and upon payment of the Termination Fee equal to $13,620,000;

•	the likelihood that the merger will be completed, based on, among other things, (i) the reputation of Sumitomo Dainippon and its ability to complete an acquisition transaction involving the Urovant common shares that Sumitovant does not already own, (ii) the limited number and nature of the conditions to the completion of the merger, including the fact that there is no financing condition and no antitrust filings or notifications will be required in connection with the merger in any jurisdiction in the world, and (iii) Urovant’s ability, pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Sumitovant and merger sub and to specifically enforce the terms of the merger agreement;

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(i) the financial analyses presented to the special committee by Lazard (which financial analyses the special committee adopted as its own) and (ii) the opinion of Lazard that, as of the date of such opinion, and based upon and subject to the limitations, qualification, assumptions and other matters set forth therein, that the per share merger consideration to be paid to the holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act or (ii) Sumitovant) pursuant to the merger agreement is fair, from a financial point of view, to such holders;

•	the fact that Sumitomo Dainippon has guaranteed the payment obligations of Sumitovant and merger sub under the merger agreement;

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the fact that (i) Sumitovant is representing to Urovant in the merger agreement that, as of the date of the merger agreement, Sumitovant and merger sub, together with Sumitomo Dainippon, have access to funds sufficient to enable merger sub to consummate the merger and to make all payments contemplated by the merger agreement, including the payment of the aggregate amount of per share merger consideration payable in connection with the merger, and will also have at the closing of the merger sufficient funds to pay the aggregate per share merger consideration, and (ii) that Sumitovant’s and merger sub’s obligations to complete the merger and pay the aggregate per share merger consideration are not conditioned on Sumitovant or merger sub obtaining financing; and

•	the availability of appraisal rights to shareholders of Urovant in connection with the merger, as discussed in the section entitled “Rights of Appraisal.”

In the course of reaching its determinations and making its recommendations, the special committee also considered the following countervailing factors concerning the merger agreement, the statutory merger agreement and the merger:

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the fact that Urovant will no longer exist as an independent public company and Urovant’s shareholders will forego any future increase in its value as an independent public company that might result from its possible growth;

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the possible negative effects of the merger and public announcement of the merger on Urovant’s financial performance, operating results and stock price and Urovant’s relationships with customers, suppliers, distributors, other business partners, management and employees;

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the fact that the merger agreement (i) precludes Urovant from actively soliciting competing acquisition proposals and (ii) obligates Urovant (or its successor) to pay Sumitovant the Termination Fee equal to $13,620,000 under specified circumstances, which could discourage the making of a competing acquisition proposal or adversely impact the price offered in such a proposal;

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the fact that the merger agreement imposes restrictions on the conduct of Urovant’s business in the pre-closing period, which may adversely affect Urovant’s business in the event the merger is not completed (including by delaying or preventing Urovant from pursuing business opportunities that may arise or precluding actions that would be advisable if Urovant were to remain an independent company);

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the risks involved with the merger and the likelihood that Urovant and Sumitovant will be able to complete the merger, the possibility that the merger might not be consummated and Urovant’s prospects going forward without the combination with Sumitovant;

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the substantial transaction expenses to be incurred in connection with the merger and the negative impact of such expenses on Urovant’s cash reserves and operating results should the merger not be completed; and

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all known interests of directors and executive officers of Urovant in the merger that may be different from, or in addition to, their interests as shareholders of Urovant or the interests of Urovant’s other shareholders generally.

The above discussion of the information and factors considered by the special committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the special committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the special committee may have considered various factors differently. The special committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the special committee may have given differing weights to differing factors. The special committee based its unanimous recommendation on the totality of the information presented, including, among other information, the financial analyses presented to the special committee by Lazard and the opinion of Lazard set forth in Annex B to this proxy statement. The Lazard opinion addressed the fairness determination from a financial point of view of the per share merger consideration to be paid to the holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act or (ii) Sumitovant) pursuant to the merger agreement. While holders of Urovant common shares addressed by the Lazard opinion include holders that are affiliates of Urovant (such as its officers and directors), the special committee determined that such affiliates would receive the same per share merger consideration for their Urovant common shares as our unaffiliated shareholders. Therefore, the special committee believed there was no material distinction between the fairness of the contemplated transaction to our unaffiliated shareholders and the fairness of such transaction to holders of Urovant common shares that are affiliates of Urovant (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act or (ii) Sumitovant).

Other than its review and adoption of financial analyses presented by Lazard, the special committee did not conduct a going-concern valuation of Urovant in evaluating the merger because of its belief that the financial analyses presented by Lazard, as more fully summarized below in the section entitled “Opinion of Financial Advisor to the Special Committee (See Annex B),” represented potential valuations of Urovant as it continues to operate its business as a going concern.

In addition, the special committee did not consider the net book value of Urovant in evaluating the merger because of its belief that net book value does not adequately reflect Urovant’s value as a going concern because it does not take into account Urovant’s future business prospects, including revenues Urovant is projected to realize from the commercialization of vibegron or its drug candidate, URO-902. The special committee also did not consider liquidation value in evaluating the merger because of its belief that Urovant’s remains a viable going concern and that any prospective acquirer of Urovant, including Sumitovant, would continue to operate Urovant as a going concern following the consummation of such transaction.

Moreover, when evaluating the merger, the special committee did not consider the discounted cash flow analyses that had been prepared by Lazard for informational purposes only using (i) projections derived from the Revised Management Case or (ii) projections from published, publicly available Wall Street equity research reports. Please see the section entitled “Special Factors—Opinion of Financial Advisor to the Special Committee—Financial Analyses” beginning on page 42 for additional information regarding these discounted cash flow analyses prepared by Lazard. In particular, the special committee did not consider the discounted cash flow analysis prepared using the Revised Management Case because of its belief that assumptions regarding the future pricing and market share of vibegron underlying the Revised Management Case did not adequately take into account the impact of competition from potential generic alternatives and overstated the prospective financial performance of Urovant. Please see the section entitled “Background of the Merger” beginning on page 17 for additional information regarding the special committee’s review of the Revised Management Case.

Likewise, while the special committee considered selected equity research analyst price targets based on published, publicly-available Wall Street equity research reports, as one factor in its analysis, it gave less weight to these targets because the special committee believed that the discounted cash flow analysis prepared by research analysts in deriving these targets did not take into account the significant dilutive impact of an equity financing that the special committee believed would be necessary for Urovant to continue as an independent public company.

The special committee unanimously recommends that Urovant’s shareholders vote “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Opinion of the Financial Advisor to the Special Committee (See Annex B)

Opinion of Lazard Frères & Co. LLC

The special committee retained Lazard to provide it with financial advisory services and to render to the special committee a fairness opinion in connection with the merger. Lazard delivered its oral opinion to the special committee on November 12, 2020, which opinion was subsequently confirmed in a written opinion of the same date, that, as of November 12, 2020 and based upon and subject to the assumptions, procedures, factors, qualifications, limitations and other matters set forth in such written opinion, the per share merger consideration to be paid to the holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act or (ii) Sumitovant) in the merger was fair from a financial point of view to such holders.

The full text of the written opinion of Lazard, dated November 12, 2020, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this document as Annex B and is incorporated by reference herein in its entirety. The summary of Lazard’s opinion is qualified in its entirety by reference to the full text of the opinion, and we encourage you to read the opinion carefully and in its entirety.

Lazard’s engagement and its opinion were for the benefit of the special committee (in its capacity as such) and its opinion was rendered to the special committee in connection with its evaluation of the merger and addressed only the fairness as of the date of the opinion, from a financial point of view, to the holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act or (ii) Sumitovant) of the consideration to be paid to such holders in the merger. Lazard’s opinion was not intended to and did not constitute a recommendation to any shareholder as to whether such shareholder should act or vote with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, November 12, 2020. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after November 12, 2020. The current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic, may or may not have an effect on Urovant and Lazard did not express an opinion as to the effects of such volatility or such disruption on Urovant. Lazard did not express any opinion as to the price at which Urovant common shares may trade at any time subsequent to the announcement of the merger. In connection with Lazard’s engagement, Lazard was not authorized to, and it did not, solicit indications of interest from third parties regarding a potential transaction with Urovant. Lazard’s opinion did not address the relative merits of the merger as compared to any other transaction or business strategy in which Urovant might engage or the merits of the underlying decision by Urovant to engage in the merger.

In connection with its opinion, Lazard:

•	Reviewed the financial terms and conditions of a draft, dated November 11, 2020, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Urovant and historical business and financial information provided to Lazard by Urovant;

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reviewed various financial forecasts and other data provided to Lazard by Urovant relating to the business of Urovant (including financial projections that have been identified as the “Revised Special Committee Case,” and the “Revised Management Case”), as well as the terms and size of the Assumed Equity Raise (as defined below));

•	held discussions with members of the senior management of Urovant with respect to the business and prospects of Urovant;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Urovant;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Urovant;

•	reviewed historical stock prices and trading volumes of the Urovant common shares; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Urovant or concerning the solvency or fair value of Urovant, and Lazard was not furnished with any such valuation or appraisal. The special committee advised Lazard that the Revised Special Committee Case, which reflects the special committee’s adjustments to the Revised Management Case, best reflects the anticipated future financial performance of Urovant; accordingly, at the direction of the special committee, Lazard utilized the Revised Special Committee Case, which is summarized in the section entitled “Projected Financial Information,” for purposes of its analyses in connection with its opinion. In addition, in light of the capital needs anticipated by the special committee and management of Urovant in order to fund the operations and business plan of Urovant, at the direction of the special committee, Lazard assumed that Urovant would consummate an equity raise consistent with the Assumed Equity Raise and incorporated the Assumed Equity Raise into its analyses in connection with its opinion. Lazard assumed, with the consent of the special committee, that such forecasts and adjustments were reasonably prepared on bases reflecting the best available estimates and judgments as to the future financial performance of Urovant. Lazard relied, with the consent of the special committee, on the assessments of Urovant as to the validity of, and risks associated with, the product candidates of Urovant (including, without limitation, the timing and probability of successful development, testing, and marketing of such products and product candidates and approval thereof by appropriate governmental authorities). Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.

In rendering its opinion, Lazard assumed, with the consent of the special committee, that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of the special committee advised Lazard, and Lazard assumed, that the merger agreement, when executed, conformed to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the special committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger will not have an adverse effect on Urovant or the merger. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the special committee obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the per share merger consideration to the extent expressly specified therein) of the merger, including, without limitation, the form or structure of the merger, the Sumitovant voting agreement, or any other agreements or arrangements entered into in connection with, or contemplated by, the merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the merger, or class of such persons, relative to the per share merger consideration or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the special committee in connection with Lazard’s opinion, dated November 12, 2020. The full text of the written presentation by Lazard to the special committee has been attached as Exhibit (c)(9) to the Schedule 13E-3 in connection with the proposed merger and is incorporated by reference herein in its entirety. The summary of Lazard’s analyses and reviews provided below is qualified in its entirety by reference to the full text of the written presentation, and you are encouraged to read the written presentation carefully and in its entirety. For more information, please see the section entitled “Where You Can Find Additional Information” beginning on page 132.

The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw in isolation conclusions from or with regard to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Considering selected portions of its analyses and reviews in the summary set forth below or in Lazard’s written presentation, without considering its analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Urovant. No company, business or transaction considered in Lazard’s analyses and reviews is identical to Urovant or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of its analyses and reviews, including the methodologies and assumptions underlying its analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 12, 2020, unless otherwise indicated, and is not necessarily indicative of current market conditions. Lazard, based on its professional judgment and experience, rounded all per share prices presented to the special committee to the nearest 5 cents. All per share prices presented below are also rounded to the nearest 5 cents.

Financial Analyses

Discounted Cash Flow Analysis

Using the projections contained in the Revised Special Committee Case, which are provided in the section entitled “Special Factors—Projected Financial Information” beginning on page 64, Lazard performed a discounted cash flow analysis of Urovant. Lazard used the projections contained in the Revised Special Committee Case as the underlying data for Lazard’s discounted cash flow analysis in accordance with the instructions of the special committee. The chart titled “Revised Special Committee Case” contained within the section entitled “Special Factors—Projected Financial Information” beginning on page 64 is incorporated by reference herein.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.

For purposes of this analysis, Lazard calculated a range of enterprise values for Urovant by discounting to present value, utilizing discount rates ranging from 8.5% to 11.5%, chosen by Lazard using its professional judgment and experience based upon its analysis of a weighted average cost of capital of Urovant ranging from 8.5% to 11.5% and using the mid-year convention, (i) the estimated probability-adjusted, after-tax unlevered free cash flows to be generated by Urovant from December 31, 2020 through March 31, 2039 as set forth in the Revised Special Committee Case; and (ii) a range of terminal values for Urovant of ($12 million) to ($3 million).

The terminal values were derived by applying a negative terminal growth rate range of (30%) – (10%) to the estimated unlevered free cash flow for the terminal year to be generated by Urovant. The negative terminal growth rates used by Lazard were estimated by Lazard based on its professional judgment and experience, taking into account the Revised Special Committee Case. In particular, the decision to use a negative terminal growth rate range in connection with the discounted cash flow analysis was based, in part, on the projected losses of exclusivity Urovant would experience with respect to vibegron in fiscal year 2034 and URO-902 in 2038, and the projected declines in revenue and unlevered free cash flow that would occur beginning in 2034 as shown in the Revised Special Committee Case.

Lazard then added to the range of enterprise values the estimated net cash of Urovant at December 31, 2020 to derive a range of total equity values for Urovant. Lazard then calculated a range of implied equity values per Urovant common share by dividing such total equity values of Urovant by the number of fully diluted shares outstanding of Urovant after giving effect to the Assumed Equity Raise, which was a low value of 92.129 million shares and a high value of 92.791 million shares, respectively. The results of this analysis implied an equity value per share range of $13.30 to $17.35.

At the direction of the special committee, all discounted cash flow analyses included an assumed future equity raise by Urovant, specifically, $350 million net of 6% underwriter’s fee in equity financing raised at a 17.5% discount to the 15-day volume weighted average price of a Urovant common share, which we refer to as the “Assumed Equity Raise.”

For informational purposes only, Lazard performed the foregoing discounted cash flow analysis using the projections derived from the Revised Management Case. From this analysis, Lazard estimated an implied price per share range for Urovant common shares of $19.45 to $25.00. In addition, for information purposes only, Lazard also performed the foregoing discounted cash flow analysis using projections from published, publicly available Wall Street equity research reports. From this analysis, Lazard estimated an implied price per share range for Urovant common shares of $8.20 to $13.45. As noted above, the foregoing analyses did not provide the basis for, and was not material to, the rendering of Lazard’s opinion.

Selected Public Companies Analysis

Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded biotechnology companies, the operations of which Lazard believed, based on its experience with companies in the biotechnology industry and its professional judgment, to be generally relevant in analyzing Urovant’s operations for purposes of this analysis. Lazard compared such information for the selected comparable companies to the corresponding information for Urovant.

The companies in the biotechnology industry selected by Lazard for this analysis were as follows:

•	Aurinia Pharmaceuticals Inc.

•	Zogenix, Inc.

•	Rhythm Pharmaceuticals, Inc.

•	Esperion Therapeutics, Inc.

•	BioCryst Pharmaceuticals, Inc.

•	Kadmon Holdings, Inc.

•	Ardelyx, Inc.

•	Eiger Biopharmaceuticals, Inc.

Lazard selected the companies above because, among other things, the selected companies operate businesses similar in certain respects to the business of Urovant. However, none of the selected companies is identical to Urovant and certain of these companies may have characteristics that are materially different from those of Urovant. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Urovant and the selected companies that could affect the public trading values of each company are also relevant.

For each of the selected companies above, Lazard calculated the enterprise value of the selected company (calculated as the market capitalization, taking into account in-the-money options and other equity awards and convertible securities, plus the book value of debt and preferred equity, less cash and cash equivalents, short term investments, and long term investments, plus book value of minority interests) as of November 11, 2020, as a multiple of revenue estimates for the fifth year following the commercial launch of their lead product in its lead indication from FactSet Research Systems, Evaluate Pharma, Equity Research Estimates and other sources, referred to in this section as “EV/ L+5 Revenue”. The results of this analysis are as follows:

	Market Value ($ in millions)	Enterprise Value ($ in millions)	L+5 Revenue (1) ($ in millions)	Enterprise Value / L+5 Revenue
Aurinia Pharmaceuticals Inc.	1,742	1,304	1,047	1.2x
Zogenix, Inc.	1,166	836	749	1.1x
Rhythm Pharmaceuticals, Inc.	1,053	852	812	1.0x
BioCryst Pharmaceuticals, Inc.	817	766	465	1.6x
Esperion Therapeutics, Inc.	782	567	621	0.9x
Kadmon Holdings, Inc.	621	506	617	0.8x
Ardelyx, Inc.	522	387	617	0.6x
Eiger Biopharmaceuticals, Inc.	340	239	358	0.7x

75th Percentile	1,081	840	765	1.1x
Median	800	666	619	1.0x
Mean	880	682	661	1.0x
25th Percentile	596	476	579	0.8x

Source: FactSet, Evaluate Pharma, company filings, websites and corporate presentations.

Note: Market data as of November 11, 2020. For companies with products launching prior to 6/30, the launch year is defined as L+1. For launches after 6/30 the year in which the product launches is defined as L+0. Launch assumed shortly after approval date / expected approval.

(1)	Revenue estimates represent broker median estimates for L+5.

Using its professional judgment and experience, Lazard then applied a range of multiples of estimated EV/L+5 Revenues, based on the 25th percentile and 75th percentile of the estimated EV/L+5 Revenue for the selected companies of 0.8x and 1.1x, respectively, to $627 million (the Revised Special Committee Case’s unadjusted estimated revenues of Urovant for the fifth year following the commercial launch of Urovant’s lead product in its lead indication, after giving effect to the Assumed Equity Raise). The results of this analysis implied an equity value per Urovant common share range of $7.50 to $9.60. To calculate these values, Lazard multiplied Urovant’s L+5 value of $627 million by the unrounded 25th percentile and 75th percentile EV/L+5 multiples to derive an implied range of enterprise values for Urovant of $490 million to $720 million. Lazard then converted these enterprise values into equity values by adding net cash of $189 million pro forma for the Assumed Equity Raise, resulting in an equity value range of $679 million to $909 million. Lastly, Lazard divided the low and high equity value range figures by the number of fully diluted shares outstanding of Urovant after giving effect to the Assumed Equity Raise, which was a low value of 90.412 million shares and a high value of 94.549 million shares, respectively. This calculation resulted in the final implied equity value per Urovant common share range of $7.50 to $9.60.

Selected Precedent Transactions Analysis

Using public filings and other publicly available information, Lazard reviewed and analyzed selected precedent transactions involving biotechnology companies that Lazard viewed as generally relevant in evaluating the proposed merger. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the proposed merger.

Specifically, Lazard reviewed seven merger and acquisition transactions in the biotechnology industry announced since January 1, 2016, that Lazard deemed relevant to consider in relation to Urovant and the merger. These transactions are listed below. Although none of the selected precedent transactions or the target companies in such transactions is directly comparable to the merger or to Urovant, all of the transactions were chosen because they involve transactions that, for the purposes of this analysis, may be considered similar to the merger and/or involve targets that, for the purposes of analysis, may be considered similar to Urovant.

Announcement Date	Acquiror	Target
10/05/20	BridgeBio Pharma, Inc.	Eidos Therapeutics, Inc.
08/31/20	Nestle S.A.	Aimmune Therapeutics, Inc.
09/30/19	Swedish Orphan Biovitrum AB	Dova Pharmaceuticals, Inc.
09/16/19	H. Lundbeck A/S	Alder BioPharmaceuticals, Inc.
02/25/19	Ipsen	Clementia Pharmaceuticals Inc.
01/05/18	Takeda Pharmaceutical Company Limited	TiGenix
07/21/16	Galenica Group	Relypsa, Inc.

Using data regarding the precedent transactions and the target companies available from public filings and other publicly available information, Lazard examined the selected transactions with respect to the upfront consideration, as a multiple of the target company’s revenues for the fifth year following the commercial launch of their lead product in its lead indication, referred to in this section as “Upfront/L+5 Revenue”, as reflected in publicly available consensus estimates at the time of the transaction announcement. The results of this analysis are as follows:

Acquiror	Target	Upfront Consideration ($ in millions)	Total Consideration(1) ($ in millions)	L+5 Revenue ($ in millions)	Upfront / L+5 Revenue
BridgeBio Pharma, Inc.	Eidos Therapeutics, Inc.	2,753	2,753	3,658	0.8x
Nestle S.A.	Aimmune Therapeutics, Inc.	2,411	2,411	958	2.5x
Swedish Orphan Biovitrum AB	Dova Pharmaceuticals, Inc.	800	846	631	1.3x
H. Lundbeck A/S	Alder BioPharmaceuticals, Inc.	1,577	1,798	623	2.5x
Ipsen	Clementia Pharmaceuticals Inc.	857	1,103	678	1.3x
Takeda Pharmaceutical Company Limited	TiGenix	579	579	240	2.4x
Galenica Group	Relypsa, Inc.	1,432	1,432	532	2.7x
	75th Percentile	1,994	2,105	818	2.5x
	Median	1,432	1,432	631	2.4x
	Mean	1,487	1,561	1,046	1.9x
	25th Percentile	828	975	577	1.3x

Source: Company filings, press releases, and equity research.

Note: For companies with products launching prior to 6/30, the Launch year is defined as L+1. For launches after 6/30, the year in which the product launches is defined as L+0. Launch assumed shortly after approval date/expected approval. Eidos expected launch in H2 2022 based on broker consensus.

(1)	Transaction totals include contingent consideration.

Using its professional judgment and experience, Lazard then applied a range of Upfront/L+5 Revenue multiples for the selected precedent transactions based on the 25th percentile and 75th percentile of Upfront/L+5 Revenue multiples, which ranged from 1.3x to 2.5x, to $627 million (the Revised Special Committee Case’s unadjusted estimated revenues of Urovant for five years following the commercial launch of Urovant’s lead product in its lead indication, after giving effect to the Assumed Equity Raise). The results of this analysis implied an equity value per Urovant common share range of $10.75 to $19.05. To calculate these values, Lazard multiplied Urovant’s L+5 value of $627 million by the unrounded 25th percentile and 75th percentile Upfront/L+5 multiples to derive an implied range of enterprise values for Urovant of $793 million to $1,582 million. Lazard then converted these enterprise values into equity values by adding net cash of $189 million pro forma for the Assumed Equity Raise, resulting in an equity value range of $982 million to $1,771 million. Lastly, Lazard divided the low and high equity value range figures by the number of fully diluted shares outstanding of Urovant after giving effect to the Assumed Equity Raise, which was a low value of 91.459 million shares and a high value of 92.987 million shares, respectively. This calculation resulted in the final implied equity value per Urovant common share range of $10.75 to $19.05.

Other Analyses

The analyses and data described below were presented to the special committee for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Premia Paid Analysis

Using information from public filings and other publicly available information, Lazard analyzed the premia paid for acquisitions of publicly-traded companies in the biotechnology industry with a pre-commercial stage product by strategic buyers with transaction equity values implied for the target company in the transaction based on the consideration payable at the closing of the selected transaction (including any contingent consideration) ranging between $500 million and $10 billion that have been announced since January 1, 2018. For each of the precedent transactions, Lazard calculated the implied premia as a percentage based on the amount by which the per-share consideration in each transaction exceeded the target company’s closing share price on the last trading day upon which shares of the target company traded on an unaffected basis (determined as of the last trading day prior to the first public report of a possible transaction) (the (“Unaffected Premia”) and also calculated the implied premia as a percentage based on the amount by which the per-share consideration in each transaction exceeded the target company’s high trading price in the last 52 weeks upon which shares of the target company traded on an unaffected basis (the “52-Week Premia”).

The selected acquisitions of publicly-traded companies in the biotechnology industry with a pre-commercial stage product by strategic buyers and their respective Unaffected Premia and 52-Week Premia are as follows:

Acquiror	Target	Unaffected Premia(1)(2)	52-Week Premia(1)
BridgeBio Pharma, Inc.	Eidos Therapeutics, Inc.	41%	12%
Johnson & Johnson	Momenta Pharmaceuticals, Inc.	70%	34%
Sanofi SA	Principia Biopharma Inc.(3)	35%	35%
Gilead Sciences, Inc.	Forty Seven, Inc.(4)	96%	92%
Sanofi SA	Synthorx, Inc.	172%	172%
Merck & Co., Inc.	ArQule, Inc.	107%	68%
Astellas Pharma Inc.	Audentes Therapeutics, Inc.	110%	46%
Novartis AG	The Medicines Company(5)	45%	45%
Alexion Pharmaceuticals, Inc.	Achillion Pharmaceuticals, Inc.	73%	31%
UCB S.A.	Ra Pharmaceuticals, Inc.	112%	33%
H. Lundbeck A/S	Alder BioPharmaceuticals, Inc.	79%	(1%)
Biogen Inc.	Nightstar Therapeutics plc	68%	(8%)
Ipsen	Clementia Pharmaceuticals Inc.	67%	28%
Roche Holding Ltd	Spark Therapeutics, Inc.	122%	24%
Novartis AG	Endocyte, Inc.	54%	20%
Eli Lilly and Company	ARMO BioSciences, Inc.	68%	(8%)
Alexion Pharmaceuticals, Inc.	Wilson Therapeutics	70%	54%
Novartis AG	AveXis, Inc.	88%	59%
Seattle Genetics, Inc.	Cascadian Therapeutics, Inc.	69%	69%
Sanofi SA	Ablynx NV(6)	112%	112%
Celgene Corporation	Juno Therapeutics, Inc(7)	91%	38%
Takeda Pharmaceutical Company Limited	TiGenix	81%	69%
	75th Percentile	104%	66%
	Mean	83%	47%
	Median	76%	37%
	25th Percentile	68%	25%

Source: Company filings, EvaluatePharma and FactSet

Notes: Based on pre-commercial public biopharma transactions over $500m in transaction value.

(1)	Based on total transaction value. Premia calculations exclude CVRs which are present in Alexion/Achillion, Lundbeck/Alder, and Ipsen/Clementia.
(2)	Premium to 1-day unaffected price.
(3)	Sanofi/Principia statistics based on unaffected date of July 15, 2019 based on release of rumors first reported on July 16, 2019.
(4)	Gilead/FortySeven statistics based on unaffected date of February 27, 2020 based on release of rumors first reported on February 28, 2020.
(5)	Novartis/Medicines Company statistics based on unaffected date of November 18, 2019 based on release of rumors first reported on November 19, 2019.
(6)	Sanofi/Ablynx statistics based on unaffected date of January 5, 2018 based on news that Ablynx rejected a bid from Novo Nordisk released on January 8, 2018.
(7)	Celgene/Juno statistics based on unaffected date of January 16, 2018 based on release of rumors first reported on January 17, 2018.

Based on its professional judgment and experience, Lazard then applied the 25th percentile and 75th percentile Unaffected Premia for the selected pre-commercial companies of 68% and 104%, respectively, to the closing price of Urovant on November 11, 2020 to calculate an implied equity value per Urovant common share range of $13.25 to $16.15. This was calculated by multiplying 68% and 104% respectively by $7.91, the closing price of Urovant on November 11, 2020, to calculate the premia and adding the resulting premia to $7.91. Based on its professional judgment and experience, Lazard applied the 25th percentile and 75th percentile 52-Week Premia for the selected pre-commercial companies of 25% and 66% respectively, to $15.75, the 52-week high trading price of Urovant to calculate an implied equity value per Urovant common share range of $19.70 to $26.15. This was calculated by multiplying 25% and 66% respectively by $15.75, to calculate the premia and adding the resulting premia to $15.75.

Lazard also analyzed the premia paid for acquisitions of publicly-traded companies in the biotechnology industry with a commercial stage product by strategic buyers with transaction equity values implied for the target company in the transaction based on the consideration payable at the closing of the selected transaction (including any contingent consideration) ranging between $500 million and $10 billion that have been announced since January 1, 2018. For each of these precedent transactions, Lazard also calculated the Unaffected Premia and the 52-Week Premia.

The selected acquisitions of publicly-traded companies in the biotechnology industry with a commercial stage product by strategic buyers and their respective Unaffected Premia and 52-Week Premia are as follows:

Acquiror	Target	Unaffected Premia(1)(2)	52-Week Premia(1)
Endo International plc	BioSpecifics Technologies Corp.	45%	30%
Covis Group S.à r.l.	AMAG Pharmaceuticals, Inc.	46%	3%
Gilead Sciences, Inc.	Immunomedics, Inc.	108%	97%
Nestle S.A.	Aimmune Therapeutics, Inc.	174%	(6%)
Ionis Pharmaceuticals, Inc.	Akcea Therapeutics, Inc.	59%	(19%)
Alexion Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.	132%	(51%)
Menarini Group	Stemline Therapeutics, Inc.	142%	(35%)
Eli Lilly and Company	Dermira, Inc.(3)	138%	27%
Swedish Orphan Biovitrum AB	Dova Pharmaceuticals, Inc.	36%	30%
Pfizer Inc.	Array BioPharma Inc.	62%	62%
Eli Lilly and Company	Loxo Oncology, Inc.	68%	24%
Bausch Health Companies Inc.	Synergy Pharmaceuticals Inc.	138%	(69%)
GlaxoSmithKline plc	TESARO, Inc.(4)	182%	(15%)
Sanofi SA	Bioverativ Inc.	64%	64%
75th Percentile		138%	30%

Acquiror	Target	Unaffected Premia(1)(2)	52-Week Premia(1)
Mean		100%	10%
Median		88%	13%
25th Percentile		60%	(18%)

Source: Company filings, EvaluatePharma and FactSet

Notes: Based on commercial public biopharma transactions over $500m in transaction value.

(1)	Based on total transaction value. Premia calculations exclude CVRs which are present in Menarini/Stemline and SOBI/Dova.
(2)	Premium to 1-day unaffected price.
(3)	Lilly/Dermira statistics based on unaffected date of December 6, 2019, due to significant price appreciation without notable news or catalysts.
(4)	GSK/Tesaro statistics based on unaffected date of November 15, 2018, based on release of rumors first reported on November 16, 2018.

Based on its professional judgment and experience, Lazard then applied the 25th percentile and 75th percentile Unaffected Premia for the selected commercial companies of 60% and 138%, respectively, to the closing price of Urovant on November 11, 2020 to calculate an implied equity value per Urovant common share range of $12.65 to $18.80. This was calculated by multiplying 60% and 138% respectively by $7.91, the closing price of Urovant on November 11, 2020, to calculate the premia and adding the resulting premia to $7.91. Based on its professional judgment and experience, Lazard applied the 25th percentile and 75th percentile 52-Week Premia for the selected commercial companies of (18%) and 30%, respectively, to the 52-week high trading price of Urovant to calculate an implied equity value per Urovant common share range of $12.90 to $20.50. This was calculated by multiplying (18%) and 30% respectively by $15.75 to calculate the premia and adding the resulting premia to $15.75.

52-Week High/Low Trading Prices

Lazard reviewed the range of trading prices of Urovant common shares for the 52 weeks ended on November 11, 2020. Lazard observed that, during such period, the closing share price of the Urovant common shares ranged from $7.15 per share to $15.75 per share, as compared to the per share merger consideration of $16.25 per share.

Research Analyst Price Targets

Lazard reviewed selected equity research analyst price targets based on published, publicly available Wall Street equity research reports. Lazard observed that such price targets ranged from $18.00 per share to $28.00 per Urovant common share, with a median of $23.00 per Urovant common share, as compared to the per share merger consideration of $16.25 per Urovant common share.

The selected equity research analyst price targets are as follows:

Analyst	Date	Price Target
Jefferies	11/2/2020	$18.00
J.P. Morgan	11/2/2020	$23.00
H.C. Wainwright & Co.	8/19/2020	$28.00

Miscellaneous

Urovant has agreed to pay Lazard a transaction fee of $2,750,000, payable upon the consummation of the merger, of which $1,125,000 became payable upon delivery of the fairness opinion. In addition, Urovant has agreed to reimburse Lazard for its reasonable out-of-pocket expenses incurred in connection with its engagement, including reasonable fees of counsel, and will indemnify Lazard and certain related persons against certain liabilities arising out of Lazard’s engagement. In the two years prior to this engagement, Lazard did not provide any investment banking services to Urovant or its subsidiaries or affiliates (other than to Sumitomo Dainippon). Lazard has in the two years prior to the delivery of its opinion on November 12, 2020 provided certain investment banking services to Sumitomo Dainippon, including, during the past two years, having advised in connection with a potential transaction unrelated to Urovant that was not consummated. Lazard received no fee from Sumitomo Dainippon in connection with this advice, but Sumitomo Dainippon did reimburse Lazard for certain expenses incurred by Lazard during the course of such engagement. Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Urovant, Sumitomo Dainippon, and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Urovant, Sumitomo Dainippon and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Urovant because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally and in particular, as an advisor to companies in the healthcare sector, as well as its familiarity with the business of Urovant.

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the special committee in connection with, the provision of its opinion to the special committee as to the fairness, from a financial point of view, to the holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act or (ii) Sumitovant). Lazard did not recommend any specific consideration to the special committee or that any given consideration constituted the only appropriate consideration for the merger. Lazard’s opinion was one of many factors considered by the special committee, as discussed further in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” beginning on page 35.

Other Presentations by Lazard

In addition to the presentation made to the special committee on November 12, 2020, which has been filed with the SEC as exhibit (c)(9) to the Schedule 13E-3 and as described in “Special Factors—Opinion of the Financial Advisor to the Special Committee,” “Special Factors—Summary of Lazard’s Financial Analyses,” “Special Factors—Financial Analyses,” and “Special Factors—Other Analyses,” copies of preliminary illustrative presentations delivered by Lazard to the special committee on October 9, 2020 and November 10, 2020 containing preliminary illustrative financial analyses also are attached as exhibits to the Schedule 13E-3. A summary of these preliminary illustrative presentations is provided below. The following summary, however, does not purport to be a complete description of these preliminary illustrative presentations or of the preliminary financial analyses performed by Lazard.

•

The preliminary illustrative presentation delivered by Lazard to the special committee on October 9, 2020, filed as exhibit (c)(7) to the Schedule 13E-3, contains, among other information, (i) an overview of the process that had been completed with regard to the potential transaction as of October 9, 2020; (ii) illustrative methodologies that Lazard proposed to use in connection with evaluating the potential transaction; (iii) illustrative approaches to buy-side financial forecasts; (iv) an overview of the potential assets to be valued; (v) information regarding analyst benchmarking, pre-commercial biopharma premia and commercial biopharma premia; (vi) illustrative analysis at various potential offer prices; (vii) an illustrative transaction process timeline; (viii) suggested negotiation considerations; and (ix) an overview of Urovant’s shareholder base.

•

The preliminary illustrative presentation delivered by Lazard to the special committee on November 10, 2020, filed as exhibit (c)(8) to the Schedule 13E-3, contains, among other information, (i) a summary of the then current transaction terms and transaction consideration; (ii) an overview of the process that had been completed with regard to the potential transaction as of November 10, 2020; (iii) an overview of the potential assets to be valued; (iv) information regarding Urovant’s historic stock performance, illustrative stock trading trends and price targets and analyst benchmarking; (v) an overview of the financial analysis assumptions; (vi) the Original Special Committee Case; (vii) preliminary illustrative valuations based on the Original Special Committee case, including a preliminary illustrative discounted cash flow valuation and analysis; (viii) information regarding selected comparable companies; (ix) an overview of Urovant’s shareholder base and trading activity; (x) information regarding analyst benchmarking, pre-commercial biopharma premia and commercial biopharma premia; and (xi) illustrative analysis at various potential offer prices.

In addition to the presentations delivered by Lazard to the special committee on October 9, 2020 and November 10, 2020, Lazard and the special committee discussed the potential transaction and Lazard’s progress and approach regarding Lazard’s financial analysis on a number of occasions. No other presentations were delivered by Lazard to the special committee. The descriptions of the special committee meetings on October 9, 2020, October 13, 2020, October 16, 2020, October 23, 2020, October 30, 2020, November 6, 2020, November 7, 2020, November 8, 2020, November 9, 2020, November 10, 2020 and November 11, 2020 as set forth in the section entitled “Special Factors—Background of the Merger” are each incorporated herein by reference.

None of these other preliminary illustrative presentations by Lazard, or the other conversations between Lazard and the special committee, alone or together, constitute, or form the basis of, an opinion of Lazard with respect to the consideration payable under the merger agreement, and the preliminary illustrative financial analyses therein were based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the dates of the respective presentations and conversations.

Summary of Presentations Provided by Citi

Sumitovant retained Citigroup Global Markets Inc., or Citi, as its financial advisor in connection with the proposed merger. Sumitovant selected Citi because it is an internationally recognized investment bank with substantial merger and acquisition advisory experience, including in the biopharmaceutical industry, and had advised Sumitomo Dainippon on its purchase of its existing ownership stake in Urovant through its strategic alliance with Roivant Sciences in December 2019. Sumitovant and its affiliates have paid Citi $25 million in fees since 2019. Sumitovant’s engagement letter with Citi contemplates that Sumitovant will pay Citi a fee of $4 million upon completion of the merger. In addition, Sumitovant has agreed to reimburse Citi for its expenses, including attorneys’ fees and disbursements, and to indemnify Citi and related persons against various liabilities, including certain liabilities under the federal securities laws.

For purposes of Sumitovant’s consideration of a potential merger, Sumitovant discussed with Citi Urovant’s performance metrics – including Urovant’s stock price performance and financial results – as well as valuation information. In connection with these discussions, Citi provided materials to Sumitovant on July 22, 2020, September 7, 2020, September 9, 2020, September 10, 2020 and November 5, 2020, as described below. None of these discussion materials addressed the fairness of the consideration provided for in the merger agreement and the statutory merger agreement to the Public Shareholders. Sumitovant provided neither instructions regarding, nor limitations on, Citi’s preparation of these discussion materials. Citi based these discussion materials on its review of, among other things, the Sumitovant management projections (as defined below), publicly available historical business and financial information about Urovant and publicly available information about select prior going-private merger transactions. Citi, without independent verification, relied upon the accuracy and completeness of the historical information and assumed the Sumitovant management projections were prepared on a reasonable basis and reflected the best currently available estimates and judgments of Sumitovant. Citi prepared the discussion materials to assist Sumitovant with its consideration of the merger. Citi was not requested to provide, and did not provide, any opinion as to the fairness of the merger, any valuation for the purpose of assessing fairness of the consideration, any appraisal of assets or liabilities or any recommendation as to how a shareholder should vote. Citi also was not requested to, and did not, evaluate the solvency or fair value of any person under any laws, nor did Citi advise on other legal, tax or accounting matters. The terms of the merger agreement and the per share merger consideration were determined through arm’s-length negotiations between Sumitovant and the special committee. Citi provided advice to Sumitovant during these negotiations. Citi, however, did not recommend any specific amount of consideration. The Citi discussion materials were among many factors taken into consideration by the board of directors of Sumitovant, which we refer to herein as the “Sumitovant Board,” in making its determination to approve the merger.

Copies of the Citi discussion materials summarized below have been filed as exhibits to the Schedule 13E-3, are incorporated herein by reference and will be made available for inspection and copying at Sumitovant’s principal executive offices during its regular business hours by any holder of Urovant common shares or its representative who has been so designated in writing. The foregoing summaries do not purport to be complete descriptions of the analyses performed by Citi in connection with the discussion materials and are qualified in their entirety by reference to the Citi discussion materials filed as exhibits to the Schedule 13E-3.

Information in the Citi discussion materials is subject to the assumptions, limitations, qualifications and other conditions contained therein and is necessarily based on economic, monetary, market and other conditions as of, and the information made available to Citi in advance of, the date of each such materials. Citi assumes no responsibility for updating, revising or reaffirming the analyses in any of the discussion materials based on circumstances, developments or events occurring after the date of such materials. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. Because the analyses in the discussion materials are inherently subject to uncertainty, neither Citi nor any other person assumes responsibility if future results are different from those indicated in the Citi discussion materials. No transaction used in the discussion materials is identical to the merger; Citi selected the comparable transactions based on Citi’s professional judgment and experience, but those transactions differ in important ways from the proposed merger.

The following summarizes the material financial analyses contained in the Citi discussion materials. This summary, however, does not purport to be a complete description of the financial analyses performed by Citi, nor does the order of the analyses described represent relative importance or weight given to those analyses by Citi.

On July 22, 2020, and in response to a request from Sumitovant, representatives of Citi provided Sumitovant with discussion materials relating to Urovant, which we refer to as the “July 22 materials.” Sumitovant requested that Citi provide the July 22 materials in order to assess the effect of Urovant completing equity or debt financing transactions in varying amounts. This analysis estimated the total incremental cost for Sumitovant to purchase Urovant equity not already owned by Sumitovant, assuming a Urovant financing transaction in either March 2021 or March 2022. The July 22 materials assessed the cost at illustrative per share prices ranging from $10.00 to $20.00. The July 22 materials assumed Urovant would raise $200 million in debt or equity financing prior to a March 2021 transaction and $350 million in debt or equity financing prior to a March 2022 transaction. Citi derived implied ranges of the fully diluted value of Urovant equity not owned by Sumitovant at hypothetical prices that Sumitovant could potentially offer in connection with a going private transaction. Citi used figures disclosed in Urovant and Sumitovant filings with the SEC for the number of Urovant shares outstanding and the number of Urovant shares owned by Sumitovant. To calculate total incremental cost under each debt financing scenario, Citi added to the fully diluted value of Urovant equity not owned by Sumitovant the estimated amount of assumed net debt at the time of the transaction. To calculate the total incremental cost under each equity financing scenario, Citi assumed that Sumitovant would purchase 75% of any equity financing (i.e., that Sumitovant would participate in any offering to approximately maintain its percentage ownership of Urovant).

On September 7, 2020, and at Sumitovant’s request, representatives of Citi provided Sumitovant with discussion materials, which we refer to as the “September 7 materials,” describing directional theoretical returns to Sumitovant from a merger. The September 7 materials provided illustrative cash flows over a seven year period for (1) Urovant as a standalone entity, (2) Sumitovant assuming no merger (the “status-quo scenario”) and (3) Sumitovant assuming a merger, which we refer to as the “acquisition scenario,” and indicated that a return analysis would assess the difference between cash flows in the acquisition and status-quo scenarios.

On September 9, 2020, and at Sumitovant’s request, representatives of Citi provided Sumitovant with discussion materials, which we refer to as the “September 9 materials,” containing illustrative discounted cash flow analyses based upon updates to the Sumitovant management projections. Citi also calculated ranges of implied value illustrative per Urovant common share based on estimates of free cash flows from the year ending March 31, 2021 through the year ending March 31, 2038 using the Sumitovant management projections. Citi derived ranges of illustrative enterprise values and subtracted estimated net debt to derive illustrative equity values. Citi then divided the illustrative equity values by estimated fully diluted shares outstanding, using the treasury stock method, to derive illustrative per Urovant common share values. Citi calculated present values illustrative per Urovant common share as of September 2020, March 2021 and March 2022, based on assumed changes in probabilities of success of Urovant programs and applied discount rate ranges of (1) 13.7% to 16.2% (which included a small-capitalization risk premium) and (2) 10.9% to 12.9% (which excluded a small-capitalization risk premium). Citi generated the discount rates based on an assessment of Urovant’s weighted average cost of capital. The analysis in the September 10 materials generated estimated values ranging from $9.95 at September 2020 using a 16.2% discount rate to $32.74 at March 2022 using a 10.9% discount rate. Citi, using similar methodology but employing only the discount rate range that excluded a small-capitalization risk premium, also calculated estimated illustrative per Urovant common share values as of September 30, 2020 and as of March 31 for each year from 2021 to 2027. These calculated estimated present values illustrative per Urovant common share ranged from $16.63 as of September 30, 2020 using a discount rate of 12.9% to $61.45 as of March 31, 2027 using a discount rate of 10.9%.

On September 10, 2020, and at Sumitovant’s request, representatives of Citi provided Sumitovant with discussion materials, which we refer to as the “September 10 materials,” containing updated illustrative discounted cash flow analyses based upon the Sumitovant management projections. Citi also calculated ranges of implied value illustrative per Urovant common share based on updated estimates of free cash flow from the year ending March 31, 2021 through the year ending March 31, 2038 using the Sumitovant management projections. Citi derived ranges of illustrative enterprise values and subtracted estimated net debt to derive illustrative equity values. Citi then divided the illustrative equity values by estimated fully diluted shares outstanding, using the treasury stock method, to derive illustrative per Urovant common share values. Citi calculated present values illustrative per Urovant common share as of September 2020, March 2021 and March 2022, based on assumed changes in probabilities of success of Urovant programs and applied discount rate ranges of (1) 13.9% to 16.5% (which included a small-capitalization risk premium) and (2) 11.1% to 13.2% (which excluded a small-capitalization risk premium). Citi generated the discount rates based on an updated assessment of Urovant’s weighted average cost of capital. The analysis in the September 10 materials generated estimated values ranging from $8.35 at September 2020 using a 16.5% discount rate to $29.56 at March 2022 using an 11.1% discount rate. Citi, using similar methodology but employing only the discount rate range that excluded a small-capitalization risk premium, also calculated estimated illustrative per Urovant common share values as of September 30, 2020 and as of March 31 for each year from 2021 to 2027. These calculated estimated present values illustrative per Urovant common share ranged from $14.47 as of September 30, 2020 using a discount rate of 13.2% to $56.67 as of March 31, 2027 using a discount rate of 11.1%.

On November 5, 2020, at Sumitovant’s request, representatives of Citi provided Sumitovant with discussion materials, which we refer to as the “November 5 materials,” containing a summary of recent Urovant stock price performance, as well as preliminary financial analyses of the range of illustrative per Urovant common share values implied by Urovant’s 52-week intraday high and low, certain precedent minority squeeze-out premiums and a discounted cash follow analysis. The 52-week trading price had ranged from $6.55 (3/19/2020) to $15.98

(01/02/2020). The November 5 materials included a summary of the premiums paid in 12 U.S. all-cash minority squeeze-out transactions announced between January 2010 and October 2020. The transactions analyzed were:

Date	Target	Acquiror
8/31/20	Akcea Therapeutics, Inc.	Ionis Pharmaceuticals, Inc.
8/19/20	Hudson Ltd.	Dufry AG
11/27/19	AVX Corporation	Kyocera Corporation
11/16/18	EMC Insurance Group Inc.	Employers Mutual Casualty Company
06/19/18	Foundation Medicine, Inc.	Roche Holdings, Inc.
03/09/16	Crown Media Holdings Inc.	Hallmark Cards Incorporated
03/07/16	National Interstate Corporation	American Financial Group, Inc.
02/29/16	Federal-Mogul Holdings Corporation	Icahn Enterprises L.P.
03/01/13	Sauer-Danfoss Inc.	Danfoss A/S
02/19/13	Cornerstone Therapeutics Inc.	Chiesi Farmaceutici S.p.A.
11/01/11	CNA Surety Corporation	CNA Financial Corporation
03/21/10	CNX Gas Corporation	CONSOL Energy Inc.

The median and average premium paid relative to the unaffected price one day prior to announcement in these transactions were 47.2% and 49.0%, respectively. Applying premiums of 25% and 65%, representing a 20% band around the median premium rounded to the nearest five percent, against the then current market price of $8.14, implied a premiums paid range of $10.20 to $13.45 (rounded to the nearest $0.05). The November 5 materials also showed that, in the precedent minority squeeze-out transactions, an acquiror increased its final offer an average of 15.2% above its initial offer. The discounted cash flow analysis prepared based on the Sumitovant management projections indicated a range illustrative per Urovant common share of $13.35 (using a 15.7% discount rate) to $20.50 (using a 12.4% discount rate) (rounded to the nearest $0.05). This range reflects revisions to the Sumitovant management projections underlying the September 9 and September 10 materials. The November 5 materials also included a summary of Urovant’s pro forma capitalization at illustrative per Urovant common share offer prices ranging from $10.00 to $20.00, as well as at an illustrative initial proposal of $12.50 illustrative per Urovant common share. The analysis indicated the premiums implied by such illustrative offer prices to Urovant’s then-current per Urovant common share price of $8.14, to Urovant’s 52-week intraday high and low, to Urovant’s volume weighted average price over the trailing 30, 60 and 90 trading days and to Urovant’s undisturbed share price prior to the definitive agreement announcement of the Strategic Alliance with Roivant Sciences of $9.68. The table below has a summary of this analysis:

	Price per share	Range of Premiums/ (Discounts) relative to $10.00 to $20.00
Closing price on November 4, 2020	$8.14	22.9% – 145.7%
30-day VWAP	$8.63	15.8% – 131.6%
60-day VWAP	$8.67	15.4% – 130.7%
90-day VWAP	$8.79	13.7% – 127.4%
52-Week Intraday High	$15.98	(37.4%) – 25.2%
52-Week Intraday Low	$6.55	52.7% – 205.3%
Closing price on October 30, 2019 (last close prior to the definitive agreement announcement of the Strategic Alliance with Roivant Sciences)	$9.68	3.3% – 106.6%

During the past two years, Citi has not received fees from Urovant for investment banking services, such as merger and acquisition advisory or debt or equity underwriting, or business non-investment banking services, such as foreign exchange, cash management or other treasury services. In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Urovant, Sumitovant and entities affiliated with either for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. There have been no other material relationships between Citi, on the one hand, or Urovant, Sumitovant, or Sumitomo Dainippon, on the other hand, other than as disclosed herein.

Sumitovant Financial Information and Projections

Sumitovant does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. However, Sumitovant provided certain non-public financial projections to Citi in its capacity as Sumitovant’s financial advisor as part of the due diligence process.

Sumitovant’s management teams developed long-range financial projections for vibegron, relating to projected revenue, cost of goods sold, selling, general- & administrative expenses, research & development values, depreciation and amortization, and net working capital values as adjusted by the probability of success through March 31, 2038, which we refer to as the Sumitovant management projections, such adjustments assuming 100% probability of success for vibegron in OAB by 2021 and 100% probability of success for vibegron in OAB-BPH by 2023. The Sumitovant management projections were prepared based on budgets and information provided by Urovant in the ordinary course of business and not for purposes of a potential merger. Sumitovant made its own assessments and adjustments to develop the Sumitovant management projections. The Sumitovant management projections incorporated the latest assumptions relating to vibegron’s development plans, cost and timing, as well as a current analysis of the competitive environment in the commercial forecasts of vibegron. The Sumitovant management projections were also adjusted for the probability of success of, among other things, obtaining regulatory approvals and meeting the anticipated launch date for vibegron, and earning the target pricing of sales of approved products.

The Sumitovant management projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and many of which will be beyond Urovant’s (and following the completion of the merger, Sumitovant’s) control. Because the Sumitovant management projections cover multiple years, by its nature, this information becomes subject to greater uncertainty with each successive year. The assumptions upon which the Sumitovant management projections were based necessarily involve judgments with respect to, among other things, development timelines, likelihood of clinical success, product pricing, market uptake, reimbursement and potential competition, all of which are difficult or impossible to predict accurately and many of which are beyond Urovant’s control. The Sumitovant management projections also reflect assumptions as to certain business decisions and transactions that are subject to change and may not occur, at all or on the terms assumed. Important factors that may affect actual results and result in the Sumitovant management projections not being achieved include, but are not limited to: (1) the availability and level of third-party reimbursement for Urovant’s products and services; (2) market acceptance of such products and services; (3) the introduction of new products and services; (4) access to sufficient capital; (5) the impact of competition; (6) the effect of regulatory actions; (7) the effect of global economic conditions; (8) changes in applicable laws, rules and regulations; and (9) other risk factors described in Urovant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the section entitled “Forward-Looking Statements” in this proxy statement. In addition, the Sumitovant management projections may be affected by Urovant’s ability to achieve strategic goals, objectives and targets over the applicable period.

The Sumitovant management projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comport with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles. The summary of the Sumitovant management projections is not being included in this proxy statement to influence a shareholder’s decision regarding whether to vote in favor of the Merger Proposal but rather because the Sumitovant management projections represent an assessment by Sumitovant’s management of future performance and cash flows that was used in the financial analyses of Citi described above.

The Sumitovant management projections set forth below do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger and transaction-related expenses. The Sumitovant management projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.

The inclusion of the Sumitovant management projections in this proxy statement should not be regarded as an indication that Sumitovant or Urovant or any of their respective affiliates, advisors or representatives considered or consider the Sumitovant management projections to be predictive of actual future events, and the Sumitovant management projections should not be relied on as such. Neither Sumitovant, Urovant, nor any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these Sumitovant management projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Sumitovant management projections to reflect circumstances existing after the date such Sumitovant management projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Sumitovant management projections are shown to be in error or no longer appropriate. Neither Sumitovant nor Urovant intends to make publicly available any update or other revision to the Sumitovant management projections except as required by law. Neither Sumitovant nor Urovant nor any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other investor regarding the ultimate performance of Urovant compared to the information contained in the Sumitovant management projections or that projected results will be achieved.

Urovant’s shareholders are cautioned not to place undue, if any, reliance on the Sumitovant management projections included in this proxy statement.

The Sumitovant management projections incorporate certain financial measures, including earnings before interest and taxes, or EBIT, net operating profit after tax, or NOPAT, and free cash flow to the firm, or FCFF, which are not measures under generally accepted accounting principles. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with generally accepted accounting principles. Sumitovant’s or Citi’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies.

Subject to the foregoing qualifications, the following is a summary of the September 9 Sumitovant management projections:

	Year Ending March 31,
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Total Revenue	0	29	137	293	445	548	716	771	800	830	861	894	928	963	750	150	75	38
Cost of Goods Sold	(0)	(3)	(17)	(30)	(36)	(44)	(58)	(62)	(65)	(67)	(70)	(72)	(75)	(78)	(61)	(12)	(6)	(3)
Gross Profit	0	25	120	262	409	504	658	708	735	763	791	821	853	885	689	138	69	34
EBIT	(192)	(188)	(116)	(16)	98	180	301	327	401	424	449	480	507	535	414	74	45	11
NOPAT	(192)	(188)	(116)	(16)	98	180	301	307	339	359	380	406	429	453	350	63	38	9
FCFF	(192)	(192)	(132)	(39)	75	165	276	298	335	354	375	401	424	448	382	153	50	20

The primary difference between the September 9 and September 10 Sumitovant management projections is an increase in the assumed effective tax rate in the year ending March 31, 2028 from 6% to 9% and from the year ending March 31, 2029 onwards from 15% to 21%, which had the effect of reducing NOPAT and FCFF. Subject to the foregoing qualifications, the following is a summary of the updated September 10th Sumitovant management projections:

	Year Ending March 31,
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Total Revenue	0	29	137	293	445	548	716	771	800	830	861	894	928	963	750	150	75	38
Cost of Goods Sold	(0)	(3)	(17)	(30)	(36)	(44)	(58)	(62)	(65)	(67)	(70)	(72)	(75)	(78)	(61)	(12)	(6)	(3)
Gross Profit	0	25	120	262	409	504	658	708	735	763	791	821	853	885	689	138	69	34
EBIT	(192)	(188)	(116)	(16)	98	180	301	327	401	424	449	480	507	535	414	74	45	11
NOPAT	(192)	(188)	(116)	(16)	98	180	301	299	315	334	353	377	398	421	325	58	36	9
FCFF	(192)	(192)	(132)	(39)	75	165	276	291	311	329	348	372	393	415	357	148	47	20

The primary difference between the September 10 and November 5 Sumitovant management projections is revised R&D and SG&A expenses from the year ending March 31, 2021 to the year ending March 31, 2031. Furthermore, Sumitovant management revised the assumption of the market exclusivity period, resulting in a change in the forecasting revenue from the year ending March 31, 2035 onwards. Subject to the foregoing qualifications, the following is a summary of the updated November 5 Sumitovant management projections:

	Year Ending March 31,
	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
Total Revenue	0	29	137	293	445	548	716	771	800	830	861	894	928	963	1,000	450	225	113
Cost of Goods Sold	(0)	(3)	(17)	(30)	(36)	(44)	(58)	(62)	(65)	(67)	(70)	(72)	(75)	(78)	(81)	(36)	(18)	(9)
Gross Profit	0	25	120	262	409	504	658	708	735	763	791	821	853	885	919	414	207	103
EBIT	(172)	(168)	(105)	(18)	92	176	284	344	401	424	423	480	507	535	573	296	183	80
NOPAT	(172)	(168)	(105)	(18)	92	176	284	307	315	334	333	377	398	421	451	233	144	63
FCFF	(172)	(172)	(121)	(42)	69	161	259	299	311	329	328	372	393	415	445	316	178	97

Controlling Purchaser’s Purposes and Reasons for the Merger

Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each of Sumitomo Dainippon, Sumitovant and merger sub, which we refer to collectively as the “Controlling Purchaser,” is an “affiliate” of Urovant and engaged in a “going-private” transaction, and therefore, is required to disclose its purposes and reasons for the merger to Urovant’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each member of the Controlling Purchaser is making the statements included in this section of the proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and other rules under the Exchange Act. However, no member of the Controlling Purchaser is making any recommendation to any Public Shareholder as to how that shareholder should vote on any proposal, and the views of each member of the Controlling Purchaser should not be construed as a recommendation to any Public Shareholder as to how such shareholder should vote. Each member of the Controlling Purchaser has interests in the merger that are different from, and in addition to, those of the Public Shareholders.

If the merger is completed, Urovant will become a wholly owned subsidiary of Sumitovant. As a result, the Urovant common shares will cease to be listed on Nasdaq or publicly traded and will be deregistered under the Exchange Act. Upon completion of the merger, the board of directors of merger sub immediately prior to the effective time of the merger, together with any directors of Urovant that Sumitovant determines to appoint at the effective time (subject to such person’s agreement to serve as a director of the surviving company) will become the board of directors of Urovant as the surviving company in the merger. The officers of Urovant immediately prior to the completion of the merger will remain in place as the officers of Urovant following completion of the merger. For the Controlling Purchaser, the purpose of the merger is to enable (i) Sumitovant to acquire 100% ownership and control of Urovant in a transaction in which holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) will receive $16.25 per Urovant common share, and (ii) the Controlling Purchaser to own 100% of the equity interests in Urovant after the merger. In this regard, the Controlling Purchaser will bear the risks and rewards of such ownership in Urovant after the merger, including any future earnings and growth of Urovant as a result of improvements to Urovant’s operations, synergies that may accrue from the merger, acquisitions of other businesses, and the benefits of operating Urovant.

The Controlling Purchaser determined that the structuring the transaction as a merger in which the Public Shareholders (other than dissenting holders) receive $16.25 in cash for each Urovant common share is preferable to other transaction structures as it enables the holders of Urovant common shares (other than (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) to immediately realize the value of their investment in Urovant through their receipt of the per share merger consideration, which represents a premium of approximately 96% on the closing price of a Urovant common share on November 12, 2020 and a premium of 92% on the 30-day volume weighted average share price of a Urovant common share on November 12, 2020, in each case on Nasdaq. Conversely, as a result of the merger, the Public Shareholders will no longer have an opportunity to participate in any future benefits associated with the ownership of the Urovant common shares, including the receipt of any dividends paid by Urovant and participation in any potential appreciation in the trading price of the Urovant common shares beyond the per share merger consideration. The Public Shareholders’ receipt of cash in exchange for their Urovant common shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes to the Public Shareholders who are U.S. Holders.

In addition, the Controlling Purchaser believes that structuring the transaction in such a manner is preferable to other alternative transaction structures because it (i) will enable the Controlling Purchaser to directly acquire all of the outstanding shares of Urovant at the same time, (ii) will allow Urovant to cease to be a public reporting company, reducing management time and attention spent on those activities, as well as operating costs, (iii) will allow the Controlling Purchaser to determine investment strategies and position Urovant for commercial success as it prepares to launch its first potential therapy, vibegron, for patients with overactive bladder, and (iv) is consistent with recent precedent transactions involving publicly-listed companies organized under Bermuda law. Because the transaction structure is consistent with the objectives of the Controlling Purchaser and with market practice, the Controlling Purchaser did not pursue or propose an alternative transaction structure. As an alternative to the merger, members of the Controlling Purchaser had discussions with Urovant regarding the Controlling Purchaser providing funds to Urovant by increasing its existing credit facility, the purchase of convertible bonds or providing financing to Urovant. The Controlling Purchaser and Urovant were not able to reach agreement on the appropriate structure for these financing arrangements and no such agreements were implemented.

In deciding to pursue the merger, the Controlling Purchaser considered and took into account various risks and other factors that potentially could adversely affect them. These included the possibility that the merger could result in the loss of key employees of Urovant or otherwise disrupt Urovant’s business operations. The Controlling Purchaser also considered that its directors, officers and other employees would expend considerable time and effort in negotiating, implementing and completing the merger, and in doing so their time would be diverted from other important business opportunities and operational matters. The Controlling Purchaser recognized that it will incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is completed. There is a risk that the merger may not be completed despite the Controlling Purchaser’s efforts, including in the event that the requisite shareholder approvals are not obtained.

The Controlling Purchaser believes that entering into the merger agreement prior to the approval of vibegron is appropriate because (i) Urovant’s operational cash needs, particularly in connection with the commercial launch of vibegron, require an agreement on the funding strategy for Urovant’s business and Urovant and controlling purchaser had not been able to determine an appropriate and mutually agreeable structure for these arrangements, (ii) synergies that may be enabled through transactions between Urovant and the Controlling Purchaser or its affiliates could be viewed by the Public Shareholders as detrimental to the interests of the Public Shareholders if they continued as holders of Urovant common shares, (iii) the current share price of a Urovant common share appropriately reflects the approval and marketing risk of vibegron, and (iv) completion of the merger shortly after the launch of vibegron will allow Urovant’s management and employees to focus on the successful launch of vibegron, rather than diverting resources to the negotiation and approval of the merger.

The Controlling Purchaser believes that after the merger is consummated, Urovant should have greater operating flexibility and more efficient access to capital, including due to the reduction in expenses resulting from Urovant ceasing to be a public company and the ability of the Controlling Purchaser to efficiently provide certain administrative functions to Urovant, which should allow Urovant to adequately build its sales force in the near-term and support Urovant’s long-term growth and profitability. If that happens, the Controlling Purchaser (and not the Public Shareholders) will benefit from any resulting increase in the value of Urovant.

Accordingly, the Controlling Purchaser has decided to undertake to pursue the merger at this time for the reasons described above.

If the merger is not completed for any reason, Sumitomo Dainippon, Sumitovant and their affiliates reserve the right, subject to the investor rights agreement, to acquire additional Urovant common shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those provided in the merger agreement, or, subject to any applicable legal restrictions, to dispose of any or all Urovant common shares acquired by them. In the event that the merger is not completed, then the investor rights agreement will remain in place in accordance with its terms.

Position of the Controlling Purchaser as to Fairness of the Merger

Under the SEC rules governing “going-private” transactions, including Rule 13e-3 under the Exchange Act, each member of the Controlling Purchaser is an “affiliate” of Urovant and engaged in a “going-private” transaction and, therefore is required to disclose its beliefs as to the fairness of the merger to Urovant’s “unaffiliated security holders” as defined under Rule 13e-3 of the Exchange Act. Each member of the Controlling Purchaser is making the statements included in this section of the proxy statement solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. However, no member of the Controlling Purchaser is making any recommendation to any Public Shareholder as to how that shareholder should vote on any proposal, and the views of each member of the Controlling Purchaser should not be construed as a recommendation to any Public Shareholder as to how such shareholder should vote. Each member of the Controlling Purchaser has interests in the merger that are different from, and in addition to, those of the Public Shareholders.

The Public Shareholders were represented by the special committee, which negotiated the terms and conditions of the merger agreement on the Public Shareholders’ behalf, with the assistance of the special committee’s independent financial and legal advisors. While the members of the Controlling Purchaser are represented by Ms. Potter and Dr. Nishinaka on the Urovant board, the merger was negotiated and approved by the special committee. Ms. Potter and Dr. Nishinaka were not members of the special committee and did not participate in the deliberations of the special committee regarding, or receive advice from the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the merger to the Public Shareholders. The Controlling Purchaser did not undertake any independent evaluation of the fairness of the merger or the per share merger consideration to the Public Shareholders, nor did it request or obtain any opinion or analysis with respect to the fairness of the merger or the per share merger consideration to the Public Shareholders.

The Controlling Purchaser believes, based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the special committee described in the section entitled “—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” (which analysis and resulting conclusions the Controlling Purchaser adopts), that the merger is substantively and procedurally fair to the Public Shareholders.

In particular, the Controlling Purchaser considered the following substantive factors, which are not presented in any relative order of importance:

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the $16.25 per-share merger consideration represents (i) a premium of approximately 96% to the closing price of a Urovant common share on November 12, 2020 and (ii) a premium of 92% to the 30-day volume weighted average share price of a Urovant common share on November 12, 2020;

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the per share merger consideration is all cash, which provides immediate certainty of value and liquidity to the Public Shareholders, since such shareholders are able to realize the $16.25 per-share merger consideration for each of their Urovant common shares;

•	the merger will eliminate the Public Shareholders’ exposure to the various risks and uncertainties related to continued ownership of Urovant common shares, which include among others:

•	exposure to risks and uncertainties relating to FDA approval, the commercial launch, and the competitive position, of vibegron;

•	exposure to market, economic and other risks that arise from owning shares in a public company;

•	any potential decline in the market prices of the Urovant common shares that may result from a general economic slowdown;

•	other fluctuations in the value of the Urovant common shares based on general economic, business and industry conditions throughout the world;

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potential volatility in the price of the Urovant common shares as a result of future developments beyond Urovant’s control, including government or regulatory action, and changes in tax laws, interest rates and general market conditions;

•	potential impacts on the price and trading volumes of the Urovant common shares caused by analyst recommendations and expectations and market sentiment; and

•	the other risk factors disclosed in Urovant’s most recent SEC filings;

•	Sumitovant’s and merger sub’s obligations to complete the merger and pay the per share merger consideration pursuant to the merger agreement are not conditioned on their obtaining financing; and

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Sumitomo Dainippon has agreed to irrevocably guarantee to Urovant the due and punctual payment of all amounts payable by Sumitovant or merger sub under the merger agreement, including Sumitovant’s and merger sub’s obligation to fund the per share merger consideration that is payable to the Public Shareholders.

In addition, the Controlling Purchaser considered the following procedural factors, which are not presented in any relative order of importance:

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under the investor rights agreement, the Controlling Purchaser is subject to various restrictions on its ability to influence or control the Urovant board, including a contractual restriction requiring the Controlling Purchaser to obtain the approval of Urovant’s independent directors comprising its audit committee before making or publicly announcing a proposal for a merger, which gave the independent directors of the Urovant board the authority to pursue, or decline to pursue, negotiations with the Controlling Purchaser relating to a sale of Urovant, including the merger;

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the Urovant board established the special committee comprised of independent and disinterested directors who are not affiliated with the Controlling Purchaser to consider the Controlling Purchaser’s proposal and to negotiate with the Controlling Purchaser;

•	the special committee was advised by experienced and qualified advisors, consisting of O’Melveny, as legal counsel, and Lazard, as financial advisor;

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the authorization of the special committee to (i) review and evaluate the terms and conditions of the merger on behalf of Urovant and the Public Shareholders, (ii) negotiate the terms and conditions of the merger, and (iii) determine whether or not to approve the merger and the merger agreement;

•	the Sumitovant Board and the Controlling Purchaser were advised by experienced and qualified advisors, consisting of Jones Day, as legal counsel, and Citi, as financial advisor;

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the merger is conditioned on the approval by the holders of at least a majority of the outstanding Urovant common shares held by the Public Shareholders, in addition to the approval of the holders of at least 66 2⁄3% of the outstanding Urovant common shares entitled to vote and voting at the special general meeting;

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the merger agreement allows the special committee, subject to specific limitations and requirements set forth in the merger agreement, to withdraw its recommendation in favor of the Merger Proposal in response to a superior proposal or intervening event, subject to Urovant paying the Controlling Purchaser the Termination Fee of $13,620,000;

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the special committee was deliberative in its process to determine whether the merger was fair to, and in the best interests of, Urovant and its shareholders (including unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act) and to analyze, evaluate and negotiate the terms of the merger;

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neither the Controlling Purchaser, nor their affiliates, participated in or had any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

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the merger is not conditioned on any financing being obtained by the Controlling Purchaser, which increases the likelihood that the merger will be consummated and that the Public Shareholders will receive the per share merger consideration of $16.25;

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at the request of Urovant, Sumitovant entered into the Sumitovant voting agreement pursuant to which it is required to vote all Urovant common shares that it owns in favor of the merger, with such obligation being applicable even if the Controlling Purchaser no longer wishes to consummate the merger, which increases the likelihood that the merger will be consummated and that the Public Shareholders will receive the per share merger consideration of $16.25;

•	the per share merger consideration resulted from active negotiations between the special committee and the Controlling Purchaser and their respective advisors;

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the special committee unanimously determined that the merger agreement, the statutory merger agreement, and the transactions contemplated thereby, including the merger, were in the best interests of Urovant and its shareholders (including unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act); and

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the Public Shareholders who do not vote for the merger and who comply with certain procedural requirements will be entitled, after completion of the merger, to exercise statutory appraisal rights under Bermuda law.

In the course of reaching their determination as to the fairness of the merger to the Public Shareholders, the Controlling Purchaser also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following:

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the fact that the Public Shareholders will have no ongoing equity participation in Urovant following the merger and that those Public Shareholders (i) will cease to participate in Urovant’s future earnings or growth, if any, (ii) will not benefit from increases, if any, in the value of the Urovant common shares and (iii) will not benefit from any potential sale to a third party in the future, including any of the foregoing that may result from a successful launch and commercialization of vibegron;

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the risk that the merger might not be completed in a timely manner or that the merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the merger agreement, and the fact that a failure to complete the merger could negatively affect the trading price of Urovant or could result in significant costs and disruptions to Urovant’s normal business;

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the restrictions on the conduct of Urovant’s business prior to the completion of the proposed Merger, which may delay or prevent Urovant from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of Urovant pending completion of the merger;

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the fact that the merger is conditioned upon the approval of at least a majority of the outstanding Urovant common shares held by the Public Shareholders, which reduces the certainty that the merger will be completed;

•	the fact that litigation may occur in connection with the merger and any such litigation may result in significant costs and a diversion of management focus;

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the risk, if the merger is not consummated, that the pendency of the merger could affect adversely the relationship of Urovant and its subsidiaries with their respective employees, suppliers, agents and others with whom they have business dealings;

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the fact that Sumitovant, in making its proposal to engage in the merger, indicated that it is not interested in considering or participating in any transaction involving a sale of its Urovant common shares and that Sumitovant’s current ownership of approximately 70.1% of the outstanding Urovant common shares would likely preclude competing offers from third parties;

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the fact that the merger agreement provides that, during the period from the date of the merger agreement until the effective time of the merger, Urovant is subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to third parties and to engage in negotiations with third parties regarding alternative acquisition proposals, subject to customary exceptions;

•	the fact that Urovant has incurred and will continue to incur significant transaction costs and expenses in connection with the potential transaction, regardless of whether the merger is consummated;

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the risk related to amounts that may be payable by Urovant upon the termination of the merger agreement, including the Termination Fee of $13,620,000, and the process required to terminate the merger; and

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the fact that the receipt of per share merger consideration in exchange for each Urovant common share pursuant to the merger generally will be taxable to U.S. Holders (as defined below in “—Material U.S. Federal Income Tax Consequences of the Merger”) of Urovant common shares.

The Controlling Purchaser did not conduct a going-concern valuation of the Urovant common shares for the purposes of determining the fairness of the per share merger consideration to the Public Shareholders because, following the merger, Urovant will have a significantly different capital structure and because the Controlling Purchaser believes that the trading price of Urovant common shares at any given time represents the best available indicator of Urovant’s going-concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction.

In addition, the Controlling Purchaser did not consider net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Public Shareholders because, in the Controlling Purchaser’s view, net book value is neither indicative of Urovant’s market value nor its value as a going concern, but rather an indicator of historical costs.

Moreover, the Controlling Purchaser did not consider liquidation value in determining the fairness of the merger consideration to the Public Shareholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered Urovant to be a viable going concern and (iv) Urovant’s business is expected to continue to be operated following the merger and will be integrated into the Controlling Purchaser’s business.

As more fully described in “—Opinion of Financial Advisor to the Special Committee,” Lazard provided financial advice to the special committee in connection with the merger, and on November 12, 2020, rendered a written opinion to the special committee that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the per share merger consideration of $16.25 per share to be received by the holders of Urovant common shares (other than Sumitovant and holders who have elected to dissent from the merger and seek appraisal rights) in the merger pursuant to the merger agreement is fair, from a financial point of view, to such holders. The Controlling Group did not consider Lazard’s fairness opinion in making its determination as to the fairness of the merger consideration to the Public Shareholders.

In making their determination as to the substantive fairness of the merger to the Public Shareholders, the Controlling Purchaser was not aware of any offers by any person for (i) the merger consolidation of Urovant with another company, (ii) the sale or transfer of all or any substantial part of Urovant’s assets, or (iii) a purchaser of Urovant’s securities that would enable the holder to exercise control of Urovant.

The foregoing discussion of the information and factors considered and given weight by the Controlling Purchaser in connection with the fairness of the merger is not intended to be exhaustive but includes all factors considered by the Controlling Purchaser that they believe to be material. The Controlling Purchaser did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.

Sources and Amounts of Funds or other Consideration; Expenses

Completion of the merger is not conditioned upon Sumitovant’s ability to finance the payment of the aggregate amount of per share merger consideration payable in connection with the merger. Sumitovant estimates that the total amount of funds required to complete the merger (including payments for options, warrants, SARs, RSUs and restricted shares) and other payments referred to in the merger agreement) pursuant to the merger agreement will be approximately $217.1 million at or prior to the completion of the merger. The funds to pay for the Urovant common shares in connection with the merger are expected to come from Sumitomo Dainippon’s working capital, which will be contributed by Sumitomo Dainippon to Sumitovant and by Sumitovant to merger sub for deposit with the paying agent.

The Controlling Purchaser does not believe its financial condition is relevant to Urovant’s shareholders’ decision whether to approve the Merger Proposal because (i) the aggregate per share merger consideration is being paid solely in cash, (ii) the completion of the merger is not subject to any financing condition, and (iii) the Controlling Purchaser has, and will arrange for merger sub to have, sufficient funds to pay for all of the Urovant common shares outstanding and held by the Public Shareholders on the terms set forth in the merger agreement.

Plans for Urovant After the Merger

Following the completion of the merger, the Controlling Purchaser will own 100% of the equity interests of Urovant. The Controlling Purchaser anticipates that Urovant’s operations will continue to be conducted substantially as they currently are being conducted.

Following the completion of the merger and the delisting of Urovant common shares, Urovant will no longer be subject to the Exchange Act and the Nasdaq listing rules and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

At the effective time of the merger, the directors of merger sub immediately prior to the effective time, together with any directors of Urovant that Sumitovant determines to appoint at the effective time (subject to the agreement of such persons to serve as directors), will be the directors of the surviving company. At the effective time of the merger, the officers of Urovant immediately prior to the effective time will be the officers of the surviving company.

As of the date of this proxy statement, other than the merger, the Controlling Purchaser has no current plans, proposals or negotiations that relate to or would result in an extraordinary transaction involving Urovant’s business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets, or the incurrence by Urovant of any indebtedness. Following the merger, the Controlling Purchaser plans to evaluate and review Urovant’s business and operations and initiate a review of new plans and proposals which they consider to be in the best interests of Urovant, including engaging in acquisitions of new businesses or assets, dispositions of existing businesses or assets, the movement of businesses or assets within Sumitomo Dainippon’s organizational structure, the alteration of the mix of assets held by Urovant or any of the types of extraordinary transactions described above.

Certain Effects of the Merger

If the Merger Proposal receives the required approvals of Urovant’s shareholders described elsewhere in this proxy statement and the other conditions to the completion of the merger are either satisfied or waived, merger sub will be merged with and into Urovant upon the terms set forth in the merger agreement. As the surviving company in the merger, Urovant will continue to exist following the merger as a wholly owned subsidiary of Sumitovant.

At the effective time of the merger, by virtue of the merger and without any further action, the memorandum of association and the bye-laws of merger sub, each as in effect immediately prior to the effective time, will become the memorandum of association and bye-laws of the surviving company.

Following completion of the merger, all of the equity interests in Urovant, as the surviving company, will be beneficially owned by the Controlling Purchaser and none of the Public Shareholders will, by virtue of the merger, have any direct ownership in, or be a shareholder of, Urovant, the surviving company or the Controlling Purchaser. As a result, the Public Shareholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Urovant common shares. Following the merger, the Controlling Purchaser will benefit from any increase in Urovant’s value and will also bear the risk of any decrease in Urovant’s value.

Upon completion of the merger, each holder of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) will be entitled to receive the per share merger consideration for each share held and all such Urovant common shares will, at the effective time, be cancelled. Please see the section of this proxy statement entitled “The Merger Agreement—Effect of the Merger on the Urovant Common Shares and Merger Sub.”

For information regarding the effects of the merger on Urovant’s outstanding equity awards and the employee stock purchase plan, please see the sections entitled “The Merger Agreement—Treatment of Urovant Equity Awards” and “Special Factors—Interests of Urovant’s Directors and Executive Officers in the Merger.”

The Urovant common shares are currently registered under the Exchange Act and trade on the Nasdaq under the symbol “UROV.” Following the completion of the merger, Urovant common shares will no longer be traded on the Nasdaq or any other public market. In addition, the registration of the Urovant common shares under the Exchange Act will be terminated, and Urovant will no longer be required to file periodic and other reports with the SEC with respect to the Urovant common shares or otherwise. Termination of registration of the Urovant common shares under the Exchange Act will reduce the information required to be furnished by Urovant to Urovant’s shareholders and the SEC, and would make provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Urovant. Urovant will become the beneficiary of the cost savings achieved by Urovant no longer remaining a company subject to the reporting requirements under the federal securities laws.

Alternatives to the Merger

As noted above, in response to the proposed offer from Sumitovant, the special committee evaluated potential strategic alternatives, including continuing as an independent public company and seeking equity financing, with the assistance of Urovant’s senior management and advisors. The special committee considered the risks and potential likelihood of achieving greater value for the Public Shareholders by pursuing strategic alternatives to the merger, including continuing as an independent public company, seeking equity financing, including through a fully-marketed equity offering, and pursuing Urovant’s management plan, relative to the benefits of the merger. In this regard, the special committee took into account that Sumitovant, as the holder of a majority of Urovant common shares, has an effective veto over any alternative extraordinary transaction, and that Sumitovant stated in its proposal letter delivered on September 28, 2020 that it had no interest in selling Urovant common shares or approving any alternative sale, merger or other extraordinary corporate transaction involving Urovant. In addition, special committee also noted the potential dilutive effect of a fully-marketed equity offering. For more information on the process behind the special committee’s determination, please see the sections entitled “Special Factors—Background of the Merger” beginning on page 17 and “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” beginning on page 35. Sumitovant has made the only firm offer to acquire Urovant that Urovant received during the past two years.

Projected Financial Information

Other than its ordinary course guidance to investors in respect of the current fiscal year, Urovant does not, as a matter of course, make public financial projections as to future revenues, earnings or other results given, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, as further described in the section entitled “Special Factors—Background of the Merger” beginning on page 17, financial projections prepared by management of Urovant in the ordinary course of business in October 2020, which we refer to as the Management Case, were made available to the special committee and the special committee’s advisors in connection with the evaluation of Sumitovant’s potential proposal. Projections of net sales through Urovant’s 2030 fiscal year, which were ultimately included as part of the Management Case (with such changes as set forth in footnote 7 to the Management Case Forecast on page 67) were also shared with Sumitovant under the terms of the Sumitovant information sharing agreement. However, the special committee ultimately adjusted the Management Case to reflect the special committee’s assessment of the appropriate assumptions regarding pricing and market share for vibegron, which we refer to as the Original Special Committee Case. The special committee initially authorized Lazard to use the financial projections resulting from such adjustment that were included in the Original Special Committee Case, before Urovant received the draft label for its drug candidate vibegron from the FDA. After receipt of such draft label, at the direction of the special committee, Urovant’s management updated the Management Case (as set forth in the Revised Management Case) and the Original Special Committee Case (as set forth in the Revised Special Committee Case), in each case to reflect the impact of such label. The special committee subsequently authorized Lazard to use the updated financial projections included in the Revised Special Committee Case. The special committee was provided with the Revised Management Case for reference purposes only in connection with evaluating the proposed transaction and did not provide the Revised Management Case to Sumitovant. The financial projections contained in the Management Case, the Original Special Committee Case and the Revised Special Committee Case are being included in this proxy statement to give shareholders access to this information, but not to influence their decision whether to vote for or against the approval of the merger agreement or any other proposal at the special general meeting. By including the projections in this proxy statement, neither Urovant nor any other person (or their respective representatives) has made or is making any representation to any person regarding the information included in the projections or the ultimate performance of Urovant compared to the information contained in the projections. Similarly, Urovant has not made any representation to Sumitovant or merger sub, in the merger agreement or otherwise, concerning the projections.

The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous varying assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond Urovant’s control. The financial projections are forward-looking statements that should be read with caution, and there can be no assurance that the projected results will be realized or that actual results will not be higher or lower than projected. In addition, since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year, including the years 2026-2038, at which time Urovant’s market access services and co-promotion agreements with Sunovion will have expired and new agreements are assumed to have been negotiated. The financial projections also reflect assumptions as to certain business matters that are subject to change and/or beyond Urovant’s control. See the section entitled “Cautionary Statement Concerning Forward-Looking Information,” beginning on page 80, as well as the section entitled “Risk Factors” in Urovant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is incorporated by reference into this proxy statement.

The financial projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Urovant’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Urovant contained in Urovant’s public filings with the SEC.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, Urovant does not intend to update or otherwise revise the financial projections, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.

Set forth below are summaries of the financial projections contained in (i) the Management Case, which was provided to the special committee and Lazard, and portions of which were provided to Sumitovant (with such differences in the projections provided to Sumitovant as set forth in footnote 4 thereto), (ii) the Original Special Committee Case, which the special committee initially authorized Lazard to use for its financial analysis prior to Urovant’s receipt of the draft label for its drug candidate vibegron, and (iii) the Revised Special Committee Case, which the special committee ultimately authorized Lazard to use for its financial analysis (in lieu of the Original Special Committee Case), following Urovant’s receipt of the draft label for vibegron.

Management Case(1)

($ in millions)(2)

	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
OAB (3)	$1	$56	$158	$361	$559	$701	$824	$933	$1,021	$1,099	$1,153	$1,187	$1,211	$1,223	$183	$64	$29	$16	$9
BPH (4)	$0	$0	$0	$4	$13	$23	$34	$44	$50	$53	$56	$60	$64	$68	$10	$4	$2	$1	$0
IBS (5)	$0	$0	$0	$0	$0	$0	$4	$21	$40	$60	$84	$109	$132	$140	$21	$7	$3	$2	$1
URO-902 (6)	$0	$0	$0	$0	$0	$0	$0	$8	$18	$22	$24	$26	$28	$29	$29	$30	$31	$32	$26
Net Revenue (7)	$1	$56	$158	$365	$572	$724	$861	$1,006	$1,128	$1,235	$1,317	$1,383	$1,435	$1,460	$244	$105	$65	$51	$36
% Growth			183%	131%	57%	27%	19%	17%	12%	9%	7%	5%	4%	2%	(83)%	(57)%	(38)%	(22)%	(29)%
Less COGS	$0	$6	$21	$26	$41	$52	$61	$71	$79	$86	$92	$96	$99	$101	$16	$6	$4	$3	$2
% Margin		10%	13%	7%	7%	7%	7%	7%	7%	7%	7%	7%	7%	7%	7%	6%	6%	5%	5%
Less Merck Royalty	$0	$6	$16	$38	$61	$79	$95	$112	$126	$138	$148	$156	$162	$165	$22	$7	$3	$2	$1
Less ICI Royalty	$0	$0	$0	$0	$0	$0	$0	$1	$1	$2	$2	$3	$3	$4	$4	$4	$4	$4	$3
Gross Profit (8)	$1	$45	$121	$302	$470	$593	$705	$823	$923	$1,009	$1,075	$1,129	$1,171	$1,190	$202	$87	$54	$42	$30
% Margin		80%	77%	83%	82%	82%	82%	82%	82%	82%	82%	82%	82%	82%	83%	83%	83%	83%	83%
Less R&D	$81	$73	$71	$77	$62	$41	$26	$18	$17	$17	$17	$15	$14	$13	$12	$10	$9	$8	$6
% Margin		130%	45%	21%	11%	6%	3%	2%	1%	1%	1%	1%	1%	1%	5%	10%	14%	15%	18%
Less S&M	$62	$127	$162	$187	$195	$221	$237	$252	$238	$213	$213	$217	$219	$219	$34	$13	$6	$4	$2
% Margin		227%	103%	51%	34%	31%	28%	25%	21%	17%	16%	16%	15%	15%	14%	12%	10%	8%	6%
Less U.S. G&A	$28	$39	$40	$42	$44	$45	$46	$47	$48	$49	$50	$51	$52	$28	$28	$28	$28	$28	$28
% Margin		69%	25%	11%	8%	6%	5%	5%	4%	4%	4%	4%	4%	2%	11%	27%	43%	55%	78%
Less Switzerland G&A	$0	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$3	$3	$3	$3	$3	$3
% Margin	0%	4%	1%	1%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	3%	4%	5%	8%
Less Sunovion Co-Promote	$0	$0	$0	$16	$31	$39	$48	$22	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
% Margin	0%	0%	0%	4%	5%	5%	6%	2%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Operating Income (EBIT) (9)	$(170)	$(195)	$(154)	$(22)	$136	$245	$346	$480	$618	$728	$793	$843	$883	$927	$126	$34	$8	$(0)	$(10)
% Margin					24%	34%	40%	48%	55%	59%	60%	61%	62%	64%	52%	32%	12%
Less Switzerland Taxes (10))	$0	$0	$0	$0	$(5)	$(9)	$(13)	$(18)	$(24)	$(28)	$(31)	$(33)	$(34)	$(36)	$(5)	$(1)	$0	$0	$0
% Statutory Tax Rate	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%
Less U.S. Taxes (10)	$0	$0	$0	$0	$(19)	$(36)	$(49)	$(67)	$(90)	$(106)	$(116)	$(123)	$(129)	$(135)	$(18)	$(5)	$(1)	$0	$0
% Statutory Tax Rate	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%
Plus Depreciation	$0	$0	$1	$3	$5	$6	$7	$8	$9	$10	$11	$11	$11	$12	$2	$1	$1	$0	$0
% Margin	52%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Less CapEx (11)	$(1)	$(0)	$(1)	$(3)	$(5)	$(6)	$(7)	$(8)	$(9)	$(10)	$(11)	$(11)	$(11)	$(12)	$(2)	$(1)	$(1)	$(0)	$(0)
% Margin	(149)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%
Less Change in NWC (11)	$(0)	$(3)	$(5)	$(10)	$(10)	$(8)	$(7)	$(7)	$(6)	$(5)	$(4)	$(3)	$(3)	$(1)	$61	$7	$2	$1	$1
% of Change in Sales	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
Plus Merck Reg. Milestone Amortization (12)	$0	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$0	$0	$0	$0	$0
Plus ICI Reg. Milestone Amortization (12)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Plus Merck Sales Milestone Amortization (12)	$0	$0	$1	$3	$6	$2	$11	$19	$6	$6	$6	$6	$6	$6	$0	$0	$0	$0	$0
Less ICI Sales Milestone Payment (13)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Less ICI Reg. Milestone Payment (13)	$0	$0	$0	$(1)	$0	$0	$(2)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Unlevered FCF (14)	$(170)	$(197)	$(158)	$(30)	$109	$196	$288	$408	$506	$596	$650	$692	$725	$762	$164	$35	$8	$0	$(9)
% Margin					19%	27%	33%	41%	45%	48%	49%	50%	51%	52%	67%	33%	13%	1%
EBITDA (15)	$(170)	$(195)	$(153)	$(19)	$141	$251	$353	$488	$627	$738	$804	$855	$895	$939	$128	$34	$8	$0	$(9)
% Margin					25%	35%	41%	49%	56%	60%	61%	62%	62%	64%	52%	33%	13%	0%

(1)

As noted, the Management Case was revised following receipt by Urovant of the draft label to produce the Revised Management Case. The revisions made to the Management Case correspond to the revisions made to the Original Special Committee Case that ultimately resulted in the Revised Special Committee Case.

(2)	All figures provided in this table have been rounded to the nearest million.
(3)	Reflects total projected net revenues from sales of vibegron for treatment of overactive bladder, or OAB.
(4)	Reflects total projected net revenues from sales of vibegron for treatment of OAB in men with benign prostatic hyperplasia, or BPH.
(5)	Reflects total projected net revenues from sales of vibegron for treatment of irritable bowel syndrome, or IBS.
(6)	Reflects total projected net revenues from sales of URO-902 for treatment of patients with OAB who have failed oral pharmacological therapy.
(7)

On October 21, 2020, Urovant’s management provided net sales projections for the fiscal years 2020 through 2030 for sales of vibegron for the treatment of OAB and OAB in men with BPH to Sumitovant. These projections provided to Sumitovant contained different projections for certain fiscal years compared to the Management Case set forth above as follows: (i) for 2023, $366 million; (ii) for 2024, $575 million; (iii) for 2025, $729 million; (iv) for 2026, $866 million; (v) for 2027, $988 million; (vi) for 2028, $1,083 million; (vii) for 2029, $1,165 million; and (viii) for 2030, $1,222 million. The projections provided to Sumitovant on October 21, 2020 are different from the Management Case due to: (x) with respect to years from 2023 through 2025, the application of probability of success adjustments to revenues from OAB in men with BPH; and (y) with respect to years from 2026 through 2030, the application of probability of success adjustments to revenues from OAB in men with BPH, and the inclusion of revenues from sales of vibegron for treatment of IBS and from sales of URO-902 for treatment of patients with OAB who have failed oral pharmacological therapy.

(8)

Gross Profit is calculated by starting with Net Revenue and deducting (i) the cost of goods sold (“COGS”) and (ii) the royalty payments payable to (A) Merck Sharpe & Dohme Corp. (“Merck”) pursuant to the License Agreement, dated February 3, 2017 by and between Urovant Sciences GmbH and Merck, as amended (the “Merck License”), and (B) Ion Channel Innovations, LLC (“ICI”) pursuant to the License Agreement, dated August 24, 2018, between Urovant Sciences GmbH and ICI (the “ICI License”).

(9)

Operating Income (EBIT), also known as Earnings Before Interest and Taxes, is a non-GAAP financial measure calculated by starting with Gross Profit and deducting costs and expenses for research and development (“R&D”), sales and marketing (“S&M”), Urovant’s co-promotion arrangement with Sunovion Pharmaceuticals (“Sunovion Co-Promote”), and general administrative expenses related to Urovant’s operations in the United States (“U.S. G&A”) and Switzerland (“Switzerland G&A”), without duplication.

(10)	Reflects projected taxes payable by Urovant in the United States (based on a 21% statutory tax rate) and Switzerland (based on a 13% statutory tax rate).
(11)	Projected capital expenditures and changes to net working capital are based on the expected capital requirements for implementing the 2020 Business Plan (as defined below).
(12)

Projected amortization includes the amortization of regulatory and sales milestone payments payable to Merck pursuant to the Merck License and regulatory milestone payments payable to ICI pursuant to the ICI License.

(13)	Projected milestone payments include the sales and regulatory milestone payments payable to ICI pursuant to the ICI License.
(14)

Unlevered FCF (unlevered free cash flow), is a non-GAAP financial measure calculated by starting with Operating Income (EBIT), adding in depreciation and amortization, and then deducting taxes, capital expenditures, changes in net working capital, and milestone payments.

(15)

EBITDA, also known as Earnings Before Interest, Taxes, Depreciation, and Amortization is a non-GAAP financial measure calculated by starting with Operating Income (EBIT) and adding in depreciation and amortization (excluding any duplicative amounts, such as amortization of acquired intangibles).

Original Special Committee Case

($ in millions)(1)

	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
OAB (2)	$1	$56	$158	$361	$459	$598	$695	$773	$825	$866	$883	$909	$927	$936	$140	$49	$22	$12	$7
BPH (3)	$0	$0	$0	$4	$13	$23	$34	$44	$50	$53	$56	$60	$64	$68	$10	$4	$2	$1	$0
IBS (4)	$0	$0	$0	$0	$0	$0	$4	$21	$40	$60	$84	$109	$132	$140	$21	$7	$3	$2	$1
URO-902 (5)	$0	$0	$0	$0	$0	$0	$0	$8	$18	$22	$24	$26	$28	$29	$29	$30	$31	$32	$26
Net Revenue	$1	$56	$158	$365	$472	$621	$732	$845	$933	$1,001	$1,047	$1,105	$1,151	$1,173	$201	$90	$58	$47	$34
% Growth			183%	131%	29%	32%	18%	15%	10%	7%	5%	6%	4%	2%	(83)%	(55)%	(36)%	(19)%	(28)%
Less COGS	$0	$6	$21	$26	$34	$44	$52	$60	$65	$70	$72	$76	$79	$80	$13	$5	$3	$2	$2
% Margin		10%	13%	7%	7%	7%	7%	7%	7%	7%	7%	7%	7%	7%	6%	6%	5%	5%	5%
Less Merck Royalty	$0	$6	$16	$38	$49	$67	$80	$93	$102	$110	$116	$123	$128	$131	$17	$6	$3	$1	$1
Less ICI Royalty	$0	$0	$0	$0	$0	$0	$0	$1	$1	$2	$2	$3	$3	$4	$4	$4	$4	$4	$3
Gross Profit (6)	$1	$45	$121	$301	$389	$510	$600	$692	$764	$820	$856	$904	$941	$958	$167	$75	$48	$39	$28
% Margin		80%	77%	83%	82%	82%	82%	82%	82%	82%	82%	82%	82%	82%	83%	83%	83%	83%	83%
Less R&D	$81	$72	$71	$77	$62	$41	$26	$18	$17	$17	$17	$15	$14	$13	$11	$10	$9	$8	$6
% Margin		130%	45%	21%	13%	7%	4%	2%	2%	2%	2%	1%	1%	1%	6%	11%	15%	16%	19%
Less S&M	$62	$127	$162	$186	$195	$231	$247	$261	$244	$218	$173	$175	$177	$176	$28	$11	$5	$4	$2
% Margin		227%	103%	51%	41%	37%	34%	31%	26%	22%	16%	16%	15%	15%	14%	12%	9%	7%	6%
Less U.S. G&A	$28	$39	$40	$42	$44	$45	$46	$47	$48	$49	$50	$51	$52	$28	$28	$28	$28	$28	$28
% Margin		69%	25%	11%	9%	7%	6%	6%	5%	5%	5%	5%	4%	2%	14%	31%	48%	59%	83%
Less Switzerland G&A	$0	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$3	$3	$3	$3	$3	$3
% Margin	0%	4%	1%	1%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	3%	5%	6%	8%
Less Sunovion Co-Promote	$0	$0	$0	$16	$26	$34	$41	$40	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
% Margin	0%	0%	0%	4%	5%	5%	6%	5%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Operating Income (EBIT) (7)	$(170)	$(195)	$(154)	$(21)	$61	$158	$239	$324	$454	$535	$615	$660	$696	$738	$97	$23	$3	$(3)	$(11)
% Margin					13%	25%	33%	38%	49%	53%	59%	60%	60%	63%	48%	26%	5%
Less Switzerland Taxes (8)	$0	$0	$0	$0	$(2)	$(6)	$(9)	$(13)	$(18)	$(21)	$(24)	$(26)	$(27)	$(29)	$(4)	$(1)	$(0)	$0	$0
% Statutory Tax Rate	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%
Less U.S. Taxes (8)	$0	$0	$0	$0	$(9)	$(23)	$(33)	$(47)	$(66)	$(78)	$(90)	$(96)	$(102)	$(108)	$(14)	$(3)	$(0)	$0	$0
% Statutory Tax Rate	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%
Plus Depreciation	$0	$0	$1	$3	$4	$5	$6	$7	$7	$8	$8	$9	$9	$9	$2	$1	$0	$0	$0
% Margin	52%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Less CapEx (9)	$(1)	$(0)	$(1)	$(3)	$(4)	$(5)	$(6)	$(7)	$(7)	$(8)	$(8)	$(9)	$(9)	$(9)	$(2)	$(1)	$(0)	$(0)	$(0)
% Margin	(149)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%
Less Change in NWC (9)	$(0)	$(3)	$(5)	$(10)	$(5)	$(7)	$(6)	$(6)	$(4)	$(3)	$(2)	$(3)	$(2)	$(1)	$49	$6	$2	$1	$1
% of Change in Sales	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
Plus Merck Reg. Milestone Amortization (10)	$0	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$0	$0	$0	$0	$0
Plus ICI Reg. Milestone Amortization (10)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Plus Merck Sales Milestone Amortization (10)	$0	$0	$1	$3	$1	$1	$10	$3	$3	$3	$3	$3	$3	$3	$0	$0	$0	$0	$0
Less ICI Sales Milestone Payment (11)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Less ICI Reg. Milestone Payment (11)	$0	$0	$0	$(1)	$0	$0	$(2)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Unlevered FCF (12)	$(170)	$(197)	$(157)	$(29)	$47	$124	$201	$263	$370	$436	$503	$539	$569	$604	$128	$25	$4	$(2)	$(10)
% Margin					10%	20%	27%	31%	40%	44%	48%	49%	49%	52%	64%	27%	7%
EBITDA (13)	$(170)	$(195)	$(153)	$(18)	$65	$163	$245	$331	$461	$543	$624	$669	$705	$748	$99	$24	$4	$(2)	$(11)
% Margin					14%	26%	33%	39%	49%	54%	60%	61%	61%	64%	49%	27%	6%
Tax-Effected NOL Benefit (14)	$0	$0	$0	$0	$2	$6	$9	$13	$18	$3	$0	$0	$0	$0	$0	$0	$0	$0	$0
% Margin	0%	0%	0%	0%	1%	1%	1%	2%	2%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

(1)	All figures provided in this table have been rounded to the nearest million.
(2)	Reflects total projected net revenues from sales of vibegron for treatment of overactive bladder, or OAB.

(3)	Reflects total projected net revenues from sales of vibegron for treatment of OAB in men with benign prostatic hyperplasia, or BPH.
(4)	Reflects total projected net revenues from sales of vibegron for treatment of irritable bowel syndrome, or IBS.
(5)	Reflects total projected net revenues from sales of URO-902 for treatment of patients with OAB who have failed oral pharmacological therapy.
(6)

Gross Profit is calculated by starting with Net Revenue and deducting (i) the cost of goods sold (“COGS”) and (ii) the royalty payments payable to (A) Merck Sharpe & Dohme Corp. (“Merck”) pursuant to the License Agreement, dated February 3, 2017 by and between Urovant Sciences GmbH and Merck, as amended (the “Merck License”), and (B) Ion Channel Innovations, LLC (“ICI”) pursuant to the License Agreement, dated August 24, 2018, between Urovant Sciences GmbH and ICI (the “ICI License”).

(7)

Operating Income (EBIT), also known as Earnings Before Interest and Taxes, is a non-GAAP financial measure calculated by starting with Gross Profit and deducting costs and expenses for research and development (“R&D”), sales and marketing (“S&M”), Urovant’s co-promotion arrangement with Sunovion Pharmaceuticals (“Sunovion Co-Promote”), and general administrative expenses related to Urovant’s operations in the United States (“U.S. G&A”) and Switzerland (“Switzerland G&A”), without duplication.

(8)	Reflects projected taxes payable by Urovant in the United States (based on a 21% statutory tax rate) and Switzerland (based on a 13% statutory tax rate).
(9)	Projected capital expenditures and changes to net working capital are based on the expected capital requirements for implementing the 2020 Business Plan (as defined below).
(10)

Projected amortization includes the amortization of regulatory and sales milestone payments payable to Merck pursuant to the Merck License and regulatory milestone payments payable to ICI pursuant to the ICI License.

(11)	Projected milestone payments include the sales and regulatory milestone payments payable to ICI pursuant to the ICI License.
(12)

Unlevered FCF (unlevered free cash flow), is a non-GAAP financial measure calculated by starting with Operating Income (EBIT), adding in depreciation and amortization, and then deducting taxes, capital expenditures, changes in net working capital, and milestone payments.

(13)

EBITDA, also known as Earnings Before Interest, Taxes, Depreciation, and Amortization is a non-GAAP financial measure calculated by starting with Operating Income (EBIT) and adding in depreciation and amortization (excluding any duplicative amounts, such as amortization of acquired intangibles).

(14)	Tax-Effected NOL Benefit is a projection of the tax benefits that would accrue to Urovant in connection with net operating losses.

Revised Special Committee Case

($ in millions)(1)

	2020	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038
OAB (2)	$1	$56	$193	$402	$457	$598	$695	$773	$825	$866	$883	$909	$927	$936	$140	$49	$22	$12	$7
BPH (3)	$0	$0	$0	$4	$13	$23	$34	$44	$50	$53	$56	$60	$64	$68	$10	$4	$2	$1	$0
IBS (4)	$0	$0	$0	$0	$0	$0	$4	$21	$40	$60	$84	$109	$132	$140	$21	$7	$3	$2	$1
URO-902 (5)	$0	$0	$0	$0	$0	$0	$0	$8	$18	$22	$24	$26	$28	$29	$29	$30	$31	$32	$26
Net Revenue	$1	$56	$193	$405	$470	$621	$732	$845	$933	$1,001	$1,047	$1,105	$1,151	$1,173	$201	$90	$58	$47	$34
% Growth			247%	109%	16%	32%	18%	15%	10%	7%	5%	6%	4%	2%	(83)%	(55)%	(36)%	(19)%	(28)%
Less COGS	$0	$6	$25	$29	$33	$44	$52	$60	$65	$70	$72	$76	$79	$80	$13	$5	$3	$2	$2
% Margin		10%	13%	7%	7%	7%	7%	7%	7%	7%	7%	7%	7%	7%	6%	6%	5%	5%	5%
Less Merck Royalty	$0	$6	$19	$42	$49	$67	$80	$93	$102	$110	$116	$123	$128	$131	$17	$6	$3	$1	$1
Less ICI Royalty	$0	$0	$0	$0	$0	$0	$0	$1	$1	$2	$2	$3	$3	$4	$4	$4	$4	$4	$3
Gross Profit (6)	$1	$45	$149	$334	$388	$510	$600	$692	$764	$820	$856	$904	$941	$958	$167	$75	$48	$39	$28
% Margin		80%	77%	83%	82%	82%	82%	82%	82%	82%	82%	82%	82%	82%	83%	83%	83%	83%	83%
Less R&D	$81	$72	$71	$77	$62	$41	$26	$18	$17	$17	$17	$15	$14	$13	$11	$10	$9	$8	$6
% Margin		130%	37%	19%	13%	7%	4%	2%	2%	2%	2%	1%	1%	1%	6%	11%	15%	16%	19%
Less S&M	$62	$127	$162	$186	$195	$232	$248	$261	$245	$219	$173	$175	$177	$176	$28	$11	$5	$4	$2
% Margin		227%	84%	46%	41%	37%	34%	31%	26%	22%	16%	16%	15%	15%	14%	12%	9%	7%	6%
Less U.S. G&A	$28	$39	$40	$42	$44	$45	$46	$47	$48	$49	$50	$51	$52	$28	$28	$28	$28	$28	$28
% Margin		69%	21%	10%	9%	7%	6%	6%	5%	5%	5%	5%	4%	2%	14%	31%	48%	59%	83%
Less Switzerland G&A	$0	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$2	$3	$3	$3	$3	$3	$3
% Margin	0%	4%	1%	1%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	1%	3%	5%	6%	8%
Less Sunovion Co-Promote	$0	$0	$0	$16	$26	$34	$41	$40	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
% Margin	0%	0%	0%	4%	5%	5%	6%	5%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%
Operating Income (EBIT) (7)	$(170)	$(195)	$(127)	$12	$60	$157	$238	$323	$453	$534	$615	$660	$696	$738	$97	$23	$3	$(3)	$(11)
% Margin				3%	13%	25%	32%	38%	49%	53%	59%	60%	60%	63%	48%	26%	5%
Less Switzerland Taxes (8)	$0	$0	$0	$(0)	$(2)	$(6)	$(9)	$(12)	$(18)	$(21)	$(24)	$(26)	$(27)	$(29)	$(4)	$(1)	$(0)	$0	$0
% Statutory Tax Rate	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%	13%
Less U.S. Taxes (8)	$0	$0	$0	$(1)	$(8)	$(23)	$(33)	$(47)	$(66)	$(78)	$(90)	$(96)	$(102)	$(108)	$(14)	$(3)	$(0)	$0	$0
% Statutory Tax Rate	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%	21%
Plus Depreciation	$0	$0	$2	$3	$4	$5	$6	$7	$7	$8	$8	$9	$9	$9	$2	$1	$0	$0	$0
% Margin	52%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%	1%
Less CapEx (9)	$(1)	$(0)	$(2)	$(3)	$(4)	$(5)	$(6)	$(7)	$(7)	$(8)	$(8)	$(9)	$(9)	$(9)	$(2)	$(1)	$(0)	$(0)	$(0)
% Margin	(149)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%	(1)%
Less Change in NWC (9)	$(0)	$(3)	$(7)	$(11)	$(3)	$(8)	$(6)	$(6)	$(4)	$(3)	$(2)	$(3)	$(2)	$(1)	$49	$6	$2	$1	$1
% of Change in Sales	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%	5%
Plus Merck Reg. Milestone Amortization (10)	$0	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1	$0	$0	$0	$0	$0
Plus ICI Reg. Milestone Amortization (10)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Plus Merck Sales Milestone Amortization (10)	$0	$0	$1	$3	$1	$1	$10	$3	$3	$3	$3	$3	$3	$3	$0	$0	$0	$0	$0
Less ICI Sales Milestone Payment (11)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Less ICI Reg. Milestone Payment (11)	$0	$0	$0	$(1)	$0	$0	$(2)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Unlevered FCF (12)	$(170)	$(197)	$(132)	$2	$48	$123	$200	$262	$369	$436	$503	$539	$569	$604	$128	$25	$4	$(2)	$(10)
% Margin				1%	10%	20%	27%	31%	40%	44%	48%	49%	49%	52%	64%	27%	7%
EBITDA (13)	$(170)	$(195)	$(125)	$15	$63	$162	$244	$330	$460	$542	$624	$669	$705	$748	$99	$24	$4	$(2)	$(11)
% Margin				4%	13%	26%	33%	39%	49%	54%	60%	61%	61%	64%	49%	27%	6%
Tax-Effected NOL Benefit (14)	$0	$0	$0	$0	$2	$6	$9	$13	$16	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
% Margin	0%	0%	0%	0%	0%	1%	1%	1%	2%	0%	0%	0%	0%	0%	0%	0%	0%	0%	0%

(1)	All figures provided in this table have been rounded to the nearest million.
(2)	Reflects total projected net revenues from sales of vibegron for treatment of overactive bladder, or OAB.
(3)	Reflects total projected net revenues from sales of vibegron for treatment of OAB in men with benign prostatic hyperplasia, or BPH.
(4)	Reflects total projected net revenues from sales of vibegron for treatment of irritable bowel syndrome, or IBS.
(5)	Reflects total projected net revenues from sales of URO-902 for treatment of patients with OAB who have failed oral pharmacological therapy.
(6)

Gross Profit is calculated by starting with Net Revenue and deducting (i) the cost of goods sold (“COGS”) and (ii) the royalty payments payable to (A) Merck Sharpe & Dohme Corp. (“Merck”) pursuant to the License Agreement, dated February 3, 2017 by and between Urovant Sciences GmbH and Merck, as amended (the “Merck License”), and (B) Ion Channel Innovations, LLC (“ICI”) pursuant to the License Agreement, dated August 24, 2018, between Urovant Sciences GmbH and ICI (the “ICI License”).

(7)

Operating Income (EBIT), also known as Earnings Before Interest and Taxes, is a non-GAAP financial measure calculated by starting with Gross Profit and deducting costs and expenses for research and development (“R&D”), sales and marketing (“S&M”), Urovant’s co-promotion arrangement with Sunovion Pharmaceuticals (“Sunovion Co-Promote”), and general administrative expenses related to Urovant’s operations in the United States (“U.S. G&A”) and Switzerland (“Switzerland G&A”), without duplication.

(8)	Reflects projected taxes payable by Urovant in the United States (based on a 21% statutory tax rate) and Switzerland (based on a 13% statutory tax rate).
(9)	Projected capital expenditures and changes to net working capital are based on the expected capital requirements for implementing the 2020 Business Plan (as defined below).
(10)

Projected amortization includes the amortization of regulatory and sales milestone payments payable to Merck pursuant to the Merck License and regulatory milestone payments payable to ICI pursuant to the ICI License.

(11)	Projected milestone payments include the sales and regulatory milestone payments payable to ICI pursuant to the ICI License.
(12)

Unlevered FCF (unlevered free cash flow), is a non-GAAP financial measure calculated by starting with Operating Income (EBIT), adding in depreciation and amortization, and then deducting taxes, capital expenditures, changes in net working capital, and milestone payments.

(13)

EBITDA, also known as Earnings Before Interest, Taxes, Depreciation, and Amortization is a non-GAAP financial measure calculated by starting with Operating Income (EBIT) and adding in depreciation and amortization (excluding any duplicative amounts, such as amortization of acquired intangibles).

(14)	Tax-Effected NOL Benefit is a projection of the tax benefits that would accrue to Urovant in connection with net operating losses.

Please note that each set of summary financial projections provided above assumes that Urovant will continue to pursue its current business plan that was presented to the Urovant board, which we refer to as the “2020 Business Plan.” Pursuant to the 2020 Business Plan, we expect to commercialize vibegron and invest in our research and development pipeline.

Urovant’s financial projections included in the Management Case also reflect the following primary assumptions:

•	vibegron will receive FDA marketing authorization and launch by March of 2021;

•	vibegron will have certain specified wholesale acquisition costs;

•	vibegron will achieve the certain specified pricing, market share and sales volumes through 2038;

•	Urovant will receive feedback on its draft label from the FDA in late October of 2020;

•	Urovant will benefit from an optimized salesforce through its market access partnership with Sunovion;

•	no restrictions on the supply of vibegron Urovant can acquire;

•	wholesalers will have supplies on hand by end of March 2021;

•	vibegron will receive approval for treatment of indications of overactive bladder and benign prostatic hyperplasia by April of 2023; and

•	eventual generic competition will reduce the growth of vibegron’s market share.

Likewise, Urovant’s financial projections included in the Original Special Committee Case also reflect the following primary assumptions:

•	vibegron will receive FDA marketing authorization and launch by March of 2021;

•	vibegron will have certain specified wholesale acquisition costs;

•	vibegron will achieve the certain specified pricing, market share and sales volumes through 2038;

•	Urovant will receive feedback on its draft label from the FDA in late October of 2020;

•	Urovant will benefit from an optimized salesforce through its market access partnership with Sunovion;

•	no restrictions on the supply of vibegron Urovant can acquire;

•	wholesalers will have supplies on hand by end of March 2021;

•	vibegron will receive approval for treatment of indications of overactive bladder and benign prostatic hyperplasia by April of 2023; and

•	eventual generic competition will reduce the growth of vibegron’s market share.

Finally, Urovant’s financial projections included in the Revised Special Committee Case reflect the following primary assumptions:

•	vibegron will receive FDA marketing authorization and launch by March of 2021;

•	vibegron will have certain specified wholesale acquisition costs;

•	vibegron will achieve the certain pricing, market share and sales volumes through 2038;

•	Urovant will benefit from an optimized salesforce through its market access partnership with Sunovion;

•	no restrictions on the supply of vibegron Urovant can acquire;

•	wholesalers will have supplies on hand by end of March 2021;

•	vibegron will receive approval for treatment of indications of overactive bladder and benign prostatic hyperplasia by April of 2023; and

•	eventual generic competition will reduce the growth of vibegron’s market share.

Interests of Urovant’s Directors and Executive Officers in the Merger

In considering the recommendation of the special committee that you vote to approve and adopt the merger agreement and the statutory merger agreement, you should be aware that, aside from their interests as shareholders of Urovant, our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of other shareholders of Urovant generally. The members of the special committee were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in making its recommendations to the Urovant board, which was also aware of and took into account these interests, among other matters, when making its recommendation to the shareholders of Urovant that the merger agreement and the statutory merger agreement be approved. Please see the sections entitled “Background of the Merger” beginning on page 17 and “Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” beginning on page 35 for additional information.

Urovant’s shareholders should take these interests into account in deciding whether to vote “FOR” the Merger Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Vesting of Equity Awards

The vesting of equity awards granted by us to our directors and executive officers under our 2017 Equity Incentive Plan will be accelerated pursuant to the terms of the merger agreement, and such directors and executive officers may receive cash payments in exchange for such equity awards in connection with the merger.

Company Options

Each option to purchase Urovant common shares that was granted under our 2017 Equity Incentive Plan, that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Urovant common share that is less than $16.25 will be canceled and the holder of such option will have the right to receive a cash amount, for each Urovant common share that is subject to such option, that is equal to the difference between $16.25 and the per share exercise price of the option (without interest and less any applicable withholding for taxes). Each option to purchase Urovant common shares that was granted under our 2017 Equity Incentive Plan, that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Urovant common share that is equal to or greater than $16.25 will be canceled without payment.

Stock Appreciation Rights

Each SAR that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has a strike price per Urovant common share that is less than $16.25 will be canceled and the holder of such SAR will have the right to receive a cash amount for each Urovant common share that is subject to such SAR that is equal to the difference between $16.25 and the strike price per Urovant common share of such SAR (without interest and less any applicable withholding for taxes). Each SAR that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, that has an exercise price per Urovant common share that is equal to or greater than $16.25 will be canceled without payment.

Restricted Shares and RSUs

Each RSU and each restricted share, whether vested or unvested, that has not been settled in Urovant common shares prior to the effective time will be canceled and the holder of such RSU or restricted share will have the right to receive, in respect of each such RSU or restricted share, a single lump sum cash payment equal to $16.25 (without interest and less any applicable withholding for taxes).

For additional information about beneficial ownership of Urovant common shares by our directors and executive officers, please see the section entitled “Important Information Regarding Urovant Sciences Ltd.—Security Ownership of Management and Certain Beneficial Owners” beginning on page 112.

Directors and Executive Officers of Urovant

If the merger is completed, (i) Urovant’s executive officers, as of the effective time, will become the initial executive officers of the surviving company; and (ii) any directors of Urovant that Sumitovant determines to appoint as a director of the surviving company at the effective time (subject to the agreement of such person to serve as a director of the surviving company), will become a director of the surviving company.

Quantification of Value of Unvested Equity Awards and Urovant Common Shares Beneficially Owned

The following table summarizes the estimated value to be received by each of our executive officers and non-employee directors in respect of his or her vested and unvested options, SARs, RSUs and restricted shares outstanding as of the date hereof, assuming that these awards vest immediately prior to the effective time, and all Urovant common shares beneficially owned as of January 20, 2021. For purposes of the following table, we have assumed that (1) the effective time occurred on January 20, 2021, and (2) all executive officers and non-employee directors continue in service through the effective time. The amounts presented in the table below were calculated using the per share merger consideration of $16.25. Dr. Shigeyuki Nishinaka does not hold any vested or unvested equity awards, or own any Urovant common shares, and is therefore not included in the table below.

Name	Number of Common Shares Beneficially Owned (#)	Number of restricted shares or RSUs That Have Not Vested (#)	Number of SARs That Have Not Vested (#)	Number of Options That Have not Vested (#)	Number of Vested Options (#)	Payment upon effective time ($)
James Robinson	8,385	—	845,732	—	75,000	$6,511,246
Ajay Bansal	20,189	119,909	—	105,000	35,000	$3,199,193
Cornelia Haag-Molkenteller	11,603	129,745	—	—	247,850	$4,517,037
Bryan Smith	9,341	115,106	—	—	116,950	3,033,648
Christine Ocampo	9,810	68,971	—	—	207,250	3,629,276
Walt Johnston	492	108,647	—	69,197	—	2,161,704
Myrtle Potter	12,480	9,000	—	15,000	75,000	$1,050,850
Pierre Legault	12,480	9,000	—	15,000	75,000	$1,057,258
Sef Kurstjens	12,480	9,000	—	15,000	75,000	$1,057,258
James Hindman	—	9,000	—	76,000	—	$598,220

For additional information about beneficial ownership of Urovant common shares by our directors and executive officers, see “Important Information Regarding Urovant Sciences Ltd.—Security Ownership of Management and Certain Beneficial Owners.”

Retention Awards and Long-Term Incentive Opportunities

In order to incentivize the named executive officers following the effective time, Urovant intends to award each named executive officer a cash retention award and a cash long-term incentive award. The retention awards will vest over an 18-month period, with 30% vesting after six months for Mr. Robinson, and 50% vesting after six months for Mr. Bansal and Ms. Haag-Molkenteller, and the remaining 70%, 50% and 50% vesting after 18 months for Mr. Robinson, Mr. Bansal and Ms. Haag-Molkenteller, respectively. The long-term incentive award will vest and be paid over a three-year period subject to the achievement of the applicable performance targets.

The following chart sets forth the intended 2021 retention award for each of Urovant’s named executive officers. The amount of each such named executive officer’s long-term incentive award has not been determined as of the date hereof.

Name	Retention Awards
James Robinson	$825,000
Ajay Bansal	$471,328
Cornelia Haag-Molkenteller	$488,259

Indemnification / Insurance

Urovant’s bye-laws provide for indemnification of directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the merger agreement, our directors and executive officers will be entitled to certain ongoing indemnification from

Sumitovant and the surviving company and coverage under directors’ and officers’ liability insurance policies for at least six years following the merger. The indemnification and insurance provisions in the merger agreement are further described in the section entitled “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

Compensation of the Special Committee

The special committee consists of three independent members of the Urovant board, Pierre Legault (Chair), Sef Kurstjens and James Hindman. The Urovant board, with Ms. Potter and Dr. Nishinaka recusing themselves from voting, approved resolutions by unanimous written consent providing that each member of the special committee would receive compensation in the form of (i) a one-time stipend equal to $50,000 for the Chair of the special committee and $40,000 for the two other members of the special committee; and (ii) $1,000 per each special committee meeting for the duration of such member’s service on the special committee. These fees are not dependent on the completion of the merger or on the special committee’s approval of, or recommendations with respect to, the merger.

In recommending and approving the compensation structure, the Urovant board considered, among other things, precedent compensation structures for special committees formed for purposes comparable to those for which the special committee was formed. The Urovant board considered the nature and scope of the proposed transaction and the time expected to be required by the special committee member and chair. The Urovant board also considered the advantages and disadvantages of alternative arrangements, including retainers, and determined that the fee structure chosen was consistent with the precedent for comparable transactions that it reviewed with counsel.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of certain material U.S. federal income tax consequences of the merger to holders of Urovant common shares (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)), whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable U.S. Treasury regulations, judicial authorities, and administrative interpretations, each as in effect as of the date of this proxy statement. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion or that a court would not sustain such challenge.

This discussion applies only to holders of Urovant common shares who hold such shares as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of such holder’s particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, tax-exempt organizations, cooperatives, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, controlled foreign corporations or passive foreign investment companies, holders who own or have owned (directly, indirectly or constructively) 5% or more of the Urovant common shares (by vote or value), persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, holders who hold Urovant common shares as part of a straddle, constructive sale, or conversion transaction, holders who will own, through the application of certain constructive ownership rules, an equity interest in the surviving corporation, and holders who acquired their Urovant common shares through the exercise of employee stock options or other compensation arrangements). Moreover, this discussion does not address the tax consequences of the merger arising under any applicable state, local, or foreign tax laws or the application of other U.S. federal taxes, such as the federal estate tax, the federal gift tax, the “Medicare” tax on certain net investment income, tax imposed under the Foreign Account Tax Compliance Act, or the alternative minimum tax.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Urovant common shares, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding Urovant common shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Urovant common shares(other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)), that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust (i) if the administration over such trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of Urovant common shares that is not a U.S. Holder.

Holders of Urovant common shares are urged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties.

Consequences to U.S. Holders. The receipt of cash by U.S. Holders in exchange for Urovant common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Urovant common shares pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. Holder’s adjusted tax basis in such Urovant common shares.

Any such gain or loss recognized by a U.S. Holder upon the exchange of Urovant common shares pursuant to the merger generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in its Urovant common shares is more than one year on the closing date of the merger. Long-term capital gains of non-corporate U.S. Holders generally are eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of Urovant common shares at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Urovant common shares.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the average quarterly value of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes. With respect to the prior taxable year that ended on

March 31, 2020, the current taxable year and foreseeable future taxable years, we believe that we were not a PFIC and presently do not anticipate that we will be a PFIC based upon the expected value of our assets, including any goodwill, and the expected nature and composition of our income and assets. However, our status as a PFIC is a fact-intensive determination made on an annual basis and we cannot provide any assurances regarding our PFIC status for the prior, current or future taxable years. If we are, or, at any time prior to the merger, were, a PFIC, a non-corporate U.S. Holder who recognizes gain on the receipt of cash in exchange for Urovant common shares pursuant to the merger may be subject to ordinary income tax rates, rather than capital gain tax rates as described above. At the same time, any loss that a U.S. Holder recognizes in the merger will be a capital loss. The deductibility of capital losses is subject to limitations.

The tax consequences that would apply if we are classified as a PFIC may be different from those described above if a U.S. Holder had made a valid “qualified electing fund,” or QEF, election. At this time, we do not expect to provide U.S. shareholders with the information necessary for a U.S. Holder to make a QEF election.

Our U.S. counsel expresses no opinion with respect to our PFIC status for our prior, current or future taxable years. Each U.S. Holder is urged to consult with its own tax advisor regarding the U.S. federal income tax consequences to each such U.S. Holder and the applicability, availability and advisability of, and procedure for, making QEF elections or other available elections with respect to us.

Consequences to Non-U.S. Holders. Subject to the discussion in subsection below entitled “Information Reporting and Backup Withholding,” a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized from the merger unless:

•

such gain is effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable treaty, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the United States); or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the merger occurs and certain other conditions are satisfied.

A non-U.S. Holder described in the first bullet above generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to the receipt of cash in exchange for Urovant common shares in the merger. A non-U.S. Holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the portion of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, attributable to the gain realized upon the exchange of Urovant common shares in the merger.

Gain recognized with respect to the Urovant common shares surrendered in the merger by a non-U.S. Holder who is described in the second bullet above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable treaty), which may be offset by certain U.S. source capital losses, if any, of the non-U.S. Holder.

Information Reporting and Backup Withholding. Payments made in exchange for Urovant common shares pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should timely complete and return an Internal Revenue Service Form W-9, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. Holder is not subject to backup withholding. In general, a non-U.S. Holder will not be subject to backup withholding and information reporting if the non-U.S. Holder has complied with certification requirements and identification procedures in order to establish an exemption by providing an Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or an Internal Revenue Service Form W-8ECI if the non-U.S. Holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of certain material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Urovant common shares should consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situation and the applicability and effect of state, local or foreign tax laws and tax treaties or application of any other law.

Regulatory Approvals

Urovant and the Sumitomo Group do not anticipate requiring any material regulatory approvals in connection with the proposed Merger, other than the application to the Registrar of Companies in Bermuda in accordance with Section  109 of the Bermuda Companies Act.

Fees and Expenses

Except as described in the section entitled “The Merger Agreement—Termination Fees and Limited Expense Reimbursement; Limitation on Liability” beginning on page 103, if the merger is not completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses, except that Urovant will pay the costs of proxy solicitation and printing and mailing this proxy statement and all SEC filing fees made by Urovant with respect to the transaction. Total fees and expenses incurred or to be incurred by Urovant in connection with the merger are estimated at this time to be as follows:

Description	Amount
Financial advisors fee and expenses	$2,928,000
Legal fees and expenses	$1,030,000
SEC filing fee	$23,641
Printing, proxy solicitation, filing and mailing costs	$182,500
Total fees and expenses	$4,164,141

Anticipated Accounting Treatment of the Merger

Management has performed an analysis and determined that pursuant to Accounting Standards Codification 805, Business Combinations (“ASC 805”), the merger does not meet the definition of a business combination and is excluded from the scope of ASC 805 because both Sumitovant and Urovant are under common control by the same ultimate parent company, Sumitomo Dainippon. Therefore, there is no change in control over the net assets of Urovant and the merger will be accounted for as a common control transaction. As a result, the historical book values of Urovant’s net assets included in Sumitomo Dainippon’s consolidated financial statements at the consummation of the transaction will be used to account for the merger.

Litigation

Since this proxy statement was filed with the SEC, three single-plaintiff lawsuits have been filed against Urovant and all of our directors concerning the merger. The first lawsuit was filed on January 27, 2021 by Claudia Cisneros in the United States District Court for the Southern District of New York, Case No. 1:21-CV-00735. The second lawsuit was filed on January 28, 2021 by Michelle Sovereign in the United States District Court for the District of Delaware, Case No. 1:21-CV-00112. The third lawsuit was filed on February 1, 2021 by Matthew Ho in the United States District Court for the Eastern District of New York, Case No. 1:21-CV-00542. All three lawsuits assert purported violations of Sections 14(a) and 20(a) of the Exchange Act based on allegations that the preliminary proxy statement filed on December 29, 2020 omits information about the background of the merger, Urovant’s financial projections, and Lazard’s analyses.

All three lawsuits seek, among other things, an injunction preventing the consummation of the merger, or if the merger is consummated, rescission of the merger or an award of rescissory damages, a declaration that Urovant and its directors violated Sections 14(a) and 20(a) of the Exchange Act, and the award to the plaintiff of the costs of the action, including reasonable allowance for plaintiffs’ attorneys’ and experts’ fees. Sumitovant is not named as a defendant in any suit. Urovant believes the suits are without merit and intends to defend vigorously against them.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our expectations as to the completion and timing of the merger, other information relating to the merger, the commercialization of vibegron for treatment of overactive bladder, plans and strategies for the clinical development of vibegron and other treatments for urologic diseases, projected financial information and other forward-looking information. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special General Meeting and the Merger,” “The Special General Meeting,” “Special Factors,” and “Important Information Regarding Urovant Sciences Ltd.,” and often in statements identified by the words “aim,” “anticipate,” “estimate,” “expect,” “may,” “believe,” “objective,” “projection,” “forecast,” “goal,” “will,” “project,” “intend,” “plan,” and other words and terms of similar meaning. Forward-looking statements are based on our current expectations, beliefs, and assumptions concerning future developments and business conditions and their potential effect on us and the merger. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. Risks and uncertainties related to the proposed merger include, but are not limited to, the risk that the merger does not close, due to the failure of one or more conditions to closing or otherwise; the risk that the Required Shareholder Approval for the merger will not be obtained or that such approvals will be delayed beyond current expectations; risks related to the disruption of management time from ongoing business operations due to the proposed Merger and possible difficulties in maintaining customer, supplier, key personnel and other strategic relationships; and the possibility of unexpected costs, liabilities or litigation related to the proposed transaction. Additional risks and uncertainties related to Urovant and its business include, but are not limited to, Urovant’s dependence on the success of its lead product candidate, vibegron, including uncertainties regarding FDA approval; the failure to achieve the market acceptance necessary for commercial success for vibegron or any other product candidate; the success and cost of Urovant’s efforts to commercialize vibegron; the impact on Urovant’s business, financial results, results of operations and ongoing clinical trials from the effects of the COVID-19 pandemic; risks related to clinical trials, including uncertainties relating to the success of Urovant’s clinical trials for vibegron and URO-902 and any future therapy or product candidates; uncertainties surrounding the regulatory landscape that governs gene therapy products; Urovant’s dependence on Merck Sharp & Dohme Corp. and Ion Channel Innovations, LLC to have accurately reported results and collected and interpreted data related to vibegron and URO-902 prior to Urovant’s acquisition of the rights related to these product candidates; reliance on a single supplier for the enzyme used to manufacture vibegron; the ability to obtain, maintain, and enforce intellectual property protection for Urovant’s technology and products; risks related to significant competition from other biotechnology and pharmaceutical companies; Urovant’s ability to realize the anticipated benefits of the co-promotion agreement with Sunovion in the manner or timeline expected; and other risks and uncertainties listed in Urovant’s filings with the SEC, including under the heading “Risk Factors” in Urovant’s most recently filed Quarterly Report on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other filings with the SEC. All of Urovant’s forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our expectations or projections. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Urovant’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time by Urovant with the SEC. Given these risks and uncertainties, you should not place undue reliance on any forward-looking statements. These forward-looking statements are based on information available to Urovant as of the date of this proxy statement and speak only as of the date of this communication. Urovant disclaims any obligation to update these forward-looking statements, except as may be required.

THE PARTIES TO THE MERGER

Urovant Sciences Ltd.

For information about Urovant, please see the sections entitled “Important Information Regarding Urovant Sciences Ltd.—Company Background” beginning on page 107 and “Where You Can Find Additional Information” beginning on page 132.

Sumitovant Biopharma Ltd.

Sumitovant Biopharma Ltd., which we refer to as Sumitovant, a Bermuda exempted company limited by shares, is a global biopharmaceutical company with offices in London. Sumitovant is a wholly owned subsidiary of Sumitomo Dainippon. Sumitovant is the majority shareholder of Urovant and Myovant Sciences Ltd. and wholly owns Enzyvant Therapeutics Ltd., Spirovant Sciences Ltd., Altavant Sciences Ltd. and its operating entity, Sumitovant Biopharma, Inc. Sumitovant’s promising pipeline is comprised of early-through late-stage investigational medicines across a range of disease areas targeting high unmet need. Sumitovant’s principal offices are located at 11-12 St. James’s Square, Suite 1, 3rd Floor, United Kingdom SW1Y 4LB and 151 W. 42nd Street, 15th Floor, New York, New York 10036. Sumitovant’s telephone number is 716-235-5983.

Titan Ltd. (merger sub)

Titan Ltd., which we refer to as merger sub, is a wholly owned subsidiary of Sumitovant, whose principal executive offices are located at 11-12 St. James’s Square, Suite 1, 3rd Floor, United Kingdom SW1Y 4LB and 151 W. 42nd Street, 15th Floor, New York, New York 10036. Merger sub’s telephone number is 441-295-1422. Merger sub was formed solely for the purpose of facilitating Sumitovant’s acquisition of Urovant.

Sumitomo Dainippon Pharma Co., Ltd.

Sumitomo Dainippon Pharma Co., Ltd., a company organized under the laws of Japan, which we refer to as Sumitomo Dainippon, is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the United States, China, and the European Union. Sumitomo Dainippon was formed through the 2005 merger between Dainippon Pharmaceutical Co., Ltd., and Sumitomo Pharmaceuticals Co., Ltd. Today, Sumitomo Dainippon has more than 6,000 employees worldwide. Sumitomo Dainippon’s principal executive offices are located at 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan. Sumitomo Dainippon’s telephone number is +81 3-5159-3300.

THE SPECIAL GENERAL MEETING

Date, Time and Place

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the special committee for use at the special general meeting to be held on March 23, 2021, starting at 10:00 a.m., Pacific Time, in a virtual meeting format at www.virtualshareholdermeeting.com/UROV2021SM, or at any adjournment or postponement thereof.

This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on February 19, 2021.

Purpose of the Special General Meeting

At the special general meeting, Urovant’s shareholders will be asked to consider and vote upon:

•	the Merger Proposal; and

•	the Adjournment Proposal.

The affirmative vote of the holders of at least 66 2⁄3 of the issued and outstanding Urovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting is required to approve the Merger Proposal, which we refer to as the General Shareholder Approval. In addition, the merger agreement makes it a condition to the parties’ obligation to complete the merger that the holders of at least a majority of the outstanding Urovant common shares held by the Public Shareholders vote in favor of the approval of the Merger Proposal, which we refer to as the Public Shareholder Approval.

The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Urovant common shares entitled to vote on such matter and voting at the special general meeting. However, approval of the Adjournment Proposal is not a condition to the completion of the merger.

Recommendation of the Special Committee

The special committee recommends that the shareholders vote:

•	“FOR” the Merger Proposal; and

•	“FOR” the Adjournment Proposal.

Please see the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” beginning on page 35 for additional information regarding the special committee’s recommendation.

Record Date and Quorum

The holders of record of Urovant common shares as of the close of business on January 26, 2021, the record date, are entitled to receive notice of and to vote at the special general meeting. As of the record date, 32,738,709 Urovant common shares were issued and outstanding.

The presence at the special general meeting of holders of Urovant common shares representing, in person or by proxy, a majority of the issued and outstanding Urovant common shares entitled to vote at the meeting as of the record date will constitute a quorum, permitting Urovant to conduct its business at the special general meeting. Proxies received but marked as abstentions will be included in the calculation of the number of Urovant common shares representing the votes entitled to vote at the special general meeting. If a broker who is a record holder of shares indicates on a proxy card that the broker does not have discretionary authority to vote those shares, or if those shares are voted in circumstances in which proxy authority is defective or has been withheld, those shares will not be treated as present for purposes of determining the presence of a quorum.

Required Vote

Merger Proposal

The Merger cannot be completed unless the holders of at least 66 2⁄3 of the issued and outstanding Urovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting approve the Merger Proposal, which we refer to as the General Shareholder Approval. In addition, the merger agreement makes it a condition to the parties’ obligation to complete the merger that the holders of at least a majority of the outstanding Urovant common shares held by the Public Shareholders vote in favor of the approval of the Merger Proposal, which we refer to as the Public Shareholder Approval. As a result of the Public Shareholder Approval, if you fail to vote on the Merger Proposal (including if you do not submit a valid proxy or attend the special general meeting to vote your Urovant common shares on the Merger Proposal, or if you fail to instruct your broker, bank or other nominee how to vote your Urovant common shares on the Merger Proposal) or if you abstain from voting on the Merger Proposal, the effect will be the same as a vote against the Merger Proposal.

Sumitovant has agreed in the Sumitovant voting agreement that it will cause each Urovant common share beneficially held by Sumitovant and its affiliates (other than Urovant and its subsidiaries) to vote in favor of the approval of the Merger Proposal. If Sumitovant votes in compliance with the terms of the Sumitovant voting agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Public Shareholder Approval.

Adjournment Proposal

The Adjournment Proposal requires approval by the holders of a majority of the issued and outstanding Urovant common shares entitled to vote on such matter and voting at the special general meeting. For the Adjournment Proposal, only votes “For” or “Against” will be counted as a vote cast. If you fail to vote on the Adjournment Proposal (including if you do not submit a valid proxy or attend the special general meeting to vote your Urovant common shares on the Adjournment Proposal, or if you fail to instruct your broker, bank or other nominee how to vote your Urovant common shares on the Adjournment Proposal) or if you abstain from voting on the Adjournment Proposal, your Urovant common shares will not be counted in determining, and will have no effect on, the outcome of such proposal.

Failure to Vote Shares Held in “Street Name”

In accordance with the rules of Nasdaq, banks, brokers and other nominees who hold Urovant common shares in “street name” for their customers do not have discretionary authority to vote those shares with respect to the Merger Proposal or the Adjournment Proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owners of those shares, they are not permitted to vote those shares with respect to any of the proposals to be presented at the special general meeting. As a result, if you hold your Urovant common shares in “street name” and you do not provide voting instructions, your Urovant common shares will (i) not be counted for purposes of determining whether a quorum is present at the special general meeting, (ii) assuming a quorum is present, have the same effect as a vote “AGAINST” the Merger Proposal with respect to the Public Shareholder Approval, and (iii) assuming a quorum is present, have no effect on the Merger Proposal with respect to the General Shareholder Approval and no effect on the Adjournment Proposal.

Abstentions

Proxies received but marked as abstentions will be included in the calculation of the number of Urovant common shares represented at the special general meeting for purposes of determining whether a quorum is present. With respect to the Public Shareholder Approval, abstentions will have the same effect as a vote “AGAINST” the Merger Proposal. However, abstentions are not considered votes cast for purposes of the General Shareholder Approval for the Merger Proposal or the Adjournment Proposal. As a result, abstentions will have no effect on whether the General Shareholder Approval is obtained with respect to the Merger Proposal or whether the Adjournment Proposal is approved.

Votes You Have

At the special general meeting, holders of Urovant common shares will have one vote per share that our records show are owned as of the record date.

Voting by Company’s Directors and Executive Officers

As of December 22, 2020, our directors and executive officers, as a group, owned and were entitled to vote 22,982 Urovant common shares (assuming no exercise of options), collectively representing 0.07% of the aggregate voting power of the Urovant common shares entitled to vote at the special general meeting.

We currently expect that all of our directors and executive officers will vote their shares “FOR” the Merger Proposal and “FOR” the Adjournment Proposal.

Voting and Support Agreement

Sumitovant has agreed to vote all of the Urovant common shares held by it in favor of the Merger Proposal pursuant to the Sumitovant voting agreement that was entered into between Urovant and Sumitovant concurrently with the execution of the merger agreement.

Voting; Proxies; Revocation

Attending the Special General Meeting

Anyone may attend the special general meeting virtually through the online virtual meeting platform at www.virtualshareholdermeeting.com/UROV2021SM, but you may vote your Urovant common shares and submit questions during the special general meeting only if you were a shareholder of record at the close of business on January 26, 2021. To participate in the special general meeting by voting or asking questions, you will need to enter the control number included on your proxy card or voting instruction form on the special general meeting login page. If you do not have your control number, you will be able to access and listen to the special general meeting but you will not be able to vote your Urovant common shares or submit questions during the meeting.

Urovant common shares entitled to be voted at the special general meeting that are held in your name as the shareholder of record or for which you are the beneficial owner but not the shareholder of record may be voted electronically during the meeting through the online virtual meeting platform by following the instructions provided when you log in to the meeting.

During the special general meeting, questions may be submitted through the online virtual meeting platform. We will answer as many shareholder-submitted questions as time permits, and any questions that we are unable to address during the special general meeting will be published and answered on the investor relations page of our website, at https://investors.urovant.com. We will not answer any questions that are irrelevant to the purpose of the special general meeting or that contain inappropriate or derogatory references which are not in good taste. If we receive substantially similar questions, we will group those questions together and provide a single response to avoid repetition.

We will have technicians ready to assist shareholders with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time or submitting questions, please call the technical support number that will be posted on the special general meeting log in page at www.virtualshareholdermeeting.com/UROV2021SM.

Shareholder of Record: Urovant Common Shares Registered in Your Name

We urge you to submit a proxy by Internet, telephone or mail to authorize how your Urovant common shares are voted at the special general meeting. This will ensure your shares are represented and your vote is counted at the special general meeting whether or not you plan to attend the special general meeting. You may still attend and vote at the special general meeting, even if you have already submitted a proxy to authorize the voting of your shares at the special general meeting. You may submit a proxy or vote your shares by one of the following methods:

•	By Internet. You may submit a proxy over the Internet to vote your shares at the special general meeting by following the instructions on the enclosed proxy card.

•	By Telephone. You may submit a proxy by telephone to vote your shares at the special general meeting by following the instructions on the enclosed proxy card.

•	By Mail. You may submit a proxy by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage-paid envelope.

•

At the Special General Meeting. To vote at the special general meeting, you must do so through the online virtual meeting platform at www.virtualshareholdermeeting.com/UROV2021SM. For more information, please see the subsection above entitled “Attending the Special General Meeting.”

Beneficial Owner: Urovant Common Shares Registered in the Name of Broker, Bank or Other Nominee

If you are a beneficial owner of Urovant common shares registered in the name of your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your bank, broker or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. You may also submit your voting instructions by completing, signing and dating the voting instruction form that was included with this proxy statement and returning it in the accompanying postage-paid envelope.

To vote at the special general meeting, a beneficial owner of Urovant common shares must do so through the online virtual meeting platform at www.virtualshareholdermeeting.com/UROV2021SM. For more information, please see the subsection above entitled “Attending the Special General Meeting.”

Revocation of Proxies

Your proxy is revocable (unless the appointment form conspicuously states that it is irrevocable and is coupled with an interest). If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special general meeting by:

•	submitting a new proxy by Internet, telephone or mail using the instructions set forth above;

•	sending a written notice that you are revoking your proxy to Urovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda; or

•	attending the special general meeting and voting at the meeting.

Please note that attending the special general meeting without voting at the meeting or taking one of the other actions described above will not revoke your proxy. Please also note that if you want to revoke your proxy by mailing a new proxy card to Urovant or by sending a written notice of revocation to Urovant, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by Urovant before the day of the special general meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by it in order to revoke your proxy or submit new voting instructions.

Adjournments and Postponements

The special general meeting may be adjourned or postponed from time to time, including for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal, although this is not currently expected. If there is present, including by proxy, sufficient favorable voting power to secure the vote of the number of Urovant common shares necessary to approve the Merger Proposal, Urovant does not anticipate that it will adjourn or postpone the special general meeting. Any signed proxies received by Urovant in which no voting instructions are provided on the Adjournment Proposal will be voted in favor of adjournment, if the proposal is introduced.

Solicitation of Proxies

We will bear the cost of our solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Urovant common shares. We may solicit proxies via the Internet, or by mail, personal interview, email or telephone. Urovant has retained Mackenzie Partners, a proxy solicitation firm, to assist it in the solicitation of proxies for the special general meeting and will pay Mackenzie Partners a fee of approximately $12,500, plus reimbursement of out-of-pocket expenses. In addition, Urovant has agreed to indemnify Mackenzie Partners against certain liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

THE MERGER PROPOSAL

General

Urovant is asking shareholders to consider and vote on the approval and adoption of the merger agreement and the statutory merger agreement, the merger, and the other transactions contemplated by the merger agreement and the statutory merger agreement. In the merger, each Urovant common share (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) will be converted into the right to receive $16.25, without interest and less applicable withholding taxes, and when so converted, will automatically be canceled and will cease to exist. For a detailed discussed of the merger and the merger agreement, please see the section entitled “The Merger Agreement” beginning on page 88.

As discussed in the section entitled “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” beginning on page 35, the special committee has unanimously determined the terms of the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement to be fair to and in the best interests of Urovant and its shareholders (including unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act).

The approval by Urovant’s shareholders of the Merger Proposal by the Required Shareholder Approval is a condition to the completion of the merger.

Required Vote

The Merger cannot be completed unless the holders of at least 66 2⁄3 of the issued and outstanding Urovant common shares entitled to vote on the Merger Proposal and voting at the special general meeting approve the Merger Proposal, which we refer to as the General Shareholder Approval. In addition, the merger agreement makes it a condition to the parties’ obligation to complete the merger that the holders of at least a majority of the outstanding Urovant common shares held by the Public Shareholders vote in favor of the approval of the Merger Proposal, which we refer to as the Public Shareholder Approval. As a result of the Public Shareholder Approval, if you fail to vote on the Merger Proposal (including if you do not submit a valid proxy or attend the special general meeting to vote your Urovant common shares on the Merger Proposal, or if you fail to instruct your broker, bank or other nominee how to vote your Urovant common shares on the Merger Proposal) or if you abstain from voting on the Merger Proposal, the effect will be the same as a vote “AGAINST” the approval of the Merger Proposal.

Sumitovant has agreed in the Sumitovant voting agreement that it will cause each Urovant common share beneficially held by Sumitovant and its affiliates (other than Urovant and its subsidiaries) to vote in favor of the approval of the Merger Proposal. If Sumitovant votes in compliance with the terms of the Sumitovant voting agreement, the General Shareholder Approval will be obtained, but such vote will have no effect on the Public Shareholder Approval.

Vote Recommendation

The special committee recommends a vote “FOR” the Merger Proposal.

THE MERGER AGREEMENT

This section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger agreement and the merger.

Explanatory Note Regarding the Merger Agreement

This summary of the merger agreement is included in this proxy statement only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about the Sumitomo Group, Urovant or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. For more information, please see the section entitled “Where You Can Find Additional Information” beginning on page 132.

The representations, warranties and covenants set forth in the merger agreement and described in this proxy statement: (i) were made only for purposes of the merger agreement; (ii) were made as of specific dates and may be subject to more recent developments; (iii) were made solely for the benefit of the parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures; (iv) were made for the purpose of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and (v) may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties set forth in the merger agreement do not survive the effective time of the merger. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or conditions of the Sumitomo Group, Urovant or any of their respective subsidiaries or affiliates, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. Moreover, information concerning the subject matter of the representations, warranties and covenants set forth in the merger agreement may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Urovant.

The Merger

Pursuant to the merger agreement, at the effective time of the merger, merger sub will be merged with and into Urovant. At the effective time, the separate corporate existence of merger sub will cease, and Urovant will continue as the surviving company and a wholly owned subsidiary of Sumitovant. The Merger will have the effects set forth in merger agreement and Section 109(2) of the Bermuda Companies Act, including that at the effective time, all of the property, rights, privileges, immunities, powers and franchises of Urovant and merger sub will vest in the surviving company, and all debts, liabilities and duties of Urovant and merger sub will become the debts, liabilities and duties of the surviving company.

Closing; Effective Time of the Merger

Unless the merger agreement has been terminated in accordance with its terms, and subject to certain other conditions set forth in the merger agreement and described below under the heading “Conditions to the Merger,” the completion of the merger will take place on a date to be specified by Urovant and Sumitovant, which will be no later than the fifth business day after all of the conditions to the merger are satisfied or waived, to the extent permitted under law, other than those conditions that by their nature are to be satisfied at the completion of the merger (but subject to the satisfaction or waiver, to the extent permitted by law, of those conditions).

On or before the date on which the completion of the merger occurs, Urovant, Sumitovant and merger sub will cause an application for the registration of the surviving company to be executed and delivered to the Registrar of Companies in Bermuda, which we refer to as the “Registrar,” along with certain other documentation required to be provided to the Registrar in connection with the merger pursuant to Section 108(2) of the Bermuda Companies Act. In addition, on the date on which the completion of the merger occurs, Urovant, Sumitovant and merger sub will execute and deliver a statutory merger agreement in form attached to the merger agreement as an exhibit. The Merger will become effective upon the Registrar’s issuance of a certificate of merger with respect to the merger.

Effect of the Merger on the Urovant Common Shares and Merger Sub

Urovant Common Shares

At the effective time of the merger:

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each Urovant common share issued and outstanding immediately prior to the effective time of the merger (other than Urovant common shares held by (i) holders who are entitled to and properly demand an appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, (ii) Sumitovant or (iii) Urovant (or its wholly owned subsidiaries)) will be cancelled and automatically cease to exist, and each holder of such Urovant common shares will cease to have any rights with respect thereto, except for the right to receive $16.25 per share, without interest and less any applicable withholding taxes;

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any Urovant common share owned by Urovant as a treasury share and any Urovant common share owned directly by any direct or indirect wholly owned subsidiary of Urovant, in each case as of immediately prior to the effective time of the merger, will be cancelled and automatically cease to exist, and no consideration will be delivered in exchange therefor; and

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each Urovant common share that is owned directly by Sumitovant as of immediately prior to the effective time of the merger will remain outstanding and will constitute a common share of the surviving company.

Dissenting Shares

Each Urovant common share held by a holder who, as of the effective time of the merger (1) did not vote in favor of the Merger Proposal, (2) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Urovant common shares to require appraisal of their Urovant common shares pursuant to the Bermuda Companies Act, and (3) did not fail to exercise such appraisal rights or effectively withdraw or otherwise waive any rights to appraisal, will be cancelled and automatically cease to exist, and unless otherwise required by applicable law, the holder of such Urovant common share will cease to have any rights with respect thereto, except for the right to receive $16.25 and, in the event that the fair value of a Urovant common share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act is greater than $16.25, the right to receive such difference from the surviving company by payment made within 30 days after such appraised fair value is finally determined.

Merger Sub Shares

At the effective time of the merger each common share, par value $0.000037453 per share, of merger sub issued and outstanding immediately prior to the effective time of the merger will remain outstanding and will constitute a common share of the surviving company.

Treatment of Company Equity Awards

Company Options

Each option to purchase Urovant common shares that was granted under our 2017 Equity Incentive Plan, that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Urovant common share that is less than $16.25 will be canceled and the holder of such option will have the right to receive a cash amount for each Urovant common share that is subject to such option that is equal to the difference between $16.25 and the per share exercise price of the option (without interest and less any applicable withholding for taxes). Each option to purchase Urovant common shares that was granted under our 2017 Equity Incentive Plan, that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has an exercise price per Urovant common share that is equal to or greater than $16.25 will be canceled without payment.

Stock Appreciation Rights

Each SAR that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, and that has a strike price per Urovant common share that is less than $16.25 will be canceled and the holder of such SAR will have the right to receive a cash amount for each Urovant common share that is subject to such SAR that is equal to the difference between $16.25 and the strike price per Urovant common share of such SAR (without interest and less any applicable withholding for taxes). Each SAR that is outstanding and unexercised immediately prior to the effective time, whether vested or unvested, that has an exercise price per Urovant common share that is equal to or greater than $16.25 will be canceled without payment.

Restricted Shares and RSUs

Each RSU and each restricted share, whether vested or unvested, that has not been settled in Urovant common shares prior to the effective time will be canceled and the holder of such RSU or restricted share will have the right to receive, in respect of each such RSU or restricted share, a single lump sum cash payment equal to $16.25 (without interest and less any applicable withholding for taxes).

Immediately following the effective time, there will be no stock options, SARs, RSUs or restricted shares that remain outstanding, and the holders thereof will only be entitled to receive the amounts set forth above.

Employee Stock Purchase Plan

Pursuant to the terms of the merger agreement, the last offering period under Urovant’s 2019 Employee Stock Purchase Plan will end on December 31, 2020. There will be no options outstanding under the Employee Stock Purchase Plan at the effective time.

Payment for Urovant Common Shares and Equity Awards

Prior to the effective time, merger sub will appoint a bank or a trust company (reasonably acceptable to Urovant) to act as the pay paying agent for the payment and delivery of the aggregate amount of per share merger consideration payable in connection with the merger. On the date of the completion of the merger, Sumitovant will cause merger sub to deposit with the paying agent sufficient amount of cash to pay the aggregate amount of per share merger consideration payable in connection with the merger. As promptly as practicable after the effective time (but in no event later than five business days after the effective time), the surviving company will cause the paying agent to mail to each record holder of Urovant common shares a letter of transmittal and instructions for surrendering each of such shareholder’s book-entry or certificated Urovant common shares for the applicable per share merger consideration. Each holder of Urovant common shares that have been converted into the right to receive the per share merger consideration will be entitled to receive $16.25, without interest and less any applicable withholding for taxes upon (i) with respect to certificated Urovant common shares, surrender of such certificates to the paying agent, together with a duly and validly completed letter of transmittal; and (ii) with respect to book-entry Urovant common shares, the receipt of an “agent’s message” by the paying agent, in each case, together with such other documents as the paying agent may reasonably require.

The surviving company will pay to each holder of equity awards with respect to Urovant common shares the cash amounts described above under the heading “Treatment of Company Equity Awards” solely through Urovant’s payroll system or its applicable subsidiaries, after deducting the applicable withholding taxes and other deductions (if any), as soon as reasonably practicable following the date on which the completion of the merger occurs, but in no event later than the next regular payroll payment date of the surviving company that occurs at least five business days after the completion of the merger.

Treatment of Company Warrants

On February 20, 2019, Urovant and certain of its subsidiaries entered into a secured debt financing agreement, which we refer to as the “Hercules loan agreement,” with Hercules, as agent and lender. The Hercules loan agreement was ultimately terminated, and Urovant’s obligations thereunder were repaid in full, on January 2, 2020. Prior to such termination, and in connection with the funding of term loans pursuant to the Hercules loan agreement, Urovant issued to Hercules (i) a warrant, dated February 20, 2019, to purchase up to 33,259 Urovant common shares at the exercise price contemplated therein, and (ii) a warrant, dated September 20, 2019, to purchase up to 66,518 Urovant common shares at the exercise price contemplated there. We refer to these warrants collectively as the “Hercules warrants.” As of December 22, 2020, an aggregate of 99,777 Urovant common shares remained subject to purchase upon the exercise of the Hercules warrants.

To the extent any portion of the Hercules warrants are not exercised in full prior to the effective time, pursuant to the terms set forth in the Hercules warrants, the Hercules warrants will be deemed to have been automatically exercised in full with respect to any remaining Urovant common shares subject to purchase thereunder pursuant to the net exercise provisions set forth in the Hercules warrants.

As a result of such automatic net exercise, the holder of each Hercules warrant will receive a number of Urovant common shares equal to the quotient of (i) the product of (A) the number of Urovant common shares then subject to purchase pursuant to such Hercules warrant, multiplied by (B) the difference between the per share merger consideration minus the then-effective exercise price of such Hercules warrant, divided by (ii) the per share merger consideration. Following such automatic net exercise, at the effective time, each Urovant common share received by the holder of a Hercules warrant will be treated the same as the other Urovant common shares that are issued and outstanding immediately prior to the effective time.

For information regarding the treatment of such Urovant common shares, please see the section entitled “The Merger Agreement—Effect of the Merger on the Urovant Common Shares and Merger Sub” beginning on page 89.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of Sumitovant and merger sub, on the one hand, and Urovant, on the other hand, solely for the benefit of each other. These representations and warranties are subject in some cases to certain exceptions, qualifications and limitations, including, among other things, as to materiality or, with respect to the representations and warranties made by Urovant, material adverse effect qualifiers (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct would, as the case may be, be material or have a material adverse effect on Urovant or Sumitovant).

For purposes of the merger agreement, a material adverse effect on Urovant means any event, occurrence, development or state of circumstance or facts or event that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the financial condition, business, assets, or results of operations of Urovant and its subsidiaries, taken as a whole, or (ii) Urovant’s ability to consummate the merger prior to May 12, 2021. However, subject to certain exceptions and limitations, in determining whether a material adverse effect pursuant to clause (i) above has occurred, the effects resulting from following events and circumstances are excluded from the consideration:

•	changes in the general economic, political, regulatory, or legislative conditions or the financial, securities, credit or other capital markets;

•	changes generally affecting the pharmaceutical urology product industry in which Urovant and its subsidiaries operate;

•	geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), armed hostility, sabotage or terrorism;

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any hurricane, tornado, tsunami, flood, earthquake, nuclear incident, pandemic (including COVID-19 and any measures taken in response to COVID-19), quarantine restrictions, or other natural or man-made disasters;

•	changes or prospective changes in GAAP or laws (or the interpretation or enforcement thereof);

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the identity of Sumitovant or merger sub as parties to the merger agreement, including the impact on any of Urovant’s relationships with governmental entities, customers, suppliers, distributors, employees and other counterparties;

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changes in the market price or trading volume of the Urovant common shares or the credit rating of Urovant (provided that facts, events and conditions underlying or that contributed to such changes may be taken into account, unless excluded under another item in this list of exclusions);

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the failure of Urovant and its subsidiaries to meet internal, published, or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided that facts, events and conditions underlying or that contributed to such changes may be taken into account, unless excluded under another item in this list of exclusions);

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the negotiation, announcement, pendency or completion of the merger and other transactions contemplated in the merger agreement (unless the applicable representation or warranty expressly addresses the consequences resulting from the execution and delivery of the merger agreement and the negotiation, announcement, pendency or completion of the merger or other transactions contemplated in the merger agreement);

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any stockholder class action, derivate or similar litigation, suit, action or proceeding in respect of the merger agreement, the merger or the other transactions contemplated in the merger agreement, this proxy statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims);

•	Urovant receiving a determination regarding its ability to continue as a going concern or otherwise defaulting under the going concern covenant set forth in the Sumitomo loan agreement;

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any determination, finding or response from a governmental entity resulting in (i) a delay in the receipt of marketing approval for vibegron, our lead product candidate, that is not later than June 26, 2021 or (ii) receipt of marketing approval for vibegron, regardless of the content of the approved label (other than a “black box” label); and

•	any action taken by Urovant or its subsidiaries at the written direction of Sumitovant or in accordance with the express terms of the merger agreement.

Although the events and circumstances listed in the first five bullets above are excluded from determining whether a material adverse effect to Urovant has occurred, such matter may be taken into account to the extent it has or would reasonably be expected to have a disproportionate adverse effect on Urovant and its subsidiaries, taken as a whole, relative to other participants in the pharmaceutical urology product industry.

In addition, a material adverse effect on Sumitovant means any circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would prevent or materially impair or materially delay the completion of the merger or the other transactions contemplated in the merger agreement by Sumitovant or the merger sub.

Representations of Urovant, Sumitovant and Merger Sub

The merger agreement contains representations and warranties of each of Urovant and of Sumitovant and merger sub relating to, among other things:

•	corporate organization, existence and active status;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

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the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents, and laws, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

•	the absence of certain litigation, orders and judgments, and governmental proceedings and investigations, relating to Sumitovant and merger sub or to Urovant, as applicable; and

•	the absence of any fees owed to investment bankers, financial advisors or brokers in connection with the merger, other than those specified in the merger agreement.

Representations of Urovant

The merger agreement contains representations and warranties of Urovant relating to, among other things:

•	corporate organization, existence and active status of the subsidiaries of Urovant;

•	the capitalization of Urovant

•	the accuracy of Urovant’s SEC filings and financial statements, internal controls and procedures over financial reporting in compliance with SEC rules;

•	the absence of certain changes or events, including the absence of a material adverse effect, since September 30, 2020;

•	the absence of certain undisclosed liabilities;

•	the accuracy of Urovant’s SEC filings in connection with the merger and their compliance with applicable laws and regulations;

•	the accuracy of the information provided by Urovant, or on its behalf, to regulatory bodies or other governmental entities;

•	the disclosure of various safety and compliance-related communications from government entities related to Urovant’s clinical trials or drug candidates;

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compliance with applicable laws and the possession of, and compliance with, necessary permits and authorizations, including with respect to laws and regulations related to the healthcare, pharmaceutical industries and anti-bribery;

•	the absence of, or Urovant’s compliance with, any legal sanctions;

•	the filing of tax returns, the payment of taxes and other tax matters;

•	employee benefits plans and other benefits and compensation arrangements;

•	labor matters;

•	the existence of, and validity of, material contracts and the absence of defaults in connection therewith;

•	valid leasehold interest in Urovant’s leased real property;

•	the rights to and protection of Urovant’s intellectual property;

•	data privacy and cyber security;

•	the fairness opinion of the financial advisor to the special committee; and

•	insurance policies.

Representations of Sumitovant and Merger Sub

The merger agreement contains representations and warranties of Sumitovant and merger sub relating to, among other things:

•	the capitalization of merger sub and its lack of prior business activities;

•	the ownership of equity securities of Urovant by Sumitovant;

•	the solvency of parent; and

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the absence of other agreements with members of Urovant’s management or the Urovant board, or pursuant to which any holder of Urovant common shares would be entitled to receive any consideration other than the per share merger consideration.

Conduct of Business Pending the Merger

Until the effective time, except (i) as expressly contemplated by the merger agreement or Urovant’s disclosure letter delivered thereunder, (ii) as required by applicable law or the terms of any contracts in effect as of the execution of the merger agreement, (iii) as Urovant may determine to be reasonably necessary or appropriate in connection with any COVID-19 response measures, or (iv) with the prior written consent of Sumitovant, Urovant will, and will cause its subsidiaries to conduct its business in the ordinary and usual course consistent with past practice, in all material respects and in compliance with the law.

In addition, until the effective time, except (x) as expressly contemplated by the merger agreement or Urovant’s disclosure letter delivered thereunder, (y) as required by applicable law, or (z) with the prior written consent of Sumitovant, none of Urovant or any of its subsidiaries may take the following actions:

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(i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Urovant to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as specifically permitted in the bullet below; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, Urovant or its subsidiaries or any securities of Urovant or its subsidiaries convertible into or exchangeable therefor or other rights to acquire any such share capital, securities or interests, except in the case of this clause (iii) for acquisitions of Urovant common shares in connection with (A) the settlement of any cashless exercise of a an option or warrant to acquire equity of Urovant, or the withholding of taxes in connection with the exercise, vesting or settlement of any options to purchase Urovant common shares, SARs, RSUs or restricted shares granted under our 2017 Equity Incentive Plan and (B) forfeitures of any such grants;

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except for transactions among Urovant and its wholly owned subsidiaries, issue, deliver, sell, grant, pledge or otherwise subject to any lien (other than liens imposed by applicable securities laws), or amend the terms of (i) any equity interests in, Urovant (including Urovant common shares) or any of its subsidiaries, other than the issuance of Urovant common shares (A) upon the exercise, vesting or settlement of outstanding equity awards in accordance with their terms, or (B) pursuant to the exercise of a right to purchase Urovant common shares under Urovant’s employee stock purchase plan; or (ii) any options, warrants, convertible securities, or other instruments providing a right to acquire or an economic interest in Urovant’s equity;

•	amend Urovant’s organizational documents, except as may be required by laws or the rules of the SEC or Nasdaq;

•	make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or law, as agreed to by Urovant’s independent public accountants;

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acquire or agree to acquire in any transaction any material equity interest in or material business of any person or material division thereof or any material properties or assets, except (i) acquisitions of equipment, services and supplies in the ordinary course of business; (ii) acquisitions pursuant to contracts in existence as of the execution of the merger agreement; or (iii) with respect to transactions between Urovant and its wholly owned subsidiaries;

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except for any liens related to indebtedness that Urovant is permitted to borrow under the merger agreement, sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any liens, or otherwise dispose of any material properties or assets or any material interests therein other than (i) pursuant to contracts in existence as of the execution of the merger agreement; or (ii) in an amount not to exceed $1,000,000 in the aggregate;

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make any loans, advances or capital contributions to, or investments in, any other person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of Urovant or (ii) advances to Urovant’s employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice; or (iii) with respect to transactions between Urovant and its wholly owned subsidiaries;

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pay, discharge, compromise, or satisfy, or offer to do so (i) any action brought on behalf of a holder of Urovant common shares against Urovant, its subsidiaries, and their respective officers and directors or (ii) any actions in an amount equal to or greater than $1,000,000, individually, or $2,000,000 in the aggregate;

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abandon, assign, exclusively license or grant any material right or other licenses to any person to any material intellectual property rights owned by or exclusively licensed to Urovant or its subsidiaries (other than for clinical trial agreements and material transfer agreements entered in the ordinary course of business);

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(i) make, change or revoke any material tax election; (ii) file any amended material tax return; (iii) make any change to any tax accounting method; (iv) enter into any closing agreement regarding any material tax liability or assessment; (v) enter into any tax sharing, tax allocation or tax indemnification or other similar agreements; (vi) settle or resolve any controversy that relates to a material amount of taxes; (vii) consent to any extension or waiver of the limitation period applicable to any material tax claim, audit or assessment; of (viii) surrender any right to claim a material tax refund;

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except as required by law, the terms of Urovant’s benefit plans or the disclosure letter delivered by Urovant pursuant to the merger agreement, (i) grant, increase or otherwise amend any severance, retention or termination pay, retention or termination arrangement; (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement); (iii) establish, adopt or amend, or otherwise increase any benefits payable by Urovant; (iv) increase compensation, bonus or other benefits payable; (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former service provider for any tax incurred by such Service Provider; (vi) take any action to accelerate the vesting or time of payment of any compensation or benefit under Urovant’s equity incentive plan or other benefit plans; or (vii) hire or terminate any employees, other than terminations for cause or performance-related reasons;

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incur additional indebtedness, except for (i) indebtedness in amount not to exceed $1,000,000 in the aggregate, (ii) new indebtedness to replace any existing debt of Urovant, to the extent the consummation of Merger and other transactions contemplated in the merger agreement will not conflict with or result in any violation or default under such indebtedness, (iii) indebtedness under the Sumitomo loan agreement, and (iv) indebtedness between Urovant and its wholly owned subsidiaries;

•	make or authorize any capital expenditures except in the ordinary course of business or to the extent required under existing contracts of Urovant or its subsidiaries;

•	adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for Urovant or its subsidiaries;

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(i) enter into or amend any material contracts, other than certain agreements in the ordinary course of business and consistent with Urovant’s approved operating budget; or (ii) waive, release or assign any material rights of Urovant or its subsidiaries under any material contract or terminate or fail to exercise the renewal option for any such material contract;

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enter into, amend, terminate, assign or waive or fail to exercise any material rights under any agreement to the extent it would reasonably be expected to (i) adversely affect Urovant and its subsidiaries, taken as a whole, in a material respect, (ii) impair the ability of Urovant to perform its obligations under the merger agreement, or (iii) prevent or materially delay the completion of the merger and the other transactions contemplated in the merger agreement;

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employ (or to Urovant’s knowledge, use any contractor or consultant that employs) any person (i) debarred from the FDA or excluded form participation in any government programs; (ii) who is subject to an FDA debarment investigation or action, or (iii) who has been charged with or convicted under any United States law for conduct related to the development, approval and regulation of any product under the Generic Drug Enforcement Act of 1992; or

•	agree to take any of the foregoing actions.

No Solicitation; No Adverse Company Recommendation

Until the earlier of the effective time of the merger or the termination of the merger agreement, Urovant will not, and will instruct its representatives not to, directly or indirectly, take the following actions, subject to certain exceptions discussed below:

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solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an alternative acquisition proposal (such inquiry, discussion, offer or request (an, “Inquiry”); or furnish, or cause to be furnished, to any person or group any non-public information with respect to any such Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an alternative acquisition proposal;

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enter into, continue or maintain any discussions or negotiations with any person (other than Sumitovant, merger sub and their respective affiliates) regarding an alternative acquisition proposal or any Inquiry (other than contacting such person to inform them of the applicable non-solicitation provisions in the merger agreement or to ascertain facts or clarify terms and conditions of such alternative acquisition proposal for the sole purpose of the special committee reasonably informing itself about such alternative acquisition proposal);

•	approve, agree to, accept, endorse or recommend any alternative acquisition proposal or submit such alternative acquisition proposal to a vote of its shareholders;

•

effect any adverse change to the special committee’s recommendation that Urovant’s shareholders approve and adopt the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement; or

•	enter into any agreement in principle, letter of intent, term sheet, or other instrument with respect to an alternative acquisition proposal.

Pursuant to the merger agreement, “alternative acquisition proposal” means any proposal or offer, whether in writing or not, from any third party (other than Sumitovant, merger sub and their affiliates) for any:

•

merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or tender offer, share purchase or other transaction involving or relating to Urovant that would result in any person or group beneficially owning 20% or more of the outstanding equity interests of Urovant;

•

sale, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other equity interests in a subsidiary of Urovant or otherwise) of any business or assets of Urovant or its subsidiaries representing 15% or more of the assets (whether by fair market value or book value) of Urovant and its subsidiaries, taken as a whole;

•

issuance, sale or other disposition, directly or indirectly, to any person (or the shareholders of any person) or group of securities representing 20% or more of the voting power of Urovant (or securities convertible into or exchangeable for, such securities);

•

transaction in which any person (or the shareholders of any person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the voting power of Urovant (or securities convertible into or exchangeable for, such securities); and

•	any combination of the foregoing.

From the date of the merger agreement and until the occurrence of the special general meeting of Urovant’s shareholders contemplated in this proxy statement, if Urovant receives an alternative acquisition proposal that (x) did not result from a material breach of Urovant’s obligations not to solicit acquisition proposals or engage in discussions regarding acquisition proposals, and (y) the special committee determines in its good faith judgment (after consultation with its financial advisor and outside legal counsel) constitutes or would reasonably be expected to lead to a superior proposal and the failure to take certain actions would be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable law, then Urovant may:

•

furnish, or cause to be furnished, non-public information, and provide access to Urovant’s business, personnel, books and records, to the third party making such acquisition proposal (subject to such person entering into a customary confidentiality agreement with Urovant that does not prohibit compliance by Urovant with any provisions of the merger agreement and Urovant providing any such information to Sumitovant to the extent not previously provided); and

•

enter into, engage in and continue thereafter (so long as such alternative acquisition proposal remains reasonably likely to lead to a superior proposal) participate in discussions and negotiations with the third party making the acquisition proposal with respect to such alternative acquisition proposal.

Pursuant to the merger agreement, “superior proposal” means a bona fide written proposal or offer made by a third party or group pursuant which such party or group would acquire a majority of the Urovant common shares or the assets of Urovant and its subsidiaries, taken as a whole, with respect to which:

•

the special committee determines in good faith (after consultation with its legal and financial advisors) to be more favorable from a financial point of view to the Public Shareholders than the merger (taking into account all of the terms and conditions of such proposal and the merger agreement, including any changes to the terms of the merger agreement proposed by Sumitovant);

•	the conditions to closing are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal; and

•

if the superior proposal involves cash consideration (in whole or in part), the financing is fully committed by a reputable financing source or reasonably determined by the special committee to be readily available.

Following Urovant’s receipt of any alternative acquisition proposal or any Inquiry, Urovant shall (i) reasonably promptly (and in no event more than 48 hours after such receipt), advise Sumitovant in writing of the receipt of such alternative acquisition proposal or Inquiry, and the material terms and conditions of such alternative acquisition proposal or Inquiry (including, in each case, the identity of the person or group making such alternative acquisition proposal or Inquiry), and (ii) as reasonably promptly as practicable provide Sumitovant with a copy of such alternative acquisition proposal or Inquiry, if in writing, or a summary of the material terms of such alternative acquisition proposal or inquiry, if oral. In addition, Urovant will keep parent reasonably informed on a reasonably promptly basis of any material developments regarding such alternative acquisition proposal, or any material change to the terms or status of such alternative acquisition proposal or Inquiry.

At any time before the special general meeting contemplated in this proxy statement, subject to its compliance with certain requirements described below, the special committee may make an adverse recommendation change (as defined below) in the case of an intervening event (as defined below) or if it receives a superior proposal. To the extent Urovant receives a superior proposal, the special committee may also cause Urovant to terminate the agreement and enter into a definitive written agreement for the superior proposal. Pursuant to the merger agreement, an “adverse recommendation change” will occur if the special committee:

•

failed to include its recommendation that Urovant’s shareholders approve and adopt the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement in this proxy statement;

•	fails to make, withdraws, qualifies, or modifies its recommendation that Urovant’s shareholders approve and adopt the merger in a manner adverse to Sumitovant, or publicly proposes to do the same; or

•

takes any public action, or makes any public statement, filing or release that is adverse to its recommendation that Urovant’s shareholders approve and adopt the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement.

In addition, pursuant to the merger agreement, an “intervening event” means any material fact, event, circumstance, development or change in circumstances with respect to Urovant and its subsidiaries, taken as a whole, that:

•	was neither known to the special committee or Urovant’s Chief Executive Officer, nor reasonably foreseeably as of or prior to the date of the merger agreement; and

•	does not relate to: (i) any alternative acquisition proposal, (ii) any events, changes or circumstances relating to Sumitovant, merger sub, or any of their affiliates, including the announcement or pendency of the merger agreement or the other transactions contemplated thereby, (iii) changes in the market price or trading volume of the Urovant common shares or the credit rating of Urovant after the date of the merger agreement (provided that any matters underlying the changes discussed in clause (iii) can be taken into account in determining whether there as been an intervening event unless such matters were known to the special committee or the Chief Executive Officer of Urovant or reasonably foreseeable as of prior to the Effective Date).

The special committee is prohibited from making an adverse recommendation change in response to an intervening event or superior proposal or terminating the merger agreement in response to the a superior proposal, unless:

•

Urovant has provided Sumitovant five business days’ prior written notice that (i) informing Sumitovant that Urovant intends to make an adverse recommendation change or terminate the merger agreement, (ii) provides information regarding the circumstances giving rise to the adverse recommendation change, and (iii) in the case of a superior proposal, a copy of the most recent version of such superior proposal;

•

during such five business day period, Urovant has, and has caused its representatives to, to the extent requested by Sumitovant, engaged in good faith negotiations with Sumitovant to amend the terms of the merger agreement such that (i) in the case of a superior proposal, such proposal ceases to constitute a superior proposal (in the judgment of the special committee after consultation with its financial and legal advisors); and (ii) in the case of an intervening event, members of the special committee would no longer be reasonably likely to breach their fiduciary duties by failing to make an adverse recommendation change in response to such intervening event; and

•

upon the expiration of such five business day period, the special committee has again determined in good faith (and taking into account any amendments to the merger agreement proposed by Sumitovant), that (i) in the case of a superior proposal, the alternative acquisition proposal remains a superior proposal, and (ii) in the case of an intervening event, that the failure to make an adverse recommendation change would breach the directors’ fiduciary duties under applicable law.

The merger agreement also provides that nothing will prohibit Urovant, the Urovant board or the special committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with respect to an alternative acquisition proposal from making any disclosure to Urovant’s shareholders if the special committee (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be likely to constitute a breach of the directors’ fiduciary duties under applicable law. However, any such communication will be deemed an adverse recommendation change unless (i) the special committee reaffirms its recommendation that Urovant’s shareholder approve and adopt the merger agreement, the statutory merger agreement, the merger and the other transactions contemplated by the merger agreement and the statutory merger agreement in such statement or in connection with such action, or (ii) the communication is a factually accurate public statement by Urovant that merely describes Urovant’s receipt of an alternative acquisition proposal and the operation of the merger agreement with respect thereto, and includes the “stop, look and listen” communications pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

Other Covenants and Agreements

SEC Documents and Special General Meeting

Pursuant to the terms of the merger agreement and in accordance with applicable law, Urovant agreed to call, duly give notice of and hold a special general meeting of its shareholders for the purpose of considering and taking action upon the approval of the merger agreement. Urovant will not postpone or adjourn the special general meeting except to the extent required by applicable law or requested by Sumitovant to permit additional time to solicit proxies necessary to obtain the Required Shareholder Approval. The obligation of Urovant to call, give notice of and hold the special general meeting will remain in effect regardless of any acquisition proposal or any adverse company recommendation made by the Urovant board.

Efforts to Complete the Merger and Regulatory Matters

Each of Urovant and Sumitovant will use its reasonable best efforts to take (or cause to be taken) all actions and do (or cause to be done) all things that are necessary, proper or advisable to ensure that the conditions to the merger are satisfied and to consummate the merger as promptly as practicable, and to make or obtain all consents, approvals, filings and authorizations from any governmental entities or any other third party necessary to consummate the merger. In addition, each of Urovant and Sumitovant agree to consult and cooperate with one another with respect to obtaining such consents, approvals, filings and authorizations. However, neither Urovant nor Sumitovant is required to take any action if such action would, individually or in the aggregate, be reasonably likely to result in a material adverse effect on the business, operations or financial results of the surviving company or its subsidiaries.

Access to Information

From the date of the merger agreement until the effective time of the merger, Urovant will allow Sumitovant and its representatives reasonable access during normal business hours to the personnel, auditors, offices, books and records and properties of each of Urovant and its subsidiaries, as well as to all information relating to the business and affairs of Urovant and its subsidiaries, provided that Urovant is entitled to redact or withhold information for reasonable privilege and confidentiality concerns. All information that is provided to Sumitovant is subject to the provisions of the Sumitovant information sharing agreement between the parties.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that after the effective time, Sumitovant will keep all of the rights of directors and employees of Urovant and its subsidiaries with respect to indemnification, advancement of expenses and limitation of liability of individuals as in effect on the date of the merger agreement in full force and effect.

Following the effective time of the merger, the surviving company will indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who served as a director, officer or employee of Urovant or its subsidiaries against any costs, expenses, judgments and liabilities incurred in connection with any threatened or actual action or proceeding arising out of such person’s role as a director, officer or employee of Urovant, including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

For a period of six years after the effective time of the merger, the surviving company will either maintain or cause to be maintained in effect the policies of directors’ and officers’ liability insurance currently maintained by Urovant of at least the same coverage and amounts containing terms and conditions no less advantageous to the insured with respect to claims against any covered person, provided that the surviving company is not obligated to expend on an annual basis an amount in excess of 300% of the current annual premium paid by Urovant. In lieu of the foregoing, Urovant may obtain a six-year “tail” policy under Urovant’s existing director and officer insurance policy providing equivalent coverage if and to the extent such tail policy may be obtained in accordance with the expenditure cap described in the previous sentence.

Certain Litigation

Urovant will provide Sumitovant with a reasonable opportunity to consult with and participate in the defense or settlement of any action or proceeding brought by any Company shareholder or by any other third party against Urovant or any of its officers or directors relating to the merger agreement, the merger or the other transactions contemplated thereby. Urovant may not settle any such action or proceeding without the prior written consent of Sumitovant, unless the resolution of such matter only requires additional disclosure in the proxy statement or the Schedule 13E-3.

Other Covenants

The merger agreement contains additional agreements among and obligations of Sumitovant, merger sub and Urovant, relating to (among other things):

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC;

•	providing notices of breaches of the merger agreement that could result in a condition to the completion of the merger failing to be satisfied;

•	public announcements with respect to the merger;

•	reporting under Section 16 of the Exchange Act;

•	delisting the Urovant common shares from Nasdaq;

•

providing that until December 31, 2020, continuing employees will be entitled to receive a base salary or hourly wage rate no less favorable than the rate in effect immediately prior to the effective time, and (1) target bonus opportunities and (2) health, welfare and defined contribution retirement benefits that are substantially comparable in the aggregate to those in effect immediately prior to the effective time; and

•	transitioning from Urovant’s current 401(k) plan to a 401(k) plan that Sumitovant may adopt prior to the effective time.

Conditions to the Merger

Each of Sumitovant’s and merger sub’s and Urovant’s obligation to consummate the merger is subject to the satisfaction or waiver in writing at or prior to the completion of the merger of the following conditions:

•	the General Shareholder Approval and the Public Shareholder Approval will have been obtained; and

•

no applicable law or judgment, order or other determination by any court or other governmental entity of valid jurisdiction will be in effect that prevents, makes illegal or prohibits the completion of the merger.

In addition, Sumitovant’s and merger sub’s obligation to consummate the merger is subject to the satisfaction or waiver in writing at or prior to the completion of the merger of the following additional conditions:

•

the accuracy of certain representations and warranties of Urovant set forth in the merger agreement at and as of the completion of the merger (except to the extent such representations and warranties were expressly made as of an earlier date, which representations and warranties are to be true and correct as of that earlier date), subject, in certain cases, to material adverse effect, materiality or de minimis qualifiers;

•	the performance and compliance, in all material respects, by Urovant with all of its agreements and covenants required by the merger agreement;

•	the absence of any circumstance, occurrence, effect, change, or development that has had or reasonable be expected to have a material adverse effect with respect to Urovant; and

•	the receipt by Sumitovant of a certificate from an authorized officer of Urovant certifying that the conditions in the foregoing three bullets have been satisfied.

In addition, Urovant’s obligation to consummate the merger is subject to the satisfaction or waiver in writing at or prior to the completion of the merger of the following additional conditions:

•

the accuracy of the representations and warranties of Sumitovant and merger sub set forth in the merger agreement as of the date of the merger agreement and as of the closing date of the merger (except for any representations and warranties that expressly speak as of an earlier date, which representations and warranties are to be true and correct as of that earlier date), except for any inaccuracy which would not prevent or materially delay the ability of Sumitovant or merger sub to consummate the merger on or prior to the Outside Date;

•	the performance and compliance, in all material respects, by Sumitovant and merger sub with all of their respective agreements and covenants required by the merger agreement; and

•	the receipt by Urovant of a certificate from an authorized officer of Sumitovant certifying that the conditions in the foregoing two bullets have been satisfied.

Termination

Urovant and Sumitovant may terminate the merger agreement by mutual written consent (provided that the special committee has approved such termination) at any time before the effective time, whether prior to or after the receipt of the Required Shareholder Approval. Either Urovant or Sumitovant may also terminate the merger agreement if, among other situations:

•

the merger is not consummated on or before 5:00 p.m. Pacific Time on May 12, 2021, except that a party cannot terminate the merger agreement for such failure if the breach of any provision of the merger agreement or the Sumitovant voting agreement directly or indirectly causes or results in the failure of the merger to close by May 12, 2021;

•

an applicable law or judgment, order or other determination by any court or other governmental entity of valid jurisdiction in effect that prevents, makes illegal or prohibits the completion of the merger; becomes final and non-appealable;

•	the Public Shareholder Approval is not obtained at the special general meeting or at any adjournment thereof at which a vote with respect to the merger agreement is taken; or

•

if the other party has breached any of its representations or warranties, or failed to perform any of its covenants or agreements, in a way that results in the failure to satisfy a condition to the completion of the merger, and such breach has not been cured within the earlier of (i) 20 business days after written notice by the other party informing the breaching party of such breach and (ii) May 12, 2021, provided that the party seeking to terminate is not then in material breach of its own obligations.

Urovant may also terminate the merger agreement (i) prior to the receipt of the General Shareholder Approval, in order to enter into a definitive written agreement providing for a superior proposal, provided that Urovant must (A) pay the Termination Fee to Sumitovant substantially concurrently with any such termination and (B) comply with the requirements for such termination set forth in the merger agreement and described in more detail in the section entitled “The Merger Agreement—No Solicitation; No Adverse Company Recommendation” beginning on page 96, or (ii) if the General Shareholder Approval has not been obtained at a duly convened meeting of Urovant’s shareholders, or any due adjournment or postponement thereof at which a vote on the merger Approval Proposal was taken.

In addition, Sumitovant may terminate the merger agreement if prior to the occurrence of a meeting of Urovant’s shareholders to vote on the Merger Proposal: (i) Urovant intentionally and materially breaches its non-solicitation obligations under the merger agreement; (ii) an adverse recommendation change has occurred, (iii) after a third party makes a tender offer or exchange offer for Urovant common shares that is subject to Regulation 14D promulgated under the Exchange Act, and the special committee fails to recommend that Urovant’s shareholders reject such tender offer or exchange offer within 10 business days after the commencement of such offer, (iv) after an alternative acquisition proposal is publicly disclosed, the special committee fails to publicly reaffirm its recommendation that Urovant’s shareholders vote to approve and adopt the merger no later than the earlier of (A) 10 business days after Sumitovant request such reaffirmation in writing or (B) two days prior to May 12, 2021; provided that the Sumitovant must request such reaffirmation at least 24 hours in advance and the special committee will not be required to reaffirm its recommendation more than once with respect to each publicly announced alternative acquisition proposal.

Termination Fees and Limited Expense Reimbursement; Limitations on Liability

Urovant will be required to pay to Sumitovant the Termination Fee of $13,620,000 in the event that:

•	Urovant terminates the merger agreement prior to obtaining the General Shareholder Approval to enter into an agreement providing for a superior proposal;

•

Sumitovant terminates the merger agreement prior to the special general meeting of Urovant’s shareholders contemplated by this proxy statement if (i) the special committee made an adverse change to its recommendation that Urovant’s shareholders approve and adopt the merger, (ii) the special committee fails to recommend rejection of any intervening third-party tender or exchange offer, (iii) after the public disclosure of an alternative acquisition proposal, the special committee fails to publicly reaffirm its recommendation to approve and adopt the merger agreement within 10 business days of Sumitovant requesting the same (or two business days prior to May 12, 2021), or (iv) there was an intentional and material breach of Urovant’s non-solicitation obligations set forth in the merger agreement; or

•

(i) after the merger agreement was signed on November 12, 2020 and prior to its termination by either party or by mutual agreement, a third party makes an alternative acquisition proposal to Urovant, the special committee or Urovant’s shareholders (prior to the special general meeting contemplated by this proxy statement), (ii) following such proposal, the merger agreement is terminated by (x) Urovant or Sumitovant because the merger has not been completed by May 12, 2021 or the Public Shareholder Approval has not been obtained, or (y) Sumitovant following a material breach by Urovant of its covenants or its representations and warranties set forth in the merger agreement, and (iii) within 12 months following such termination, Urovant enters into a definitive agreement with respect to an acquisition proposal or consummates such acquisition.

Each of Sumitovant and Urovant will bear its own expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, except that if Urovant fails to pay the Termination Fee as and when due to Sumitovant pursuant to the merger agreement, Urovant will also be obligated to pay any costs and expenses incurred by Sumitovant and its affiliates in connection with the legal action to enforce the merger agreement that results in a judgment against Urovant for the Termination Fee, together with interest on the amount of any unpaid Termination Fee and the costs or expenses incurred by Sumitovant and its affiliates at the prime rate publicly announced by Citi from the date such payments were due.

To the extent Urovant pays the Termination Fee (and the costs and expenses related thereto, to the extent required) to Sumitovant, Sumitovant will be deemed to have received liquidated damages for all any and all damages or losses suffered or incurred by Sumitovant, merger sub or any of their affiliates in connection with the merger agreement and the termination thereof, and neither Sumitovant, merger sub nor any of their respective affiliates will be entitled to bring any action or otherwise receive any remedy against Urovant or its affiliates arising from or in connection with the merger agreement, the termination thereof, or any of the transactions contemplated in the merger agreement, in each case other than with respect to any claims of fraud or willful breach.

Specific Performance

Subject to the terms and conditions set forth in the merger agreement, the parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches, or threatened breaches, of the merger agreement, and to enforce specifically the performance of the terms of the merger agreement, including the right of such party to cause the other parties to consummate the merger and the other transactions contemplated in the merger agreement, in addition to any other remedy at law or equity. The merger agreement also provides that to the extent any party seeks specific enforcement of the merger agreement, they will not need to provide proof of actual damages.

Amendments; Waivers

The merger agreement may be amended only by written agreement executed by Urovant (upon the approval of the special committee), Sumitovant and merger sub. Following the receipt of the General Shareholder Approval or the Public Shareholder Approval, (i) no amendment requiring further approval of Urovant’s shareholders under applicable law may be made without first obtaining such approval, and (ii) other than in connection with the approval contemplated in clause (i) above, no amendment of the merger agreement will be submitted to Urovant’s shareholders for approval unless required by law or the investor rights agreement.

Any extension of the time for the performance of an obligation, or waiver of compliance with any term of the merger agreement, will be valid only if in writing and signed on behalf of the applicable party.

Guaranty by Sumitomo Dainippon

In order to induce Urovant to enter into the merger agreement, Sumitomo Dainippon agreed pursuant to Section 9.13 of the merger agreement to irrevocably guarantee to Urovant the due and punctual payment of all amounts payable by Sumitovant or merger sub under the merger agreement, in each case, as and when due.

VOTING AND SUPPORT AGREEMENT

As a condition to Urovant’s willingness to enter into the merger agreement and to proceed with the transactions contemplated thereby, including the merger, Sumitovant entered into the Sumitovant voting agreement with Urovant on November 12, 2020, concurrently with the execution of the merger agreement. Pursuant to the Sumitovant voting agreement, Sumitovant agreed to appear at any meeting of our shareholders (whether annual, special or otherwise) or otherwise cause the Urovant common shares owned by it to be counted as present thereat for the purposes of establishing a quorum.

In addition, for so long as Sumitovant is not prohibited from doing so by an applicable law or contractual obligation with Urovant, at each such meeting of Urovant’s shareholders Sumitovant agreed to vote, consent, cause to be voted or cause such consent to be granted with respect to all Urovant common shares owned by it (i) in favor of the Merger Proposal and (ii) against any matter that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the completion of the merger or any of the other transactions contemplated in the merger agreement.

Pursuant to the Sumitovant voting agreement, Sumitovant also agreed that until the earliest to occur of the termination of the Sumitovant voting agreement and the completion of the merger, it will not (i) tender any of the Urovant common shares owned by it into any tender or exchange offer; (ii) enter into any agreements with respect to the transfer of any of the Urovant common shares owned by it, including the any agreements for transfer of the beneficial ownership or the voting power for such shares, that is inconsistent with the terms of the Sumitovant voting agreement; (iii) grant any proxies or powers of attorney with respect to any of the Urovant common shares owned by it; or (iv) take any actions that would render Sumitovant’s representations and warranties in the Sumitovant voting agreement untrue or incorrect in a material respect or delay, prevent, impair or disable Sumitovant from performing its obligations under the Sumitovant voting agreement. Sumitovant further agreed that any additional Urovant common shares or voting interest in Urovant obtained by Sumitovant during the term of the agreement will be deemed to be covered by the Sumitovant voting agreement and subject to its provisions.

The foregoing voting obligations will terminate in the event that the merger agreement is terminated or the special committee effects an adverse change to its recommendation that Urovant’s shareholders vote in favor of the Merger Proposal, whether or not such adverse recommendation change was permitted under the terms of the merger agreement. As of the date of this proxy statement, Sumitovant, Sumitomo Dainippon and Sumitomo Chemical Co., Ltd. (an affiliate of Sumitovant and Sumitomo Dainippon that we refer to as “Sumitomo Chemical”) beneficially owned approximately 22,963,263 Urovant common shares, representing 70.1% of the voting power of the Urovant common shares entitled to vote at the special general meeting.

PROVISIONS FOR UNAFFILIATED SHAREHOLDERS

No provision has been made (i) to grant Urovant’s unaffiliated shareholders access to the corporate files of Urovant, any other party to the merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services at the expense of Urovant or any other such party or affiliate.

IMPORTANT INFORMATION REGARDING UROVANT SCIENCES LTD.

Company Background

We are a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for urologic conditions. Our goal is to be a leading urology company by developing, commercializing, and acquiring innovative therapies. Our lead product candidate, vibegron, is an oral, once-daily, small molecule that was observed to be a highly selective agonist of the human beta-3 adrenergic receptor in in vitro assays. Vibegron is currently being developed for three potential indications: overactive bladder, or OAB, the treatment of OAB in men with benign prostatic hyperplasia, or BPH, and the treatment of abdominal pain due to irritable bowel syndrome, or IBS. Our second product candidate, URO-902, is a novel gene therapy that we are developing for patients with OAB who have failed oral pharmacological therapy.

We are an exempted limited company incorporated under the laws of Bermuda on January 27, 2016 under the name “Roivant PPS Holdings Ltd.” We changed our name to Thalavant Sciences Ltd. on November 14, 2016 and subsequently to Urovant Sciences Ltd. on January 13, 2017, when we commenced operations. Our principal office is located at Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom, and our registered office is located in Bermuda at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda. We also have business operations at 5281 California Avenue, Suite 100 and 250, Irvine, California 92617 and 324 Blackwell Street Bay 11, Suite 1104, Durham, North Carolina 27701. Our business telephone number is +44 (0)207 400-334.

Our Urovant common shares are currently registered under the Exchange Act and are listed on Nasdaq under the symbol “UROV.”

During the past five years none of Urovant or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Urovant’s website is www.urovant.com. The contents of our website are not part of this proxy statement, and our website address is included in this document as an inactive textual reference only. We make our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports available free of charge on our website as soon as reasonably practicable after we file such reports with, or furnish such reports to, the SEC.

Directors and Executive Officers

The names and material occupations, positions, offices or employment during the past five years of our directors and executive officers are set forth below. Each of our directors and executive officers is a citizen of the United States, other than Mr. Shigeyuki Nishinaka, Ph.D., who is a citizen of Japan. Unless otherwise indicated, the address for each listed director or executive officer is c/o Urovant Sciences Ltd, Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom.

Name	Age	Position with Urovant
James A. Robinson *	51	President, Chief Executive Officer and Director
Cornelia Haag-Molkenteller, M.D., Ph.D. *	63	EVP and Chief Medical Officer
Walt Johnston *	52	EVP, Commercial
Ajay Bansal *	59	EVP, Business Development and Chief Financial Officer
Christine G. Ocampo *	48	EVP and Chief Accounting Officer
Bryan E. Smith *	41	EVP and General Counsel
Myrtle S. Potter	62	Director and Chairperson of the Urovant board
James Hindman	59	Director
Sef P. Kurstjens, M.D., Ph.D.	56	Director
Pierre Legault	60	Director
Shigeyuki Nishinaka, Ph.D.	56	Director

*

Employee of Urovant’s wholly owned subsidiary, Urovant Sciences, Inc., which we refer to as “USI.” Such employee provides services to us pursuant to an inter-company services agreement between Urovant and USI.

Directors

Myrtle S. Potter has served as the Chairperson of our Board since August 2018. Ms. Potter has served as the Chief Executive Officer of Sumitovant since December 2019 and previously served as the Vant Operating Chair of Roivant Sciences, Inc. from July 2018 until December 2019. Ms. Potter founded Myrtle Potter & Company, LLC, a private healthcare and life sciences advisory firm, in September 2005, and served as the Chief Executive Officer until June 2018. From August 2009 until December 2014, Ms. Potter served as Founder and Chief Executive Officer of Myrtle Potter Media, Inc., a consumer healthcare company. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., a biopharmaceutical company, and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to that, Ms. Potter held various positions, including President, Cardiovascular/Metabolics at Bristol-Myers Squibb and a vice president at Merck & Co. Ms. Potter currently serves on the boards of directors of Liberty Mutual Holding Company Inc., a diversified global insurance company, and a number of privately held companies. Ms. Potter previously served on the boards of directors of Axsome Therapeutics, Inc., a biopharmaceutical company, from June 2017 to June 2020, Immunovant, Inc., biopharmaceutical company, from December 2019 to February 2020, Axovant Gene Therapies Ltd., a biopharmaceutical company, from September 2018 to February 2020, Arbutus Biopharma Corporation, a pharmaceutical company, from October 2018 to February 2020, INSMED Incorporated, a biopharmaceutical company, from December 2014 to November 2018, Rite Aid Corporation, a leading drugstore chain, from December 2013 to October 2018, Everyday Health, Inc., a leading provider of digital health and wellness solutions, from October 2010 until its acquisition in December 2016, and Amazon.com, Inc., a leading e-commerce company, from 2004 to 2009. She also served on the boards of directors of Medco Health Solutions Inc. and Express Scripts Holding Co., subsequent to its acquisition of Medco Health Solutions, as well as other privately held companies. Ms. Potter earned a B.A. from the University of Chicago.

James Hindman has served as a member of our Board since May 2020. Mr. Hindman served as Chief Financial Officer and Executive Vice President of Finance and Business Development of Allergan from August 2014 until Allergan’s sale to Actavis plc in March 2015. In addition to serving as Chief Financial Officer, Mr. Hindman held various senior leadership positions during his 30-year tenure at Allergan from 1984 to 2015, including Senior Vice President, Finance and Controller. He also led and was responsible for several strategic functions at the company, including treasury, investor relations, risk, financial reporting, SEC compliance, audits, acquisitions and divestitures, and strategic planning. Additionally, Mr. Hindman served as President of the Allergan Foundation from 2009 to 2015. Mr. Hindman earned his MBA from Pepperdine University and a B.S. in accounting from Loyola Marymount University. He currently serves on the boards of Millendo Therapeutics, Accuray, Inc., and Aatru Medical, and is a member of the Loyola Marymount University Board of Regents.

Sef P. Kurstjens, M.D., Ph.D. has served as a member of our Board since July 2018. Mr. Kurstjens currently serves as Chief Executive Officer of Bright Peak Therapeutics, a private immunoncology company, a position he has held since September 2019. From April 2013 to April 2018, Dr. Kurstjens served as Chief Medical Officer at Astellas Pharma Inc. At Astellas, Dr. Kurstjens was responsible for development, regulatory affairs, medical affairs, pharmacovigilance and quality assurance and was a member of the Corporate Executive Committee. From 2010 to 2013, Dr. Kurstjens was the President and Chief Executive Officer at Agensys, Inc., an early stage oncology Astellas affiliate. Previously, from 2007 to 2010, Dr. Kurstjens served as the Senior Vice President, Chief Medical Officer and Head, Global Drug Development at Allergan plc. Dr. Kurstjens entered the pharmaceutical industry with Sandoz Pharmaceuticals (now a Novartis International AG company) in Basel, Switzerland in 1991, and from 1993 to 2005 held positions of increasing responsibility with Pfizer Inc. in both Europe and the United States, including Vice President Worldwide Therapeutic Area Head of Gastrointestinal and Genitourinary. Dr. Kurstjens received his qualifications in medicine and physiology from University of the Witwatersrand in Johannesburg, South Africa.

Pierre Legault has served as a member of our Board since July 2018 and as our Lead Independent Director since December 2019. Mr. Legault has served as director and Chairman of the board of Poxel SA since March 2016. Since February 2018, Mr. Legault has served on the board of directors and as Chairman of the board of Artios Pharma Limited. Mr. Legault has also served as a director and as Chairman of Bicycles Therapeutics Inc. since March 2019, served as a director and as Chairman of Amolyt Pharmaceuticals Inc. since April 2020, and served as a director of Syndax Pharmaceuticals Inc. since January 2017. Mr. Legault has also previously served as a member of the boards of directors at Forest Laboratories, Inc., Clementia Pharmaceuticals Inc., Tobira Therapeutics, Inc., NPS Pharmaceuticals, Inc., Regado Biosciences, Inc., ARMO Biosciences, Iroko Pharmaceuticals LLC, Cyclacel Pharmaceuticals Inc., Eckerd Pharmacy and NephroGenex, Inc., where he also served as the Chairman and Chief Executive Officer from 2012 to 2016. From 2010 to 2012, Mr. Legault served as the Chief Executive Officer of Prosidion Ltd., a subsidiary of Astellas, and from 2009 to 2010, he served as the Chief Financial Officer and Treasurer of OSI Pharmaceuticals, Inc. Mr. Legault also previously served as the President of Eckerd Pharmacy and Senior Executive Vice President and Chief Administrative Officer of the Rite Aid Corporation. Between 1989 and 2005, Mr. Legault held various global roles such as President, Chief Executive Officer and Chief Financial Officer at legacy companies of the Sanofi-Aventis group. Mr. Legault earned a B.B.A. in Business & International Finance from HEC Montreal, an M.B.A. in Marketing from McGill University and holds C.A. and C.P.A. diplomas. He also studied at Harvard Business School in their Graduate Executive MBA program.

Shigeyuki Nishinaka, Ph.D. has served as a member of our Board since December 2019. Dr. Nishinaka joined Sumitomo Dainippon in 2009 and has held various executive officer and senior director positions responsible for global business development since April 2016, including Senior Executive Officer, Global Corporate Strategy, a position he has held since April 2020. Dr. Nishinaka also serves on the board of directors of Meltin MMI, a medical technology company focused on the research and development and commercialization of medical devices and avatar robots. Dr. Nishinaka earned his Ph.D. from Hiroshima University, where he also completed a master’s course in Biosphere Science.

James A. Robinson has served as our Chief Executive Officer since March 2020 and as a member of our Board since March 2019. From April 2019 to March 2020, Mr. Robinson held the position of President and Chief Operating Officer at Paragon Biosciences where he oversaw Paragon’s operations and also served as the Chief Executive Officer of Qlarity Imaging, a Paragon portfolio company. Mr. Robinson previously served as President and Chief Operating Officer of Alkermes, Inc. from March 2018 to April 2019, where he was responsible for the global commercial, new product planning, corporate planning, manufacturing, quality, human resources and business development functions. Prior to Alkermes, Inc., Mr. Robinson spent over twelve years at Astellas U.S. LLC, most recently as President, Americas Operations from March 2018 to April 2019, where his responsibilities included all aspects of operations for North and South America. Prior to that, he was President of Astellas Pharma US from April 2013 until March 2016, where he was responsible for leading the U.S. commercial organization. Prior to Astellas, Mr. Robinson spent thirteen years at Schering-Plough Pharmaceuticals where his last role was Vice President, Hepatitis Sales and Managed Care. Mr. Robinson serves on the board of directors for Neos Therapeutics and the Chicago Botanic Garden and is a founding member of MATTER. Previously, Mr. Robinson served on the board of directors of Pharmaceutical Research and Manufacturers of America, or PhRMA, and served as Chairman of PHRMA’s State Committee. Mr. Robinson received a Bachelor of Science degree from DePaul University.

Executive Officers

Biographical information for James A. Robinson, our Chief Executive Officer, is included above.

Cornelia Haag-Molkenteller, M.D., Ph.D. has served as the Chief Medical Officer of USI since April 2018. From April 2015 to March 2018, Dr. Haag-Molkenteller was the Vice President in Clinical Development at Allergan plc (previously Allergan Inc.), and from November 2007 to March 2015, the Vice President in Global Drug Development. While at Allergan, she led clinical development of onabotulinumtoxinA (BOTOX) for OAB and neurogenic detrusor overactivity. From 1988 to 2006, she was the Vice President of Clinical Program Leadership at Schwarz Biosciences GmbH. Dr. Haag-Molkenteller earned an M.D. and Ph.D. from Johann Wolfgang Goethe-Universität Frankfurt am Main (Germany).

Walt Johnston has served as the Senior Vice President, Commercial of USI since June 2020. Prior to joining Urovant, Mr. Johnston spent 12 years at Astellas Pharma, most recently as Senior Vice President, Urology and Hospital Business Unit from April 2016 to March 2020. Prior to this role, Mr. Johnston served as Vice President, Marketing and New Product Planning from November 2008 to March 2016. Prior to Astellas, Mr. Johnston spent 18 years at Pfizer, where his roles included leading the cardiovascular marketing portfolio and National Sales Director, Vista Rx team. Previously, Mr. Johnston served on the board of the Illinois Biotechnology Industry Organization (iBIO), including as Chair of the Urovant board from 2018 to 2019. Mr. Johnston earned a Bachelor of Arts degree from Lafayette College and an MBA from Boston College, Carroll School of Management.

Ajay Bansal has served as our Principal Financial Officer and as the Senior Vice President, Business Development and Chief Financial Officer of USI since October 2019. From June 2016 to September 2019, Mr. Bansal served as Chief Financial Officer of ViewRay, Inc., a designer and manufacturer of the MRIdian® radiation therapy system. From March 2013 to February 2016, he served as Chief Financial Officer of Onconova Therapeutics, a phase 3 stage biopharmaceutical company focused on discovering and developing novel small molecule drug candidates to treat cancer. Prior to his leadership roles as Chief Financial Officer, Mr. Bansal spent over 15 years as a management consultant with firms such as McKinsey & Company, and ZS Associates, Inc., and in various management positions at Novartis, a pharmaceutical company, and at Mehta Partners, a financial advisory firm. Mr. Bansal received a B.S. in Mechanical Engineering from the Indian Institute of Technology (Delhi) and an M.S. in Operations Research and an M.B.A. from Northwestern University.

Christine G. Ocampo has served as our Principal Accounting Officer since May 2018, and as the Senior Vice President and Chief Accounting Officer of USI since October 2017. She also served as our Principal Financial Officer from May 2018 through October 2019. From September 2015 to May 2017, Ms. Ocampo was the Senior Vice President and Chief Financial Officer of Otic Pharma, Ltd., until it was acquired by Novus Therapeutics, after which she served as the Chief Financial and Compliance Officer until July 2017, and as a consultant from July 2017 to October 2017. Ms. Ocampo has over 20 years of accounting and finance experience, including over 11 years as the head of Finance for publicly traded companies in the healthcare industry. From 2007 to September 2015, Ms. Ocampo served in various roles at Avanir, including Vice President of Finance, Chief Accounting Officer and Vice President of Finance, Chief Compliance Officer and Secretary. From 2001 to 2006, Ms. Ocampo served as the Senior Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer, Secretary and Vice President, Corporate Controller of Cardiogenesis Corporation (now CryoLife, Inc.), a publicly traded medical device company. From 1996 to 1997, Ms. Ocampo held a management role in Finance at Mills-Peninsula Health Systems in Burlingame, California, and from 1994 to 1996, served as an auditor for Ernst & Young LLP. Ms. Ocampo earned a B.A. in Accounting from Seattle University and is a licensed Certified Public Accountant in the state of Washington.

Bryan E. Smith has served as the General Counsel of USI since April 2018. From August 2011 to April 2018, Mr. Smith was an Associate Vice President and Senior Counsel at Allergan, where he was chief counsel to the company’s Urology, Neurology, Aesthetics and Dermatology business units. Mr. Smith also led Allergan’s anti-counterfeiting and anti-diversion efforts in close cooperation with the U.S. Food & Drug Administration’s Office of Criminal Investigations and other federal, state, and international law enforcement agencies. Prior to joining Allergan, Mr. Smith was a litigator at Gibson, Dunn & Crutcher LLP. Mr. Smith received his B.A. in Political Science from Brigham Young University and his J.D. from the University of Southern California Law School. After graduating from law school, Mr. Smith was a law clerk to the Honorable Cormac J. Carney in the United States District Court for the Central District of California.

Prior Public Offerings

On October 1, 2018, we issued and sold 10,000,000 Urovant common shares in our initial public offering, which we refer to as the “IPO”, and on October 19, 2018, we issued and sold an additional 297,813 Urovant common shares pursuant to the underwriters’ partial exercise of their over-allotment option to purchase additional shares, in each case, at a public offering price of $14.00 per share. All of the common shares issued and sold in our IPO were registered under the Securities Act of 1933 pursuant to our registration statement on Form S-1 (No. 333-226169), which was declared effective by the SEC on September 26, 2018.

As a result of the IPO, we received total net proceeds of $132.9 million, after deducting total expenses of $11.3 million, consisting of underwriting discounts and commissions of $10.1 million and offering-related expenses of $1.2 million.

Book Value Per Share

Our net book value (deficit) per share as of December 31, 2020 was approximately $(4.48) (calculated based on 32,533,959 Urovant common shares outstanding as of such date).

Market Price of Urovant Common Shares

Our Urovant common shares are currently registered under the Exchange Act and are listed on Nasdaq under the symbol “UROV.” As of the record date there were approximately 2 record holders of Urovant common shares.

The reported high and low sales prices of Urovant common shares for each calendar quarter since our IPO are as follows:

	UROV
	High	Low
2018
Third Quarter	$12.27	10.01
Fourth Quarter	14.32	4.06
2019
First Quarter	$14.49	$6.40
Second Quarter	10.29	6.45
Third Quarter	10.94	6.90
Fourth Quarter	15.56	9.05
2020
First Quarter	$15.98	$6.55
Second Quarter	12.77	7.93
Third Quarter	10.78	7.31
Fourth Quarter	16.25	7.15

Dividends

Urovant has not declared or paid any dividends with respect to the Urovant common shares since the IPO.

Issuer Purchases of Equity Securities

Urovant has not repurchased any of its Urovant common shares in the last two years other than the surrender of RSUs to cover the required statutory income tax withholdings applicable to the holders of such RSUs.

Security Ownership of Management and Certain Beneficial Owners

As of December 22, 2020, 32,506,282 Urovant common shares were issued and outstanding. At the close of business on December 22, 2020, our directors, the named executive officers, our directors and executive officers as a group and other shareholders who are known to us to be beneficial owners of more than 5% of our voting securities beneficially owned and had sole voting and dispositive power (except as otherwise indicated) of Urovant common shares as set forth in the following table:

Name of Beneficial Owner(1)	Number of Urovant common shares Beneficially Owned	Percentage of Urovant common shares Beneficially Owned
Sumitomo Dainippon Pharma Co., Ltd. (1)	22,963,263	70.6%
Perceptive Advisors LLC (2)	2,406,931	7.4%
James Robinson (3)	87,480	*
Ajay Bansal (4)	67,188	*
Cornelia Haag-Molkenteller (5)	264,410	*
Keith A. Katkin (6)	90,000	*
Myrtle S. Potter (7)	87,480	*
James Hindman	—	—
Sef P. Kurstjens, M.D., Ph.D. (8)	87,480	*
Pierre Legault (9)	87,480	*
Shigeyuki Nishinaka, Ph.D.	—	—
All directors and executive officers as a group (11 persons)(10)	1,029,630	3.1%

*	Represents beneficial ownership less than 1%
(1)

As reported on a Schedule 13D/A filed by Sumitovant, Sumitomo Dainippon and Sumitomo Chemical on November 12, 2020, Sumitovant, Sumitomo Dainippon and Sumitomo Chemical have shared voting and dispositive power of 22,963,263 Urovant common shares. The Schedule 13D reports that the common shares are owned directly by Sumitovant, which is a wholly-owned subsidiary of Sumitomo Dainippon, which is a 51.76% owned subsidiary of Sumitomo Chemical, and Sumitomo Dainippon and Sumitomo Chemical are indirect beneficial owners of the reported Urovant common shares. Sumitomo Chemical’s principal office address is 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260, Japan. Sumitomo Dainippon’s principal office address is 6-8, Doshomachi 2-chome, Chuo-ku, Osaka 541-0045, Japan. Sumitovant’s principal office address is 11-12 St. James’s Square Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB.

(2)

As reported on a Schedule 13G/A filed by Perceptive Advisors LLC, or Perceptive Advisors, on February 14, 2020, as of December 31, 2019, Perceptive Advisors LLC, Joseph Edelman and Perceptive Life Sciences Master Fund, Ltd., or the Master Fund, have shared voting and dispositive power over 2,406,931 Urovant common shares. The Schedule 13G/A reports that the Master Fund directly holds 2,406,931 Urovant common shares. Perceptive Advisors serves as the investment manager to the Master Fund and may be deemed to beneficially own the securities directly held by the Master Fund. Mr. Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own the securities directly held by the Master Fund. The address of Perceptive Advisors, the Master Fund and Mr. Edelman is 51 Astor Place, 10th Floor, New York, New York 10003.

(3)

Consists of 12,480 Urovant common shares issuable upon vesting of restricted stock units and 75,000 Urovant common shares issuable upon exercise of an option exercisable within 60 days after December 22, 2020.

(4)

Consists of 18,750 Urovant common shares, 4,688 Urovant common shares issuable upon vesting of restricted stock units, and 43,750 Urovant common shares issuable upon exercise of an option exercisable within 60 days after December 22, 2020.

(5)

Consists of 1,028 Urovant common shares, 15,532 Urovant common shares issuable upon vesting of restricted stock units, and 247,850 Urovant common shares issuable upon exercise of an option exercisable within 60 days after December 22, 2020.

(6)

Mr. Katkin resigned as our Chief Executive Officer on March 23, 2020. Beneficial ownership information is based on information contained in the last Form 4 filed by Mr. Katkin with the SEC prior to March 23, 2020, adjusted to give effect to subsequent transactions through December 22, 2020 of which we are aware in connection with employment-related equity awards.

(7)

Consists of 12,480 Urovant common shares issuable upon vesting of restricted stock units and 75,000 Urovant common shares issuable upon exercise of an option exercisable within 60 days after December 22, 2020.

(8)

Consists of 12,480 Urovant common shares issuable upon vesting of restricted stock units and 75,000 Urovant common shares issuable upon exercise of an option exercisable within 60 days after December 22, 2020.

(9)

Consists of 12,480 Urovant common shares issuable upon vesting of restricted stock units and 75,000 Urovant common shares issuable upon exercise of an option exercisable within 60 days after December 22, 2020.

(10)

Consists of 22,982 Urovant common shares, 90,848 Urovant common shares issuable upon vesting of restricted stock units, and 915,800 common shares issuable upon exercise of an option exercisable within 60 days after December 22, 2020.

Transactions in Urovant Common Shares by Controlling Purchaser

On December 27, 2019, Sumitomo Dainippon closed certain transactions contemplated by the Roivant transaction agreement, dated as of October 31, 2019, by and between Roivant Sciences, Sumitomo Dainippon and certain of Roivant Sciences’ affiliates, pursuant to which all of Urovant’s common shares held by Roivant Sciences were contributed to Sumitovant, a wholly-owned subsidiary of Roivant Sciences at the time of the contribution. Subsequent to such contribution, Sumitomo Dainippon acquired all of the issued and outstanding equity securities of Sumitovant (22,860,013 Urovant common shares). Neither Sumitomo Dainippon nor Sumitovant has transacted in Urovant common shares since consummating the Roivant transaction agreement.

Transactions Between Urovant and the Controlling Purchaser

As described below, over the past two years, Urovant has entered into certain transactions in the ordinary course of business with certain members of the Sumitomo Group or their affiliates.

On October 31, 2019, Urovant entered into the 2019 letter agreement with Sumitomo Dainippon, pursuant to which, among other things, the parties agreed that:

•

the Urovant board would approve (a) Sumitomo Dainippon’s (or one of its designated subsidiaries’) acquisition of the Urovant common shares held by Roivant Sciences for the purposes of exempting such acquisition from the restrictions on business combinations that were set forth in our bye-laws and (b) an amendment to our bye-laws that would transfer the right of Roivant Sciences under the bye-laws to appoint two directors to the Urovant board (each of whom had three votes on all matters before the Urovant board) to Sumitomo Dainippon, provided, that Sumitomo Dainippon’s right to make such appointments would terminate if Sumitomo Dainippon and its affiliates cease to hold at least a majority of the aggregate voting rights attached to our outstanding Urovant common shares;

•	Sumitomo Dainippon would provide Urovant with a $200 million low-interest, five-year term loan facility, with no principal repayments required to be made until the end of the term; and

•

Sumitomo Dainippon and Urovant would enter into an investor rights agreement that would, among other things, include certain protections for Urovant’s minority shareholders so long as Sumitomo Dainippon and its affiliates continued to hold at least a majority of the aggregate voting rights attached to our outstanding Urovant common shares.

In connection with Sumitomo Dainippon’s acquisition of such Urovant common shares from Roivant Sciences and pursuant to the 2019 letter agreement, on December 27, 2019, Urovant entered into:

•

a $300 million unsecured revolving debt financing arrangement, with Sumitomo Dainippon as the lender, which was subsequently amended on February 5, 2021 to increase the maximum principal amount to $425 million; and

•

the investor rights agreement, pursuant to which Urovant agreed to, among other things (a) comply with certain demands by Sumitovant to register for sale under the Securities Act of 1933 any Urovant common shares beneficially owned by Sumitomo Dainippon, subject to certain customary exceptions and limitations, (b) periodically provide Sumitovant certain financial statements, projections, capitalization summaries and certain other information and access to our books, records, facilities and employees during normal business hours as Sumitovant may reasonably request, and (c) for so long as Sumitomo Dainippon and its controlled affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of our directors, inform Sumitovant before issuing any new Urovant common shares and allow Sumitovant to participate in such issuances up to its pro rata share or make sufficient open market purchases to ensure its beneficial ownership percentage does not decline as a result of such issuance.

The investor rights agreement also contains certain protections for the Pubic Shareholders for so long as Sumitomo Dainippon and its controlled affiliates beneficially own 50% or more of the total number of votes entitled to be cast at elections of our directors, including, among other things:

•	a requirement that the Urovant board have a minimum of three independent directors; and

•

a requirement that the audit committee be composed solely of independent directors (each of whom cannot be removed by Sumitomo Dainippon or its controlled affiliates without the approval of the Public Shareholders holding a majority of the Urovant common shares not held by Sumitomo Dainippon or its controlled affiliates).

The investor rights agreement also requires that for so long as Sumitomo Dainippon and its controlled affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of our directors, among other things, the audit committee must approve any transaction between Sumitomo Dainippon or any of its controlled affiliates, one the one hand, and Urovant or any of its subsidiaries, on the other hand, that would constitute a transaction with a related person under Item 404 of Regulation S-K under the Exchange Act, subject to certain exceptions relating to, among other things: (i) acquisition transactions, which are discussed below; (ii) any action, transaction or arrangement related to the Sumitomo loan agreement; (iii) the payment of any dividends or distributions in respect of, or the repurchase or redemption of, Urovant’s outstanding equity securities in which holders of such class of securities participate pro rata; and (iv) executive compensation arrangements entered into in the ordinary course of business.

The investor rights agreement also provides that for so long as Sumitomo Dainippon and its controlled affiliates beneficially own between 50% and 90% of the total number of votes entitled to be cast at elections of our directors, then any transaction proposed by Sumitomo Dainippon or its controlled affiliates that would increase Sumitomo Dainippon’s and its controlled affiliates’ beneficial ownership to over 76% of the total votes entitled to be cast at elections of our directors must be approved by a majority of our independent directors that comprise the audit committee (if occurring prior to December 27, 2021) and, if such transaction would increase Sumitomo Dainippon’s beneficial ownership to over 80% of the total votes entitled to be cast at elections of our directors, the Public Shareholders holding a majority of the Urovant common shares not held by Sumitomo Dainippon or its controlled affiliates. Sumitomo Dainippon and its controlled affiliates are also restricted from proposing a transaction that would increase their beneficial ownership to over 76% of the total votes entitled to be cast at elections of our directors unless (i) such proposal is made on a confidential basis in a manner that would not reasonably be expected to require us to make a public announcement regarding the receipt of such a proposal (provided that Sumitomo Dainippon and its controlled affiliates are not prohibited from making any disclosure required by law), (ii) a majority of our independent directors who comprise the audit committee request such proposal or (iii) after December 27, 2021, Sumitomo Dainippon or one of its controlled affiliates has engaged in confidential discussions with the audit committee regarding such proposal for at least 15 business days prior to making such proposal.

On May 21, 2020, we entered into the Sumitovant information sharing agreement with Sumitovant, pursuant to which, among other things, we agreed to deliver to Sumitovant drafts of (i) our quarterly and annual financial statements and (ii) the discussion and analysis by our management of Urovant’s financial condition and the results of our operations for such fiscal periods, prior to the applicable deadlines for filing such information with the SEC. The Sumitovant information sharing agreement also requires us to (w) coordinate with Sumitovant before releasing earnings results or any interim financial guidance, (x) to notify Sumitovant before issuing any other material press releases, (y) give Sumitovant’s auditors access to our auditors and our books and records to facilitate the completion of Sumitovant’s own internal audit and their review of Urovant’s financial statements and internal accounting controls and operations, and (z) provide Sumitovant any documents or materials relating to our business and access to our senior management to discuss any matters, in each case as Sumitovant may reasonably request. The Sumitovant information sharing agreement was subsequently amended by that certain Letter Agreement, dated October 12, 2020, by and between Urovant and Sumitovant that, among other things, permits Sumitovant to use the information it obtained from Urovant under the Sumitovant information sharing agreement in connection with its evaluation of the merger.

On June 17, 2020, USG entered into the market access services agreement with Sunovion, which is a wholly owned subsidiary of Sumitomo Dainippon. Pursuant to the market access services agreement, among other things, USG appointed Sunovion as the exclusive distributor of vibegron in the United States, including all of its territories and possessions. Sunovion, in turn, has agreed to provide certain market access services with respect to the distribution and sale of vibegron. As consideration for the services, USG will pay Sunovion an agreed-upon monthly service charge for each of the first two years of the agreement term. After the second year of the agreement term, the monthly service charges will be determined by the parties. In addition, USG also agreed to

(x) reimburse Sunovion for any pass-through expenses it incurs while providing the services and (y) establish an escrow fund for use by Sunovion when managing any rebates, chargebacks and similar fees. Sunovion and USG subsequently amended the market access services agreement on December 21, 2020 and January 8, 2021 to clarify and add certain terms to the market access services agreement.

Finally on October 6, 2020, USG entered into a Co-Promotion Agreement with Sunovion (the “Co-Promotion Agreement”). Pursuant to the Co-Promotion Agreement, among other things, USG appointed Sunovion as its co-promoter of vibegron, our product candidate for the treatment of patients with overactive bladder, to primary care physicians in the United States, including all of its territories and possessions (the “Territory”), for the period commencing upon the regulatory approval of vibegron and ending on March 31, 2026 (the “Co-Promotion Period”). Sunovion has agreed, among other things, to use its commercially reasonable efforts to co-promote vibegron to primary care physicians in the Territory during the Co-Promotion Period. Sunovion has also agreed that during the term of the Co-Promotion Agreement it will not directly or indirectly promote, co-promote, detail, market or commercialize any other products with an indication for overactive bladder, and will cause its affiliates to refrain from the same. During the Co-Promotion Period, Urovant and Sunovion will incur expenses related to co-promotion of vibegron to primary care physicians in accordance with a budget that the parties will develop, review and approve annually. Sunovion has agreed that for the period commencing upon the regulatory approval of vibegron and ending on March 31, 2023 (the “Initial Co-Promotion Period”), it will incur at least $60 million of co-promotion expenses, which amount may be increased upon agreement of the parties (the “Initial Threshold”). After Sunovion reaches the Initial Threshold in expenses for the Initial Co-Promotion Period, Urovant shall be responsible for all co-promotion expenses incurred thereafter. As consideration for the co-promotion activities, starting on April 1, 2023, USG will pay Sunovion certain percentages of the net sales of vibegron in the Territory on a quarterly basis until the amounts paid reach a certain payment threshold that will be calculated based on the amount expended by Sunovion under the Initial Threshold. USG will pay Sunovion these certain percentages of the net sales of vibegron until Sunovion has received fees totaling $108 million, plus any expenses that Sunovion incurs in excess of $60 million through the Co-Promotion Period.

RIGHTS OF APPRAISAL

Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Bermuda Companies Act, the Urovant board considers the fair value for each Urovant common share to be $16.25, without interest and less any applicable withholding taxes.

Any shareholder of Urovant who is not satisfied that it has been offered fair value for its shares and whose shares are not voted in favor of the Merger Proposal may exercise its appraisal rights under the Bermuda Companies Act to have the fair value of its shares appraised by the Supreme Court of Bermuda. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any shareholder of Urovant intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Supreme Court of Bermuda within one month after the date the notice convening the special general meeting to approve the merger has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules, and there are limited decisions of the Supreme Court of Bermuda that prescribe in detail the operation of the provisions of Section 106 of the Bermuda Companies Act or the process of appraisal by the Supreme Court of Bermuda; the Supreme Court of Bermuda retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Bermuda Companies Act.

If a shareholder of Urovant votes in favor of the Merger Proposal at the special general meeting, such shareholder will have no right to apply to the Supreme Court of Bermuda to appraise the fair value of its shares, and instead, if the merger is consummated, and as discussed in the section of this proxy statement entitled “The Merger Agreement—Effect of the Merger on the Urovant Common Shares and Merger Sub” beginning on page 89, each Urovant common share of such shareholder will be canceled and will have the right to receive the per share merger consideration. Voting against the merger, or not voting, will not in itself satisfy the requirements for notice and exercise of a shareholder’s right to apply for appraisal of the fair value of its shares.

A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS COMMON SHARES APPRAISED, PROVIDED THAT SUCH SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE MERGER PROPOSAL.

In any case where a registered holder of Urovant common shares has made an appraisal application (having already received the per share merger consideration), in respect of the shares held by such dissenting shareholder, and the merger has been made effective under Bermuda law before the Supreme Court of Bermuda’s appraisal of the fair value of such Urovant common shares, then the dissenting shareholder shall be entitled to receive the fair value of the Urovant common shares held by such holder if later appraised by the Supreme Court of Bermuda to be greater than the value of the per share merger consideration received. Such dissenting shareholder will be paid the difference, between the amount paid to him as the per share merger consideration and the value appraised by the court within one month of the Supreme Court of Bermuda’s appraisal.

In any case where the value of the Urovant common shares held by a dissenting shareholder is appraised by the Supreme Court of Bermuda before the merger has been made effective under Bermuda law, then the surviving company will be required to pay the dissenting shareholder within one month of the Supreme Court of Bermuda’s appraisal an amount equal to the value of the Urovant common shares appraised by the Supreme Court of Bermuda, unless the merger is terminated under the terms of the merger agreement, in which case no payment will be made. However, it is anticipated that, subject to having obtained the requisite approval, the merger would have proceeded prior to the appraisal by the Supreme Court of Bermuda.

A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Supreme Court of Bermuda. The responsibility for apportioning the costs of any application to the Supreme

Court of Bermuda under Section 106 of the Bermuda Companies Act will be in the discretion of the Supreme Court of Bermuda.

The relevant portion of Section 106 of the Bermuda Companies Act in relation to appraisal rights is as follows:

•

“(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

•

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or (b) to terminate the amalgamation or merger in accordance with subsection (7).

•

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

•	(6C) No appeal shall lie from an appraisal by the Court under this section.

•	(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

•

(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”

SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE COMMON SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

A shareholder who elects to exercise appraisal rights under Section 106(6) of the Bermuda Companies Act should, in addition to making an application to the Supreme Court of Bermuda, mail or deliver a written demand to: Attn: Corporate Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

Urovant Sciences Ltd.

Attention: Corporate Secretary

Clarendon House,

2 Church Street,

Hamilton HM 11, Bermuda

DELISTING AND DEREGISTRATION OF COMMON SHARES

If the merger is completed, the Urovant common shares will cease to be listed on Nasdaq and price quotations with respect to sales of Urovant common shares in the public market will no longer be available. In addition, registration of the Urovant common shares under the Exchange Act will be terminated. As a result, if the merger is completed, we would no longer file reports with the SEC on account of the Urovant common shares.

ADJOURNMENT PROPOSAL

General

Urovant shareholders are also being asked to consider and vote on the Adjournment Proposal. We are seeking shareholder approval to adjourn the special general meeting even if a quorum is present, if necessary and appropriate, to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve the Merger Proposal. If a quorum is not present at the special general meeting, however, the special general meeting shall stand adjourned to the same day one week later, at the same time and place or such other day, time or place as the Secretary of Urovant may determine. If the special general meeting is adjourned, notice of the resumption of the meeting shall be given to each shareholder of Urovant entitled attend and vote such meeting, unless the meeting is adjourned to a specific date, time and place announced at the meeting being adjourned.

The approval by the shareholders of the Adjournment Proposal is not a condition to the completion of the merger.

Required Vote

The Adjournment Proposal requires approval by the holders of a majority of the aggregate voting power of all issued and outstanding Urovant common shares entitled to vote on such matter and voting at the special general meeting. If you fail to vote on the Adjournment Proposal or if you abstain from voting on the Adjournment Proposal, your Urovant common shares will not be counted in determining the outcome of such proposal.

Vote Recommendation

The special committee recommends a vote “FOR” the Adjournment Proposal.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, you will have no entitlement to attend and vote at any future annual general meeting of shareholders, including for 2021. If the merger is not completed, you will continue to be entitled to attend and participate in our annual general meetings of shareholders, including the 2021 Annual General Meeting of Shareholders (the “2021 Annual Meeting”), in which case we will provide notice of or otherwise publicly disclose the date on which such 2021 Annual Meeting will be held.

If you would like to submit a proposal for inclusion in the proxy materials for the 2021 Annual Meeting, your proposal must comply with Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, any such proposal must be received on or prior to Tuesday, April 6, 2021 by Urovant at its executive offices at Urovant Sciences Ltd., Attn: Corporate Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

If you wish to nominate an individual for election at, or bring business before, the 2021 Annual Meeting, and do not intend such nomination or business to be included in the proxy materials for such meeting, you must deliver your written notice to our Secretary at our registered office disclosed above no earlier than May 25, 2021 and no later than June 24, 2021, in accordance with our bye-laws. Your notice to Urovant must also set forth the information specified in and comply with Section 24 of our bye-laws.

IMPORTANT INFORMATION REGARDING THE CONTROLLING PURCHASER

Background of Sumitomo Dainippon

Sumitomo Dainippon, organized under the laws of Japan, is among the top-ten listed pharmaceutical companies in Japan, operating globally in major pharmaceutical markets, including Japan, the U.S., China, and the European Union. Sumitomo Dainippon was formed pursuant to a 2005 merger between Dainippon Pharmaceutical Co., Ltd., and Sumitomo Pharmaceuticals Co., Ltd. Today, Sumitomo Dainippon has more than 6,000 employees worldwide. Sumitomo Dainippon’s principal executive offices are located at 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan. Sumitomo Dainippon’s telephone number is +81 3-5159-3300.

Directors and Executive Officers of Sumitomo Dainippon

The names and material occupations, positions, offices or employment during the past five years of Sumitomo Dainippon’s directors and executive officers are set forth below. Each of Sumitomo Dainippon’s directors and executive officers is a citizen of Japan, except Antony Loebel and Patricia C. Andrews, who are citizens of the United States. During the past five years, none of Sumitomo Dainippon or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for each listed director or executive officer is c/o Sumitomo Dainippon Pharma Co., Ltd., 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan and the phone number for each listed director or executive officer is +81 3-5159-3300.

Name	Position With Sumitomo Dainippon
Masayo Tada	Representative Director, Chairman

Hiroshi Nomura	Representative Director, President and CEO

Hitoshi Odagiri	Member, Board of Directors, Executive Vice President Executive Director, Sales & Marketing Division Senior Director, CNS Sales Department Head of Japan Business Unit

Toru Kimura

Member, Board of Directors, Senior Executive Officer

Chief Scientific Officer

Regenerative & Cellular Medicine Office; Regenerative & Cellular Medicine Kobe Center; Regenerative & Cellular Medicine Manufacturing Plant; Drug Research Division

Senior Executive Research Director, Drug Research Division

Yoshiharu Ikeda

Member, Board of Directors, Senior Executive Officer

Regulatory Affairs; Medical Information; Medical Affairs; Corporate Regulatory Compliance & Quality Assurance Division; Technology Research & Development Division; Manufacturing Division

Executive Director, Corporate Regulatory Compliance & Quality Assurance Division

Deputy Head of Japan Business Unit

Yutaka Atomi	Member, Board of Directors (Outside)

Saeko Arai	Member, Board of Directors (Outside)

Nobuhiko Endo	Member, Board of Directors (Outside)

Hiroyuki Baba	Senior Executive Officer Global Data Design Office; External Affairs; Legal Affairs; Intellectual Property; Corporate Secretariat; IT Management & Digital Transformation; Frontier Business Office

Shigeyuki Nishinaka	Senior Executive Officer Global Corporate Strategy; Global Business Development; International Business Management

Hideyuki Harada	Executive Officer Executive Research Director, Drug Research Division Senior Director, Research Planning & Coordination

Atsuko Higuchi	Executive Officer Corporate Governance; Corporate Communications; Human Resources

Takuya Taguchi	Executive Officer Deputy Executive Director, Sales & Marketing Division; Senior Director, Sales & Marketing Management

Shinichiro Katayanagi	Executive Officer Chair and CEO, Sumitomo Dainippon Pharma America, Inc.

Koichi Kozuki

Executive Officer

Drug Development Division

Executive Director, Drug Development Division

Deputy Executive Director, Corporate Regulatory Compliance & Quality Assurance Division; Deputy Head of Japan Business Unit

Isao Shimizu	Executive Officer; Executive Research Director, Drug Research Division

Yumi Sato	Executive Officer Executive Vice President and Chief Corporate Strategy Officer, Sunovion Pharmaceuticals, Inc.

Antony Loebel	Executive Officer President and CEO, Sunovion Pharmaceuticals Inc.

Patricia C. Andrews	Executive Officer CEO, Sumitomo Dainippon Pharma Oncology, Inc. Global Head of Oncology

Masayo Tada has served as Chairman of the Board of Sumitomo Dainippon, which we refer to herein as the “Sumitomo Dainippon Board,” since April 2018. He was President and CEO of Sumitomo Dainippon from June 2008 to March 2018. He has served as a Representative Director on the Sumitomo Dainippon Board since June 2008.

Hiroshi Nomura has served as President and CEO of Sumitomo Dainippon since April 2018 and a Representative Director on the Sumitomo Dainippon Board since April 2017. He served as Executive Vice President from April 2016 to March 2018. He served as Senior Executive Officer from April 2014 to March 2016. In addition, he served as a Member, Sumitomo Dainippon Board from June 2012 to March 2017.

Hitoshi Odagiri has served as Executive Vice President of Sumitomo Dainippon since April 2019 and serves as Executive Director, Sales & Marketing Division, Senior Director, CNS Sales Department, and Head of Japan Business Unit. He served as Senior Executive Officer from April 2016 to March 2019. He served as Executive Officer from April 2012 to March 2016. In addition, he has served as a Member, Sumitomo Dainippon Board since June 2016.

Toru Kimura has served as Senior Executive Officer of Sumitomo Dainippon since April 2019. He serves as Chief Scientific Officer and supervises Regenerative & Cellular Medicine Office, Regenerative & Cellular Medicine Kobe Center, Regenerative & Cellular Medicine Manufacturing Plant, and Drug Research Division. He served as Executive Officer from April 2015 to March 2019. In addition, he has served as a Member, Sumitomo Dainippon Board since June 2016.

Yoshiharu Ikeda has served as Senior Executive Officer of Sumitomo Dainippon since April 2016. He supervises Regulatory Affairs, Medical Information, Medical Affairs, Corporate Regulatory Compliance & Quality Assurance Division, Technology Research & Development Division, and Manufacturing Division and serves as Deputy Head of Japan Business Unit. He served as Executive Officer from June 2010 to March 2016. In addition, he has served as a Member, Sumitomo Dainippon Board since June 2020.

Yutaka Atomi has served as an Outside Director on the Sumitomo Dainippon Board since June 2017. He has served as President Emeritus of Kyorin University since April 2018, President of the Pancreas Research Foundation of Japan since June 2018, and an Outside Audit & Supervisory Board Member of Sanki Engineering Co., Ltd. since June 2019. He served as an Outside Audit & Supervisory Board Member of Sumitomo Dainippon Pharma from June 2013 to June 2017 and President of Kyorin University from April 2010 to March 2018. The principal address of Kyorin University is 6-20-2 Shinkawa, Mitaka-shi, Tokyo 181-8611 Japan. The principal address of the Pancreas Research Foundation of Japan is B802 5-38-13 Chuo, Nakano-ku, Tokyo 164-0011, Japan. The principal business address of Sanki Engineering Co., Ltd. is 8-1, Akashicho, Chuo-ku, Tokyo, 104-8506, Japan.

Saeko Arai has served as an Outside Director on the Sumitomo Dainippon Board since June 2018. She has served as President of Gratia, Inc. (currently, Acuray, Inc.) since November 2002, an Outside Director of Tokyu Fudosan Holdings Corporation since June 2018, an Outside Audit & Supervisory Board Member of AEON Credit Service Co., Ltd. since June 2017, an Outside Audit & Supervisory Board Member of teamS Inc. since January 2017, and a Professor at the Faculty of Business Administration of Hakuoh University since April 2016. The principal business address of Acuray, Inc. is 10-18, Nogaya 5-chome, Machida, Tokyo, 195-0053 Japan. The principal business address of Tokyo Fudosan Holdings Corporation is SHIBUYA SOLASTA, 1-21-1 Dogenzaka, Shibuya-ku, Tokyo 150-0043, Japan. The principal business address of AEON Credit Service Co., Ltd. is 22 Kandanishikicho 3-chome, Chiyoda-ku, Tokyo, 101-0054, Japan. The principal business address of teamS Inc. is 4-21-3 Shinbashi, Minato-ku, Tokyo 105-8630, Japan. The principal address of Hakuoh University is 2-2-2 Ekihigashidori, Oyama City, Tochigi, 323-8586, Japan.

Nobuhiko Endo has served as an Outside Director on the Sumitomo Dainippon Board since June 2019. He has served as Chairman of the Board of NEC Corporation since June 2019, an Outside Director of Japan Exchange Group, Inc. since June 2018, and an Outside Director of Tokio Marine Holdings, Inc. since June 2019. He served as Chairman of the Board (Representative Director) of NEC Corporation from April 2016 to June 2019, President (Representative Director) of NEC Corporation from April 2010 to March 2016, an Outside Director of Seiko Holdings, Inc. from June 2017 to June 2019, and an Outside Director of JAPAN POST INSURANCE Co., Ltd. from June 2016 to June 2018. The principal business address of NEC Corporation is 7-1, Shiba 5-chome Minato-ku, Tokyo 108-8001 Japan. The principal business address of Japan Exchange Group, Inc. is 2-1 Nihombashi Kabutocho, Chuo-ku, Tokyo 103-8224, Japan. The principal business address of Tokio Marine Holdings, Inc. is 1-2-1 Marunouchi, Chiyoda-ku, Tokyo, 100-0005, Japan. The principal business address of Seiko Holdings, Inc. is 26-1, Ginza 1-chome, Chuo-ku, Tokyo 104-8110, Japan. The principal business address of JAPAN POST INSURANCE Co., Ltd. is OTEMACHI PLACE WEST TOWER 3-1, Otemachi 2chome, Chiyoda-ku, Tokyo 100-8794, Japan.

Hiroyuki Baba has served as Senior Executive Officer of Sumitomo Dainippon since April 2019 and supervises Global Data Design Office, External Affairs, Legal Affairs, Intellectual Property, Corporate Secretariat, IT Management & Digital Transformation, and Frontier Business Office. He served as Executive Officer from April 2014 to March 2019.

Shigeyuki Nishinaka has served as Senior Executive Officer of Sumitomo Dainippon since April 2020 and supervises Global Corporate Strategy, Global Business Development, and International Business Management. He served as Executive Officer from April 2017 to March 2020. He served as Senior Director, Global Business Development from April 2016 to March 2017. He served as Deputy Executive Director, Drug Research, and Senior Director, External Innovation from December 2014 to March 2016.

Hideyuki Harada has served as Executive Officer of Sumitomo Dainippon since April 2016 and serves as Executive Research Director, Drug Research Division, and Senior Director, Research Planning & Coordination. He served as Senior Director, Research Planning from April 2013 to March 2016.

Atsuko Higuchi has served as Executive Officer of Sumitomo Dainippon since April 2017 and supervises Corporate Governance, Corporate Communications, and Human Resources. She served as Senior Officer, Corporate Governance from April 2016 to March 2017. She served as Senior Director, International Business Management from April 2015 to March 2016.

Takuya Taguchi has served as Executive Officer of Sumitomo Dainippon since April 2019 and serves as Deputy Executive Director, Sales & Marketing, and Senior Director, Sales & Marketing Management. He served as Deputy Executive Director, Sales & Marketing, and Senior Director, Sales & Marketing Management from October 2017 to March 2019. He served as Senior Director, Sales & Marketing Management from April 2013 to September 2017.

Shinichiro Katayanagi has served as Executive Officer of Sumitomo Dainippon since April 2019 and serves as Chair and CEO, Sumitomo Dainippon Pharma America, Inc. He served as Executive Vice President and Chief Corporate Strategy Officer, Sunovion Pharmaceuticals Inc. from October 2017 to March 2019. He served as Senior Officer, Global Corporate Strategy at Sumitomo Dainippon from October 2016 to September 2017. He served as Executive Officer of Toho holdings co., ltd. from June 2015 to June 2016. The principal business address of Sumitomo Dainippon Pharma America, Inc. is 84 Waterford Drive Marlborough, MA 01752, U.S. The principal business address of Sunovion Pharmaceuticals Inc. is 84 Waterford Drive Marlborough, MA 01752, U.S. The principal business address of Toho holdings co., ltd. is 5-2-1, Daizawa, Setagaya-ku, Tokyo 155-8655, Japan.

Koichi Kozuki has served as Executive Officer of Sumitomo Dainippon since April 2020 and serves as Executive Director, Drug Development division, Deputy Executive Director, Corporate Regulatory Compliance & Quality Assurance Division, and Deputy Head of Japan Business Unit. He served as Executive Director, Drug Development division from April 2017 to March 2020. He served as Executive Director of Sunovion Pharmaceuticals Inc. from October 2015 to March 2017.

Isao Shimizu has served as Executive Officer of Sumitomo Dainippon since April 2020 and serves as Executive Research Director, Drug Research Division. He served as Senior Director, External Innovation from October 2017 to March 2020. He served as Senior Director, Drug Discovery Development Laboratory from April 2014 to September 2017.

Yumi Sato has served as Executive Officer of Sumitomo Dainippon since April 2020 and serves as Executive Vice President and Chief Corporate Strategy Officer, Sunovion Pharmaceuticals Inc. She served as Senior Director, Global Corporate Strategy from April 2018 to March 2020. She served as Senior Director, Clinical Research from April 2015 to March 2018.

Antony Loebel has served as Executive Officer of Sumitomo Dainippon since April 2012 and serves as President and CEO, Sunovion Pharmaceuticals Inc. He served as Executive Vice President and Chief Medical Officer, Sunovion Pharmaceuticals Inc. and Head of Global Clinical Development for Sumitomo Dainippon from April 2015 to March 2019.

Patricia S. Andrews has served as Executive Officer of Sumitomo Dainippon since April 2017 and serves as CEO, Sumitomo Dainippon Pharma Oncology, Inc. and Global Head of Oncology. She served as CEO, Boston Biomedical, Inc. (currently, Sumitomo Dainippon Pharma Oncology, Inc.) and Global Head of Oncology from April 2020 to June 2020. She served as CEO, Boston Biomedical, Inc. from April 2017 to March 2020. She served as Executive Vice President, Chief Operating Officer, Boston Biomedical Pharma, Inc. (currently, Sumitomo Dainippon Pharma Oncology, Inc.) from April 2016 to March 2017. She served as Executive Vice President, Chief Commercial Officer, Boston Biomedical Pharma, Inc. from November 2013 to March 2016. The principal business address of Sumitomo Dainippon Pharma Oncology, Inc. is 640 Memorial Drive, Cambridge, MA 02139, U.S.

Background of Sumitovant and Sumitovant Biopharma, Inc.

Sumitovant, a Bermuda exempted company limited by shares, is a global biopharmaceutical company with its principal place of business in London. Sumitovant is a wholly-owned subsidiary of Sumitomo Dainippon. Sumitovant is the majority shareholder of Urovant and Myovant Sciences, and wholly owns Enzyvant Therapeutics, Spirovant Sciences, and Altavant Sciences. Its operating entity is Sumitovant Biopharma, Inc., a Delaware corporation and a wholly-owned subsidiary of Sumitovant, referred to herein as “SBI.” Sumitovant’s promising pipeline is comprised of early-through late-stage investigational medicines across a range of disease areas targeting high unmet need. Sumitovant’s principal offices are located at 11-12 St. James’s Square, Suite 1, 3rd Floor, United Kingdom SW1Y 4LB and 151 W. 42nd Street, 15th Floor, New York, New York 10036. Sumitovant’s telephone number is 716-235-5983. SBI’s principal offices are located at 151 West 42nd Street 15th Floor, New York, NY 10036.

Directors and Executive Officers of Sumitovant

The names and material occupations, positions, offices, or employment during the past five years of the directors and executive officers of Sumitovant are set forth below. Each of Sumitovant’s directors and executive officers is a citizen of the United States, except Masayo Tada, Hiroshi Nomura, Shigeyuki Nishinaka, and Yuichiro Haruyama, who are citizens of Japan. Unless otherwise stated, none of Sumitovant or the listed persons, during the past five years, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws. Unless otherwise indicated, the address for each listed director or executive officer is c/o Sumitovant Biopharma Ltd., 11-12 St. James’s Square, Suite 1, 3rd Floor, United Kingdom SW1Y 4LB and c/o Sumitovant Biopharma, Inc., 51 W. 42nd Street, 15th Floor, New York, New York 10036 and the phone number for each listed director or executive officer is 716-235-5983.

Name	Position With Sumitovant	Current Business Address
Myrtle Potter	Director and Chief Executive Officer	Sumitovant Biopharma, Inc. 151 West 42nd Street 15th Floor, New York, NY 10036

Yuichiro Haruyama	Director	Sumitovant Biopharma, Inc. 151 West 42nd Street 15th Floor, New York, NY 10036

Masayo Tada	Director	Sumitomo Dainippon Pharma Co., Ltd. 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan

Hiroshl Nomura	Director	Sumitomo Dainippon Pharma Co., Ltd. 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan

Shigeyuki Nishinaka	Director	Sumitomo Dainippon Pharma Co., Ltd. 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan

Vivek Ramaswamy	Director	Roivant Sciences, Inc. 151 West 42nd Street 15th Floor, New York, NY 10036

Matthew Gline	Director	Roivant Sciences, Inc. 151 West 42nd Street 15th Floor, New York, NY 10036

Marianne L. Romeo	Officer, Head, Global Transactions & Risk Management	Sumitovant Biopharma Ltd. Clarendon House - 2 Church Street Hamilton HM 11 Bermuda

Myrtle Potter has served as a Director of Sumitovant and as a Director and Chief Executive Officer of SBI since December 2019. Ms. Potter has served as the chairperson of the board of directors of Urovant Sciences Ltd., a biopharmaceutical company, since August 2018 and Myovant Sciences Ltd., a biopharmaceutical company, since September 2018. Ms. Potter currently serves on the boards of directors of Liberty Mutual Holding Company Inc., a diversified global insurance company, and a number of Sumitovant’s privately held biopharmaceutical companies. Ms. Potter previously served as the Vant Operating Chair of Roivant Sciences, Inc., a biopharmaceutical company, from July 2018 until December 2019. The principal business address of SBI is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Urovant Sciences Ltd. is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Myovant Sciences Ltd. is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Liberty Mutual Holding Company Inc. is 175 Berkeley Street Boston, MA 02116. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036.

Yuichiro Haruyama has served as a Director of Sumitovant and as a Director of SBI since December 2019. Mr. Haruyama has served as the Executive Vice President, Finance & Corporate Strategy of SBI since January 2020. Mr. Haruyama has also served as a director on the boards of a number of Sumitovant’s privately held biopharmaceutical companies. He previously served as Senior Strategic Officer and Director, Global Corporate Strategy of Sumitomo Dainippon from January 2015 to January 2020. The principal business address of SBI is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Sumitomo Dainippon is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.

Masayo Tada has served as a Director of Sumitovant since December 2019 and as Chairman of the Board of Sumitomo Dainippon since April 2018. He was President and Chief Executive Officer of Sumitomo Dainippon from June 2008 to March 2018. He has served as a Representative Director on the Board since June 2008. The principal business address of Sumitovant is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Sumitomo Dainippon is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.

Hiroshi Nomura has served as a Director of Sumitovant since December 2019 and as Senior Executive Officer of Sumitomo Dainippon since April 2020 and supervises Global Corporate Strategy, Global Business Development, and International Business Management. He served as Executive Officer of Sumitomo Dainippon from April 2017 to March 2020 and as Senior Director, Global Business Development from April 2016 to March 2017. He served as Deputy Executive Director, Drug Research, and Senior Director, External Innovation of Sumitomo Dainippon from December 2014 to March 2016. The principal business address of Sumitomo Dainippon is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.

Shigeyuki Nishinaka has served as a Director of Sumitovant since December 2019 and as Senior Executive Officer of Sumitomo Dainippon since April 2020 and supervises Global Corporate Strategy, Global Business

Development, and International Business Management. He served as Executive Officer of Sumitomo Dainippon from April 2017 to March 2020 and as Senior Director, Global Business Development from April 2016 to March 2017. He served as Deputy Executive Director, Drug Research, and Senior Director, External Innovation of Sumitomo Dainippon from December 2014 to March 2016. The principal business address of Sumitomo Dainippon is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.

Vivek Ramaswamy has served as a Director of Sumitovant since December 2019. Mr. Ramaswamy is a director and founder of Roivant Sciences and has served as Chief Executive Officer of its subsidiary Roivant Sciences, Inc. since May 2014. The principal business address of Roivant Sciences is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street, 15th Floor, New York, NY 10036.

Matthew Gline has served as a Director of Sumitovant since December 2019. Mr. Gline has served as Chief Financial Officer of Roivant Sciences, Inc., a subsidiary of Roivant Sciences since September 2017. Mr. Gline previously served as Vice President at Goldman Sachs, Fixed Income Digital Structuring, from April 2014 to March 2016. The principal business address of Roivant Sciences is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Goldman Sachs is 200 West St, New York, NY 10282.

Marianne L. Romeo has served as an Officer, Head, Global Transactions & Risk Management, of Sumitovant since December 2019. She currently serves as an Officer of a number of Sumitovant’s privately held biopharmaceutical companies. Ms. Romeo has been an employee of Roivant Sciences since October 2014 serving as Head, Global Transactions & Risk Management. In this capacity, she is an agent of the board of Roivant Sciences as well as an officer of each of its subsidiary companies. Ms. Romeo has signatory and financial approval authority for the Roivant Sciences and subsidiary entities and oversees insurance placement for the family of companies. The principal business address of Roivant Sciences is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB.

Directors and Executive Officers of SBI

The names and material occupations, positions, offices, or employment during the past five years of SBI’s directors and executive officers are set forth below. Unless otherwise stated, none of the listed persons, during the past five years, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violations of such laws. Each of the directors and executive officers of SBI are citizens of the United States except for Yuichiro Haruyama, who is a citizen of Japan. Sam Azoulay is a dual-citizen of the United States and France. The current business address for each person listed is c/o Sumitovant Biopharma, Inc., 151 W. 42nd Street, 15th Floor, New York, NY 10036.

Name	Position With SBI
Myrtle Potter	Director; Chief Executive Officer

Yuichiro Haruyama	Director; Executive Vice President, Finance & Corporate Strategy

Sam Azoulay	Chief Medical Officer, Head of Research & Development

Adele Gulfo	Chief Business and Commercial Development Officer

Dan Rothman	Chief Information Officer

Bill McMahon	Chief Algorithmic Analytics Officer

Mi Yong Cho	Head of Human Resources

Tara Soni	Director; Head of Legal and Compliance

Myrtle Potter has served as a Director and Chief Executive Officer of SBI and as a Director of Sumitovant since December 2019. Ms. Potter previously served as the Vant Operating Chair of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from July 2018 until December 2019. Ms. Potter has served as the chairperson of the board of directors of Urovant Sciences Ltd., a biopharmaceutical company, since August 2018 and Myovant Sciences Ltd., a biopharmaceutical company, since September 2018. Ms. Potter currently serves as a director on the boards of a number of Sumitovant’s privately held biopharmaceutical companies. The principal business address of Sumitovant is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Urovant Sciences Ltd. is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Myovant Sciences Ltd. is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB.

Yuichiro Haruyama has served as a Director of SBI and Director of Sumitovant since December 2019. Mr. Haruyama has served as the Executive Vice President, Finance & Corporate Strategy of SBI since January 2020. Mr. Haruyama has also served as a director on the boards of a number of Sumitovant’s privately held biopharmaceutical companies. He previously served as Senior Strategic Officer and Director, Global Corporate Strategy of Sumitomo Dainippon from January 2015 to January 2020. The principal business address of Sumitovant is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Sumitomo Dainippon is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.

Salomon Azoulay has served as the Chief Medical Officer and Head of Research & Development of SBI since December 2019. Dr. Azoulay previously served as Chief Medical Officer of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from May 2018 to January 2020. He joined Roivant Sciences, Inc. from Pfizer, a multinational pharmaceutical company, where he served in various leadership roles from July 2001 to May 2018. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Pfizer is 235 East 42nd Street New York, NY 10017 US.

Adele Gulfo has served as Chief Business and Commercial Development Officer at SBI since December 2019. She has also served as interim Chief Commercial Officer for Myovant Sciences, Inc., a biopharmaceutical company, since May 2020. Previously, Ms. Gulfo served as Chief of Commercial Development at Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from May 2018 to December 2019. Prior to Roivant Sciences, Inc., Ms. Gulfo served as President and General Manager of Pfizer’s United States primary care business unit and President of Latin America, from November 2009 to January 2014. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Myovant Sciences, Ltd. is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Pfizer is 235 East 42nd Street New York, NY 10017 US.

Dan Rothman has served as Chief Information Officer of SBI since December 2019. Mr. Rothman currently serves as the Chief Digital Officer of Sumitomo Dainippon since December 2019 and as Chief Information Officer of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, since April 2017. From August 2008 to January 2017, Mr. Rothman was a Managing Director at Goldman Sachs Group, Inc., a multinational investment bank and financial services company. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. Sumitomo Dainippon is 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260, Japan. The principal business address of Goldman Sachs Group, Inc. is 200 West Street, New York City, New York 10282.

Bill McMahon has served as Chief Algorithmic Analytics Officer of SBI since December 2019. Mr. McMahon previously served as Vice President of Computational Research at Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from July 2016 to December 2019. From August 2009 to July 2016, Mr. McMahon was the manager and technical lead of the functional reliability team at GlobalFoundries Inc., a semiconductor foundry company. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of GlobalFoundries Inc. is 2600 Great America Way Santa Clara, CA 95054.

Mi Yong Cho has served as the Head of Human Resources at SBI since December 2019. Ms. Cho previously served as the Head of Human Resources at Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from August 2018 to December 2019. Prior to joining Roivant Sciences, Inc., Ms. Cho served in various Human Resources leadership roles at Two Sigma Investments, an investment management company, from June 2010 to August 2018. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Two Sigma Investments is 100 Avenue of the Americas 16th Floor, New York, NY, 10013.

Tara Soni has served as Director of SBI and Head of Legal and Compliance at SBI since December 2019. Ms. Soni previously served as a Partner on the Legal Team of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from July 2016 to December 2019 and as Assistant General Counsel to Perseus, a financial technology firm, from May 2012 to July 2016. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. Perseus was acquired by GTT Communications, Inc. on June 20, 2017. The principal business address of GTT Communications, Inc. is One Pennsylvania Plaza Suite 1005, New York, NY 10119.

Background of Merger Sub

Titan Ltd., which we refer to as merger sub, is a wholly owned subsidiary of Sumitovant, whose principal executive offices are located at 11-12 St. James’s Square, Suite 1, 3rd Floor, United Kingdom SW1Y 4LB and 151 W. 42nd Street, 15th Floor, New York, New York 10036. merger sub’s telephone number is 441-295-1422. Merger sub was formed solely for the purpose of facilitating Sumitovant’s acquisition of Urovant.

Directors and Executive Officers of Merger Sub

The names and material occupations, positions, offices or employment during the past five years of merger sub’s directors and executive officers are set forth below. Each of merger sub’s directors and executive officers is a citizen of the United States, except for Yuichiro Haruyama, who is a citizen of Japan. During the past five years, none of merger sub or any of its directors or executive officers has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise indicated, the address for each listed director or executive officer is c/o Sumitovant Biopharma Ltd., 11-12 St. James’s Square, Suite 1, 3rd Floor, United Kingdom SW1Y 4LB and c/o Sumitovant Biopharma, Inc., 51 W. 42nd Street, 15th Floor, New York, New York 10036 and the phone number for each listed director or executive officer is 716-253-5983.

Name	Position With Merger Sub
Myrtle Potter	Director

Yuichiro Haruyama	Director

Marianne L. Romeo	Head, Global Transactions & Risk Management

Myrtle Potter has served as a Director and Chief Executive Officer of SBI and as a Director of Sumitovant since December 2019. Ms. Potter previously served as the Vant Operating Chair of Roivant Sciences, Inc., a pharmaceutical development and healthcare technology company, from July 2018 until December 2019. Ms. Potter has served as the chairperson of the board of directors of Urovant Sciences Ltd., a biopharmaceutical company, since August 2018 and Myovant Sciences Ltd., a biopharmaceutical company, since September 2018. Ms. Potter currently serves as a director on the boards of a number of Sumitovant’s privately held biopharmaceutical companies. The principal business address of Sumitovant is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Roivant Sciences, Inc. is 151 West 42nd Street 15th Floor, New York, NY 10036. The principal business address of Urovant Sciences Ltd. is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Myovant Sciences Ltd. is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB.

Yuichiro Haruyama has served as a Director of SBI and Director of Sumitovant since December 2019. Mr. Haruyama has served as the Executive Vice President, Finance & Corporate Strategy of SBI since January 2020. Mr. Haruyama has also served as a director on the boards of a number of Sumitovant’s privately held biopharmaceutical companies. He previously served as Senior Strategic Officer and Director, Global Corporate Strategy of Sumitomo Dainippon from January 2015 to January 2020. The principal business address of Sumitovant is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB. The principal business address of Sumitomo Dainippon is 6-8, Doshomachi 2-Chome, Chuo-ku, Osaka 541-0045, Japan.

Marianne L. Romeo has served as an Officer, Head, Global Transactions & Risk Management, of Sumitovant since December 2019. She currently serves as an Officer of a number of Sumitovant’s privately held biopharmaceutical companies. Ms. Romeo has been an employee of Roivant Sciences since October 2014 serving as Head, Global Transactions & Risk Management. In this capacity, she is an agent of the board of Roivant Sciences as well as an officer of each of its subsidiary companies. Ms. Romeo has signatory and financial approval authority for the Roivant Sciences and subsidiary entities and oversees insurance placement for the family of companies. The principal business address of Roivant Sciences is 11-12, St. James’s Square, Suite 1, 3rd Floor London, United Kingdom SW1Y 4LB.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Urovant files annual, quarterly and current reports, information statements and other information with the SEC pursuant to the Exchange Act. Urovant’s SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov. Information about Urovant, including its filings, is also available on its website at www.urovant.com under investor relations. The information contained on or accessible through that website is not part of this proxy statement, other than the documents that Urovant files with the SEC that are incorporated by reference into this proxy statement.

Because the merger is a “going private” transaction, Urovant and members of the Sumitomo Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows Urovant to “incorporate by reference” into this proxy statement documents it files with the SEC. This means that Urovant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that Urovant files with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. Urovant incorporates by reference the documents listed below and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by Urovant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special general meeting (other than, in each case, the portions that are deemed to have been furnished and not filed with SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2020, filed June 19, 2020;

•

Quarterly Reports on Form 10-Q for the quarterly period ended June 30, 2020, filed August 13, 2020, for the quarterly period ended September 30, 2020, filed November 2, 2020, and for the quarterly period ended December 31, 2020, filed February 12, 2021;

•	Current Reports on Form 8-K, filed on April 6, 2020, May 27, 2020, May 28, 2020, June 18, 2020, September 23, 2020, October 7, 2020, November 13, 2020 and February 9, 2021; and

•	our definitive proxy statement on Schedule 14A for our 2020 annual meeting of shareholders filed with the SEC on July 27, 2020.

Urovant will amend the Schedule 13E-3 to incorporate by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special general meeting to the extent required to fulfill its obligations under the Exchange Act.

You may request copies of this proxy statement and any of the documents incorporated by reference herein, without charge, upon written or oral request to Urovant’s Investor Relations Department by mail at Attention: Investor Relations, 5281 California Avenue, Suite #100, Irvine, California 92617, or by telephone at (949) 769-2706.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated February 19, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders will not create any implication to the contrary.

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card(s), please contact Mackenzie Partners.

1407 Broadway – 27th Floor

New York, New York 10018

Call Collect: (212) 929-5500

Call Toll-Free: (800) 322-2884

Email: proxy@mackenziepartners.com

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

SUMITOVANT BIOPHARMA LTD.

TITAN LTD.,

UROVANT SCIENCES LTD.

and, solely with respect to Section 9.13,

SUMITOMO DAINIPPON PHARMA CO., LTD.

Dated as of November 12, 2020

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 12, 2020 (the “Agreement Date”), by among Urovant Sciences Ltd., a Bermuda exempted company limited by shares (the “Company”), Sumitovant Biopharma Ltd., a Bermuda exempted company limited by shares (“Parent”), Titan Ltd., a Bermuda exempted company limited by shares and a wholly owned Subsidiary of Parent (“Merger Sub”) and, solely with respect to Section 9.13 hereof, Sumitomo Dainippon Pharma Co., Ltd., a company organized under the laws of Japan (“Sumitomo”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Certain capitalized terms used in this Agreement are defined in Section 9.03.

RECITALS

WHEREAS, as of the Agreement Date, Parent owns beneficially and of record 22,963,263 Common Shares, representing approximately 72.4% of the total issued and outstanding Common Shares.

WHEREAS, the Company, Parent and Merger Sub desire to effect the Merger pursuant to the Bermuda Companies Act, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company;

WHEREAS, the Company has established the Special Committee and delegated to the Special Committee authority to, among other things, review, evaluate, negotiate, reject, recommend or not recommend any offer by Parent to acquire securities of the Company or any proposal by Parent with respect to a business combination transaction between the Company and Parent;

WHEREAS, the Special Committee has (i) determined that the Per Share Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act, (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company and its shareholders, (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, and (iv) subject to Section 5.03, recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, at the Company Shareholders Meeting;

WHEREAS, the Parent Board and the Merger Sub Board have each (i) determined that the Per Share Merger Consideration constitutes fair value for each Common Share and (ii) approved this Agreement and the Statutory Merger Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Statutory Merger Agreement and to consummate the Transactions;

WHEREAS, the Merger Sub Board has recommended adoption and approval of this Agreement and the Statutory Merger Agreement by Parent, as its sole shareholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Parent are entering into a voting and support agreement (the “Voting and Support Agreement”), pursuant to which Parent has agreed, among other things, to vote all of the Common Shares held by it in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement and the Transactions, including the Merger, at the Company Shareholders Meeting, on the terms and subject to the conditions set forth in the Voting and Support Agreement;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Sumitomo is entering into this Agreement solely to provide the guaranty, make the representations and agree to the covenants set forth in Section 9.13 in favor of the Company; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, and pursuant to Section 104H of the Companies Act 1981 of Bermuda, as amended (the “Bermuda Companies Act”), at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving company in the Merger (the “Surviving Company”).

Section 1.02 Closing. Subject to the provisions of Article VII, the closing (the “Closing”) of the Merger will take place at the offices of Jones Day, 3161 Michelson Drive, Irvine, California at 9:00 a.m., Pacific time, on a date to be specified by the Company and Parent, which will be no later than the fifth Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as may be agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, the Company, Parent and Merger Sub will (a) on the Closing Date, execute and deliver the Statutory Merger Agreement; (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the following documents required by Section 108(2) of the Bermuda Companies Act: (i) a certified copy of the resolutions of the Special Committee, board of directors of Merger Sub, and the shareholders or other authority, if any, of Merger Sub and the Company; (ii) a notice of the Merger containing the registered office address of the Surviving Company, the memorandum of association of the Surviving Company, and a statement confirming that the Surviving Company is to be registered as the Surviving Company pursuant to the Merger; (iii) a statutory declaration by an officer of each of Merger Sub and the Surviving Company that establishes to the satisfaction of the Registrar that there are reasonable grounds for believing that each merging company is, and the Surviving Company will be, able to pay its liabilities as they become due, that the realizable value of the Surviving Company’s assets will not be less than the aggregate of its liabilities and issued capital of all classes; and that either no creditor will be prejudiced by the Merger, or adequate notices have been given to any such creditor; and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger will become effective upon the issuance of the Certificate of Merger by the Registrar or such other time and date as may be set forth in the Certificate of Merger (the “Effective Time”). The Company, Parent, and Merger Sub agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date.

Section 1.04 Effects. The Merger will have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act. Without limiting the generality of the foregoing and subject thereto, at the

Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Company, and all debts, Liabilities and duties of the Company and Merger Sub will become the debts, Liabilities and duties of the Surviving Company.

Section 1.05 Memorandum of Association and Bye-laws. The memorandum of association of Merger Sub as in effect immediately prior to the Effective Time will, at the Effective Time, by virtue of the Merger and without any further action, become the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Company. The bye-laws of Merger Sub as in effect immediately prior to the Effective Time will, at the Effective Time, by virtue of the Merger and without any further action, become the bye-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub will be replaced by references to the name of the Surviving Company (in each case, subject to Section 6.04).

Section 1.06 Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time, together with any directors of the Company that Parent determines to appoint at the Effective Time (subject to the agreement of such Persons to serve as directors of the Surviving Company), will be the directors of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be. If at any time after the Effective Time, the Surviving Company determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such companies or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

EFFECT ON THE SHARE CAPITAL OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the common shares, par value $0.000037453 per share, of the Company (the “Common Shares”) or any of the common shares, par value $0.000037453 per share, of Merger Sub (the “Merger Sub Common Shares”):

(a) Cancellation of Shares. Each Common Share owned by the Company as a treasury share and each Common Share owned directly by any direct or indirect wholly owned Subsidiary of the Company, in each case as of immediately prior to the Effective Time (each an “Excluded Share”), will be cancelled, be no longer outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.

(b) Shares to Remain Outstanding and Become Shares of the Surviving Company. Each Common Share that is owned directly by Parent as of immediately prior to the Effective Time (each a “Parent Owned Share”) will remain outstanding and will constitute a common share of the Surviving Company. Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time will remain outstanding and will constitute a common share of the Surviving Company.

(c) Cancellation of Common Shares. Subject to Section 2.02 and Section 2.04, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares, which will be treated in accordance with Section 2.01(a), (ii) Parent Owned Shares, which will be treated in accordance with Section 2.01(b), and (iii) Dissenting Shares, which will be treated in accordance with Section 2.03), will be cancelled, be no longer outstanding, and will automatically cease to exist, and, each holder of a certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) and each holder of evidence in book-entry form that immediately prior to the Effective Time represented any such Common Shares (“Book-Entry Shares”), will cease to have any rights with respect thereto, except the right to receive $16.25 in cash, without interest, in respect of each such Common Share (the “Per Share Merger Consideration”).

(d) Adjustments. Notwithstanding the foregoing, if between the Agreement Date and the Effective Time, the outstanding Common Shares have been changed into a different number of shares or a different class, by reason of any issue, stock split, reverse stock split, subdivision, reclassification, recapitalization, consolidation or exchange of shares, or any similar event has occurred, then any number or amount contained herein that is based upon the number of Common Shares (including the Per Share Merger Consideration) will be appropriately adjusted to provide to the holders of Common Shares, Company Options, Company RSUs, SARs and Company Restricted Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.01(d) will be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.02 Exchange of Certificates; Payment Fund.

(a) Paying Agent. Prior to the Effective Time, Merger Sub will, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment and delivery of the aggregate amount of Per Share Merger Consideration payable pursuant to this Article II (the “Aggregate Merger Consideration”). On the Closing Date, Parent will cause Merger Sub to deposit with the Paying Agent for payment in accordance with this Article II through the Paying Agent, cash sufficient to pay the Aggregate Merger Consideration. All such cash deposited with the Paying Agent is hereinafter referred to as the “Payment Fund.”

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (but in any event within 5 Business Days thereafter), the Surviving Company will cause the Paying Agent to mail, or otherwise provide in the case of Book-Entry Shares, to each holder of record of Common Shares in respect of which the Per Share Merger Consideration is payable pursuant to Section 2.01(c) (i) a form of letter of transmittal in such form and containing such other provisions as Parent may reasonably designate and as are reasonably acceptable to the Company prior to the Effective Time (with the Company’s consent thereto not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”) and which specifies that delivery of such Common Shares will be effected and risk of loss and title will pass (A) with respect to such Common Shares evidenced by Certificates, only upon the proper delivery of the applicable Certificates and validly executed Letter of Transmittal to the Paying Agent (and such other documents as the Paying Agent may reasonably request) and (B) with respect to Book-Entry Shares, only upon proper delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), and (ii) instructions for effecting the surrender of Book-Entry Shares or Certificates in exchange for the applicable Per Share Merger Consideration payable in respect of the Common Shares represented thereby.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of Common Shares held as Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with such other documents as reasonably may be required by the Paying

Agent, the holder of such Certificate or Book-Entry Shares will be entitled to receive in exchange therefor the consideration payable in respect of the Common Shares previously represented thereby pursuant to Section 2.01. In the event of a transfer of ownership of a Certificate or Book-Entry Shares that has not been registered in the transfer records of the Company, any Per Share Merger Consideration payable in respect of the Common Shares previously represented thereby may be paid to the transferee or transferees if the Certificate or Book-Entry Share representing such prior Common Shares is presented to the Paying Agent (or, in the case of Book-Entry Shares, proper evidence of such transfer) accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable share transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Certificate and Book Entry Share, including any prior Common Shares represented thereby, will, at any time from and after the Effective Time, represent only the right to receive upon such surrender the consideration that the holder of such Certificate or Book Entry Share is entitled to receive from the Paying Agent or the Surviving Company in respect of the prior Common Shares represented thereby pursuant to this Section 2.02(c). No interest will be paid or accrued on the cash payable upon surrender of the Certificates or Book-Entry Shares.

(d) No Further Ownership Rights in Common Shares. The Per Share Merger Consideration when actually paid in accordance with the terms of this Article II in respect of each cancelled Common Share and each Company Share Award will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Common Share or Company Share Award, as applicable. From and after the Effective Time, there will be no further registration of transfers on the share transfer books of the Surviving Company of Common Shares or Company Share Awards that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates (or Book-Entry Shares) representing Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Common Shares, except as otherwise provided for in this Agreement (including Section 2.01(c)) or by applicable Law. If, after the Effective Time, any Certificates formerly representing Common Shares (or Common Shares held in book-entry form) are presented to Parent, the Surviving Company, or the Paying Agent for any reason, they will be cancelled as provided in this Article II, with the holder thereof entitled to receive the Per Share Merger Consideration payable in respect of the Common Shares represented thereby pursuant to Section 2.01 and, in the case of Dissenting Shares, subject to applicable Law.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or any other amounts received with respect thereto) that remains undistributed to the holders of Common Shares on the date that is 12 months after the Effective Time may, upon Parent’s request, be delivered to the Surviving Company (or its designee), and after any such delivery, any holder of a Common Share who has not theretofore complied with this Article II will thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar Laws) for payment of its claim for the Per Share Merger Consideration payable with respect thereto, without any interest thereon.

(f) No Liability. None of the Surviving Company, Parent, Merger Sub, or the Paying Agent will be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law. Any other provision of this Agreement notwithstanding, any portion of the Aggregate Merger Consideration to be paid in accordance with this Article II that remains undistributed to the holders of Certificates or Book-Entry Shares immediately prior to the date on which such portion of the Aggregate Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, will, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any person previously entitled thereto.

(g) Investment of Payment Fund. The Paying Agent will invest any cash in the Payment Fund if and as directed by Merger Sub or the Surviving Company. Any interest and other income resulting from such investments will be paid to, and be the property of, the Surviving Company. No investment losses resulting from any investment of the Payment Fund will diminish the rights of any of the Company’s shareholders to receive the portion of the Aggregate Merger Consideration payable to them. To the extent there are losses with respect to such investments or (subject to Section 2.02(e)) the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms of this Agreement, the Surviving Company will replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Company and the Paying Agent (without duplication) will be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Amounts so withheld and paid over to the appropriate taxing authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(i) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 2.02(e), the Surviving Company) will deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration deliverable in respect of each Common Share represented thereby, pursuant to this Agreement.

Section 2.03 Dissenter’s Rights.

(a) At the Effective Time, each Common Share held by a holder who, as of the Effective Time, (i) did not vote in favor of the Merger, (ii) complied with all of the provisions of the Bermuda Companies Act concerning the right of holders of Common Shares to require appraisal of their Common Shares pursuant to the Bermuda Companies Act, and (iii) did not fail to exercise such right or did not deliver an Appraisal Withdrawal (the “Dissenting Shares”), will automatically be cancelled and, unless otherwise required by applicable Law, the holder thereof will have the right to receive the Per Share Merger Consideration pursuant to and in accordance with Section 2.01 and Section 2.02, and any holder of a Dissenting Share will, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Per Share Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within 30 days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b) In the event that a holder (i) fails to exercise any right to appraisal within one month after the date the notice convening the Company Shareholders Meeting has been given, or (ii) effectively withdraws or otherwise waives any right to appraisal (each of the foregoing (i) or (ii), an “Appraisal Withdrawal”), such holder will have no other rights with respect to such Dissenting Shares other than as contemplated by Section 2.01 and Section 2.02.

(c) The Company will give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals and any other written instruments, notices, petitions or other communication received by the Company in connection with the foregoing and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company will not, without the prior written consent of Parent or as otherwise required by an order of a Governmental Entity of competent jurisdiction, voluntarily make any payment with respect to, negotiate with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or to timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act. Payment of any amount payable to holders of Dissenting Shares will be the obligation of the Surviving Company.

Section 2.04 Treatment of Company Share Awards and ESPP. Effective as of the immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder of a Company Share Award, or any other Person, the Company Share Awards then outstanding will be treated as provided in this Section 2.04.

(a) Payments in Respect of Company Options. Each then-outstanding and unexercised Company Option (whether vested or unvested) will be cancelled and the holder thereof will have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (A) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Common Share of such Company Option, multiplied by (B) the total number of Common Shares subject to such Company Option (the “Option Consideration”), it being understood that each unexercised Company Option, whether vested or unvested, with an exercise price equal to or greater than the Per Share Merger Consideration will be cancelled immediately prior to the Effective Time without consideration therefor.

(b) Payments in Respect of SARs. Each then outstanding and unexercised SAR (whether vested or unvested) will be cancelled and the holder thereof will have the right to receive an amount (subject to any applicable withholding Tax) in cash, without interest, equal to the product of (A) the excess, if any, of the Per Share Merger Consideration over the applicable strike price per Common Share of such SAR, multiplied by (B) the total number of Common Shares subject to such SAR (the “SAR Consideration”), it being understood that, each unexercised SAR, whether vested or unvested, with an exercise price equal to or greater than the Per Share Merger Consideration will be cancelled immediately prior to the Effective Time without consideration therefor.

(c) Payments in Respect of Company RSUs and Company Restricted Shares. Each then-outstanding Company RSU and Company Restricted Share (whether vested or unvested) that has not been settled in Common Shares prior to the Effective Time will be cancelled and the holder thereof will have the right to receive a single lump sum cash payment, without interest, equal to (A) the Per Share Merger Consideration, less (B) any applicable withholding for Taxes (the “Restricted Company Share Award Consideration”).

(d) Timing of Payments with Respect to Company Share Awards. The holder of a Company Share Award will receive in exchange therefor the Option Consideration, SAR Consideration, or Restricted Company Share Award Consideration, as applicable, pursuant to this Section 2.04 through the payroll of the Surviving Company (or an applicable Subsidiary thereof) on or as soon as practicable after the Closing Date, and not later than the next regular payroll payment date of the Surviving Company that occurs at least five Business Days after the Closing Date.

(e) No Further Rights in Company Share Awards; Company Share Plan Termination. With respect to the Company Share Plan, (i) each holder of a Company Option, Company RSU, Company Restricted Share, or SAR, will cease to have any rights with respect thereto, except the right to receive the Option Consideration, SAR Consideration, and Restricted Company Share Award Consideration, as applicable, payable at the time and in the manner set forth in Section 2.04(d) and (ii) as of immediately prior to the Effective Time, the Company Share Plan will terminate.

(f) Section 409A. Notwithstanding anything herein to the contrary, (i) with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be cancelled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a Tax or penalty under Section 409A of the Code, and (ii) in the event of any Company Share Award subject to Section 409A of the Code, the payment of the amount of cash with respect thereto will be delayed and paid in accordance with the timing requirements of the definitive grant agreement related to such award to the extent necessary to comply with Section 409A of the Code.

(g) ESPP. With respect to the ESPP, (i) no new offering period under the ESPP (an “Offering Period”) will be authorized or commenced following the Agreement Date; (ii) after the Agreement Date, no additional employee may elect to participate in the Offering Period that is in progress on the Agreement Date, and no current participant in such Offering Period may elect to increase his or her payroll deductions for such Offering Period from those in effect on the Agreement Date; (iii) the accumulated contributions of each ESPP participant under the ESPP will be used to exercise the ESPP Purchase Rights on the earlier of (x) the scheduled purchase date for such final Offering Period and (y) the date that is not less than three Business Days prior to the Effective Time (with any participant payroll deductions not applied to the purchase of shares returned to the participant); (iv) as of immediately prior to the Effective Time, the ESPP will terminate; and (v) except as provided in the foregoing (i) – (iv), the ESPP will continue to be operated in accordance with its terms and consistent with past practice.

(h) Company Actions. Promptly after the Agreement Date, the Company and the Company Board will take all actions necessary or appropriate under the Company Share Plan, Company Share Awards, the ESPP, and Law or as reasonably may be requested by Parent (including to amend the Company Share Plan or ESPP, and obtain any consents (other than consents from individual holders of Company Share Awards) and pass any resolutions as and when necessary), in order to effectuate the treatment of the Company Share Awards, ESPP and ESPP Purchase Rights as contemplated by this Section 2.04.

Section 2.05 Company Warrants. The Company agrees to comply with the notice provisions in the Company Warrants in connection with the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct (i) other than with respect to the representations set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.09 and Section 3.21, except as set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 and the Company’s Current Reports on Form 8-K publicly filed on or after June 19, 2020 and prior to the Agreement Date (the “Previously Filed Company SEC Documents”), in each case excluding any disclosures contained in any “risk factor” or “forward looking statements” sections of the Previously Filed Company SEC Documents or that otherwise comprise forward-looking statements, statements of risk, or are cautionary or predictive in nature, or (ii) except as set forth in the disclosure letter delivered by the Company to Parent at or before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”).

Section 3.01 Organization, Standing and Power. Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted and as planned as of the Agreement Date to be conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has Made Available accurate and complete copies of the Memorandum of Association of the Company in effect as of the Agreement Date (the “Company Memorandum of Association”) and the

amended and restated bye-laws of the Company in effect as of the Agreement Date (the “Company Bye-laws”), and the Company Memorandum of Association and the Company Bye-Laws as so Made Available have not been amended or otherwise modified.

Section 3.02 Company Subsidiaries.

(a) All of the outstanding share capital or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens.

(b) Except for the share capital and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any share capital or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any share capital or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 3.03 Capital Structure.

(a) The authorized share capital of the Company consists of 267,001,308 Common Shares, par value $0.000037453 per share. At the close of business on November 9, 2020 (the “Capitalization Time”), (i) 31,721,018 Common Shares were issued and outstanding (of which no shares consisted of Company Restricted Shares); (ii) no Common Shares were held in the Company’s treasury, (iii) 1,985,961 Common Shares were reserved and available for the grant of future awards pursuant to the Company Share Plan; (iv) 3,688,881 Common Shares were issuable upon the exercise of outstanding Company Options (assuming the vesting in full of such Company Options); (v) 845,732 Common Shares were issuable upon the exercise or settlement of outstanding SARs (assuming the vesting in full of such SARs); (vi) 1,885,942 Common Shares were issuable upon the vesting or settlement of outstanding Company RSUs; (vii) 99,777 Common Shares were issuable upon the exercise of the outstanding Company Warrants at an exercise price of $9.02 per Common Share; and (viii) the maximum number of Common Shares that may be issuable pursuant to the exercise of outstanding ESPP Purchase Rights for the Offering Period is 150,000 Common Shares.

(b) Except as set forth in Section 3.02(a) and Section 3.03(a), the Company Memorandum of Association, the Company Bye-laws and for such securities of any Company Subsidiary held by the Company or any of its other Subsidiaries, at the Capitalization Time, there are no issued, reserved for issuance or outstanding: (i) capital shares, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary, (ii) securities or Indebtedness issued by the Company or a Company Subsidiary that are convertible into or exchangeable for shares of capital stock, voting securities, voting Indebtedness, or ownership interests in the Company or any Company Subsidiary, (iii) warrants, calls, options or other rights to acquire from the Company or a Company Subsidiary, or other obligation of the Company or a Company Subsidiary to issue, any capital stock, voting securities, voting Indebtedness, or securities convertible into or exchangeable for capital stock, voting securities or voting Indebtedness of the Company or a Company Subsidiary, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company or any Company Subsidiary (the foregoing (i) – (iv), a “Company Equity Related Obligation”). Since the Capitalization Time, neither the Company nor any Company Subsidiary has issued any Common Shares or otherwise entered into any Company Equity Related Obligation, except as specifically permitted in Section 5.01(b).

(c) All outstanding Common Shares are, and, at the time of issuance, all Common Shares that may be issued upon the exercise, vesting or settlement of Company Share Awards, the exercise of ESPP Purchase Rights, and the exercise of the Company Warrants will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, Law or any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Bermuda Companies Act, the Company Memorandum of Association, the Company Bye-laws or any Contract to which the Company is a party or otherwise bound.

(d) Since the Capitalization Time, except for acquisitions or deemed acquisitions of Common Shares in connection with (i) the settlement of any cashless exercise of a Company Option or Company Warrant, or the withholding of Taxes in connection with the exercise, vesting or settlement of Company Share Awards, and (ii) forfeitures of Company Share Awards, neither the Company nor any Company Subsidiary has repurchased, redeemed or otherwise acquired any share capital or voting securities of, or other equity interests in, the Company (including Common Shares) or any Company Equity Related Obligation.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Transactions, subject to the receipt of the Company Shareholder Approval and the Minority Shareholder Approval.

(b) The Special Committee has been duly authorized and constituted and at a meeting duly called and held has unanimously (i) determined that the Per Share Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act; (ii) determined that the terms of this Agreement, the Statutory Merger Agreement, the Merger, and the other Transactions are fair to and in the best interests of the Company and its shareholders; (iii) approved and declared advisable the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions by the Company; and (iv) subject to Section 5.03, recommended that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Statutory Merger Agreement, the Merger and the other Transactions, at a duly held meeting of such holders for such purpose (the “Company Shareholders Meeting”).

(c) Except for any Adverse Recommendation Change made after the Agreement Date and in accordance with Section 5.03, the resolutions and determinations of the Special Committee referenced in this Section 3.04 have not been amended or withdrawn.

(d) Except for the Company Shareholder Approval and the Minority Shareholder Approval, no other corporate proceedings on the part of the Company, its Subsidiaries or its shareholders are necessary to authorize or adopt this Agreement and the Statutory Merger Agreement or to consummate the Transactions (except for executing and delivering the Statutory Merger Agreement and the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act).

(e) The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub (and by Sumitomo for purposes of Section 9.13), this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement and the Statutory Merger Agreement does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Memorandum of Association, the Company Bye-laws or the comparable charter or organizational documents of any Company Subsidiary (assuming that the Company

Shareholder Approval is obtained), (ii) assuming compliance with the matters referred to in Section 3.05(b), contravene, conflict with or result in a violation or breach of any Law (including any rule of NASDAQ) or Judgment, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), (iii) assuming compliance with the matters referred to in Section 3.05(b), require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under any provision of any Contract or any Permit of the Company or any of the Company Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (iii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) No Permit of or from any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement, its performance of its obligations hereunder or thereunder, or the consummation of the Merger and the other Transactions, other than (i) (A) the filing by the Company with the SEC of the Proxy Statement in preliminary and definitive forms and the Schedule 13E-3, and (B) such other compliance by the Company with, the Exchange Act and the Securities Act, and the rules and regulations thereunder; (ii) executing and delivering the Statutory Merger Agreement; (iii) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act; (iv) compliance with NASDAQ rules and regulations; and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Company SEC Documents; Controls.

(a) The Company has timely filed with or furnished to the SEC and Made Available to Parent (to the extent that full, complete and unredacted copies have not been published on the SEC’s EDGAR site), all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since March 31, 2018 (collectively, together with any documents filed during such period with the SEC by the Company on a voluntary basis on a Current Report on Form 8-K, and any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). The Company has Made Available to Parent true and complete copies of all comment letters from the staff of the SEC relating to the Company SEC Documents containing unresolved comments and all written responses of the Company thereto and, except as set forth therein, to the knowledge of the Company, no Company SEC Document is the subject of ongoing SEC review, comment or investigation and there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Document.

(b) Each Company SEC Document (i) at the time filed or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of NASDAQ, the Sarbanes-Oxley Act of 2002, as amended, the Exchange Act, and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or became effective in the case of registration statements or if amended or superseded by a filing or amendment prior to the Agreement Date, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Company Subsidiaries’ properties or assets. The Company’s employees have not identified or disclosed to the Company’s auditors or audit committee, and to the Company’s Knowledge the Company’s independent financial auditor has not identified (i) any significant deficiencies or material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize or report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. No material weakness exists with respect to the Company’s system of internal control over financial reporting that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC.

(d) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is not a party to, nor does it have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Documents.

(f) None of the Company Subsidiaries is, or has ever been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07 Financial Statements; No Undisclosed Liabilities.

(a) Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(b) There are no Liabilities of the Company or any of the Company Subsidiaries, other than: (i) Liabilities disclosed and reserved for on the Company Balance Sheet, (ii) Liabilities incurred after the Company Balance Sheet Date in the ordinary course of business consistent with past practice (excluding Liabilities arising out of any breach of or default under a Contract or violation of Law), (iii) obligations expressly contemplated by, and fees and expenses payable to the Company’s external Representatives for services rendered in connection with, this Agreement and the Transactions, (iv) Liabilities under Contracts of the Company or a Company Subsidiary existing as of the Agreement Date or entered into after the Agreement Date as permitted under Section 5.01 (excluding Liabilities arising out of any breach or default under such Contracts), and (v) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08 Information Supplied.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Schedule 14D-9 and the Schedule 13E-3 to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto (collectively, the “Company Disclosure Documents”), when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) Each Company Disclosure Document, at the time of the filing of such Company Disclosure Document or at the time of the filing of any amendment or supplement thereto and the time of such distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) No representation is made in this Section 3.08 with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent, Merger Sub or Sumitomo specifically for inclusion or incorporation by reference therein.

Section 3.09 Absence of Certain Changes or Events. From the Company Balance Sheet Date until the Agreement Date (a) except for discussions, negotiations and activities related to this Agreement, the business of the Company and the Company Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practices and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a breach of Section 5.01(a), Section 5.01(c), Section 5.01(d), Section 5.01(e), Section 5.01(f), Section 5.01(g), Section 5.01(j), Section 5.01(i), Section 5.01(k), Section 5.01(o), and Section 5.01(q).

Section 3.10 Compliance with Laws; Regulatory Matters.

(a) The Company and each of the Company Subsidiaries is, and since January 1, 2018 has been, in compliance with all Laws and the terms of its Permits, except for failures to comply or violations or alleged violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, each of the Company and the Company Subsidiaries and, to the Company’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting on their behalf are, and have been since January 1, 2018, acting or operated in material compliance with Health Care Laws, including in connection with the conduct of all Clinical Trials and pre-clinical and non-clinical studies conducted by or on behalf of the Company or any Company Subsidiary with respect to a Product Candidate.

(b) The Company and each Company Subsidiary holds all material Regulatory Permits required for their business as currently conducted. Each such Regulatory Permit is valid and in full force and effect and no such Regulatory Permits will be terminated or become terminable, or be impaired in any material respect, in whole or in part, as a result of the Transactions.

(c) From January 1, 2018, to the Agreement Date, none of the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, their respective CROs, CMOs or other service vendors or other Persons acting on their behalf, has (i) received any written notice from any Governmental Entity or other Person regarding any actual or alleged violation of, or failure to comply with any provision of, any Law applicable to, or material Permit (including any Regulatory Permit) held by, such entity or to its assets or properties, or received any FDA Form 483s, warning letters, untitled letters, written notice of potential enforcement proceedings or similar correspondence or written notice from any Governmental Entity, in each case, regarding any Clinical Trials, or any development or manufacturing of any Product Candidate, (ii) received any written notice of any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit (including any Regulatory Permit) held by such entity, or (iii) filed or otherwise provided any notice or communication to any Governmental Entity or other Person regarding any actual or alleged violation of, or failure to comply with any provision of any Law applicable to, or material Permit (including any Regulatory Permit) held by, such entity or to its assets or properties and, to the Company’s Knowledge, no such self-disclosure to any Governmental Entity is required. To the Company’s Knowledge, as of the Agreement Date neither the Company nor any Company Subsidiary is under investigation with respect to any violation of Law or the terms of its Permits. As of the Agreement Date, there is no (i) Judgment outstanding against or affecting the Company or any Company Subsidiary, (ii) Judgment outstanding that affects in any material respect the validity, use, or enforceability of any assets or properties, including Intellectual Property Rights of the Company or any Company Subsidiaries, or (iii) monitoring agreement, consent decree or other formal or informal agreements of the Company or any Company Subsidiary in effect with or imposed by any Governmental Entity concerning compliance with Health Care Laws, and no such agreement has been threatened against such Persons in writing.

(d) All Regulatory Documentation required to be maintained, filed, submitted, or furnished to a Governmental Entity by or on behalf of the Company or any Company Subsidiary has been so maintained, filed, submitted, or furnished in all material respects. All Regulatory Documentation and conclusions derived therefrom, utilized as the basis for, or submitted in connection with any Product Candidate, when submitted to the relevant Governmental Entity, were complete and correct in all material respects and did not omit any material information as of the date of submission. Any necessary or required updates, changes, corrections, or modifications to such Regulatory Documentation have been timely submitted to the relevant Governmental Entity.

(e) None of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any CRO, CMO, other Service Provider or other Person acting on its behalf has received notice from any Governmental Entity that (i) any Marketing Approval with respect to a Product Candidate will not or is likely not to be issued, or (ii) asserting in writing that any Regulatory Documentation provided to such Governmental Entity contains deficiencies (unless such deficiencies have been remedied in all material respects) or will not be accepted based on data integrity or other compliance concerns.

(f) None of the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any CRO, CMO, other Service Provider or other Person acting on its behalf has (i) made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any Governmental Entity to invoke a similar policy that may be applicable in another jurisdiction to the Company or any of the Company Subsidiaries. None of the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any CRO, CMO, other Service Provider, or other Person acting on its behalf is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Governmental Entity.

(g) None of the Clinical Trials conducted by or on behalf of the Company or any Company Subsidiary with regard to a Product Candidate is or has been (i) the subject of a clinical hold or (ii) terminated or suspended prior to completion for safety or non-compliance reasons. No Governmental Entity that has jurisdiction over any ongoing Clinical Trial conducted with regard to a Product Candidate has initiated or, to the Company’s Knowledge, threatened in writing to initiate any investigation or Action or to place a clinical hold order on, or otherwise terminate, materially delay or suspend, any such Clinical Trial, or to disqualify, restrict or debar any Investigator or other Person involved in any such Clinical Trial.

(h) All Regulatory Transfer Approvals have been duly received by or issued to the Company or a Company Subsidiary in connection with its acquisition or receipt of licensing rights to a Product Candidate in the relevant territory.

(i) None of the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any of their respective CROs, CMOs or other service vendors or other Persons acting on their behalf, employs or contracts with any Persons that are debarred pursuant to Section 306 of the FDCA or foreign equivalent, or that are disqualified pursuant to 21 C.F.R. Part 312.70 or foreign equivalent, or that have been debarred, excluded, or suspended from participation in any health care program. No Actions that could result in such a debarment, disqualification, or exclusion are pending or, to the Company’s Knowledge, threatened against any of the foregoing Persons.

(j) None of the Company nor any Company Subsidiary, nor to the Company’s Knowledge, any of their respective CROs, CMOs or service vendors, has received written notice (i) of any alleged material noncompliance, major or critical findings, as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of a Governmental Entity or other Person in connection with, related to, or affecting any Product Candidate or (ii) of any alleged falsification or fraudulent activity regarding any Regulatory Documentation generated or submitted to any Person in connection with, related to, or affecting any Product Candidate. Copies of any such audit, inspection, and corrective action material has been Made Available.

(k) From January 1, 2018 to the Agreement Date, there have been no Unexpected Adverse Events, investigator notices in writing, or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance or any other corrective action in relation to any Product Candidate (collectively, “Safety Notices”). There have been no material product complaints with respect to any Product Candidate, and there are no facts that would be reasonably likely to result in any of the following: (i) a material Safety Notice with respect to any Product Candidate, or (ii) a termination or suspension of testing (including Clinical Trials) of any Product Candidate.

(l) As of the Agreement Date, neither the Company nor any Company Subsidiary has received any written coverage or reimbursement decision or determination from any government payor.

(m) To the Company’s Knowledge, each Contract of the Company or any Company Subsidiary with an HCP (including for employment, consulting, speaking, authorship, advisory board services or otherwise) (i) complies with applicable Health Care Laws in all material respects; (ii) requires the performance of necessary services with a legitimate business purpose, (iii) provides compensation that is materially consistent with fair market value in an arms-length transaction and (iv) has been entered into only upon the HCP and the applicable counterparty making any required disclosures to and/ or receiving consent from, any applicable Governmental Entity and/or institution with which the HCP is affiliated (if any). Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or the Company Subsidiary party to such Contract with an HCP has documentation demonstrating the need for such services and the basis for the value of the compensation provided. Each of the Company and the Company Subsidiaries also has disclosed to customers, Governmental Entities or other entities, as applicable, option awards to HCPs or actual ownership of the Company by HCPs (if any). Each HCP has obtained any material patient consents in connection with such HCP’s provision of services to the Company or any Company Subsidiary.

(n) To the Company’s Knowledge, each HCP or other Person performing services on behalf of the Company or any Company Subsidiary (i) has at all relevant times obtained and maintained in good standing any Permits or professional licensure, accreditation, qualification and training required for such Person to provide the particular services in the applicable jurisdiction(s), (ii) has not had a Permit or professional license or accreditation suspended or revoked or otherwise restricted, and (iii) has not been and is not currently the subject of any disciplinary actions or investigations by any Governmental Entity. Each of the Company and the

Company Subsidiaries has provided or ensured the provision of all material cGCP and material protocol and project-specific training, as required by Health Care Laws.

(o) Each Contract of the Company or any Company Subsidiary with any Person for services related to the promotion or marketing of a Product Candidate, market access, or sales force assistance (i) complies with applicable Health Care Laws in all material respects; (ii) requires the performance of necessary services with a legitimate business purpose, and (iii) provides compensation that is materially consistent with fair market value in an arms-length transaction.

Section 3.11 Compliance with Anti-Bribery Laws.

(a) The Company and the Company Subsidiaries have been since January 1, 2018 and are in compliance in all material respects with all Anti-Bribery Laws. The Company and the Company Subsidiaries, and its and their respective directors, executive officers and, to the Knowledge of the Company, non-executive officers, employees and agents, have not, in violation of any applicable Law in any material respect, (i) paid, offered, promised, given or authorized, directly or indirectly, the payment of money or anything of value to a Government Official (or any other Person at a Government Official’s request or with a Government Official’s assent or acquiescence) intending to (A) influence a Government Official in his or her official capacity in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage, or in directing business to any third party on behalf of the Company or the Company Subsidiaries; (B) secure an improper advantage for the Company or the Company Subsidiaries; (C) induce a Government Official to use his or her influence to affect or influence any act, omission or decision of a Governmental Entity, in order to assist the Company or the Company Subsidiaries in obtaining or retaining business or a business advantage; or (D) provide an unlawful personal gain or benefit, of financial or other value, to a Government Official on behalf of the Company or the Company Subsidiaries; or otherwise (ii) made any bribe, payoff, influence payment, kickback, or other unlawful payment to any Person, regardless of the form, whether in money, property, or services, to obtain or retain business or a business advantage for the Company or the Company Subsidiaries or to secure any improper advantage for the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries has received written notice from any Governmental Entity that it is not in compliance with, or has not since January 1, 2018 complied with, any Anti-Bribery Law in any material respect.

(b) To the Knowledge of the Company: (i) no director, officer, or agent of the Company or of any Company Subsidiary is a Government Official; and (ii) none of the Company, any Company Subsidiary or any of their Service Providers has at any time been barred or disqualified from participating in any bid process run by a Governmental Entity based on actual or alleged failure to comply with Anti-Bribery Laws.

(c) The Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with the books and records requirements and internal controls requirements applicable to them under Anti-Bribery Laws, including the FCPA.

Section 3.12 Sanctions.

(a) To the Knowledge of the Company, the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Sanctions and export controls.

(b) To the Knowledge of the Company, there is no Action pending or, to the Knowledge of the Company, threatened in writing by or before any Governmental Entity with respect to any violation of any applicable Sanctions or export controls in any material respect by the Company or any Company Subsidiary.

(c) None of the Company, any Company Subsidiary, or, to the Knowledge of the Company, any director or officer of the Company or any Company Subsidiary, is a Sanctioned Person.

(d) The Company and the Company Subsidiaries have in place internal policies, procedures, and controls appropriately designed to comply with applicable Sanctions.

Section 3.13 Litigation. As of the Agreement Date, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or if adversely resolved would reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Taxes.

(a) Except for any Tax Return that includes Sumitomo and its Subsidiaries (other than the Company and the Company Subsidiaries), all material Tax Returns required by Law to be filed with any Governmental Entity by the Company or any of the Company Subsidiaries have been filed when due in accordance with Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of the Company Subsidiaries has paid all material Taxes due and payable by the Company and each of the Company Subsidiaries (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and the Company Subsidiaries ordinarily record items on their respective books (other than any such Taxes required to be paid by Parent or any of its Subsidiaries, other than the Company and the Company Subsidiaries).

(c) Neither the Company nor any of the Company Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.

(d) There is no ongoing, pending or, to the Company’s Knowledge, threatened Action against the Company or the Company Subsidiaries in respect of any material amount of Taxes, or material Tax assets, and there are no Tax assessments or deficiencies with respect to the Company or any of the Company Subsidiaries that have not been paid, settled or otherwise resolved in full. No claim in writing has been made by any Governmental Entity in a jurisdiction where the Company or a Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is subject to Tax in that jurisdiction, including that (i) the Company or any of the non-U.S. Company Subsidiaries that does not file a U.S. federal income tax return on the basis that it is not engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or is subject to U.S. federal income Tax as a result of being so engaged in a trade or business within the United States or (ii) the Company or any of the Company Subsidiaries that take the position on their Tax returns that they are not United Kingdom tax residents may have a permanent establishment in the United Kingdom.

(e) Neither the Company nor any of the Company Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code (or a similar provision of state or non-U.S. Law).

(f) The Company and each of the Company Subsidiaries have properly withheld, and paid over to the appropriate Governmental Entity, all material Taxes that each was required to withhold from any payment (including any dividend or interest payment) to any employee, independent contractor, creditor, stockholder, vendor or other Person. The Company and each Company Subsidiary have reported such withheld amounts to the appropriate Governmental Entity and to each such employee, independent contractor, creditor, shareholder, or any other third party, as required under applicable Law.

(g) Neither the Company nor any of the Company Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or a similar provision of state or non-U.S. Law).

(h) There are no Liens for Taxes on any of the assets of the Company or any of the Company Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group of which the Company was the common parent, or of which Sumitomo or Parent is or has been a member) or (ii) has any actual or potential liability for the Taxes of any Person (other than the Company, any of the Company Subsidiaries or any member of a group of which Sumitomo or Parent is or has been a member) under Treasury Regulations Section 1.1502-6 or any similar provision of Law, as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to Taxes).

(j) The Company and each Company Subsidiary have conducted all intercompany transactions in substantial compliance with the principles of, and documentation requirements pertaining to, Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any corresponding or similar provisions of state, local or non-U.S. Law).

(k) There is no pending request for any Tax ruling or similar determination by or before any Governmental Entity relating to Taxes of the Company or any of the Company Subsidiaries. There is no power of attorney currently in force that has been executed by or on behalf of the Company or any of the Company Subsidiaries with respect to any matter relating to Taxes.

(l) The Company and each of the Company Subsidiaries, as applicable, are in compliance with all Tax rulings obtained from any Governmental Entity.

Section 3.15 Employee Benefits.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all material Company Benefit Plans as of the Agreement Date.

(b) The Company has Made Available a true and complete copy of each material Company Benefit Plan in existence as of the Agreement Date (including all amendments and attachments thereto) and the following items related to each such Company Benefit Plan (in each case, to the extent applicable): (i) each trust agreement and insurance contract under each Company Benefit Plan; (ii) each summary plan description and summary of material modifications of such description; (iii) the most recently filed annual report on IRS Form 5500 for each such Company Benefit Plan; (iv) the most recently received IRS determination or opinion letter for each such Company Benefit Plan; (v) all filings made with any Governmental Entity since January 1, 2020, including any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program; and (vi) for each material Non-U.S. Benefit Plan, any applicable documents that are substantially comparable (taking into account differences in applicable Law and practices) to the documents required to be provided in clauses (ii) through (iv).

(c) Except as specifically provided for in this Agreement, as of the Agreement Date, neither the Company nor any of the Company Subsidiaries has any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by applicable Law, including ERISA and the Code. No Company Benefit Plan provides benefits to any individual who is not a current or former Service Provider (or the dependent or beneficiary thereof).

(d) None of the Company or any of its ERISA Affiliates maintains, sponsors, participates in, contributes to or is obligated to contribute to, or has in the past six years contributed to, participated in, maintained or sponsored, or been required to contribute to or participate in or incurred any material Liability with respect to: (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) an employee pension benefit plan, which is or has been subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (iv) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or a Company Subsidiary would reasonably be expected to incur any material Liability under Section 4063, Section 4064, Section 4069 or Section 4212(c) of ERISA or (v) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(e) Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) or similar state Law, neither the Company nor any Company Subsidiary, has any obligation to provide retiree or post-employment medical, dental, disability, hospitalization, life or similar benefits to any current or former Service Provider. With respect to any “group health plan” within the meaning of Section 5000(b)(1) of the Code, each of the Company and any Company Subsidiary has complied in all material respects with: (i) the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, and any similar state Law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder. No Company Benefit Plan that provides health insurance or medical coverage is self-funded or self-insured. No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(f) (i) Each Company Benefit Plan has been established, operated and administered in accordance with its terms and applicable Law (including ERISA and the Code), except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) there is no pending Action and, to the Knowledge of the Company, there is no Action threatened in writing with respect to any Company Benefit Plan (other than routine claims for benefits) and no fact or event exists that would reasonably be expected to give rise to any material Action, including any audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of such determination that could reasonably be expected to give the IRS grounds to revoke such determination; (iv) no non-exempt “prohibited transaction” (as defined in Sections 406 and 408 of ERISA or Section 4975 of the Code) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA have occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to any material Tax or penalty under Section 4975 of the Code or Section 502 of ERISA; and (iv) each Non-U.S. Benefit Plan, if intended to qualify for special Tax treatment, meets all applicable material requirements, and if required to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured in all material respects, based on reasonable actuarial assumptions.

(g) With respect to any insurance policy providing funding for benefits under any Company Benefit Plan, and, except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (i) there is no Liability in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such Liability if such insurance policy was terminated on the Agreement Date; and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Company’s Knowledge, no such proceedings with respect to any such insurer are imminent.

(h) Except as set forth in Section 3.15(h) of the Company Disclosure Letter or as provided in Section 2.04(a), (b) or (c) of this Agreement, neither the execution or delivery of this Agreement or the Statutory Merger Agreement nor the consummation of the Merger (alone or in combination with any other event) will (i) result in any payment becoming due under any Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits under any Company Benefit Plan or to any Governmental Entity in respect of any current or former Service Provider; (iv) result in the forgiveness in whole or in part of, or accelerate the repayment date of, any outstanding loans that exist under or as part of any Company Benefit Plan; (v) result in any breach or violation of, or a default under, any Company Benefit Plan; or (vi) result in any amounts payable or benefits provided to any such current or former director, officer or employee to fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code. Neither the Company nor any of the Company Subsidiaries has any obligation to gross-up, indemnify, or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including income Taxes, or Taxes incurred under Section 409A or 4999 of the Code. The Company has Made Available a list of all Contracts, arrangements and other instruments that would give rise to any of the obligations described in this Section 3.15(h).

(i) Section 3.15(i) of the Company Disclosure Letter sets forth, as of the Capitalization Time, an accurate and complete list of each outstanding Company Option, Company RSU, award of Company Restricted Shares, and SAR and, as applicable, (i) the employee number of each holder thereof, (ii) the date of grant, (iii) the vested portion of each such Company Option, Company RSU, award of Company Restricted Shares, and SAR, (iv) the vesting schedule of each such Company Option, Company RSU, award of Company Restricted Shares, and SAR, and, if applicable, settlement schedule of such awards, including any accelerated vesting provisions, and (v) the exercise or purchase price thereof, if applicable, and in the case of ESPP Purchase Rights, the fair market value as of the offer date of the offering period. Each grant of a Company Option, Company RSU, award of Company Restricted Shares, SAR, and ESPP Purchase Right was properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all material respects with Law, recorded on the Company’s financial statements in accordance with GAAP in all material respects consistently applied, and were validly issued, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of the grant. The exercise price of each Company Option and each SAR is not less than the fair market value of a Common Share on the date of grant of such Company Option or SAR, as applicable. Except for Company Options, Company RSUs, and Company Restricted Shares, and the SARs, there are no awards or rights outstanding under the Company Share Plan.

(j) With respect to each Company Share Award, such Company Share Award is evidenced by an award agreement, in the form or forms Made Available and listed on Section 3.15(a) of the Company Disclosure Letter, other than differences with respect to the number of shares covered thereby, the exercise price, regular vesting schedule and expiration dates applicable thereto and, except for such differences, no agreement related to any Company Share Award includes material terms that are inconsistent with, or in addition to, such forms.

(k) Neither the Company nor any of the Company Subsidiaries has any Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person.

Section 3.16 Labor Matters.

(a) Each of the Company and the Company Subsidiaries is and has been in compliance in all material respects with all Laws respecting employment and employment practices, harassment, discrimination, retaliation, terms and conditions of employment, immigration, workers’ compensation, overtime payment, disability rights or benefits, occupational safety, plant closings, compensation and benefits, wages and hours, proper classification of employees and independent contractors, hiring, promotions, terminations, layoffs, severance, privacy, leaves of absence, paid sick leave, unemployment insurance, child labor, whistleblowing, pension insurance, medical insurance, work-related-injury insurance, maternity insurance, and contributions to the public housing fund. There are no and since January 1, 2016 there have not been any material Actions pending or, to the Company’s Knowledge, threatened (i) against the Company or any Company Subsidiary involving any Service Provider or (ii) before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Entity and involving the Company or a Company Subsidiary. To the

Company’s Knowledge, as of the Agreement Date, no current Service Provider at the level of senior director or above has provided any written or oral notice, or otherwise made known, that he or she intends to terminate his or her employment with the Company or the Company Subsidiaries, nor does the Company or any Company Subsidiary have a present intention to terminate the employment thereof.

(b) The Company has Made Available a list that is accurate and complete as of the Agreement Date of all employees of the Company and its Subsidiaries, including each employee’s name, title or position, present annual or hourly compensation (including bonuses, commissions and deferred compensation), designation as exempt or nonexempt, accrued and unused paid vacation and other paid leave, years of service.

(c) As of the Agreement Date, neither the Company nor any of the Company Subsidiaries is or has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or works council agreement, and, to the Company’s Knowledge, since January 1, 2018, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit or works council relating to any Service Provider. As of the Agreement Date, there are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving Service Providers. Since January 1, 2018, there has not been and there is currently no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened in writing against or affecting the Company or any of the Company Subsidiaries.

(d) None of the Company or any Company Subsidiary is delinquent in any payments to any employee or in any material payments to any other Service Provider for any wages, salaries, commissions, bonuses, or other compensation for any services performed by a Service Provider to the Company or any Company Subsidiary or for any other amounts required to be reimbursed by the Company or any Company Subsidiary to any Service Provider (including vacation, sick leave, other paid time off or severance pay).

(e) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(f) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Service Provider is in violation of any employment agreement, non-disclosure, confidentiality agreement, or consulting agreement with the Company or a Company Subsidiary or, to the Company’s Knowledge, any non-competition agreement, non-solicitation agreement or any restrictive covenant with a former employer relating to the right of any such Service Provider to be employed by or provide services to the Company or a Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(g) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all current Service Providers who work in the United States are, and all former Service Providers who worked in the United States whose employment terminated, voluntarily or involuntarily, within the past five years were, legally authorized to work in the United States.

(h) To the Company’s Knowledge, none of the directors or officers of the Company or any Company Subsidiary have been (or have been notified that they may be) (i) convicted of (or entered a plea of nolo contendere to) a charge constituting a felony or a misdemeanor involving a crime of moral turpitude; or (ii) found by a Governmental Entity to have violated any securities, commodities, or unfair trade practices Law.

(i) Each of the Company and the Company Subsidiaries is and has been in material compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and all other applicable

Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local Government Officials, or any other Governmental Entity. Since January 1, 2020, none of the Company or the Company Subsidiaries have taken any action that resulted in the termination of employment of 50 or more employees or more than 10% of the employees in any country outside of the United States during any 90-day period.

Section 3.17 Contracts.

(a) As of the Agreement Date, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Filed Company Contract”) that has not been so filed.

(b) Section 3.17(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, an accurate and complete list of the following Contracts of the Company or any Company Subsidiary, and (other than any Filed Company Contract that has been filed with the SEC in unredacted form prior to the Agreement Date) the Company has Made Available accurate and complete copies of each such Contract:

(i) each Contract (A) that resulted in aggregate payments by the Company or the Company Subsidiaries in excess of $3,000,000 in the Company’s fiscal year ended March 31, 2020 or (B) under which the Company or any of its Subsidiaries is contractually obligated to make payments in excess of $10,000,000 in the aggregate after the Agreement Date;

(ii) any In-bound License, Third Party IP Contract or Out-bound License;

(iii) all material research and development Contracts, Clinical Trial agreements, clinical research agreements, manufacture or supply agreements, distribution agreements, or similar Contracts, in each case relating to a Product Candidate;

(iv) all leases, subleases, sub-subleases and licenses to which the Company or any Company Subsidiary is a party with respect to real property (“Real Estate Leases”);

(v) all leases of personal property involving annual payments in excess of $500,000;

(vi) any Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (1) the achievement of regulatory or commercial milestones or other similar contingent payments in excess of $3,000,000 or (2) payment of royalties or other amounts calculated based upon any revenues or income of the Company or a Company Subsidiary that cannot be terminated by the Company or a Company Subsidiary without penalty or further payment without more than 90 days’ notice;

(vii) any Contract relating to the disposition of any business or material assets other than the sale of products or services in the ordinary course of business (whether by merger, sale of stock, sale of assets or otherwise) by the Company or any of the Company Subsidiaries;

(viii) any Contract relating to the acquisition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise), other than purchases of supplies, inventory and equipment in the ordinary course of business consistent with past practice, that (A) the Company or any of its Subsidiaries has entered into since January 1, 2018 or (B) contains any outstanding non-competition, earn-out or other contingent payment obligations or any other outstanding material obligation of the Company or any of the Company Subsidiaries;

(ix) any Contract for a joint venture, partnership, strategic alliance or similar agreement or arrangement;

(x) each Contract pursuant to which any amount of Indebtedness of the Company or any of the Company Subsidiaries is outstanding or may be incurred by its terms, other than any such agreement solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(xi) any Contract granting a Lien (other than a Permitted Lien) over the property or assets of the Company or any of the Company Subsidiaries;

(xii) other than with Parent or any of its Affiliates, any stockholders’, investors rights’, registration rights or similar Contract that provides for voting obligations, registration rights, sale restrictions or transfer restrictions with respect to of any equity securities or voting interests in the Company or a Company Subsidiary, providing any Person with any preemptive right, right of participation, information right or similar right with respect to any equity securities or voting interests in the Company or a Company Subsidiary, or providing the Company or a Company Subsidiary with any right of first refusal with respect to, or right to repurchase or redeem, any equity securities or voting interests in the Company or a Company Subsidiary, other than, with respect to any right to repurchase or redeem equity securities in the Company, in connection with any Company Share Award issued under the Company Share Plan;

(xiii) any Contract (A) containing any provision or covenant that materially limits the freedom of the Company or any of the Company Subsidiaries to (x) sell any products or services of or to any other Person or in any geographic region, (y) engage in any line of business, or (z) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries other than Contracts containing customary provisions restricting solicitation of employees and agreements with recruiting agencies pursuant to which such agencies are granted the exclusive right to identify candidates for employment, (B) requiring the Company or a Company Subsidiary to deal exclusively with, or to purchase its total requirements of any product or service from, a third party or that contain “take or pay” provisions or that provide rights of first refusal, first offer or similar preferential rights to any supplier, distributor or contractor, or (C) containing a “most-favored-nation,” or best pricing or other similar term or provision; and

(xiv) each material Contract between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the Common Shares outstanding as of the Agreement Date (other than Parent, Sumitomo or any of their respective Affiliates) or (C) to the Knowledge of the Company, any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director, or beneficial owner) (other than Parent, Sumitomo or any of their respective Affiliates);

provided that the following Contracts will not be required to be listed on Section 3.17(b) of the Company Disclosure Letter, will not be required to made available to Parent pursuant to this Section 3.17(b), and will not be deemed a “Material Contract” for any purposes hereunder (whether or not a Filed Company Contract): (1) any Company Benefit Plan, or (2) any Contract between the Company, on the one hand, and one or more wholly owned Company Subsidiaries, on the other hand, or between one or more wholly owned Company Subsidiaries (any such Contract in clauses (1) or (2), an “Excluded Contract”). Each Contract described in this Section 3.17(b) and each Filed Company Contract, in each case, other than any Excluded Contract, is referred to herein as a “Material Contract.”

(c) Each Material Contract is (i) a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, and (ii) in full force and effect in all material respects, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the Agreement Date) or which is terminated in accordance with the terms thereof by any party thereto in the ordinary course of business consistent with past practice. None of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in material breach or material default under any such Material Contract and no event has occurred that gives any third party to a Material Contract the right to accelerate the maturity or performance of any Material Contract or the right to cancel, terminate or materially modify any Material Contract. To the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in material breach or material default thereunder (and neither the Company nor any Company Subsidiary has waived or failed to enforce any material rights or material benefits under any Material Contract).

Section 3.18 Properties.

(a) The Company and the Company Subsidiaries have good title to, or valid leasehold interests in, all tangible personal property and assets reflected on the Company Balance Sheet, or acquired or leased after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no such personal property or assets is subject to any Lien except Permitted Liens.

(b) None of the Company or any Company Subsidiary owns any real property.

(c) The Company or a Company Subsidiary, as applicable, has a valid leasehold interest in, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Real Estate Leases grant to the Company or a Company Subsidiary, as applicable, the exclusive right to use and occupy the Leased Real Property and none of the Company or any Company Subsidiary, as applicable, has entered into any Contract granting any Person (other than the Company or a Company Subsidiary) the right to occupy or use (or the option to exercise the right to occupy or use) all or any portion of such Leased Real Property. The Leased Real Property is (i) in good condition and repair in all material respects (subject to normal wear and tear), and (ii) is being maintained by the Company and the Company Subsidiaries, as applicable, in accordance with the applicable Real Estate Lease in all material respects.

Section 3.19 Intellectual Property.

(a) To the Company’s Knowledge, all Registered IP that is Owned IP or Registered IP exclusively licensed to the Company or any Company Subsidiary is valid, enforceable, subsisting and not abandoned or cancelled. No Action (other than routine examination proceedings with respect to pending applications) is pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary, in which the validity or ownership of any Registered IP owned or purported to be owned by, or exclusively licensed to, the Company or any Company Subsidiary is being contested or challenged.

(b) To the Company’s Knowledge, the Company or a Company Subsidiary is the sole and exclusive owner of any Registered IP that is Owned IP, in each case owned or purported to be owned by the Company or a Company Subsidiary, free and clear of all Liens (other than Permitted Liens and Out-bound Licenses). No Governmental Entity holds any ownership rights in, or has any claim of right to any ownership rights of, or other interest in any Owned IP. The Company has the legal power to convey to the Surviving Company all of its rights in all material Owned IP.

(c) To the Company’s Knowledge, each Service Provider who is involved in the creation of any Owned IP has signed an agreement containing an assignment of Intellectual Property Rights to the Company or a Company Subsidiary and confidentiality provisions protecting such Company IP and all other Company confidential and proprietary information, and there is no breach under any such agreement.

(d) To the Company’s Knowledge, each of the Company and the Company Subsidiaries have taken reasonable steps to maintain the confidentiality of all material Trade Secrets held by the Company or any Company Subsidiary.

(e) To the Company’s Knowledge, the operation of the Company and the Company Subsidiaries’ business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights owned or purported to be owned by any other Person. No Action is pending against the Company or any Company Subsidiary alleging infringement, misappropriation or other violation of any Intellectual Property Rights of another Person. To the Company’s Knowledge, since January 1, 2018, none of the Company or any Company Subsidiary has received any written notice alleging any infringement, misappropriation or other violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary (including any invitations to license).

(f) To the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating in any respect any material Company IP. No Action is pending or currently being threatened in writing by the Company or any Company Subsidiary alleging infringement, misappropriation, or other violation of any Company IP.

(g) To the Company’s Knowledge, each of the Company and the Company Subsidiaries owns or is licensed to use, or has the right to use, all material Registered IP necessary for the conduct of business substantially in the manner conducted. The Company IP includes all material Intellectual Property (except for Intellectual Property licensed pursuant to generally commercially available, off-the-shelf software programs) used or held for use in the operation of the Business, and, to the Company’s Knowledge there are no other items of Intellectual Property that are material to or necessary for the operation of the Business as currently conducted and as expected to be conducted after the Closing. The foregoing two sentences are not to be interpreted as a representation regarding infringement or misappropriation of any Intellectual Property Rights owned or purported to be owned by any other Person, which is dealt with exclusively in Section 3.19(d).

(h) Since October 31, 2019, the Company has not (i) sold, assigned, exclusively licensed, or granted any Lien (other than a Permitted Lien or Out-Bound License) in, to or under any material Company IP, or (ii) abandoned, disclaimed or dedicated to the public any material Registered IP that is Owned IP, including any failure to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to prosecute, maintain and protect its interest in such material Registered IP.

Section 3.20 Data Privacy and Cyber Security.

(a) The Company and the Company Subsidiaries, and to the Knowledge of the Company, each of the CROs, customers and other vendors/sub-contractors with which the Company and the Company Subsidiaries contracted, are, and since January 1, 2018 have been, in compliance in all material respects with all applicable Privacy Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2018 the Company and the Company Subsidiaries have not received any written notice from any Governmental Entity or any other Person regarding material noncompliance with any Privacy Laws.

(b) To the Knowledge of the Company, since January 1, 2018 there has been no material data security breach or other security incident, including any unauthorized access, disclosure, use, modification, corruption, loss, or theft of any of the databases, or computer equipment, systems or networks, in each case, of the Company and the Company Subsidiaries, and of the CROs (“Security Incident”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries comply with applicable Law, and with Contracts and written policies of the Company or any Company Subsidiary, in protecting against any unauthorized use, access, interruption, modification, or corruption, in material conformance with applicable Law, the confidentiality, integrity, and security of Personal Data in the possession or control of the Company, the Company Subsidiaries or third parties on behalf of the Company or Company Subsidiaries, the databases, servers, systems, sites, circuits, networks, and other computer and telecommunications assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) of the Company, the Company Subsidiaries or third parties on behalf of the Company or Company Subsidiaries.

(c) To the Knowledge of the Company, since January 1, 2018 no investigation, inquiry, complaint, or claim relating to Personal Data processed by the Company, the Company Subsidiaries, or CROs or to any Security Incident has been or is being made, reported or conducted by any patient, consumer, Governmental Entity, consumer advocacy group, industry or trade organization, privacy seal or certification program, privacy group, or member of media, in each case except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries have at all times implemented and maintained appropriate physical, administrative and technical measures to ensure the security of Personal Data.

Section 3.21 Anti-Takeover Provisions.

(a) Assuming the accuracy of the representation contained in Section 4.09, no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Statutory Merger Agreement, or the Merger.

(b) The Company is not party to a shareholder rights plan, “poison pill” or similar anti-takeover arrangement, or plan.

Section 3.22 Opinion of Financial Advisor. The Special Committee has received the opinion (the “Fairness Opinion”) of Lazard Frères & Co. LLC (“Lazard”), (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Per Share Merger Consideration to be received by the holders of Common Shares (other than Parent and holders of Dissenting Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders, and such opinion has not been withdrawn or modified. The Company will make available to Parent a signed copy of such opinion for informational purposes as soon as possible following the Agreement Date.

Section 3.23 No Brokers. Except for Lazard, whose fees will be paid by the Company, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. As soon as possible following the Agreement Date, the Company will make available true and complete copies of all Contracts and arrangements with respect to the engagement of Lazard related to the Merger and the other Transactions.

Section 3.24 Insurance. The Company and the Company Subsidiaries maintain insurance coverage in such amounts and covering such risks as are in accordance in all material respects with normal industry practice for companies of similar size and stage of development, and as is sufficient to comply with applicable Law and Contracts of the Company and the Company Subsidiaries. To the Company’s Knowledge, all such insurance policies are in full force and effect, no notice of cancellation or material modification has been received (other than a notice in connection with ordinary renewals), and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no material claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information), the Company acknowledges that (x) none of Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with the Transactions, and the Company is not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement and (y) no Person has been authorized by Parent, the Parent Subsidiaries (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty will not be relied upon by the Company as having been authorized by such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct.

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Transactions and to perform each of its obligations hereunder. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver the Statutory Merger Agreement, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The Parent Board has duly adopted resolutions (a) determining that the Per Share Merger Consideration constitutes fair value for each Common Share; (b) approving the execution, delivery and performance of this Agreement and the Statutory Merger Agreement by Parent; and (c) determining that entering into this Agreement and the Statutory Merger Agreement is in the best interests of Parent and its shareholders. As of the Agreement Date, such resolutions have not been amended or withdrawn. The Merger Sub Board has adopted resolutions (a) determining that the Per Share Merger Consideration constitutes fair value for each Common Share in accordance with the Bermuda Companies Act; (b) approving the execution, delivery and performance of this Agreement and the Statutory Merger Agreement by Merger Sub; (c) determining that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of Merger Sub and of Parent, as its sole shareholder; (d) declaring this Agreement and the Statutory Merger Agreement advisable; and (e) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and the Statutory Merger Agreement and directing that this Agreement and the Statutory Merger Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. Parent, as sole shareholder of Merger Sub, has committed to adopt and approve this Agreement, the Statutory Merger Agreement immediately after the Parties’ execution and delivery hereof. Except for corporate approvals already obtained and Parent’s foregoing approval as sole shareholder of Merger Sub, no other corporate proceedings (including, for the avoidance of doubt, any shareholder approval) on the part of Parent, Merger Sub or their respective Affiliates are necessary to authorize, adopt or approve, as applicable, this Agreement or the Statutory Merger Agreement or to consummate the Transactions (except for executing and delivering the Statutory Merger Agreement, the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act and the filing of the Schedule 13E-3 with the SEC). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03 No Conflicts; Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement and the Statutory Merger Agreement does not, and the performance by it of its obligations hereunder and thereunder and the consummation of the Merger and the other Transactions will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Memorandum of Association or Bye-laws of Parent or Merger Sub; (ii) assuming compliance with the matters referred to in Section 4.03(b), contravene, conflict with or result in a violation or breach of any Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets; (iii) assuming compliance with the matters referred to in Section 4.03(b), require any payment to or consent or other action by, or notice to, any Person under, constitute a breach or default (or constitute an event that, with or without notice or lapse of time or both, would constitute a breach or default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract or any Permit of Parent or Merger Sub; or (iv) result in the creation or imposition of any Lien on any asset of the Parent or Merger Sub, with only such exceptions, in the case of each of clauses (iii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) No Permit of or from (including any consent, approval, order or authorization of, or registration, declaration or filing made to or with) any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Statutory Merger Agreement, its performance of its obligations hereunder or thereunder, or the consummation of the Merger and the other Transactions, other than (i) (A) the filing by Parent and Merger Sub of the Schedule 13E-3, and (B) such other compliance as is required by Parent and Merger Sub with the Exchange Act, the Securities Act, and the rules and regulations thereunder; (ii) executing and delivering the Statutory Merger Agreement; (iii) the filing of the Merger Application with the Registrar pursuant to the Bermuda Companies Act; and (iv) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent, Merger Sub or any of their respective Affiliates in writing specifically for inclusion or incorporation by reference in the Schedule 13E-3 (or any amendment thereof or supplement thereto) will, at the date it is first filed with the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent, Merger Sub or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion or incorporation by reference therein.

Section 4.05 Compliance with Laws. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of formation of Parent the business of Parent and the Parent Subsidiaries has been conducted in accordance with Law.

Section 4.06 Litigation. At the Agreement Date, there is no Action pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity involving Parent, Merger Sub or any of their respective Affiliates that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.07 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citibank N.A., the fees and expenses of which will be paid by Parent or Sumitomo, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Sumitomo, Parent or Merger Sub.

Section 4.08 Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations, other than the execution of this Agreement, the performance of its obligations hereunder, and matters ancillary thereto.

Section 4.09 Ownership of Common Shares. As of the Agreement Date Parent owns 22,963,263 Common Shares. Other than such Common Shares none of Sumitomo, Parent, or any of the Parent Subsidiaries (including Merger Sub but excluding the Company and the Company Subsidiaries) owns or will prior to the Closing Date own, any share capital of the Company or have any rights to acquire any share capital of the Company (except pursuant to this Agreement). Other than the Voting and Support Agreement and that certain Investor Rights Agreement, dated as of December 27, 2019 (the “IRA”), by and among the Company, Parent and Sumitomo, there are no (a) voting trusts or other agreements, arrangements or understandings to which Sumitomo, Parent, or their Affiliates is a party with respect to the voting of the Common Shares, or (b) agreements, arrangements or understandings to which Sumitomo, Parent, or any of their Affiliates is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the Common Shares.

Section 4.10 Available Funds. Parent’s and Merger Sub’s obligations under this Agreement are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other Transactions. Parent and Merger Sub, together with Sumitomo, have, as of the Agreement date, and Parent will cause Merger Sub to have, on or before the Closing Date, access to immediately available funds sufficient to enable Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including the payment of the Aggregate Merger Consideration.

Section 4.11 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Merger Sub is Solvent as of the date of this Agreement, and each of Parent and, to Parent’s Knowledge, the Surviving Company will, after giving effect to all of the Transactions, including the payment of the Aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be Solvent at and immediately after the Effective Time. As used in this Section 4.11, the term “Solvent” means, with respect to a Person and a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of such Person, on a consolidated basis with its Subsidiaries as of such date, will exceed their debts and probable liabilities, (b) such Person, (on a consolidated basis with its Subsidiaries has not incurred and does not believe that it will incur, debts or liabilities beyond its ability to pay such debts or liabilities as such debts mature or become probable, and (c) such Person, on a consolidated basis with its Subsidiaries, does not have an unreasonably small amount of capital and liquidity for the conduct of its business.

Section 4.12 Certain Arrangements. As of the Agreement Date, there are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any director (other than directors of the Company appointed by Parent or its Affiliates), officer or employee of the Company or any of the Company Subsidiaries, on the other hand, or (b) between Parent, Merger Sub or any of their Affiliates pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or pursuant to which any shareholder of the

Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal (other than the Voting and Support Agreement).

Section 4.13 No Other Representations or Warranties. Except for the representations and warranties contained in Article III (including the Company Disclosure Letter) or in the certificate delivered by the Company to Parent and Merger Sub pursuant to Section 7.03(d) (and notwithstanding the delivery or disclosure to Parent, Merger Sub or their respective Representatives of any documentation, projections, estimates, budgets, forecasts, plans or other information), each of Parent and Merger Sub acknowledges that (x) none of the Company, any Company Subsidiary or any other Person acting on behalf of the Company or a Company Subsidiary makes, or has made, any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Parent and Merger Sub are not relying on any representation, warranty or other information of any Person except for those representations or warranties expressly set forth in this Agreement, (y) no Person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty, express or implied, relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty will not be relied upon by Parent or Merger Sub as having been authorized by such entity and (z) any estimate, projection, prediction, data, financial information, memorandum, presentation, budget, forecast or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management are not and will not be deemed to be or include representations or warranties.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business by the Company. Except (i) as expressly set forth in Section 5.01 of the Company Disclosure Letter; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law or by the terms of any Contracts in effect as of the Agreement Date; (iv) as the Company may determine to be reasonably necessary or appropriate in connection with any COVID-19 Measures or (v) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), from the Agreement Date to the Effective Time, the Company will, and will cause each Company Subsidiary to, conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice in all material respects and in compliance with Law. In addition, and without limiting the generality of the foregoing, except (i) as expressly set forth in the subsection of the Company Disclosure Letter corresponding to this Section 5.01; (ii) as expressly permitted, contemplated or required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), from the Agreement Date to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.01, the Company will not, and will not cause or permit any Company Subsidiary to, directly or indirectly, whether by merger, consolidation or otherwise, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its share capital, other equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent; (ii) split, combine, subdivide or reclassify any of its share capital, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for share capital or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its share capital, other equity interests or voting securities, other than as specifically permitted by Section 5.01(b); or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for share capital or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such share capital, securities or interests, except in the case of this clause (iii) for acquisitions, or deemed acquisitions, of Common Shares in connection with (A) the settlement of any cashless exercise of a Company Option or Company Warrant, or the withholding of Taxes in connection with the exercise, vesting or settlement of Company Share Awards and (B) forfeitures of Company Share Awards;

(b) except for transactions among the Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws), or amend the terms of (i) any share capital or voting securities of, or other equity interests in, the Company (including Common Shares) or any Company Subsidiary, other than the issuance of Common Shares (A) upon the exercise, vesting or settlement of Company Share Awards outstanding at the Capitalization Time in accordance with their terms as of the Capitalization Time, or (B) pursuant to the exercise of ESPP Purchase Rights in accordance with Section 2.04(g); or (ii) any Company Equity Related Obligation;

(c) amend the Company Memorandum of Association or the Company Bye-laws or the charter or organizational documents of any Company Subsidiary, except as may be required by Law or the rules and regulations of the SEC or the NASDAQ;

(d) make or adopt any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law (or authoritative interpretations thereof) as agreed to by the Company’s independent public accountants;

(e) directly or indirectly acquire or agree to acquire in any transaction any material equity interest in or material business of any Person or material division thereof or any material properties or assets, except (i) acquisitions of equipment, services and supplies in the ordinary course of business; (ii) acquisitions pursuant to Contracts in existence on the Agreement Date; or (iii) acquisitions with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(f) except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(g), sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than (i) pursuant to Contracts of the Company or the Company Subsidiaries in existence on the Agreement Date; or (ii) in an amount not to exceed $1,000,000 in the aggregate;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company or (ii) advances to its employees in respect of travel or other related business expenses, in each case in the ordinary course of business consistent with past practice; or (iv) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h) incur or otherwise become Liable for any additional Indebtedness, except for (i) the incurrence of additional Indebtedness in an amount not to exceed $1,000,000 in the aggregate; (ii) Indebtedness in replacement of or to refinance at any time existing Indebtedness; but only if the consummation of the Transactions will not conflict with, or result in any violation of or default under, such replacement Indebtedness; (iii) Indebtedness under the Loan Agreement, dated as of December 27, 2019, by and between the Company and Sumitomo; or (iv) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(i) pay, discharge, compromise, settle or satisfy (or cause any insurer to pay, discharge, compromise, settle or satisfy), or offer to pay, discharge, compromise, settle or satisfy (i) any Action brought by or on behalf of a holder of Common Shares against the Company, any Company Subsidiary, or any of their officers or directors (whether relating to this Agreement or otherwise), or (ii) any other Action in an amount equal to or greater than $1,000,000 individually or $2,000,000 in the aggregate;

(j) abandon, assign, exclusively license or grant any material right or other licenses to any Person to any material Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than pursuant to clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice;

(k) (i) make, change or revoke any material Tax election; (ii) file any amended material Tax Return; (iii) make any change to any Tax accounting method; (iv) enter into any closing agreement regarding any material Tax Liability or assessment; (v) enter into any Tax sharing, Tax allocation or Tax indemnification agreement or other similar agreement (other than written Contracts not primarily relating to Taxes that are entered into in the ordinary course of business consistent with past practice and that are not material in the aggregate); (vi) settle or resolve any controversy that relates to a material amount of Taxes; (vii) consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment; or (viii) surrender any right to claim a material Tax refund;

(l) except as required by Law, the terms of a Company Benefit Plan in effect on the Agreement Date or Section 5.01(l) of the Company Disclosure Letter (i) grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement); (ii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement); (iii) establish, adopt or amend, or otherwise increase benefits payable under any Company Benefit Plan or collective bargaining agreement; (iv) increase compensation, bonus or other benefits payable; (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code; (vi) take any action to accelerate the vesting or time of payment of any compensation or benefit under any Company Benefit Plan; (vii) hire any employees; or (viii) terminate the employment of any employees other than for cause or performance-related reasons;

(m) make or authorize capital expenditures except (i) as set forth in Section 5.01(m) of the Company Disclosure Letter, (ii) in the ordinary course of business; or (iii) to the extent required under Contracts of the Company or a Company Subsidiary in effect on the Agreement Date;

(n) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization for the Company or any Company Subsidiary (excluding any internal reorganization of wholly owned Company Subsidiaries);

(o) (i) enter into (including by amendment of any Contract such that such Contract becomes a Material Contract), amend, modify in any material respect or renew (A) any Material Contract that is a Material Contract as a result of Section 3.17(b)(vii), Section 3.17(b)(xii), Section 3.17(b)(xiii), or Section 3.17(b)(xiv), or (B) any Material Contract not covered by the foregoing clause (A), other than in the ordinary course of business and subject to the operating budget approved by the Company Board; (ii) waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract; or (iii) voluntarily accelerate, terminate or cancel, or fail to exercise a renewal option for, any Material Contract;

(p) enter into, modify, amend or terminate any Contract or waive, release, assign or fail to exercise or pursue any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released, assigned, or not exercised or pursued would reasonably be expected to (A) adversely affect in any material respect the Company and the Company Subsidiaries taken as a whole; (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement; or (C) prevent or materially delay the consummation of the Transactions;

(q) employ (or, to the Company’s Knowledge, use any contractor or consultant that employs) any Person: (A) debarred by the FDA, or excluded from participation in government programs (or subject to any similar sanction of any other applicable Governmental Entity), (B) who is the subject of an FDA debarment investigation or Action (or similar Action of any other applicable Governmental Entity) or (C) has been charged with or convicted under United States Law for conduct relating to the development or approval, or otherwise relating to the regulation of any product under the Generic Drug Enforcement Act of 1992 (or any counterpart of similar Law of any other Governmental Entity); or

(r) agree to take any of the foregoing actions in clauses (a) through (q) above.

Section 5.02 No Control. Nothing contained in this Agreement will give Parent, Merger Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or the Company Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct Parent’s or its Affiliates’ operations prior to the Effective Time.

Section 5.03 No Solicitation by the Company; Company Recommendation.

(a) From the Agreement Date until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except as explicitly permitted by Section 5.03(c) and Section 5.03(d), the Company will not, and will cause each of the Company Subsidiaries to not, and will instruct the Representatives of the Company and the Company Subsidiaries to not, and to not publicly announce any intention to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Alternative Proposal (an “Inquiry”) (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 5.03 (such as answering unsolicited phone calls) will not be deemed to “facilitate” for purposes of, or otherwise constitute a violation of, this Section 5.03); (ii) furnish or cause to be furnished to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any non-public information with respect to any Inquiries or the making of any proposal that constitutes, or would be reasonably expected to result in, an Alternative Proposal; (iii) enter into, continue or maintain discussions or negotiations with any Person (other than Parent, Merger Sub and their respective Affiliates) with respect to an Inquiry or an Alternative Proposal (other than informing Persons of the provisions set forth in this Section 5.03 or contacting any Person making an Alternative Proposal to ascertain facts or clarify terms and conditions of such Alternative Proposal for the sole purpose of the Special Committee reasonably informing itself about such Alternative Proposal); (iv) approve, agree to, accept, endorse or recommend any Alternative Proposal; (v) submit to a vote of its shareholders any Alternative Proposal; (vi) effect any Adverse Recommendation Change; provided, that, subject to compliance by the Company with the terms of this Section 6.03, neither the (1) the determination by the Special Committee in accordance with Section 5.03(d) that an Alternative Proposal constitutes a Superior Proposal, or (2) the delivery by the Company of the notice required by Section 5.03(d) shall in and of themselves constitute an Adverse Recommendation Change); or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument providing for an Alternative Proposal. The Company will, and will cause the Company Subsidiaries to, and will instruct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party and its Representatives with respect to any Alternative Proposal and will use its reasonable best efforts to cause any such third party (together with its Representatives) that has executed a confidentiality agreement in connection with any Alternative Proposal, within the 12-month period prior to the Agreement Date, and that is in possession of confidential information heretofore furnished by or on behalf of the Company or any of the Company Subsidiaries in connection with the consideration of an

Alternative Proposal (and all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze that information) to return or destroy all such information as promptly as practicable. It is agreed that any violation of the restrictions on the Company set forth in this Section 5.03 by any Representative of the Company or any of the Company Subsidiaries will constitute a breach of this Section 5.03 by the Company.

(b) Notwithstanding anything to the contrary in Section 5.03(a), if the Company or any of the Company Subsidiaries or any of its or their respective Representatives (including members of the Special Committee) receives a bona fide Alternative Proposal by any Person or Group at any time prior to the Company Shareholders Meeting, and provided there has been no material breach of Section 5.03(a) that resulted in such Alternative Proposal, the Company and its Representatives may, prior to the Company Shareholders Meeting, take the actions set forth in subsections (i) and/or (ii) of this Section 5.03(b) if the Special Committee has determined, in its good faith judgment (after consultation with its financial advisor and outside legal counsel), that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would reasonably be likely to constitute a breach of the directors’ fiduciary duties under applicable Law: (i) furnish or cause to be furnished non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person or Group and its Representatives that made such Alternative Proposal, pursuant to an executed (and the Company and/or Company Subsidiaries may enter into a) customary confidentiality agreement that does not prohibit compliance by the Company with any of the provisions of this Agreement (it being understood that the Company shall not be required to include any “standstill” provision in such confidentiality agreement), including this Section 5.03; and (ii) enter into, engage in and continue thereafter (so long as such Alternative Proposal remains reasonably likely to lead to a Superior Proposal) discussions or negotiations with the Person or Group and its Representatives that made such Alternative Proposal with respect to such Alternative Proposal.

(c) Reasonably promptly (but in no event more than 48 hours) following receipt (to the Knowledge of the Company) of any Alternative Proposal or any Inquiry, the Company will advise Parent in writing of the receipt of such Alternative Proposal or Inquiry, and the material terms and conditions of such Alternative Proposal or Inquiry (including, in each case, the identity of the Person or Group making any such Alternative Proposal or Inquiry), and the Company will as reasonably promptly as practicable provide to Parent (i) a copy of such Alternative Proposal or Inquiry, if in writing; or (ii) a summary of the material terms of such Alternative Proposal or Inquiry, if oral. The Company agrees that it will promptly provide to Parent any non-public information concerning the Company or any of the Company Subsidiaries that it provides to any other Person or Group in connection with any such Alternative Proposal that has not previously been provided to Parent. In addition, the Company will keep Parent reasonably informed on a reasonably prompt basis of any material developments regarding the Alternative Proposal or any material change to the terms or status of the Alternative Proposal or Inquiry.

(d) Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Special Committee may (i) in the case of an Intervening Event or if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.03(d)), and provided there has been no material breach of Section 5.03(a) that resulted in such Superior Proposal, cause the Company to effect an Adverse Recommendation Change, and/or (ii) if the Company has received a Superior Proposal (after taking into account the terms of any revised offer by Parent pursuant to this Section 5.03(d)), cause the Company to terminate this Agreement pursuant to Section 8.01(d) to enter into a definitive written agreement providing for such Superior Proposal simultaneously with the termination of this Agreement, in the case of clauses (i) and (ii), if the Special Committee has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to constitute a breach of the directors’ fiduciary duties under applicable Law; provided that the Special Committee may not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement pursuant to Section 8.01(d), unless:

(i) the Company has provided prior written notice to Parent at least five Business Days in advance (the “Notice Period”) of taking such action, which notice will advise Parent of the circumstances giving rise to the Adverse Recommendation Change, and, in the case of a Superior Proposal, that the Special Committee has received a Superior Proposal and includes a copy of the most recent version of such Superior Proposal;

(ii) during the Notice Period, the Company has negotiated with Parent in good faith (if and to the extent Parent desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute (in the good faith judgment of the Special Committee) a Superior Proposal, or in the case of an Intervening Event, the failure to make such Adverse Recommendation Change (in the judgment of the Special Committee after consultation with outside financial advisors and outside legal counsel) would no longer be reasonably likely to constitute a breach of the directors’ fiduciary duties under applicable Law; and

(iii) the Special Committee has determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to in writing by Parent, if any, and after consultation with its outside financial advisor and outside legal counsel, that, in the case of a Superior Proposal, such Superior Proposal remains a Superior Proposal or, in the case of an Intervening Event, that the failure to make such Adverse Recommendation Change would continue to reasonably be likely to constitute a breach of the directors’ fiduciary duties under applicable Law.

If during the Notice Period any material revisions are made to the Superior Proposal, the Company will deliver a new written notice to Parent and will comply with the requirements of this Section 5.03(d) with respect to such new written notice; provided, however, that for purposes of this sentence, references to the five Business Day period above will be deemed to be references to a three Business Day period.

(e) Nothing contained in this Agreement will prevent the Company, the Company Board or the Special Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act with respect to an Alternative Proposal or from making any disclosure to the Company’s shareholders if the Special Committee (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be likely to constitute a breach of the directors’ fiduciary duties under applicable Law; provided that (i) any such action taken or statement made that relates to an Alternative Proposal will be deemed to be an Adverse Recommendation Change unless the Special Committee reaffirms the Company Recommendation in such statement or in connection with such action, and (ii) it is understood and agreed that any factually accurate public statement by the Company that merely describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto and contains a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act will not constitute an Adverse Recommendation Change.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement and Schedule 13E-3; Company Shareholders Meeting.

(a) As reasonably promptly as practicable following the Agreement Date, the Company will, in a manner that complies in all material respects with Regulation 14A promulgated under the Exchange Act with respect to the Transactions, prepare and cause to be filed with the SEC a proxy statement to be sent to the Company’s shareholders relating to the Company Shareholders Meeting that reflects the terms and conditions of this Agreement, and includes the notice of appraisal rights in the Merger to the holders of shares of Company

Shares as required by Section 106(2) of the Bermuda Companies Act, and a copy of the Fairness Opinion in its entirety (including a description of the Fairness Opinion and the financial analysis relating thereto), (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”). Parent will furnish to the Company all information reasonably requested by the Company concerning Parent, Sumitomo or Merger Sub, and provide such other assistance, as the Company may reasonably request in connection with the preparation, filing and distribution of the Proxy Statement. The Company will notify Parent reasonably promptly after its receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and will provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company will use its reasonable best efforts to respond as reasonably promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent will cooperate in connection therewith. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company will (i) provide Parent an opportunity to review and comment on the Proxy Statement or response (including the proposed final version of the Proxy Statement or response); and (ii) include all comments reasonably proposed by Parent.

(b) The Company and Parent will cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the Transactions, and furnish to each other all information concerning such Party as may be reasonably requested in connection with the preparation of the Schedule 13E-3; (ii) respond as reasonably promptly as practicable to any comments received from the SEC with respect to the Schedule 13E-3 and consult with each other prior to providing such response; (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments; (iv) use its reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each Party will promptly notify the other Parties upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Schedule 13E-3 and will provide the other Parties with copies of all correspondence between such Party and its Representatives, on the one hand, and the SEC, on the other hand.

(c) If prior to the Effective Time any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement or the Schedule 13E-3 that is required by Law to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, Parent will reasonably promptly notify the Company of such change, and Parent and the Company will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) will limit the obligations of any Party under Section 6.01(a).

(d) If prior to the Effective Time any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3, that is required by Law to be described in an amendment of, or a supplement to, the Proxy Statement or the Schedule 13E-3, the Company will reasonably promptly notify Parent of such event, and the Company and Parent will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Schedule 13E-3, as applicable, and as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(d) will limit the obligations of any Party under Section 6.01(a).

(e) The Company will, as promptly as reasonably practicable after the SEC confirms it has no further comments on the Proxy Statement and the Schedule 13E-3 (i) establish a record date for determining shareholders of the Company entitled to vote at the Company Shareholders Meeting; (ii) not change such record date or establish a different record date for the Company Shareholders Meeting without the prior written consent of Parent unless required to do so by applicable Law (and if the date of the Company Shareholders Meeting as originally called is for any reason adjourned or otherwise delayed, the Company agrees that unless Parent has otherwise approved in writing (or as required by applicable Law or stock exchange requirement), the Company will, if possible, implement such adjournment or other delay in such a way that the Company does not need to establish a new record date for the Company Shareholders Meeting, as so adjourned or delayed); and (iii) duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of (A) seeking the Company Shareholder Approval and the Minority Shareholder Approval, (B) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Company’s shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the completion of the Merger and (C) an adjournment proposal. The Company will not change the date of, postpone or adjourn the Company Shareholders Meeting, or submit any other proposal to the Company’s shareholders in connection with the Company Shareholders Meeting, without the prior written consent of Parent. The Company will use its reasonable best efforts to (i) promptly cause the Proxy Statement to be mailed to the Company’s shareholders as of the record date established for the Company Shareholders Meeting; and (ii) except if an Adverse Recommendation Change has been made as permitted by Section 5.03(d) and remains in effect, solicit the Company Shareholder Approval and the Minority Shareholder Approval, including by retaining the services of a recognized proxy solicitor reasonably acceptable to Parent. The Company will, through the Special Committee, recommend to its shareholders that they give the Company Shareholder Approval and the Minority Shareholder Approval (the “Company Recommendation”) and will include such recommendation in the Proxy Statement and the Schedule 13E-3, in each case, unless the Special Committee has validly made an Adverse Recommendation Change as permitted by Section 5.03(d) that is still in effect. The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal, by the making of any Adverse Recommendation Change by the Special Committee or by any other development; provided, however, that if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company to Parent pursuant to Section 5.03(d)(i) occurs less than 10 Business Days prior to the Company Shareholders Meeting, the Company will be entitled to postpone the Company Shareholders Meeting to a date not more than 10 Business Days after the date such Company Shareholders Meeting had previously been scheduled (but in no event to a date after the date that is five Business Days before the End Date).

(f) The foregoing provisions of this Section 6.01 notwithstanding, the Company will have the right, after consultation in good faith with Parent, to make one or more successive changes in date, postponements or adjournments of the Company Shareholders Meeting (i) to ensure that any supplement or amendment to the Proxy Statement or Schedule 13E-3 required under applicable Law is timely provided to the shareholders of the Company within a reasonable amount of time, in the good faith judgment of the Special Committee (after consultation with outside counsel), in advance of the Company Shareholders Meeting; (ii) if required by applicable Law or a request from the SEC or its staff; or (iii) if, on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Common Shares to obtain the Company Shareholder Approval and the Minority Shareholder Approval, whether or not a quorum is present; provided that (A) the duration of any such adjournment or postponement is limited to the minimum duration reasonably necessary to remedy the circumstances giving rise to such adjournment or postponement; (B) no single such adjournment or postponement is for more than five Business Days except as may be required by federal securities Laws; and (C) in the case of clause (iii), the Company Shareholders Meeting is not postponed to later than the date that is 10 Business Days after the date for which the Company Shareholders Meeting was originally scheduled without the prior written consent of Parent and that the Company will, and will cause its proxy solicitor to, use reasonable best efforts to solicit such additional proxies (or presence and affirmative vote in person of the Company’s shareholders at the Company Shareholders Meeting) as expeditiously as reasonably possible, it being understood that time shall be of the essence. If, on any date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of Common Shares to obtain the Minority Shareholder Approval, the Company will, at Parent’s request, postpone or adjourn the Company Shareholders Meeting on one or more occasions for up to 30 days in the aggregate to allow for the solicitation of additional proxies to obtain the Minority Shareholder Approval. The Company will also consider in good faith any other request by Parent to postpone the Company Shareholders Meeting.

Section 6.02 Access to Information; Confidentiality. Subject to applicable Law, the Company will, and will cause each of the Company Subsidiaries to, afford to Parent and Sumitomo and the Representatives of Parent and Sumitomo reasonable access, upon reasonable advance notice, during the period from the Agreement Date through the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company will, and will cause each of the Company Subsidiaries to, furnish reasonably promptly to Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws or commission actions; and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company will not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company will use its reasonable best efforts to obtain the required Consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company will use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any Law. All information provided by the Company pursuant to this Section 6.02 will be subject to the Information Sharing and Cooperation Agreement by and among the Company and Parent, dated as of May 21, 2020 (the “Confidentiality Agreement”).

Section 6.03 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent and the Company will use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the Agreement Date the Transactions, including (i) preparing and filing with applicable Governmental Entities as promptly as reasonably practicable all necessary applications, notices, disclosures, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all Permits necessary, (ii) taking all steps as may be necessary to obtain all such Permits as promptly as reasonably practicable, and (iii) obtaining any waivers, qualifications, consents, certificates, clearances, and approvals required from third parties (other than Permits) in connection with the consummation of the Transactions.

(b) In connection with the actions referenced in Section 6.03(a), each of Parent and the Company will, and will cause their respective controlled Affiliates (which, in the case of Parent, shall be deemed to include Sumitomo) to, (i) cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party; (ii) keep the other Party and/or its counsel promptly informed of any communication received by such Party from, or given by such Party to, any Governmental Entity or Governmental Official and of any communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions; (iii) consult with each other in advance of any meeting or conference regarding the Transactions with such Governmental Entity or Governmental Official or, in connection with any Action by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity, Governmental Official, or other Person, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; (iv) consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the Transactions; and (v) permit the other Party and/or its counsel to review in advance, with reasonable time and opportunity to comment, give reasonable consideration to the other Party’s comments thereon, and consult with each other in advance of any proposed submission, filing or communication (and documents submitted therewith) intended to be given by it to a Governmental Entity or Governmental Official in connection with the Transactions; provided that materials may be redacted (x) as necessary to comply with applicable Law and (y) to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries.

(c) The Company will give prompt written notice to Parent, and Parent will give prompt written notice to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice will specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; (iii) any material written notice from any Governmental Entity in connection with the Transactions; (iv) any shareholder Action against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions; provided that the delivery of any notice pursuant to this Section 6.03(c) will not limit or otherwise affect the remedies available hereunder to Parent or the Company.

(d) Notwithstanding anything to the contrary in this Agreement, in no event will Parent or any of its Affiliates be required (and in no event will the Company or any Company Subsidiary agree without the prior written consent of Parent) to take any action (including entering into any consent decree, hold separate order or other arrangement), or to permit or suffer to exist any material restriction, condition, limitation or requirement, that (when taken together with all other such actions, restrictions, conditions, limitations and requirements) would reasonably be expected to result in a material adverse effect on the business, operations or financial results of the Surviving Company and its Subsidiaries.

Section 6.04 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights existing as of the Agreement Date to indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time in favor of the current and/or former directors, officers or employees of the Company and the Company Subsidiaries as provided in their respective memorandum of association or bye-laws (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries in effect as of the Agreement Date will continue in full force and effect in accordance with their terms, and Parent will cause the Surviving Company and the Company Subsidiaries to perform their respective obligations thereunder. Without limiting the foregoing, from and after the Effective Time, the Surviving Company will indemnify and hold harmless each individual who was prior to or is as of the Agreement Date, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of the Company Subsidiaries or who was prior to or is as of the Agreement Date, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another Person (the “Company Indemnified Parties”), against all claims, Liabilities, Judgments, fines and fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any Action (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the Transactions)), arising out of or pertaining to the fact that the Company Indemnified Party is or was a director, officer or employee of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director, officer or employee of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such Action, (x) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such Action from the Surviving Company within 10 Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by the Bermuda Companies Act, the Surviving Company’s memorandum of association or bye-laws (or comparable organizational documents) or any applicable indemnification agreement, to repay such advances if it is ultimately determined by final non-appealable adjudication that such Person is not entitled to indemnification and (y) the Surviving Company will cooperate in the defense of any such matter.

(b) For a period of six years from and after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, either maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or the Company Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, in either case, of not less than the existing coverage and having other terms not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event will the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium most recently paid by the Company prior to the Agreement Date (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 6.04(b) it will obtain as much comparable insurance as possible for each year within such six-year period for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase “tail” directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six years for the Company and its current and former directors, officers and employees who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail insurance to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time; provided that in no event will the cost of any such tail insurance exceed the Maximum Amount. The Surviving Company will maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) The provisions of this Section 6.04 (i) will survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties) to the extent of such indemnified or insured party’s interest herein, and his or her heirs, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(d) In the event that the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company will cause proper provision to be made so that the successors and assigns of the Surviving Company assume the Surviving Company’s obligations set forth in this Section 6.04.

Section 6.05 Transaction Litigation. Subject to entry into a customary joint defense agreement, the Company will give Parent the opportunity to consult with the Company and participate in the defense or settlement of any shareholder Action against the Company, any Company Subsidiary and/or their respective directors or officers relating to the Transactions. None of the Company, any Company Subsidiary or any Representative of the Company will compromise, settle or come to an arrangement regarding any such shareholder Action, in each case unless Parent has consented thereto in writing; provided that the Company may compromise, settle or come to an agreement regarding shareholder Actions, if the resolution of such litigation requires only additional disclosure in the Proxy Statement or the Schedule 13E-3.

Section 6.06 Section 16 Matters. Prior to the Effective Time, the Company and Merger Sub each will take all such steps as may be required to cause any dispositions of Common Shares (including derivative securities with respect to Common Shares) resulting from the Merger and the other Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.07 Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the Transactions (including any communication required to be filed with the SEC pursuant to Rule 14a-12 promulgated under the Exchange Act) will be issued by or on behalf of any of them or their Subsidiaries without the prior written consent of the Company (as to any release by Parent or its Affiliates), and Parent (as to any release by the Company or its Subsidiaries), which consent of such Parties will not be unreasonably withheld or delayed, except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable national securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and Merger Sub agree that the initial press release announcing the execution and delivery of this Agreement will be a joint press release of Parent and the Company and will not be issued prior to the approval of each of approval of Parent the Company. In addition, each of the Company, Parent and Sumitomo, will be entitled to issue a separate press releases announcing the execution and delivery of this Agreement which, in the case of the Company’s initial press release, will be subject to prior approval of Parent and, in the case of Parent’s and Sumitomo’s press releases, will be subject to the prior approval of the Company (in all cases, such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing provisions of this Section 6.07, (i) Sumitomo, Parent, the Representatives of Parent, the Company and the Representatives of the Company may make public releases or announcements concerning the Transactions that are substantially consistent with previous press releases or announcements made by Parent, Sumitomo and/or the Company in compliance with this Section 6.07, provided that any investor conferences or presentations scheduled by the Company will be subject to Parent’s prior review and consent, such consent not to be unreasonably withheld, conditioned or delayed, (ii) Sumitomo, Parent, the Representatives of Parent or Sumitomo, the Company and the Representatives of the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are materially consistent with previous press releases, public disclosures or public statements made by the Company, Parent or Sumitomo in compliance with this Section 6.07 and do not reveal material, non-public information regarding the other parties, the Merger, or the other Transactions, and (iii) the restrictions set forth in this Section 6.07 do not apply to any release or announcement (or any portion thereof) made or proposed to be made in connection with, or in response to, an Adverse Recommendation Change or an Alternative Proposal.

Section 6.08 Employment and Company Benefits.

(a) Until December 31, 2021, Parent will, or will cause the Surviving Company to, provide each Company Employee with (i) a base salary or hourly wage rate that is no less favorable than the base salary or hourly wage rate provided to the Company Employee immediately prior to the Closing Date, (ii) target short-term incentive compensation opportunities that are substantially comparable in the aggregate to the short-term incentive compensation opportunities in effect for the Company Employee immediately prior to the Closing Date (for purposes of clarity, excluding retention, change in control or similar compensation), and (iii) health and welfare benefits and defined contribution plan opportunities that, with respect to each Company Employee, are substantially comparable in the aggregate than the health and welfare benefits and defined contribution plan opportunities provided to such Company Employee immediately prior to the Closing Date. For purposes of this Agreement, “Company Employee” means any employee of the Company or any Company Subsidiary who is employed at the Closing Date and who remains employed with the Surviving Company, any of its Subsidiaries, or any other Affiliate of Parent immediately following the Closing.

(b) If requested by Parent in a writing delivered to the Company not less than five Business Days before the anticipated Effective Time and if Parent, as of such time, has adopted a 401(k) plan that (i) permits rollover contributions, and (ii) provides for employer matching contributions and employee vesting provisions with respect to such matching contributions that are no less favorable than the benefits provided to Company Employees under the Company 401(k) Plan that has been disclosed in Section 5.01(l) of the Company Disclosure Letter, the Company Board (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary to terminate the 401(k) plans sponsored by the Company or any Company Subsidiary (collectively, the “Company 401(k) Plan”), effective as of the day prior to the Effective Time. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan (if Parent determines to seek a determination letter), the Surviving Company will cause the assets thereof to be distributed to such participants.

(c) No provision of this Agreement will (i) create any right in any Company Employee or any other employee of the Company or any Company Subsidiary to continued employment by Parent, the Surviving Company or their respective Affiliates, or preclude the ability of Parent or the Surviving Company or their respective Affiliates to terminate the employment of any employee for any reason; (ii) require Parent or the Surviving Company or any of their respective Affiliates to continue any particular Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; or (iii) be treated as an amendment to any employee benefit plan of Parent or the Company or any of their respective Affiliates. Without limiting the generality of Section 9.07, and any provision in this Agreement to the contrary notwithstanding, nothing in this Section 6.08 will create any third party beneficiary rights in any Person, including any Company Employee or current or former Service Provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.09 Merger Sub; Parent Subsidiaries. Parent will cause each of Merger Sub and any other applicable Affiliate of Parent to comply with and perform all of its obligations under or relating to this Agreement and the Statutory Merger Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and the Statutory Merger Agreement. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, will adopt and approve this Agreement.

Section 6.10 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable the delisting by the Surviving Company of the Common Shares from NASDAQ and the deregistration of the Common Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11 Notice of Certain Regulatory Events. In furtherance (and not in limitation) of Section 6.03, from the Agreement Date and until the Effective Time or the earlier termination of this Agreement pursuant to Section 8.01, the Company will (a) promptly inform Parent of and wherever practicable give Parent reasonable advance notice of any prescheduled teleconference or in person meeting with the FDA or any other Governmental Entity in connection with any Product Candidate; (b) promptly deliver to Parent copies of any material, substantive correspondence received from the FDA or other Governmental Entity in connection with any Product Candidate, including correspondence with respect to (i) the approval or denial of any Marketing Approval of any Product Candidate; (ii) any change in the marketing classification or a change in the labelling or proposed labeling of any Product Candidate; (iii) the mandatory or voluntary termination, enjoinment or suspension of the testing (including the imposition of a clinical trial hold or other suspension or termination of a Clinical Trial), manufacturing, marketing, export, import, or distribution of any Product Candidate; or (iv) a non-coverage or pricing determination by the Centers for Medicare and Medicaid Services, any other material third-party payor, or any foreign Governmental Entity with authority over pharmaceutical products with respect to any Product Candidate; and (c) provide Parent with reasonable advance copies of, and consider in good faith any comments of Parent with respect to, any material correspondence or written submission prior to delivery thereof by the Company to the FDA or any other Governmental Entity in connection with any Product Candidate.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval and the Minority Shareholder Approval have each been obtained.

(b) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) is in effect that prevents, makes illegal or prohibits the consummation of the Merger and the other Transactions.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 4.01, Section 4.02, and Section 4.10) are true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.01, Section 4.02, and Section 4.10 are true and correct in all material respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub has performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Parent Certificate. Parent has delivered to the Company a certificate, dated as of the Closing Date and signed by an authorized officer of Parent, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.09(b), Section 3.21, the first sentence of Section 3.22, and the first sentence of Section 3.23 are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02, Section 3.03(c), Section 3.03(d), Section 3.04,

Section 3.21, the first sentence of Section 3.22 and the first sentence of Section 3.23 are true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) in all material respects; (iii) the representations and warranties of the Company set forth in Section 3.03(a) and Section 3.03(b) are true and correct as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any inaccuracies that are, taken together in the aggregate, de minimis as compared to the total number of shares set forth in Section 3.03(a); and (iv) the representations and warranties of the Company contained in Section 3.01 and in Section 3.09(b) are true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Company. The Company has performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) No Material Adverse Effect. Since the Agreement Date, there has not occurred any circumstance, occurrence, effect, change, event, or development that has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing as of the Closing.

(d) Company Certificate. The Company has delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b), and Section 7.03(c) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (except with respect to Section 8.01(d) and Section 8.01(f), whether before or after receipt of the Company Shareholder Approval):

(a) by mutual written consent of the Company (provided that such termination has been approved by the Special Committee) and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before 5:00 p.m. Pacific Time on May 12, 2021 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(i) will not be available to any Party whose breach of any provision of this Agreement or the Voting and Support Agreement directly or indirectly causes or results in the failure of the Merger to be consummated by the End Date;

(ii) if the condition set forth in Section 7.01(b) is not satisfied and the Legal Restraint giving rise to such non-satisfaction has become final and non-appealable; or

(iii) if the Minority Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting or any adjournment or postponement thereof at which a vote on the Merger was taken.

(c) by the Company, if Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) unless any such breach or failure to be true has not been cured by the earlier of (i) 20 Business Days after written notice by the Company to Parent informing Parent of such breach or failure to be true and (ii) the End Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.03(d); provided that the Company pays the Termination Fee substantially concurrently with such termination (it being understood that the Company will enter into such definitive written agreement substantially concurrently with such termination of this Agreement);

(e) by Parent, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.03(a), Section 7.03(b), or Section 7.03(c), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) unless any such breach or failure to be true has not been cured by the earlier of (i) 20 Business Days after written notice by Parent to the Company informing the Company of such breach or failure to be true and (ii) the End Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of this Agreement or the Voting and Support Agreement in any material respect;

(f) by Parent prior to the Company Shareholders Meeting if (i) an Adverse Recommendation Change has occurred (provided that a written notice delivered by the Company to Parent pursuant to Section 5.03(d)(i) stating the Company’s intention to make an Adverse Recommendation Change in advance thereof will not in and of itself result in Parent having any termination rights pursuant to this Section 8.01(f)), (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act made by a third party the Special Committee fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer, (iii) after the public disclosure of an Alternative Proposal, the Special Committee fails to publicly reaffirm the Company Recommendation no later than the earlier of (A) 10 Business Days after Parent so requests in writing and (B) two Business Days prior to the End Date, provided that the Company must receive the request from Parent at least 24 hours prior to such reaffirmation being required; provided, further, that in no event will the Company or the Special Committee be obligated to publicly reaffirm the Company Recommendation on more than one occasion with respect to each such publicly announced Acquisition Proposal or on more than one occasion with respect to each publicly announced material modification thereof, or (v) there has been an intentional and material breach of Section 5.03(a) or;

(g) by the Company if the Company Shareholder Approval has not been obtained at a duly convened Company Shareholders Meeting or any due adjournment or postponement thereof at which a vote on the Merger was taken.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement will forthwith become void and have no effect, without any Liability on the part of the Parties (or any shareholder or Representative of a Party), other than Liability arising from a breach of the final sentence of Section 6.02, Section 6.07, this Section 8.02, Section 8.03 and Article IX, which provisions will survive such termination of this Agreement and provided that, nothing herein will relieve a Party from Liability resulting from such Party’s fraud or willful and material breach of this Agreement. For purposes of this Agreement, “willful breach” means a breach that is a consequence of an act or omission undertaken by the breaching Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause or constitute a breach of this Agreement; it being acknowledged and agreed, without limitation, that any failure by any Party to consummate the Merger and the other Transactions after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) will constitute a willful breach of this Agreement.

Section 8.03 Fees and Expenses. Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other Transactions will be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

(a) The Company will pay to Parent a fee of $13,620,000 (the “Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 8.01(d) or Parent terminates this Agreement pursuant to Section 8.01(f); or

(ii) (A) after the Agreement Date but prior to the termination of this Agreement pursuant to Section 8.01, an Alternative Proposal is made by a third party to the Company or the Special Committee and not withdrawn (publicly if such Alternative Proposal has been made known publicly) prior to the Company Shareholders Meeting or is made directly to the Company’s shareholders by a third party and not publicly withdrawn prior to the Company Shareholders Meeting; (B) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.01(b)(i)), by Parent pursuant to Section 8.01(e) or by Parent or the Company pursuant to Section 8.01(b)(iii); and (C) within 12 months of such termination, (x) the Company enters into a definitive Contract for an Alternative Proposal and such Alternative Proposal is consummated (whether during or after such 12-month period) or (y) an Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.03(a)(ii), the references to 20% in the definition of “Alternative Proposal” will be deemed to be references to 50%.

Any Termination Fee due under this Section 8.03(a) will be paid by wire transfer of same-day funds (x) in the case of termination of this Agreement pursuant to Section 8.01(d), substantially concurrently with and not later than the next Business Day following such termination, (y) in the case of termination of this Agreement pursuant to Section 8.01(f), on the Business Day immediately following the date of such termination, and (z) in the case of clause (ii) above, on the date of consummation as referred to in clause (ii)(C) above.

(b) The Company acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee as and when due to Parent pursuant to this Section 8.03, it will also be obligated to pay any costs and expenses incurred by Parent and its Affiliates in connection with a legal action to enforce this Agreement that results in a judgment against the Company for the Termination Fee (the “Costs and Expenses”), together with interest on the amount of any unpaid Termination Fee and Costs and Expenses at the publicly announced prime rate of Citibank, N.A. from the date such Termination Fee and/or Cost or Expense was required to be paid to (but excluding) the payment date (the “Interest”). If Parent receives payment of the Termination Fee (and if payable pursuant to this Section 8.03, the Costs and Expenses and/or Interest) under the circumstances in which it is payable as provided in this Section 8.03, without limiting Parent’s rights in the case of fraud or willful breach, the receipt of the Termination Fee, together with the Costs and Expense and/or Interest, if payable pursuant to this Section 8.03, will be deemed to be liquidated damages for any and all damages or losses suffered or incurred by Parent, Merger Sub or any of its Affiliates in connection with this Agreement and the termination of this Agreement (or any matter forming the basis for such termination), and neither Parent, Merger Sub nor any of their respective Affiliates will be entitled to bring any Action or otherwise be entitled to any remedy against the Company or any of its Affiliates, at law or in equity or otherwise, arising from or in connection with this Agreement (including the termination thereof) or any of the Transactions. Any payment of the Termination Fee made by the Company will be payable only once and not in duplication even though such payment may be payable under one or more provisions of this Section 8.03.

Section 8.04 Amendment. This Agreement may be amended by the Parties at any time before or after receipt of the Company Shareholder Approval or the Minority Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval or the Minority Shareholder Approval, no amendment that by Law or by the IRA, requires further approval by the Company’s shareholders will be made without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement will be submitted to be approved by the Company’s shareholders unless required by Law or the IRA. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and any such amendment or waiver by the Company will be at the direction of and approved by the Special Committee. Termination of this Agreement prior to the Effective Time will not require the approval of the shareholders of Parent, Merger Sub, or the Company.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company will require the approval of the Company’s shareholders unless such approval is required by Law but will be at the direction of and approved by the Special Committee. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 9.01 will not limit Section 8.02, Section 8.03 or any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing (including email, so long as a receipt of such email is requested and received) and will be given to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a) if to the Company, to:

Urovant Sciences, Ltd.

5281 California Ave., Suite #100

Irvine, CA 92671

Email:          bryan.smith@urovant.com

Attention:    General Counsel

with a copy (which will not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Facsimile:    (949) 823-6994

Email:           mpeterson@omm.com

Attention:     Mark D. Peterson

(b) if to Sumitomo, Parent or Merger Sub, to:

Sumitovant Biopharma Ltd.

11-12 St. James’s Square, Suite 1, 3rd Floor

London, United Kingdom SW1Y 4LB

Email:           marianne.romeo@roivant.com

Attention:     Marianne L. Romeo, Head, Global Transactions & Risk Management

and to:

Sumitovant Biopharma, Inc.

151 W. 42nd Street, 15th Floor

New York, NY 10036

Email:           tara.soni@sumitovant.com

Attention:     Tara Soni, Head of Legal and Compliance

and to:

Sumitomo Dainippon Pharma Co., Ltd.

6-8, Doshomachi 2-Chome, Chuo-ku

Osaka, Japan 541-0045

Facsimile:     +81-3-5159-3004

Email:           tsutomu-nakagawa@ds-pharma.co.jp

Attention:     Tsutomu Nakagawa, Senior Director, Global Corporate Strategy

with a copy (which will not constitute notice) to:

Jones Day

3161 Michelson Drive

Irvine, California 91612

Facsimile:    (949) 553-7539

Email:           jonnbeeson@jonesday.com

Attention:     Jonn R. Beeson

All such notices, requests and other communications will be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request, or communication will be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 9.03 Definitions. For purposes of this Agreement:

“Action” means any criminal, judicial, administrative or arbitral action, audit, charge, claim, complaint, qui tam action, demand, hearing, investigation if, in the case of the Company, the Company has Knowledge thereof, litigation, mediation, proceeding, citation, summons, subpoena or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

An “Adverse Recommendation Change” will occur if the Special Committee (a) fails to include the Company Recommendation in the Proxy Statement; (b) fails to make, withdraws, qualifies or modifies or proposes publicly to withdraw, qualify or modify the Company Recommendation in a manner adverse to Parent; or (c) takes any public action, or makes any public statement, filing or release adverse to the Company Recommendation (including recommending against the Merger or approving, endorsing or recommending any Alternative Proposal).

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that for purposes of this definition as used in this Agreement and the Voting Agreement, (a) none of the Company, any of the Company Subsidiaries, Sumitomo Chemical Company, Limited or any Subsidiary of Sumitomo Chemical Company, Limited (other than Sumitomo and its Subsidiaries) will be deemed to be Affiliates of Sumitomo, Parent or Merger Sub, and (b) none of Sumitomo Chemical Company, Limited or any Subsidiaries of Sumitomo Chemical Company, Limited (including Sumitomo, Parent and Merger Sub, but excluding the Company and the Company Subsidiaries) will be deemed to be Affiliates of the Company and the Company Subsidiaries.

“Alternative Proposal” means any proposal or offer (whether or not in writing), other than from Parent, Merger Sub or their Affiliates, with respect to any (a) merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, or tender offer, share purchase or other transaction involving or relating to the Company that would result in any Person or Group beneficially owning 20% or more of the outstanding equity interests of the Company or any successor or parent company thereto; (b) sale, contribution or other disposition, directly or indirectly (including by way of merger, amalgamation, scheme of arrangement, consolidation, share exchange, other business combination, partnership, joint venture, sale of share capital of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 15% or more of the assets (whether by fair market value or book value) of the Company and the Company Subsidiaries, taken as a whole; (c) issuance, sale or other disposition, directly or indirectly, to any Person (or the shareholders of any Person) or Group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (d) transaction in which any Person (or the shareholders of any Person) will acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the Common Shares or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (e) any combination of the foregoing (in each case, other than the Transactions).

“Anti-Bribery Laws” means the FCPA, the UK Bribery Act 2010, the Bermuda Bribery Act 2016, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, in each case as amended, and legislation implementing such convention, and any other applicable anti-bribery or anti-corruption Laws.

“BLA” means a biologics license application submitted to FDA pursuant to Section 351 of the PHSA, and all amendments or supplements thereto.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in (a) Tokyo, Japan; (b) Bermuda; (c) London, United Kingdom; or (d) New York, New York.

“cGCP” means, as applicable, those current good clinical practices, standards, and procedures set forth in Law, including (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312; (b) the International Conference on Harmonization (ICH) guidance titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and including related requirements imposed by Directive 2001/20/EC and Directive 2005/28/EC as both Directives are progressively repealed and replaced by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, respectively; and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

“cGLP” means, as applicable, the current good laboratory practices set forth in Law, including (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Part 58; (b) Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances (codified version) and Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) (Codified Version); and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

“cGMP” means, as applicable, those current good manufacturing practices related to the manufacture of pharmaceutical products and any precursors thereto set forth in Law, including (a) the FDCA and 21 C.F.R. Parts 210-211, (b) guidelines and regulations of standard compilations in EU Directive 2003/94/EC laying down principles and guidelines of good manufacturing practice in respect of medicinal products for human use and investigational medicinal products for human use, the EU Guidelines to Good Manufacturing Practice for medicinal products for human use; and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Clinical Trial” means any clinical investigation, study, or trial conducted on one or more human subjects, including (a) a Phase I Clinical Trial; (b) a Phase II Clinical Trial; (c) a Phase III Clinical Trial; (d) a Phase IV Clinical Trial; and (e) an IIR Trial.

“Clinical Trial Authorization” means any approvals permitting the conduct of a Clinical Trial, including (a) INDs and foreign equivalents thereof required to be obtained from a Governmental Entity; (b) approvals of IRBs; and (c) supplements, amendments, protocols and other submissions made with respect to the forgoing (a) and (b).

“CMO” means contract manufacturing organization.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Company Balance Sheet Date and the footnotes thereto set forth in the Previously Filed Company SEC Documents.

“Company Balance Sheet Date” means September 30, 2020.

“Company Benefit Plan” means (a) each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (b) each other severance pay, salary continuation, pay in lieu of notice, employment, consulting, bonus, incentive, retention, change in control, compensation, stock option, stock purchase, stock unit, restricted stock, or other compensation based on or relating to equity, fringe benefit, loan, relocation, health insurance, life insurance, disability insurance, retirement, provident fund, pension, profit sharing or deferred compensation plan, contract, program, fund, policy or arrangement of any kind; and (c) each other employee benefit plan, contract, programs, fund, policy or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) and any trust, escrow or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants or individual independent contractors of the Company or a Company Subsidiary that is sponsored, maintained, contributed to, or required to be contributed to, by the Company or a Company Subsidiary, or with respect to which the Company or a Company Subsidiary has or could reasonably be expected to have any Liability.

“Company Board” means the Board of Directors of the Company.

“Company IP” means, collectively, (a) all Owned IP and (b) all Third Party IP.

“Company Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (i) changes in general economic, political, regulatory or legislative conditions or the financial, securities, credit or other capital markets in any jurisdiction in which the Company or any of the Company Subsidiaries operate; (ii) changes generally affecting the pharmaceutical urology product industry in which the Company and the Company Subsidiaries operate; (iii) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, or terrorism; (iv) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19 and any COVID-19 Measures), quarantine restrictions, or other natural or man-made disaster; (v) the identity of Parent or Merger Sub as a Party to this Agreement, including the impact thereof on relationships, contractual or otherwise, with any Governmental Entity or any customers, suppliers, distributors, licensors, licensees, partners or employees of the Company or the Company Subsidiaries; (vi) changes or prospective changes in GAAP or Law (or interpretation or enforcement thereof); (vii) changes in the market price or trading volume of the Common Shares or the credit rating of the Company (provided that, to the extent not subject to any of the other exceptions herein, a fact, condition, change, development or event underlying or that contributed to such changes may be taken into account in determining whether there has been a Company Material Adverse Effect); (viii) the failure of the Company and the Company Subsidiaries to meet internal, published or analysts’ expectations or projections, performance measures, operating statistics, budgets, guidance, estimates, or revenue, earnings or other financial or operating metric predictions (provided that, to the extent not subject to any of the other exceptions herein, a fact, condition, change, development or event underlying or that contributed to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect); (ix) the negotiation, announcement, pendency or consummation of the Transactions (it being understood that this clause (ix) will not apply to the term “Company Material Adverse Effect” as used in Section 3.09, any representation or warranty contained in this Agreement to the extent that such representation and warranty expressly addresses the consequences resulting from the execution and delivery of this Agreement, the announcement or pendency of this Agreement, the consummation of the Transactions, or the performance of obligations hereunder or thereunder, or Section 7.02(a) with respect to any such representation or warranty); (x) any stockholder class action, derivative or similar litigation, suit, action or proceeding in respect of this Agreement (or the Transactions), or the Proxy Statement or the Schedule 13E-3 (including breach of fiduciary duty and disclosure claims); (xi) any determination, finding or response from any Governmental Entity regarding the matters set forth on Section 9.03 of the Company Disclosure Letter under the heading “Regulatory Matters”; (xii) any matter set forth on Section 9.03 of the Company Disclosure Letter under the heading “Company Material Adverse Effect”; or (xiii) any action taken by the Company or the Company Subsidiaries (A) at the written direction of Parent or (B) in accordance with the express terms of this Agreement; other than, in the case of clause (i), (ii), (iii), (iv) or (vi), for such changes or events that have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the pharmaceutical urology product industry in which the Company and the Company Subsidiaries operate (which shall be taken into account in determining whether there has been a Company Material Adverse Effect but only to the extent of the incremental disproportionate effect thereof); or (b) the Company’s ability to consummate the Merger prior to the End Date.

“Company Option” means an option to purchase Common Shares granted under the Company Share Plan.

“Company Restricted Share” means a Common Share granted under the Company Share Plan that is subject to a restriction on transfer that lapses at the end of a specified period or periods.

“Company RSU” means a time-based restricted share unit granted under the Company Share Plan.

“Company Share Award” means each Company Option, Company Restricted Share, Company RSU, SARs, and any other award granted under the Company Share Plan that may be settled in Common Shares or is tied to the value of a Common Share.

“Company Share Plan” means the Company’s 2017 Equity Incentive Plan, as amended and restated.

“Company Shareholder Approval” means the affirmative vote of the holders of at least 66 2⁄3% of the aggregate voting rights of the issued and outstanding Common Shares entitled to vote and voting at the Company Shareholders Meeting.

“Company Subsidiary” means any Subsidiary of the Company.

“Company Warrant” means each of (i) that certain Warrant Agreement to Purchase Common Shares of Urovant Sciences Ltd., dated as of February 20, 2019, granted to Hercules Capital, Inc., formerly known as Hercules Technology Growth Capital, Inc., a Maryland corporation (“Hercules”), and (ii) that certain Warrant Agreement to Purchase Common Shares of Urovant Sciences Ltd., dated as of September 20, 2019, granted to Hercules.

“Contract” means, with respect to any Person, any legally binding agreement, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, option, instrument, commitment, purchase order, covenant-not-to-sue, or other legally binding arrangement, whether written or oral: (a) to which such Person is a party; (b) by which such Person or any of its assets is legally bound or under which such Person has any legal obligation or (c) under which such Person has any legal right or legal interest.

“Copyrights” means all copyrightable works (including software), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof.

“CRO” means a contract research organization, including those defined in (a) 21 C.F.R. Part 312.3(b); (b) ICH GCP E6; (c) and foreign equivalents of the foregoing, each as may be amended from time to time.

“COVID-19” means SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means the Company’s and its Subsidiaries’ compliance with any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Law, guidelines or recommendations promulgated by any Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with, related to, or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020 and Families First Coronavirus Response Act.

“EMA” means the European Medicines Agency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that (a) is under common control within the meaning of Section 4001(b)(1) of ERISA with the Company; or (b) together with the Company, is required to be treated as a single employer under Section 414 of the Code.

“ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“ESPP Purchase Right” means a right to purchase Common Shares issued under the ESPP.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), as amended.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its applicable implementing regulations, each as amended.

“GAAP” means United States generally accepted accounting principles.

“Government Official” means (a) an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of a Governmental Entity; (b) a legislative, administrative, or judicial official, regardless of whether elected or appointed; (c) an officer of or individual who holds a position in a political party; (d) a candidate for political office; (e) an individual who holds any other official, ceremonial, or other appointed or inherited position with a government or any of its agencies; or (f) an officer or employee of a supranational organization (e.g., World Bank, United Nations, International Monetary Fund).

“Governmental Entity” means any United States or any other national, supranational, foreign (including the EU), provincial, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch, or any agent or contractor thereof, or bureau, boards, instrumentality or commission or any court, tribunal, judicial or arbitral body, industry or trade, including competition authorities and any institution or any agency thereof, including the FDA, U.S. Department of Health and Human Services, National Institute of Health, European Commission, EMA, EU national competent authorities, the Bermuda Monetary Authority and any IRB. The term also includes officials, agents, employees or representatives, of the entities outlined in this definition.

“GxP” means, collectively, cGCP, cGLP, cGMP and other applicable, generally accepted industry best practice standards for the pharmaceutical or biotech industry.

“HCP” means any Person qualified to (a) prescribe, administer, use or supply any medicinal or medical products or (b) perform any professional medical, laboratory, research, nursing, phlebotomy, behavioral health, or other clinical services; the foregoing to include, any Investigator, physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, therapist, mental health coach or other health care provider or practitioner, including key opinion leaders.

“Health Care Laws” means all Laws that regulate pharmaceuticals, biologics and other medical products, including those related to the development, manufacturing, sale, distribution and promotional activities, the conduct of pre-clinical and non-clinical studies and Clinical Trials and interactions with and licensure and accreditation of HCPs, including the following: (a) the FDCA; (b) the PHSA; (c) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a); (d) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (e) the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar or equivalent state Laws; (f) Laws of all applicable jurisdictions governing medical, nursing, pharmacy and other health care professional practice, the corporate practice of medicine, telemedicine, telehealth, remote prescribing, health care provider fee-splitting, establishing or marketing or managing health care provider networks, and any similar or equivalent Laws; (g) the Patient Protection and Affordable Care Act (Public Law No. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law No. 111-152); (h) the International Conference on Harmonisation (ICH) Consolidated Guidance on Good Clinical Practice E6(R2); (i) 45 C.F.R. Parts 46 and 21 C.F.R. Parts 312, 812, 50, 54 and 56 and state research regulations; (j) the Clinical Laboratory Improvement Amendments of 1988, Pub. L. 100-578 as contained in 42 C.F.R. Part 493; (k) the FDA software validation principles; (l) the regulations set forth at 21 C.F.R. Part 11; (m) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq.; (n) EU Directive

2001/83/EC (the Community code relating to medicinal products for human use), Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006, Regulation (EC) No 1394/2007, each as amended, EU Directive 2001/20/EC and Directive 2005/28/EC as both Directives are progressively repealed and replaced by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, respectively; and (o) GxP and similar or equivalent Laws of all applicable jurisdictions.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, including the privacy rule at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the security rule at 45 C.F.R. 164, Subpart C, and the data breach notification rule at 45 C.F.R. Subpart D, as each be amended from time to time, including as amended under the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations (referred to as “HITECH”).

“IIR Trial” means a “sponsor-investigator” trial, as defined in 21 C.F.R. Part 312.3(b) and any other Clinical Trial or investigation regarding which an Investigator, hospital, academic medical center, CRO or entity other than a pharmaceutical, biotech or medical device company serves as the Sponsor.

“In-bound License” means each Contract in or under or pursuant to which the Company or a Company Subsidiary is granted any license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, immunity from liability or Action, or other right to use or hold any Third Party IP, in each case, other than Contracts for the license of commercially available off-the-shelf software, clinical trial agreements, non-disclosure agreements or material transfer agreements, in each case, entered into in the ordinary course of business consistent with past practice.

“IND” means any investigational new drug application filed with the FDA pursuant to 21 C.F.R. Part 312.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (a) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding trade accounts payable of such Person incurred in the ordinary course of business consistent with past practice); (d) all lease obligations of such Person that are required to be capitalized in accordance with GAAP on the books and records of such Person; (e) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed; (f) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof); (g) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon and not reimbursed; and (h) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person, other than a wholly owned Subsidiary of such Person.

“Intellectual Property Rights” means all worldwide intellectual property or industrial property rights created, arising under or recognized by any Laws or Governmental Entity, including (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets, and (e) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing.

“Intervening Event” means any material fact, event, circumstance or development or material change in circumstances with respect to the Company and the Company Subsidiaries taken as a whole that (a) was neither known to the Special Committee nor the Chief Executive Officer of the Company, nor reasonably foreseeable as of or prior to the Agreement Date; and (b) does not relate to (i) any Alternative Proposal; (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, including the announcement or pendency of this Agreement or the Transactions; or (iii) changes after the Agreement Date in the market price or trading volume of the Common Shares or the credit rating of the Company (it being understood that matters underlying the changes described in this clause (iii) may, to the extent not in contravention of the forgoing subclause (a), be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).

“Investigator” means a Person (a) as defined in 21 C.F.R, 312.3(b) or (b) as defined under any similar definition under the Laws of other applicable jurisdictions, and in each case, includes all Persons identified as “Investigator,” “Principal Investigator,” “Sub-Investigator” or, a “Sponsor-Investigator.”

“IRB” means any national, central, local or regional institutional review board or ethics committee of any applicable jurisdiction designated to review, approve or monitor the conduct of clinical research, with the aim to protect the rights, welfare and safety of human subjects, including any such entity as described in 21 C.F.R. Part 56, or foreign equivalent of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, determination, award, settlement agreement, corporate integrity agreement, arbitration ruling, deferred prosecution agreement, subpoena, civil investigative demand, verdict, assessment or agreement issued, promulgated or entered by or with any Governmental Entity.

The “Knowledge” of any Person that is not an individual means, with respect to any matter in question, in the case of the Knowledge of the Company, the actual knowledge of the executive officers of the Company or Company Subsidiaries set forth on Schedule A, and, in the case of Parent and Merger Sub, the actual knowledge of the executive officers of Parent set forth on Schedule B.

“Law” means any national, supranational, EU, state, provincial, municipal or local statute, law, resolution, constitution, treaty, ordinance, code, regulation, statute, rule, notice, regulatory requirement, interpretation, agency guidance, Judgment, stipulation, determination, certification standard, accreditation standard, Permit, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including Health Care Laws.

“Leased Real Property” means each parcel of real property currently leased, subleased, or licensed by the Company or any Company Subsidiary.

“Liabilities” means any and all liabilities, obligations and Indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or undeterminable, on- or off-balance sheet or required to be recorded on a balance sheet prepared in accordance with GAAP, including those arising under any Law, those arising under any Contract, or otherwise.

“Lien” means, with respect to any property or asset, any lien, pledge, hypothecation, claim, mortgage, security interest or encumbrance in respect of such property or asset.

“Made Available” means that the referenced documents or other information and materials were made available to Parent or its Representatives prior 8:00 a.m. Pacific Time on November 10, 2020 in (i) the electronic data room established for Parent’s due diligence in connection with the Transactions, or (ii) through electronic mail.

“Marketing Approval” means collectively, all approvals of an applicable Governmental Entity as necessary to allow for the marketing and sale of a product in the country concerned, including, as applicable, an approved BLA or NDA Approval.

“Merger Sub Board” means the Board of Directors of Merger Sub.

“Minority Shareholder Approval” means the approval of holders of a majority of the outstanding Common Shares that are not held by Parent or its Affiliates.

“NASDAQ” means the NASDAQ Global Market.

“NDA” means a new drug approval application as described in 21 C.F.R. Part 314.50, including all amendments and supplements to the application, submitted to the FDA under Section 505(b) of the FDCA (21 U.S.C. § 355b) for approval to commercialize a compound or product in the United States.

“NDA Approval” means written approval by the FDA of an NDA pursuant to 21 C.F.R. Part 314.105 and satisfaction of related applicable FDA requirements, if any, and any conditions of approval set forth in such writing.

“Non-U.S. Benefit Plan” means each Company Benefit Plan that covers current or former Service Providers who are located primarily outside of the United States.

“Out-bound License” means each Contract in or under or pursuant to which the Company or a Company Subsidiary has granted any license (exclusive, non-exclusive, or otherwise), covenant not to sue, covenant not to assert, covenant not to enforce, covenant not to enjoin, immunity from Liability or Action, option or other right to obtain any of the foregoing licenses, covenants, or immunities in or to or under any Company IP, in each case, other than (i) non-exclusive outbound licenses contained in clinical trial agreements, contract manufacturing agreements, non-disclosure agreements and material transfer agreements or (ii) licenses granted to customers, distributors, or contractors performing services on behalf of the Company or a Company Subsidiary, in each case of (i) and (ii), entered into in the ordinary course of business consistent with past practice.

“Owned IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or a Company Subsidiary.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means any circumstance, occurrence, effect, change, event or development that, individually or taken together with other circumstances, occurrences, effects, changes, events or developments, would prevent or materially impair or materially delay the consummation of the Merger or the other Transactions by Parent or Merger Sub.

“Patents” means patents, utility models and other indicia of ownership of an invention or discovery of any type equivalents thereof, and all applications and pre-grant and post-grant forms of any of the foregoing, including provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction.

“Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and testing authorizations), licenses, easements, variances, qualifications, consents, concessions, certificates, clearances, and approvals of any Governmental Entity, as well as any notifications given or filings made with a Governmental Entity, including all Regulatory Permits, each as amended or supplemented from time to time.

“Permitted Liens” means, collectively, (a) suppliers’, mechanics’, cashiers’, workers’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business for amounts that (i) are not yet due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which appropriate reserves have been established in accordance with GAAP; (b) Liens for Taxes, utilities and other governmental charges that (i) are not due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which adequate reserves have been established in accordance with GAAP; (c) Liens imposed or promulgated by Law or any Governmental Entity, including securities laws, requirements and restrictions of zoning, permit, license, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not, individually or in the aggregate, materially interfere with the business of the Company and the Company Subsidiaries as currently conducted; (d) non-exclusive licenses in Intellectual Property Rights granted in the ordinary course of business; (e) statutory or other Liens of landlords that (i) are not yet due and payable or that are being contested in good faith by appropriate proceedings and (ii) as to which appropriate reserves have been established in accordance with GAAP; (f) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (g) with respect to the Leased Real Property, easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that do not, individually or in the aggregate, materially impair the occupancy, current use or value of such Leased Real Property; and (h) Liens created by Parent, Merger Sub or any of their respective Affiliates.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, or other entity.

“Personal Data” means any information relating to an identified or identifiable natural person (‘data subject’); an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. Without limiting the foregoing, Personal Data includes a natural person’s name, street address, telephone number, e-mail address, photograph, image, video recording, voice recording, video viewing history, geolocation information, online contact information, screen or user name, password, social security number, driver’s license number, passport number, credit card number, other customer or account number, or any other piece of information that allows the identification, contacting, locating, or tracking of a natural person or the electronic device or computer of a natural person (such as cookies, IP addresses, persistent identifiers, and processor or device serial numbers or unique identifiers), protected health information as defined by HIPAA, and personal information as defined by the Children’s Online Privacy Protection Act of 1998 and related rulemaking (including the January 17, 2013 final rule) and by the California Online Privacy Protection Act.

“Phase I Clinical Trial” means a clinical trial or investigation of a product or compound or other intervention in humans, the principal purpose of which is to make a preliminary determination of metabolism, pharmacokinetics, dose findings or safety in healthy individuals or patients, including those meeting the definition of 21 C.F.R. Part 312.21(a), or other applicable foreign Laws. Such definition will include any trial or investigation labeled as a “Phase 1a” or “Phase 1b” trial.

“Phase II Clinical Trial” means a clinical trial or investigation conducted mainly to test the effectiveness of a product or compound or other type of interventions for purposes of identifying the appropriate dose for a Phase III Clinical Trial for a particular indication or indications, including those meeting the definition of 21 C.F.R. Part 312.21(b), or other similar foreign Laws. or, if no further trials are required by the applicable Governmental Entity, a clinical trial or investigation otherwise in support of the issuance of a Marketing Approval. Such definition will include any trial or investigation labeled as a “Phase 2a” or “Phase 2b” trial.

“Phase III Clinical Trial” means a clinical trial or investigation designed to (a) prove that a product or compound or other type of intervention is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions associated with the compound or product; and (c) otherwise support the issuance of a Marketing Approval, including those meeting the definition of 21 C.F.R. Part 312.21(c) or other similar foreign Laws.

“Phase IV Clinical Trial” means any post-marketing trial, investigation or study conducted or required to be conducted to obtain additional safety and/or efficacy information about a product or compound in the indication for which Marketing Approval was issued.

“PHSA” means the United States Public Health Services Act (42 U.S.C.§ 262 et seq.) and the regulations promulgated thereunder, including 21 C.F.R. Part 600-680.

“Privacy Laws” mean all Laws, and contractual and fiduciary obligations relating to privacy, security, transfer, marketing and protection of Personal Data applicable to the Company and the Company Subsidiaries, including the following: HIPAA, the California Consumer Privacy Act, Regulation (EU) 2016/679 (General Data Protection Regulation), as amended, including any national implementing legislation and the equivalent laws of Switzerland, the E-Privacy Directive (i.e., Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector), the Gramm-Leach-Bliley Act of 1999; the Fair Credit Reporting Act of 1970 (“FCRA”); the Fair and Accurate Credit Transactions Act of 2003; the Identity Theft Red Flag Rules; the Electronic Communications Privacy Act of 1986; the Telephone Consumer Protection Act of 1991; the Controlling Assault of Non-Solicited Pornography and Marketing Act of 2003; Section 5 of the Federal Trade Commission Act of 1914; all applicable data export control Laws; all applicable state privacy, security, data protection and destruction, mini-FCRA, and data breach notification statutes and regulations; all equivalent, comparable, or applicable state privacy, security and data breach notification Laws, and the requirements and guidance set forth in regulations, guidelines and agreements containing consent orders published by United States regulatory authorities, and applicable European Union data protection authorities; and the privacy policies of Company and the Company Subsidiaries and consents and authorizations for the use of Personal Data.

“Product Candidate” means each biological and drug candidate, compound or other device or product being developed, labeled, manufactured, marketed, sold and/or distributed by the Company or a Company Subsidiary, or regarding which the Company or a Company has rights, and including any such biological and drug candidate, compound or product that has received Marketing Approval.

“Registered IP” means all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Entity, and all applications for any of the foregoing.

“Regulatory Documentation” means, in any medium including audio, visual, print, magnetic, or electronic, all (a) documentation comprising the Regulatory Permits; (b) dossiers, reports, supplements, records, data and other materials, submissions or correspondence filed with or received from the FDA or other Governmental Entity relating to the Regulatory Permits or application or submission for obtaining a Regulatory Permit; (c) reports, supplements, records, data and other materials and correspondence related to the Product Candidates, including minutes and official contact reports relating to any communications with any Governmental Entity, and relevant supporting documents with respect thereto, including all draft and final advertising and promotion documents submitted to FDA or another Governmental Entity for comment, adverse event files and complaint files, pharmacovigilance records and studies and any other information relevant to the assessment of product safety; (d) clinical data, results (including all tables, listings and graphs) and reports, case report forms, and other materials or correspondence filed with or received from Governmental Entities to the extent relating to any Clinical Trial related to a Product Candidate; (e) internal and external inspection or audit reports; and (f) other data (including clinical and pre-clinical data) contained or relied upon in any of the foregoing, in each case ((a), (b), (c), (d), (e) and (f)), to the extent in the possession or control of the Company or Company Subsidiaries.

“Regulatory Permit” means any Permit required for the development, manufacturing or marketing of a product under applicable Health Care Laws, including, where required, pricing and reimbursement approvals and including (a) Clinical Trial Authorizations and (b) Marketing Approvals.

“Regulatory Transfer Approvals” means all approvals of a Governmental Entity, including letters required under 21 C.F.R. Part 314.72, as required for the transfer of a Regulatory Permit from one party to another.

“Representatives” of a Person means its officers, directors, managers, employees, accountants, consultants, legal counsel, financial advisors, and agents and other representatives acting on its behalf.

“Sanctioned Country” means a country or territory that is, at the time of the specific conduct at issue, the subject of country-wide or territory-wide Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is: (a) named in any Sanctions list maintained by (i) the United States, (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom, (v) the Swiss Confederation, or (vi) Japan; (b) a government of a Sanctioned Country, (c) an agency or instrumentality of, or any entity directly or indirectly controlled by, a government of a Sanctioned Country; or (c) otherwise the subject of Sanctions.

“Sanctions” means the trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (a) the United States; (b) the United Nations; (c) the European Union; (d) the United Kingdom; (v) the Swiss Confederation; or (vi) Japan, and the respective governmental institutions and agencies of any of the foregoing, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Departments of State and Commerce and including the OFAC list of “Specially Designated Nationals and Blocked Persons; the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List;” the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; and the United Nations Security Council Counter-Terrorism Committee “Consolidated List.”

“SARs” means James Robinson’s right to receive the appreciation on Common Shares granted under the Company Share Plan granted on March 23, 2020 pursuant to a grant notice and agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Provider” means, at any time, any director, officer, employee, consultant or individual independent contractor of the Company or any of the Company Subsidiaries.

“Special Committee” means the special committee of the Company Board consisting solely of directors independent of Parent, its Affiliates, the Company and the Company Subsidiaries formed in connection with the Transactions.

“Sponsor” means a Person as defined under (a) 21 C.F.R. Part 312.3(b), or (b) the Laws of other applicable jurisdictions, in each case, including any Person serving as a local sponsor required under the Laws of a particular jurisdiction.

“Statutory Merger Agreement” means the Statutory Merger Agreement, in the form attached hereto as Exhibit A, to be executed and delivered by the Company, Parent and Merger Sub under the Bermuda Companies Act as provided by the terms hereof.

“Subsidiary” with respect to any entity, means that such entity is a “Subsidiary” of another Person if (a) such other Person directly or indirectly owns, beneficially or of record (i) an amount of voting securities or other interests in such entity, or a Contractual or similar right, that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (ii) at least a majority of the outstanding equity interests of such entity, (b) such other Person is a managing or controlling member or general partner of such entity or (c) such other Person holds the power, or is otherwise contractually entitled, to direct and control such entity.

“Superior Proposal” means any bona fide written proposal or offer made by a third party or Group pursuant to which such third party or Group would acquire, directly or indirectly, more than 50% of the Common Shares or assets of the Company and the Company Subsidiaries, taken as a whole; (a) on terms that the Special Committee determines in good faith (after consultation with outside counsel and its financial advisor) to be more favorable from a financial point of view to the holders of Common Shares (other than Parent and its Affiliates) than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), (b) the conditions to the consummation of which are reasonably capable of being satisfied, taking into account all financial, regulatory, legal and other aspects of such proposal, and (c) for which financing, if a cash transaction (whether in whole or in part), is then fully committed by reputable financing sources or reasonably determined by the Special Committee to be readily available.

“Tax Returns” means any return, declaration, report, estimate, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any taxing Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, escheat, unclaimed property, real property, personal property, sales, use, transfer, registration, ad valorem, value added, branded pharmaceutical fee, alternative or add-on minimum or estimated tax, charge, duty, fee, levy, impost or other tax or assessment of any kind whatsoever imposed by a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not; (b) any Liability for the payment of amounts described in (a) as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period; or (c) any Liability for the payment of any amounts of the type described in (a) or (b) as a result of being a transferee or successor of any Person or by Contract (other than pursuant to customary provisions of contractual agreements entered into in the ordinary course of business the principal subject of which does not relate to taxes), indemnity or otherwise.

“Third Party IP Contracts” means each Contract (other than any In-bound License for the license of commercially available off-the-shelf software, and other than licenses in clinical trial agreements, employee agreements, non-disclosure agreements or material transfer agreements entered into in the ordinary course of business consistent with past practice), pursuant to which the Company or a Company Subsidiary has any option or claim to any ownership, license, or other right in or to any Intellectual Property Right of any third party.

“Third Party IP” means all Intellectual Property Rights used or held for use by the Company or a Company Subsidiary in the operation of its business as currently conducted or, with respect to the products currently under development, as proposed to be conducted, that are not Owned IP.

“Trade Secrets” means proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results, data (including clinical data, pre-clinical data, and post-clinical data), databases, analyses, development tools, information (including scientific, technical, or regulatory information), compilations, processes, methods, algorithms, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques, and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Trademarks” means trademarks, service marks, trade names, service names, brand names, trade dress, logos, Internet domain names, corporate and other business names, and other like source or business identifiers, together with the goodwill associated with any of the foregoing and all registrations and applications for registration thereof.

“Transactions” means the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Unexpected Adverse Event” means each of the following (a) an adverse drug experience that is not (i) consistent with the applicable product information (e.g., the Investigator brochure), (ii) listed at the specificity or severity that has been observed, or (iii) consistent with the risk information in the general investigational plan; (b) any other unanticipated problem associated with a Product Candidate that relates to the rights, safety, or welfare of subjects participating in a Clinical Trial; (c) an “unexpected adverse event or unexpected suspected adverse reaction,” as defined 21 C.F.R. Part 312.32(a); and (d) an “unexpected adverse reaction,” as defined in Article 2(p) of EU Directive 2001/20/EC.

Section 9.04 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference will be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein has the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” The following general rules apply: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein will include any modification, amendment or re-enactment thereof, and any Law substituted therefore, in each case as of the time of inquiry, representation, or covenant and all rules, regulations and statutory instruments issued or related to such Law. Any reference to a Governmental Entity will be also deemed to refer to any successor thereto unless the context requires otherwise. A reference to any agreement (including this Agreement), or Contract is, unless otherwise specified, to the agreement, Contract as amended, modified, supplemented or replaced at the time of inquiry, representation or covenant. Neither the specification of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party will use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between or among the Parties as to whether any obligation, item or matter is or is not material for purposes of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). References herein to a Person are also to its successors and permitted assigns. Unless otherwise specifically indicated, all references to “$” will be deemed references to the lawful money of the United States of America.

(b) Each Party represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such Party’s respective counsel, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Parties have participated jointly in the negotiation and drafting of this Agreement in connection with the Transactions, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the Parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

Section 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy (a) such term or other provision will be fully separable; (b) this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof; and (c) all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 9.07 Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter, the Confidentiality Agreement and the Voting Agreement (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the Merger and the other Transactions; and (b) except for Section 2.04 and Section 6.04, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 9.08 GOVERNING LAW. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY ACTION OR COUNTERCLAIM (WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CHOICE OR CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE PROVISIONS OF THE LAWS OF BERMUDA ARE MANDATORILY APPLICABLE TO THE MERGER.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned Subsidiary of Parent, but no such assignment will relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

Section 9.10 Specific Enforcement; Jurisdiction; Venue. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a Party to cause the other Parties to consummate the Merger and the other Transactions. It is agreed that the Parties are entitled to enforce specifically the performance of terms and provisions of this Agreement in any court referred to below, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In the event any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement prior to the Closing, the End Date will automatically be extended by (i) the amount of time during which such Action is pending (including any appeals therefrom), plus 20 Business Days, or (ii) such other time period established by the court presiding over such Action. In addition, each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by (x) Sumitomo, Parent, Merger Sub or their respective Affiliates against the Company or its Affiliates or (y) by the Company or any of its Subsidiaries against Sumitomo, Parent, Merger Sub or their respective Affiliates, in any such case, will be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, in each case, except to the extent that any such Action mandatorily must be brought in Bermuda. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each of the Parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein will constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Disclosure Letter and Previously Filed Company SEC Document References.

(a) The Parties agree that any reference in a particular Section of the Company Disclosure Letter will only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The Parties agree that any information contained in any part of any Previously Filed Company SEC Document described in the first sentence of Article III will only be deemed to be an exception to (or a disclosure for purposes of) the representations and warranties of the Company if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that information concurrently with such representations and warranties, together with the Company Disclosure Letter, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; in each case, excluding any disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures to the extent they are cautionary, predictive or forward-looking in nature, and excluding any information incorporated by reference or exhibits attached to any of the foregoing.

Section 9.13 Guaranty.

(a) To induce the Company to enter into this Agreement, Sumitomo, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, to the Company the due and punctual payment of all amounts payable from Parent or Merger Sub under this Agreement, in each case as and when due (collectively, the “Guaranteed Obligations”), whether now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, and however arising under this Agreement. This guarantee may not be revoked or terminated and will remain in full force and effect without interruption and will be binding on Sumitomo and its successors and assigns until the Guaranteed Obligations have been satisfied in full.

(b) Sumitomo promises and undertakes to make all payments hereunder without deduction or offset for any defense, claim, or counterclaim of Sumitomo of any kind.

(c) The guarantee set forth in Section 9.13(a) (the “Guarantee”) is an absolute, unconditional, and continuing guarantee of the full and punctual payment by Parent and Merger Sub of the Guaranteed Obligations and not of collection and is binding upon Sumitomo and its successors and assigns, and Sumitomo irrevocably waives any right to revoke the guarantee set forth in this Section 9.13 as to future transactions giving rise to any Guaranteed Obligations. Should Parent or Merger Sub default in the payment of any of the Guaranteed Obligations, Sumitomo’s obligations hereunder will become immediately due and payable in immediately available funds to the Company or, to the extent such obligations become due and payable after the Effective Time, to the former holders of Certificates, Book-Entry Shares, Company Share Awards, or to the Indemnified Persons. Claims hereunder may be made on one or more occasions.

(d) Sumitomo agrees that the Guaranteed Obligations will not be released or discharged, in whole or in part, or otherwise affected or impaired by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub, except to the extent Parent or Merger Sub successfully asserts rights as a result of such failure or delay that are not the subject to subclause (iv) of this Section 9.13(d); (ii) any renewal, extension, acceleration or other change in the time, place or manner of payment of the Guaranteed Obligations or rescission, waiver, compromise, consolidation, subordination or other waiver, amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms of this Agreement; (iii) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or their assets; (v) any request or acceptance of other guaranties of the Guaranteed Obligations or the taking or holding of security for the payment of the Guaranteed Obligations; (vi) the enforcement or application of any security now or hereafter held in respect of the Guaranteed Obligations; (vii) the exercise of other rights or remedies available to the Company or the other beneficiaries, or any of them, under this Agreement, at law or in equity, except to the extent Parent or Merger Sub successfully asserts rights as a result of such exercise that are not the subject to subclause (iv) of this Section 9.13(d); and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Sumitomo as an obligor in respect of the Guaranteed Obligations (in all cases other than payment in full of the Guaranteed Obligations, any insolvency, bankruptcy, reorganization or other similar proceeding affecting Sumitomo or its assets, and defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this Agreement that are not the subject to subclause (iv) of this Section 9.13(d)). Sumitomo waives promptness, diligence, notice of the acceptance of the Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Guaranteed Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, statute of limitations, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the Transactions, any right to require the Company to proceed against Parent or Merger Sub or any other Person, any right to require the Company to proceed against or exhaust any security or pursue any other remedy, any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Parent or Merger Sub and all suretyship defenses generally (in all cases other than fraud by the Company, payment in full of the Guaranteed Obligations, any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of the guarantee set forth in this Section 9.13, any legal or equitable discharge of Sumitomo’s obligations hereunder and defenses to the payment of the Guaranteed Obligations that are available to Parent or Merger Sub under this Agreement). Sumitomo acknowledges that it has received and will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Section 9.13 are knowingly made in contemplation of such benefits.

(e) No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power pursuant to this Section 9.13 will operate as a waiver thereof, nor will any single or partial exercise by the Company of any right, remedy or power pursuant to this Section 9.13 preclude any other or future exercise of any right, remedy or power pursuant to this Section 9.13. Each and every right, remedy and power granted to the Company pursuant to this Section 9.13 or allowed it by Law or agreement with respect to this Section 9.13 will be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company will not have any obligation to proceed at any time or in any manner against, exhaust any or all of the Company’s rights against Parent or Merger Sub prior to proceeding against Sumitomo hereunder or resort to any security or other means of collecting payment. This Guarantee may only be amended by a writing signed and delivered by Sumitomo and the Company. Sumitomo agrees that Section 9.02, Section 9.08 and Section 9.10 apply to Sumitomo solely with respect to this Section 9.13.

(f) Sumitomo hereby represents and warrants to the Company and covenants that: (i) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action, and no other proceedings on the part of Sumitomo or its stockholders are necessary to authorize this Agreement, and do not contravene any provision of Sumitomo’s organizational documents or any Law or contractual restriction binding on Sumitomo or its assets; (ii) this Agreement constitutes a legal, valid and binding obligation of Sumitomo enforceable against Sumitomo in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in an Action at law or in equity), and (iii) Sumitomo will not issue any press release or other communication in contravention of Section 6.07.

(g) In the event that all or any portion of the Guaranteed Obligations is paid by Parent or Merger Sub, the obligations of Sumitomo hereunder will be reinstated in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Company or any other beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.

(h) Nothing in this Section 9.13 will waive any defenses, counterclaims, or rights of setoff that Parent or Merger Sub may have under this Agreement or applicable Law.

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IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have duly executed this Agreement, all as of the date first written above.

UROVANT SCIENCES LTD.

By:	/s/ James Robinson
Name: James Robinson
Title: Principal Executive Officer

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have duly executed this Agreement, all as of the date first written above.

SUMITOVANT BIOPHARMA LTD.

By:	/s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have duly executed this Agreement, all as of the date first written above.

TITAN LTD.

By:	/s/ Marianne L. Romeo
Name: Marianne L. Romeo
Title: Head, Global Transactions & Risk Management

Solely for purposes of Section 9.13 and the provisions of Article IX related thereto:

SUMITOMO DAINIPPON PHARMA CO., LTD.

By:	/s/ Hiroshi Nomura
Name: Hiroshi Nomura
Title: Representative Director, President and CEO

INDEX OF DEFINED TERMS

Aggregate Merger Consideration	Section 2.02(a)
Agreement	Preamble
Agreement Date	Preamble
Appraisal Withdrawal	Section 2.03(b)
Appraised Fair Value	Section 2.03(a)
Bermuda Companies Act	Section 1.01
Book-Entry Shares	Section 2.01(c)
Capitalization Time	Section 3.03(a)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Closing	Section 1.02
Closing Date	Section 1.02
COBRA	Section 3.15(e)
Common Shares	Section 2.01
Company	Preamble
Company 401(k) Plan	Section 6.08(b)
Company Bye-laws	Section 3.01
Company Disclosure Documents	Section 3.08(a)
Company Disclosure Letter	Article III
Company Employee	Section 6.08(a)
Company Equity Related Obligation	Section 3.03(b)
Company Indemnified Parties	Section 6.04(a)
Company Memorandum of Association	Section 3.01
Company Recommendation	Section 6.01(e)
Company SEC Documents	Section 3.06(a)
Company Shareholders Meeting	Section 3.04(b)
Confidentiality Agreement	Section 6.02
Costs and Expenses	Section 8.03(b)
Dissenting Shares	Section 2.03(a)
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Excluded Contract	Section 3.17(b)
Excluded Share	Section 2.01(a)
Fairness Opinion	Section 3.22
FDA Fraud Policy	Section 3.10(f)
Filed Company Contract	Section 3.17(a)
Previously Filed Company SEC Documents	Article III
Inquiry	Section 5.03(a)
Interest	Section 8.03(b)
IRA	Section 4.09
Lazard	Section 3.22
Legal Restraints	Section 7.01(b)
Letter of Transmittal	Section 2.02(b)
Material Contract	Section 3.17(b)
Maximum Amount	Section 6.04(b)
Merger	Section 1.01

Index - 1

Merger Application	Section 1.03
Merger Sub	Preamble
Merger Sub Common Shares	Section 2.01
Notice Period	Section 5.03(d)(i)
Offering Period	Section 2.04(g)
Option Consideration	Section 2.04(a)
Parent	Preamble
Parent Owned Share	Section 2.01(b)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.02(a)
Payment Fund	Section 2.02(a)
Per Share Merger Consideration	Section 2.01(c)
Previously Filed Company SEC Documents	Article III
Proxy Statement	Section 6.01(a)
Real Estate Leases	Section 3.17(b)(iv)
Registrar	Section 1.03
Restricted Company Share Award Consideration	Section 2.04(c)
Safety Notices	Section 3.10(k)
SAR Consideration	Section 2.04(b)
Schedule 13E-3	Section 6.01(b)
Security Incident	Section 3.20(b)
Sumitomo	Recitals
Surviving Company	Section 1.01
Termination Fee	Section 8.03(a)
Voting and Support Agreement	Recitals
WARN Act	Section 3.16(i)

Index - 2

Schedule A

Knowledge of Company

1. Chief Executive Officer

2. Chief Medical Officer

3. SVP, Business Development & Chief Financial Officer

4. Chief Human Resources Officer

5. General Counsel

Schedule B

Knowledge of Parent and Merger Sub

1. Chief Executive Officer

2. Chief Medical Officer

3. Executive Vice President, Finance & Corporate Strategy

4. Head of Human Resources

5. Head of Legal and Compliance

Exhibit A

STATUTORY MERGER AGREEMENT

THIS AGREEMENT is made the [date] (this “Agreement”)

B E T W E E N:

1.	Urovant Sciences Ltd., a Bermuda exempted company having its registered office at [ ], Hamilton HM 11, Bermuda (the “Company”);

2.	Titan Ltd., a Bermuda exempted company having its registered office at [ ], Hamilton HM11, Bermuda, Bermuda (“Merger Sub”); and

3.	Sumitovant Biopharma Ltd., a Bermuda exempted company having its registered office at [ ], Hamilton HM 11, Bermuda (“Parent”).

BACKGROUND:

(A)	Merger Sub is a wholly-owned subsidiary of Parent;

(B)

Parent, Merger Sub and the Company have agreed that the Company will merge with and into Merger Sub (the “Merger”) with the Company continuing as the surviving company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (the “Companies Act”); and

(C)	This Agreement is the statutory merger agreement referred to in the Agreement and Plan of Merger among Parent, Merger Sub and the Company (the “Plan of Merger”).

NOW IT IS HEREBY AGREED as follows:

1.

At the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company in the Merger (the “Surviving Company”).

2.	The Surviving Company will continue to be a Bermuda exempted company under the conditions of this Agreement and the Plan of Merger.

3.	The Merger shall be conditional on the satisfaction on or before the Effective Time of each of the conditions to the Merger identified in the Plan of Merger.

4.	The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.

5.

The memorandum of association of Merger Sub as in effect immediately prior to the Effective Time will, at the Effective Time, by virtue of the Merger and without any further action, become the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Merger Sub will be replaced by references to “Urovant Sciences, Ltd.”

6.

The bye-laws of Merger Sub as in effect immediately prior to the Effective Time will, at the Effective Time, by virtue of the Merger and without any further action, become the bye-laws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, except that references to the name of Merger Sub will be replaced by references to “Urovant Sciences, Ltd.”

7.

The directors of Merger Sub immediately prior to the Effective Time, whose names and addresses are set out below, shall be the Board of Directors of the Surviving Company until their successors are elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable laws:

Myrtle Potter

Yuichiro Haruyama

8.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any of the common shares, par value $0.000037453 per share of the Company (the “Common Shares”) or any of the common shares, par value $0.000037453 per share, of Merger Sub (the “Merger Sub Common Shares”):

a.

Each Common Share owned by the Company as a treasury share and each Common Share owned directly by any direct or indirect wholly owned Subsidiary of the Company, in each case as of immediately prior to the Effective Time (each an “Excluded Share”) will be cancelled, be no longer outstanding, and will automatically cease to exist, and no consideration will be delivered in exchange therefor.

b.

Each Common Share that is owned directly by Parent as of immediately prior to the Effective Time (each a “Parent Owned Share”) will remain outstanding and will constitute a common share of the Surviving Company. Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time will remain outstanding and will constitute a common share of the Surviving Company.

d.

Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Excluded Shares and (ii) Parent Owned Shares), will be cancelled. When so cancelled, all such Common Shares will no longer be outstanding, and will automatically cease to exist, and, each holder of a certificate that immediately prior to the Effective Time represented any such Common Shares and each holder of evidence in book-entry form that immediately prior to the Effective Time represented any such Common Shares, will cease to have any rights with respect thereto, except the right to receive $16.25 in cash, without interest, in respect of each such Common Share (subject to any additional rights provided to dissenting shareholders under the Bermuda Companies Act).

9.

Effective as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder of a Company Share Award or any other person or entity, the Company Share Awards then outstanding will be treated as follows:

a.

Each then-outstanding and unexercised Company Option (whether vested or unvested) and SAR (whether vested or unvested) will be cancelled and the holder thereof will have the right to receive an amount (subject to any applicable withholding tax) in cash, without interest, equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per Common Share of such Company Option or over the applicable strike price per Common Share of such SAR, multiplied by (ii) the total number of Common Shares subject to such Company Option or SAR, it being understood that, each unexercised Company Option and SAR, whether vested or unvested, with an exercise price or strike price equal to or greater than the Per Share Merger Consideration will be cancelled immediately prior to the Effective Time without consideration therefor.

b.

Each then-outstanding Company RSU and Company Restricted Share (whether vested or unvested) that has not been settled in Common Shares will be cancelled and the holder thereof will have the right to receive a single lump sum cash payment, without interest, equal to the (i) Per Share Merger Consideration, less (ii) any applicable withholding for taxes.

c.

Notwithstanding anything herein to the contrary, (i) with respect to any Company Share Award that constitutes nonqualified deferred compensation subject to Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that the Company determines prior to the Effective Time is not eligible to be cancelled in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment will be made at the earliest time permitted under the applicable Company Share Award that will not trigger a tax or penalty under Section 409A of the Code and (ii) in the event of any Company Share Award subject to Section 409A of the Code, the payment of the amount of cash with respect thereto shall be delayed and paid in accordance with the timing requirements of the definitive grant agreement related to such award, to the extent necessary to comply with Section 409A of the Code.

d.

For purposes of this Clause 9: (i) “Company Option” means an option to purchase Common Shares granted under the Company Share Plan; (ii) “Company Restricted Share” means a Common Share granted under the Company Share Plan that is subject to a restriction on transfer that lapses at the end of a specified period or periods; (iii) “Company RSU” means a time-based restricted share unit granted under the Company Share Plan; (iv) “Company Share Award” means each Company Option, Company Restricted Share, Company RSU, SAR, and any other award granted under the Company Share Plan that may be settled in Common Shares or is tied to the value of a Common Share; (v) “Company Share Plan” means the Company’s 2017 Equity Incentive Plan, as amended and restated; and (vi) “SAR” means James Robinson’s right to receive appreciation on Common Shares granted under the Company Share Plan granted on March 23, 2020 pursuant to a grant notice and agreement.

10.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Any agreement on the part of a Party to a waiver of any of its rights under this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

11.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties; provided that the rights, interests and obligations of Merger Sub may be assigned to another direct or indirect wholly owned subsidiary of Parent, but no such assignment will relieve Merger Sub of any of its obligations under this Agreement. Any purported assignment without such consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

12.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.

The terms and conditions of this Agreement and the rights of the parties hereunder will be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this agreement hereby irrevocably agree that the courts of Bermuda shall have non-exclusive jurisdiction in respect of any dispute, suite, action arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.

UROVANT SCIENCES LTD.

By
Name
Title

TITAN, LTD.

By
Name
Title

SUMITOVANT BIOPHARMA LTD.

By
Name
Title

ANNEX B

November 12, 2020

Urovant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London SW1Y 4LB United Kingdom

Attention: Special Committee of the Board of Directors

Dear Members of the Special Committee:

We understand that Urovant Sciences Ltd., an exempted limited company incorporated under the laws of Bermuda (the “Company”), Sumitovant Biopharma Ltd., an exempted limited company incorporated under the laws of Bermuda (“Buyer”), and Titan Ltd., an exempted limited company incorporated under the laws of Bermuda and wholly owned subsidiary of Buyer (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Buyer will acquire the Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving company in the merger. Each outstanding share of the common shares, par value $0.000037453 per share, of the Company (“Company Common Shares”), other than shares of Company Common Shares held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Shares pursuant to the Bermuda Companies Act (such shares, “Dissenting Shares”), shares of Company Common Shares held directly by the Company or direct or indirect wholly owned subsidiary of the Company, and shares of Company Common Shares held directly by Buyer, will be converted into the right to receive $16.25 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of Company Common Shares (other than Dissenting Shares and shares of Company Common Shares held by Buyer (such holders, “Excluded Holders”)) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated November 11, 2020, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company and historical business and financial information provided to Lazard by the Company;

(iii)

Reviewed various financial forecasts and other data provided to us by the Company relating to the business of the Company (including financial projections that have been indentified as the “Special Committee Case” and “Management Case,”) as well as the terms and size of an assumed future assumed equity raise by the Company (the “Assumed Equity Raise”));

(iv)	Held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of the Company;

(vii)	Reviewed historical stock prices and trading volumes of Company Common Shares; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

Special Committee of the Board of Directors

Urovant Sciences Ltd.

November 12, 2020

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and we have not been furnished with any such valuation or appraisal. The Special Committee has advised us that the Special Committee Case, which reflects the Special Committee’s adjustments to the Management Case, best reflects the anticipated future financial performance of Company; accordingly, at the direction of the Special Committee we have utilized the Special Committee Case for purposes of our analyses in connection with this opinion. In addition, in light of the capital needs anticipated by the Special Committee and management of the Company in order to fund the operations and business plan of the Company, at the direction of the Special Committee, we have assumed that the Company will consummate an equity raise consistent with the Assumed Equity Raise and have incorporated the Assumed Equity Raise into our analyses in connection with this opinion. We have assumed, with the consent of the Special Committee, that such forecasts and adjustments have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We have relied, with the consent of the Special Committee, on the assessments of the Company as to the validity of, and risks associated with, the product candidates of the Company (including, without limitation, the timing and probability of successful development, testing, and marketing of such products and product candidates and approval thereof by appropriate governmental authorities). We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based, including with respect to the potential effects of the COVID-19 pandemic on such forecasts or assumptions.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among others, the COVID-19 pandemic, may or may not have an effect on the Company and we are not expressing an opinion as to the effects of such volatility or such disruption on the Company. We do not express any opinion as to the price at which shares of Company Common Shares may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Special Committee have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on the Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Special Committee obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction, the voting and support agreement entered into between the Company and Buyer in connection with the Transaction, or any other agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any

Special Committee of the Board of Directors

Urovant Sciences Ltd.

November 12, 2020

other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Special Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and the remainder of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to Sumitomo Dainippon Pharma Co., Ltd., the parent company of Buyer (“Sumitomo”), including, during the past two years, having advised in connection with a potential transaction that was not consummated. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Sumitomo and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Sumitomo and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee (in its capacity as such) and our opinion is rendered to the Special Committee in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Shares (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders of Company Common Shares (other than Excluded holders).

Very truly yours, LAZARD FRERES & CO. LLC

By	/s/ Stephen Sands
Stephen Sands
Managing Director

ANNEX C

Shareholder approval

106 (1) The directors of each amalgamating or merging company shall submit the amalgamation agreement or merger agreement for approval to a meeting of the holders of shares of the amalgamating or merging company of which they are directors and, subject to subsection (4), to the holders of each class of such shares.

(2) A notice of a meeting of shareholders complying with section 75 shall be sent in accordance with that section to each shareholder of each amalgamating or merging company, and shall—

(a)	include or be accompanied by a copy or summary of the amalgamation agreement or merger agreement; and

(b)	subject to subsection (2A), state—

(i) the fair value of the shares as determined by each amalgamating or merging company; and

(ii) that a dissenting shareholder is entitled to be paid the fair value of his shares.

(2A) Notwithstanding subsection (2)(b)(ii), failure to state the matter referred to in that subsection does not invalidate an amalgamation or merger.

(3) Each share of an amalgamating or merging company carries the right to vote in respect of an amalgamation or merger whether or not it otherwise carries the right to vote.

(4) The holders of shares of a class of shares of an amalgamating or merging company are entitled to vote separately as a class in respect of an amalgamation or merger if the amalgamation agreement or merger agreement contains a provision which would constitute a variation of the rights attaching to any such class of shares for the purposes of section 47.

(4A) The provisions of the bye-laws of the company relating to the holding of general meetings shall apply to general meetings and class meetings required by this section provided that, unless the bye-laws otherwise provide, the resolution of the shareholders or class must be approved by a majority vote of three-fourths of those voting at such meeting and the quorum necessary for such meeting shall be two persons at least holding or representing by proxy more than one-third of the issued shares of the company or the class, as the case may be, and that any holder of shares present in person or by proxy may demand a poll.

(5) An amalgamation or merger agreement shall be deemed to have been adopted when it has been approved by the shareholders as provided in this section.

(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a)	to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b)	to terminate the amalgamation or merger in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

C-1

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.

[Section 106 amended by 1994:22 effective 13 July 1994; amended by 2011 : 43 s. 27 effective 18 December 2011]

C-2

UROVANT SCIENCES LTD. 11-12 STREET, JAMES’S SQUARE SUITE 1, 3RD FLOOR LONDON SW1Y 4LB, UNITED KINGDOM

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/UROV2021SM

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D30496-S16578	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

UROVANT SCIENCES LTD.

The Special Committee of the Board of Directors Recommends a Vote “FOR” Proposal 1 and “FOR” Proposal 2.				For	Against	Abstain

1.   To approve and adopt an Agreement and Plan of Merger, dated as of November 12, 2020 (as it may be amended from time to time, referred to herein as the “merger agreement”) and a related statutory merger agreement, referred to herein as the “statutory merger agreement,” by and among Urovant Sciences Ltd., Sumitovant Biopharma Ltd., Titan Ltd., and solely with respect to Section 9.13 of the merger agreement, Sumitomo Dainippon Pharma Co., Ltd., and the transactions contemplated by the merger agreement and the statutory merger agreement, including a merger pursuant to which Titan Ltd. will merge with and into Urovant Sciences Ltd., with Urovant Sciences Ltd. surviving the merger as a wholly owned subsidiary of Sumitovant Biopharma Ltd.

				☐	☐	☐

2.   To approve an adjournment of the special general meeting, if necessary or appropriate (as determined in good faith by Urovant Sciences Ltd.), to solicit additional proxies if there are insufficient votes at the time of the special general meeting to approve Proposal 1.

				☐	☐	☐

Note: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special General Meeting:

The Proxy Statement is available at www.proxyvote.com.

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D30497-S16578

PROXY CARD

Urovant Sciences Ltd.

SPECIAL GENERAL MEETING OF SHAREHOLDERS

to be held on Tuesday, March 23, 2021

This proxy is being solicited on behalf of the Special Committee of the Board of Directors

The undersigned hereby appoints James Robinson and Bryan Smith, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote, as designated on the reverse side hereof, all of the common shares of Urovant Sciences Ltd. which the undersigned is entitled to vote at the special general meeting of shareholders to be held on Tuesday, March 23, 2021 via the Internet at www.virtualshareholdermeeting.com/UROV2021SM and any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously submitted by the undersigned with respect to the special general meeting of shareholders, including any proxy previously submitted by telephone or Internet.

THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN OR, IF NO DIRECTION IS GIVEN, THE COMMON SHARES WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL GENERAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the recommendation of the Special Committee of the Board of Directors. The named proxies cannot vote your shares unless you sign and return this card.